 As filed with the Securities and Exchange Commission on October 16, 2001


                                                 Registration No. 333-69866


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                       PRE-EFFECTIVE AMENDMENT NO. 1


                                    TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                               AIRGATE PCS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     4812                    58-2422929
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                                  Harris Tower
                      233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                              Barbara L. Blackford
            Vice President, General Counsel and Corporate Secretary
                                  Harris Tower
                      233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                                 (404) 525-7272
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ----------------
                                With copies to:

         Robert F. Wall, Esq.                           Paul W. Theiss, Esq.
      R. Cabell Morris, Jr., Esq.                       Robert J. Wild, Esq.
           Winston & Strawn                             Mayer, Brown & Platt
         35 West Wacker Drive                         190 South LaSalle Street
        Chicago, Illinois 60601                       Chicago, Illinois 60603
            (312) 558-5600                                 (312) 782-0600

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROXY STATEMENT/PROSPECTUS

                             October 16, 2001


Dear AirGate Stockholder:

   You are cordially invited to attend a special meeting of stockholders of AirGate PCS, Inc., which we will hold on Tuesday, November 27, 2001 at 1:00 p.m., local time, at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia 30303.


   At the special meeting, we will ask you to vote to authorize, approve and adopt an Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate PCS, Inc., a Delaware corporation, and iPCS, Inc., a Delaware corporation, as it may be amended from time to time, and the contemplated transactions, including the issuance of up to 13.5 million shares of AirGate common stock to the holders of common stock and other securities of iPCS in the merger of a wholly owned subsidiary of AirGate into iPCS. As a result of the merger, iPCS will become a wholly owned subsidiary of AirGate.


   We cannot issue the AirGate common stock required to be issued to complete the merger unless the holders of a majority of all shares of AirGate common stock casting votes, either in person or by proxy, at the special meeting approve the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger.

   AirGate's common stock is traded on The Nasdaq National Market under the symbol "PCSA."

   WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 16.

   AFTER CAREFUL CONSIDERATION, THE AIRGATE BOARD OF DIRECTORS HAS UNANIMOUSLY AUTHORIZED, APPROVED AND ADOPTED THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES OF AIRGATE COMMON STOCK IN THE MERGER, AND DEEMED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO BE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF AIRGATE AND ITS STOCKHOLDERS. THE AIRGATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES OF AIRGATE COMMON STOCK IN THE MERGER.


   Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy.

                                          Sincerely,
                                          Thomas M. Dougherty
                                          President and Chief Executive
                                           Officer

--------
   Neither the SEC nor any state securities commission has approved or disapproved the AirGate common stock to be issued in connection with the merger, as described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated October 16, 2001 and is first being mailed to AirGate stockholders on or about October 18, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates by reference important business and financial information about AirGate that is not included in, or delivered with, this proxy statement/prospectus. This information is available to AirGate stockholders without charge upon written or oral request. Copies of the documents incorporated by reference in this proxy statement/prospectus can be obtained through the SEC's website at http://www.sec.gov or by requesting them in writing or by telephone from AirGate at the following address and telephone number:

                               AirGate PCS, Inc.
                                  Harris Tower
                      233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                              Tel: (404) 525-7272
                             Attn.: Sharon Kushner

   If you are an AirGate stockholder and would like to request documents, please do so by November 16, 2001 in order to obtain them before the special meeting of AirGate stockholders. If you request any documents from AirGate, AirGate will mail them to you by first class mail, or another equally prompt means, within one business day after AirGate receives your request.


   All information in this document concerning AirGate has been furnished by AirGate. All information in this document concerning iPCS has been furnished by iPCS. AirGate has represented to iPCS, and iPCS has represented to AirGate, that the information furnished by and concerning it is true and complete.

   See "Where You Can Find More Information" on page 158.

                               AIRGATE PCS, INC.
                                  HARRIS TOWER
                      233 PEACHTREE STREET NE, SUITE 1700
                             ATLANTA, GEORGIA 30303

                               ----------------

               NOTICE OF SPECIAL MEETING OF AIRGATE STOCKHOLDERS

                      TO BE HELD ON NOVEMBER 27, 2001


                               ----------------

To the Stockholders of AirGate PCS, Inc.:

   A special meeting of the stockholders of AirGate PCS, Inc. will be held on Tuesday, November 27, 2001, at 1:00 p.m., local time, at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia 30303 to authorize, approve and adopt an Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate PCS, Inc., a Delaware corporation, and iPCS, Inc., a Delaware corporation, as it may be amended from time to time, and the contemplated transactions, including the issuance of up to 13.5 million shares of AirGate common stock to the holders of common stock and other securities of iPCS in the merger of a wholly owned subsidiary of AirGate into iPCS. As a result of the merger, iPCS will become a wholly owned subsidiary of AirGate.


   These items of business are described in detail in the accompanying proxy statement/prospectus. Only holders of record of shares of AirGate common stock at the close of business on October 12, 2001, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.


   A list of stockholders entitled to vote at the special meeting will be available for examination by AirGate stockholders, for any purpose relevant to the meeting, during ordinary business hours beginning 10 days prior to the date of the special meeting, at AirGate's executive offices at Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, Georgia 30303.


   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held at a brokerage firm or bank, you must provide them with instructions on how to vote your shares.

                                          By Order of the Board of Directors,

                                          Barbara L. Blackford
                                          Vice President, General Counsel and
                                           Corporate Secretary

Atlanta, Georgia

October 16, 2001

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER FOR AIRGATE STOCKHOLDERS...........   1

SUMMARY...................................................................   4

SUMMARY SELECTED HISTORICAL FINANCIAL DATA................................  12
  Market Price Information................................................  12
  AirGate PCS, Inc. and Subsidiaries Selected Financial Data..............  12
  iPCS, Inc. and Subsidiaries and Predecessor Selected Financial Data.....  13
  AirGate PCS, Inc. and Subsidiaries Selected Unaudited Pro Forma
   Financial Data.........................................................  13
  Comparative Per Share Data..............................................  15

RISK FACTORS..............................................................  16
  Risks Related to the Merger.............................................  16
    The integration of AirGate and iPCS following the merger will present significant challenges...............................................  16
    The issuance of AirGate common stock in the merger may cause dilution to AirGate stockholders..............................................  16
    Future sales of shares of AirGate common stock, including sales of shares in the proposed underwritten public offering or following the expiration of "lock-up" arrangements, may negatively affect AirGate's stock price..........................................................  16
    We expect to incur significant costs associated with the merger.......  17
    Because the former iPCS stockholders will not be providing AirGate any indemnification following the merger, the combined company will become responsible for any undisclosed liabilities of iPCS...........  17
  Risks Related to the Combined Company's Business, Strategy and
   Operations.............................................................  18
    Given the limited operating history of AirGate and iPCS, if we do not successfully manage the combined company's operations and expected growth, our operating performance may be adversely impacted..........  18
    AirGate's stock price may be volatile.................................  18
    The failure of iPCS to timely complete the build-out of its network may result in a decrease in the number of expected new PCS subscribers and adversely affect our results of operations...........  18
    Our territory has limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations...........................................................  19
    If we lose the right to install our equipment on certain wireless towers or are unable to renew expiring leases for wireless towers on favorable terms, our business and results of operations could be adversely impacted...................................................  19
    The loss of the officers and skilled employees who we depend upon to operate our business could adversely affect our results of operations...........................................................  19
    Expanding our territory may have a material adverse effect on our business and reduce the market value of our securities...............  19
  Risks Particular to the Combined Company's Indebtedness.................  20
    Both AirGate and iPCS have substantial debt that neither company may be able to service; a failure to service such debt may result in the lenders under such debt controlling AirGate's or iPCS' assets........  20
    If either AirGate or iPCS does not meet all of the conditions required under its respective credit facility, such company may not be able to draw down all of the funds it anticipates receiving from its senior lenders and we may not be able to fund operating losses and working capital needs........................................................  20
    The ability of AirGate and iPCS to operate as a combined company will be limited by the separate public debt indentures and credit facilities of AirGate and iPCS.......................................  21

                                                                           Page
                                                                           ----
    If either AirGate or iPCS fails to pay the debt under its respective credit facility, Sprint PCS has the option of purchasing such company's loans, giving Sprint PCS certain rights of a creditor to foreclose on such company's assets...................................  21
  Risks Particular to the Combined Company's Relationship With Sprint
   PCS....................................................................  21
    The termination of AirGate's or iPCS' affiliation with Sprint PCS or
     Sprint PCS' failure to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct our business.............................................................  21
    Sprint PCS may make business decisions that are not in our best interests, which may adversely affect our relationships with customers in our territory, increase our expenses and/or decrease our revenues.............................................................  22
    The inability of Sprint PCS to maintain high quality back office services, or our inability to use Sprint PCS' back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase churn or otherwise increase our costs......  22
    If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers..........  22
    Certain provisions of the Sprint PCS agreements may diminish the value of AirGate's common stock and restrict the sale of our business......  23
    We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations...........................................................  23
    Non-renewal or revocation by the Federal Communications Commission of the Sprint PCS licenses would significantly harm our business........  23
    If Sprint PCS does not maintain control over its licensed spectrum, the Sprint PCS agreements may be terminated, which would result in our inability to provide service.....................................  23
  Risks Particular to the Combined Company's Industry.....................  24
    Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably.................................................  24
    Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.....................................  24
    An increase in our rate of customer turnover would increase our costs of operations and reduce our revenue.................................  25
    Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.........................  25
    Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims...............................................................  25
    We may be subject to potential litigation relating to the use of wireless phones while driving........................................  25

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS........................  26

THE AIRGATE SPECIAL MEETING...............................................  27
  Date, Time and Place....................................................  27
  Purpose.................................................................  27
  Record Date.............................................................  27
  Quorum..................................................................  27
  Votes Required..........................................................  27
  Voting of Proxies.......................................................  28
  Revocability of Proxies.................................................  28
  Solicitation of Proxies.................................................  28

THE MERGER................................................................  29
  Structure of the Merger.................................................  29
  Background of the Merger................................................  29
  AirGate's Reasons for the Merger........................................  31

                                                                            Page
                                                                            ----
  Recommendation of AirGate's Board of Directors...........................  33
  Opinion of AirGate's Financial Advisor...................................  33
  Interests of Certain AirGate Persons in the Merger.......................  37
  Interests of Certain iPCS Persons in the Merger..........................  38
  Description of iPCS 2000 Long-Term Incentive Stock Plan..................  39
  Regulatory and Third Party Approvals.....................................  39
  Dissenters' Rights of Appraisal..........................................  40
  Accounting Treatment.....................................................  40
  Nasdaq Listing...........................................................  41
  Material United States Federal Income Tax Consequences of the Merger.....  41

THE MERGER AGREEMENT AND RELATED AGREEMENTS................................  43
  The Merger Agreement.....................................................  43
    The Merger.............................................................  43
    Treatment of iPCS Common Stock.........................................  43
    Treatment of iPCS Options..............................................  44
    Treatment of iPCS Warrants.............................................  44
    Fractional Shares......................................................  44
    Exchange of Certificates...............................................  44
    Joint Closing Conditions of AirGate and iPCS...........................  45
    Closing Conditions of AirGate and the AirGate Merger Subsidiary........  46
    Closing Conditions of iPCS.............................................  46
    Covenants and Other Agreements.........................................  47
    Termination............................................................  51
    Termination Fee........................................................  52
    Representations and Warranties.........................................  52
    Expenses...............................................................  54
    Indemnification........................................................  54
    Amendment..............................................................  54
    Waiver.................................................................  54
  Support Agreements.......................................................  55
  Lock-Up Agreements.......................................................  55
  Underwritten Public Offering; Registration Rights........................  56

SELLING STOCKHOLDERS.......................................................  58

PLAN OF DISTRIBUTION.......................................................  60

SELECTED HISTORICAL FINANCIAL DATA.........................................  62
  AirGate PCS, Inc. and Subsidiaries Selected Financial Data...............  62
  iPCS, Inc. and Subsidiaries and Predecessor Selected Financial Data......  63

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)..........  65

DESCRIPTION OF AIRGATE.....................................................  74
  Business Overview........................................................  74
  AirGate's History........................................................  74
  Sprint PCS...............................................................  74
  Markets..................................................................  74
  Products and Services....................................................  75
  Marketing Strategy.......................................................  76
  Sales and Distribution...................................................  76
  Suppliers and Equipment Vendors..........................................  77
  Network Operations.......................................................  77

                                                                          Page
                                                                          ----
  Technology.............................................................  77
  CDMA Technology........................................................  78
  Research and Development...............................................  78
  Intellectual Property..................................................  78
  Competition............................................................  79
  Employees and Labor Relations..........................................  79
  Properties.............................................................  79
  Legal Proceedings......................................................  80

AIRGATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  81

DESCRIPTION OF AIRGATE CAPITAL STOCK.....................................  90
  General................................................................  90
  Common Stock...........................................................  90
  Preferred Stock........................................................  90
  Delaware Law and Certain Charter and By-Law Provisions.................  90
  Transfer Agent and Registrar...........................................  92
  Listing................................................................  92

MARKET FOR AIRGATE'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.......  93

AIRGATE'S EXECUTIVE OFFICERS AND DIRECTORS...............................  94

SECURITY OWNERSHIP OF CERTAIN AIRGATE BENEFICIAL OWNERS, DIRECTORS AND
 OFFICERS................................................................  97

DESCRIPTION OF iPCS......................................................  99
  Business Overview......................................................  99
  iPCS' History..........................................................  99
  Markets................................................................  99
  Network Operations..................................................... 101
  Trinity Build-To-Suit Agreement........................................ 101
  Nortel Equipment Agreement............................................. 102
  Lucent Equipment Agreement............................................. 102
  Products and Services.................................................. 102
  Marketing Strategy..................................................... 102
  Sales and Distribution................................................. 103
  Competition............................................................ 104
  Environmental Compliance............................................... 105
  Employees.............................................................. 105

CERTAIN RELATIONSHIPS AND TRANSACTIONS OF iPCS........................... 106
  Formation of Illinois PCS, LLC......................................... 106
  Issuance of Convertible Participating Preferred Stock.................. 106
    Investment Agreement................................................. 106
    Stockholders Agreement............................................... 107
    Registration Rights Agreement........................................ 107

PRINCIPAL iPCS STOCKHOLDERS.............................................. 109

iPCS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS................................................... 112

DESCRIPTION OF CERTAIN iPCS INDEBTEDNESS................................. 122

DESCRIPTION OF iPCS CAPITAL STOCK........................................ 130
  General................................................................ 130

                                                                         Page
                                                                         ----
  Common Stock..........................................................  130
  Preferred Stock.......................................................  130
  Warrants..............................................................  132
  Delaware Law and Certain Charter and By-Law Provisions................  134
  Transfer Agent and Registrar..........................................  135
SPRINT PCS AGREEMENTS...................................................  136
  Overview of Sprint PCS Relationship and Agreements....................  136
  The Management Agreement..............................................  136
  The Services Agreements...............................................  141
  The Trademark and Service Mark License Agreements.....................  141
  Consents and Agreements in Connection with the Senior Credit
   Facilities...........................................................  142

REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY..................  150
  Interconnection.......................................................  151
  Universal Service Requirements........................................  151
  Transfers, Assignments and Control of PCS Licenses....................  151
  Enhanced 911..........................................................  152
  Communications Assistance for Law Enforcement Act.....................  152
  PCS License Renewal...................................................  152
  Build-Out Conditions of PCS Licenses..................................  152
  Other Federal Regulations.............................................  152
  Wireless Facilities Siting............................................  153
  Equal Access..........................................................  153
  State Regulation of Wireless Service..................................  153

COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF AIRGATE AND
 COMMON STOCKHOLDERS OF iPCS............................................  154

LEGAL AND TAX MATTERS...................................................  157

EXPERTS.................................................................  157

OTHER MATTERS...........................................................  157

WHERE YOU CAN FIND MORE INFORMATION.....................................  158

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..............................  F-1

ANNEXES:

Annex A Agreement and Plan of Merger....................................  A-1
Annex B Form of Support Agreement.......................................  B-1
Annex C Form of Registration Rights Agreement...........................  C-1
Annex D Opinion of UBS Warburg LLC......................................  D-1

      QUESTIONS AND ANSWERS ABOUT THE MERGER FOR AIRGATE STOCKHOLDERS


Q: Why are AirGate stockholders receiving these materials?

A: AirGate has agreed to acquire iPCS by merging a wholly owned subsidiary of AirGate into iPCS. The merger cannot be completed without the approval of the holders of a majority of the outstanding shares of AirGate common stock that cast votes, either in person or by proxy, at the AirGate special meeting.


Q: Why is AirGate seeking to acquire iPCS through the merger?

A: In light of the developing trends in the telecommunications industry and consolidation in the wireless personal communications services, or PCS, market, AirGate's board of directors believes that the merger represents a strategic opportunity to significantly expand the size and scope of AirGate's operations. By acquiring iPCS, AirGate would become the nation's largest Sprint PCS network partner based on planned covered population, with approximately 12 million residents expected to be covered by the combined company's network by December 31, 2001. AirGate's board of directors believes that, following the merger, AirGate will have greater financial flexibility, operational efficiencies and growth potential than it would have on its own.

   To review AirGate's reasons for the merger in greater detail, please see pages 31 through 33.


Q: What will AirGate stockholders receive as a result of the merger?

A: AirGate stockholders will continue to hold the same number of shares of AirGate common stock after the merger. Shares of AirGate common stock will be issued only to the iPCS stockholders.

Q: What will iPCS stockholders receive as a result of the merger?

A: Each share of iPCS common stock owned by iPCS stockholders (other than those exercising dissenters' rights of appraisal, if any) immediately prior to the merger will be exchanged in the merger for approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. For example, if an iPCS stockholder owns 1,000 shares of iPCS common stock, that iPCS stockholder will receive 159 shares of AirGate common stock in the merger. iPCS stockholders will receive only whole shares of AirGate common stock, and cash in lieu of any fractional shares. The exchange ratio is subject to adjustment if, among other things, iPCS issues additional securities, including options and warrants, prior to the effective time of the merger. Immediately prior to the effective time of the merger, each outstanding share of iPCS preferred stock will automatically convert into one share of iPCS common stock.


Q: What are AirGate stockholders being asked to vote upon?

A: AirGate stockholders are being asked to approve the merger, the merger agreement and the issuance of up to 13.5 million shares of AirGate common stock in the merger, which, assuming the exercise of all outstanding AirGate and iPCS warrants and options, would represent approximately 47.5% of AirGate's common stock immediately following the merger. This approval is required under the rules of The Nasdaq National Market, the stock market on which AirGate's common stock is listed and traded. AirGate's board of directors unanimously authorized, approved and adopted the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger, and unanimously recommends that AirGate stockholders vote for approval of these matters.

Q: Will the iPCS stockholders who receive shares of AirGate common stock in the merger be able to immediately resell their shares in the open market?

A: Substantially all of the iPCS stockholders will enter into lock-up agreements with AirGate prior to the effective time of the merger. The lock-up agreements will impose restrictions on the ability of such iPCS stockholders to sell or otherwise dispose of their shares of AirGate common stock for a minimum of 120 days after the effective time of the merger, other than in connection with the proposed underwritten public offering of AirGate common stock. Those iPCS stockholders not entering into lock-up agreements with AirGate will be able to immediately resell their shares of AirGate common stock after the merger in the open market under this proxy statement/prospectus. For the founding iPCS stockholders and their affiliates, 20% of their shares of AirGate common stock generally will be released from all lock-up restrictions 120 days after the effective time of the merger, an additional 30% will be released 211 days after the effective time, and the remaining 50% will be released 301 days after the effective time. For iPCS stockholders that are affiliates of The Blackstone Group, referred to as Blackstone, and the Trust Company of the West, referred to as TCW, the lock-up period will apply for a period of 120 days after the effective time of the merger.

Q: When will the proposed underwritten public offering of AirGate common stock occur?

A: AirGate will enter into a registration rights agreement at the effective time of the merger with Blackstone, TCW and certain iPCS founding stockholders. The registration rights agreement will require AirGate, upon the request of Blackstone, to use its best efforts to complete an underwritten public offering of shares of AirGate common stock within 120 days after the effective time of the merger. The offering will provide the iPCS stockholders that sign the registration rights agreement an opportunity to sell in an underwritten public offering a significant number of the shares of AirGate common stock that they receive in the merger. AirGate can give no assurance that it will be able to complete such offering.

Q: How will the underwritten public offering affect the lock-up restrictions?

A: The managing underwriter of the underwritten public offering may require each former iPCS stockholder that signs the registration rights agreement to enter into a lock-up agreement that restricts such stockholder's ability to sell or otherwise dispose of his, her or its remaining shares of AirGate common stock for a period not to exceed 90 days after the completion of the offering. This lock-up agreement will prohibit these former iPCS stockholders during such period from selling or otherwise disposing of their shares of AirGate common stock that otherwise would have been released from the lock-up agreement with AirGate 120 days after the effective time of the merger.


Q: Which AirGate stockholders are entitled to vote?

A: Each AirGate stockholder that owned shares of AirGate common stock as of the close of business on October 12, 2001, the record date, is entitled to vote, in person or by proxy, at the AirGate special meeting.


Q: What vote is required to approve the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger?

A: The proposal to be voted on at the AirGate special meeting requires the approval of the holders of a majority of the outstanding shares of AirGate common stock that cast votes, either in person or by proxy, at the meeting, provided that the holders of a majority of the outstanding shares of AirGate common stock vote or are represented at the AirGate special meeting.

Q: What do AirGate stockholders need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, if you are an AirGate stockholder, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the AirGate special meeting. If you sign and send in your proxy and do not indicate how you want to vote, AirGate will count your proxy as a vote in favor of the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger.

   The AirGate special meeting will take place on November 27, 2001. If your shares are held at a brokerage firm or bank, you must provide them with instructions on how to vote your shares. If you are a holder of record, you may attend the AirGate special meeting and vote your shares in person rather than signing and mailing your proxy.


Q: What if AirGate stockholders do not vote?

A: Failure by an AirGate stockholder to either vote at the meeting or return his, her or its proxy will result in such stockholder's shares not being counted for purposes of determining the presence of a quorum at the

   AirGate special meeting or determining whether AirGate has received the votes required to approve the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger.

  . If you are an AirGate stockholder and return your proxy signed but do not indicate how you want to vote, your proxy will be counted as a vote FOR the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger.

  . If you are an AirGate stockholder and return your proxy and abstain from voting, your proxy will not be counted as a vote cast on, and therefore will not affect the outcome of, the proposal to approve the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger.

Q: If my broker or bank holds my shares in "street name," will my broker or bank vote my shares?

A: If you are an AirGate stockholder, your broker or bank will vote your shares for the merger, the merger agreement and the issuance of the shares in the merger only if you provide them with instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct them to vote your shares. If you do not provide your broker or bank with instructions on how to vote your shares, they will not vote your shares and their failure to do so will have no effect in determining whether the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger will be approved.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. If you are an AirGate stockholder, you can change your vote at any time before your proxy is voted at the AirGate special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to AirGate at the address on page 159. Third, you can attend the AirGate special meeting and vote in person.


  If your shares are held in "street name" through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q: When does AirGate expect to complete the merger?

A: AirGate is working to complete the merger as quickly as possible and intends to do so shortly after the AirGate special meeting, provided that AirGate has obtained the consents and regulatory approvals necessary for the merger.

Q: Who can help answer the questions of AirGate stockholders?

A: If you are an AirGate stockholder and have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                               AirGate PCS, Inc.
                                 Harris Tower
                      233 Peachtree Street NE, Suite 1700
                            Atlanta, Georgia 30303
                           Attention: Sharon Kushner
                           Telephone: (404) 525-7272
                   email: investorrelations@airgatepcsa.com

                                      or

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                           New York, New York 10004
                           Telephone: (800) 223-2064
                  Banks and Brokers (collect): (212) 440-9800

                                    SUMMARY

   THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 158 FOR MORE DETAILS. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.


The Companies (pages 74 and 99)


AirGate PCS, Inc.
Harris Tower
233 Peachtree Street NE, Suite 1700
Atlanta, Georgia 30303
(404) 525-7272

   AirGate markets and provides digital personal communications services, referred to as PCS. AirGate is a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and indirectly through network partners such as AirGate, provides wireless services in more than 4,000 cities and communities across the country. Through AirGate's management agreement with Sprint PCS, AirGate has the right to provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in a territory that covers almost the entire state of South Carolina, parts of North Carolina and the eastern Georgia cities of Augusta and Savannah. AirGate's Sprint PCS territory encompasses 21 contiguous basic trading areas, referred to as markets, with approximately 7.1 million residents.

   AirGate launched Sprint PCS service in select markets in January 2000 and currently offers service in all of its 21 Sprint PCS markets. AirGate's Sprint PCS network currently covers approximately 5.9 million, or 82%, of the 7.1 million residents in its Sprint PCS territory. The number of residents covered by AirGate's Sprint PCS network does not represent the actual number of its subscribers that it expects to have in its territory, but instead represents the maximum number of potential subscribers in that territory. As of June 30, 2001, AirGate provided Sprint PCS service to 179,403 subscribers within its Sprint PCS territory.


   AirGate's website is located at www.airgatepcsa.com. Information contained on its website does not constitute a part of this proxy statement/prospectus.

iPCS, Inc.
1900 East Golf Road, Suite 900
Schaumburg, Illinois 60173
(847) 944-2900

   iPCS markets and provides digital personal communications services. iPCS is a network partner of Sprint PCS. Through iPCS' management agreement with Sprint PCS, iPCS has the right to provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in a territory that covers mid-sized cities and rural areas in Illinois, Michigan, Iowa and eastern Nebraska. iPCS' Sprint PCS territory encompasses 37 markets with approximately 7.4 million residents.

   iPCS launched Sprint PCS service in select markets in December 1999 and as of June 30, 2001 offered service in 28 of its Sprint PCS markets. iPCS plans to have substantially completed its network build-out by December 31, 2001. As of June 30, 2001, iPCS' Sprint PCS network covered approximately 5.0 million, or 67%, of the 7.4 million residents in iPCS' Sprint PCS territory. As of June 30, 2001, iPCS was providing PCS service to 107,412 subscribers within its Sprint PCS territory.


The Merger (page 29)

   In the merger, iPCS will merge with a wholly owned subsidiary created by AirGate for the purposes of this transaction. Following the merger, AirGate will own 100% of iPCS. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. It is the principal document governing the merger.

 What AirGate Stockholders Will Receive in the Merger

   AirGate stockholders will continue to hold the same number of shares of AirGate common stock after the merger. Only iPCS stockholders will receive shares of AirGate common stock in the merger.

 What iPCS Stockholders Will Receive in the Merger

   Each share of iPCS common stock owned by iPCS stockholders (other than those exercising dissenters' rights of appraisal, if any) immediately prior to the merger will be exchanged in the merger for approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. iPCS stockholders will receive only whole shares of AirGate common stock, and cash in lieu of any fractional shares. The exchange ratio is subject to adjustment if, among other things, iPCS issues additional securities, including options and warrants, prior to the effective time of the merger. Immediately prior to the effective time of the merger, each outstanding share of iPCS preferred stock will automatically convert into one share of iPCS common stock.


 Ownership of AirGate after the Merger

   Holders of common stock and other securities of iPCS will receive up to 13.5 million shares of AirGate common stock in the merger. Based on that number and assuming the exercise of all outstanding AirGate and iPCS options and warrants, former iPCS securityholders will own in the aggregate approximately 47.5%, and existing AirGate securityholders will own approximately 52.5%, of AirGate's common stock immediately following the merger.


AirGate Board of Directors Recommendation (page 33)

   The AirGate board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of AirGate and its stockholders and unanimously recommends that AirGate stockholders vote FOR approval of the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger.


   To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, please see pages 29 through 31, 31 through 33 and 16 through 18.


Fairness Opinion of AirGate's Financial Advisor (page 33)

   AirGate's financial advisor, UBS Warburg LLC, has delivered a written opinion to the AirGate board of directors as to the fairness of the exchange ratio, from a financial point of view, to the AirGate stockholders. UBS Warburg's written opinion, as of August 28, 2001, is attached to this proxy statement/prospectus as

Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any AirGate stockholder as to any matters relating to the merger.

The AirGate Special Meeting (page 27)

   The special meeting of AirGate stockholders will be held at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia 30303, at 1:00 p.m., local time, on November 27, 2001. At the AirGate special meeting, stockholders will be asked to authorize, approve and adopt the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger.


AirGate Record Date; Voting Power (page 27)

   AirGate stockholders are entitled to vote at the AirGate special meeting if they owned shares of AirGate common stock as of the close of business on October 12, 2001, the record date.


   On October 12, 2001, there were 13,364,980 shares of AirGate common stock entitled to vote at the AirGate special meeting. AirGate stockholders will have one vote at the AirGate special meeting for each share of AirGate common stock that they owned on the record date.


AirGate Votes Required (page 27)

   The affirmative vote of the holders of a majority in voting power of all shares of AirGate common stock casting votes, either in person or by proxy, at the AirGate special meeting is required to approve the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger, provided that the holders of a majority of the outstanding shares of AirGate common stock vote or are represented at the meeting.

   Shares representing approximately 1.0% of the voting power of the issued and outstanding shares of AirGate common stock currently are beneficially owned by AirGate's directors, executive officers and their respective affiliates, all of whom AirGate expects will vote their shares for approval of the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger.


iPCS Votes Required

   The affirmative vote of the holders of a majority of all issued and outstanding shares of iPCS voting stock is required to approve the merger and the merger agreement.

   Shares representing approximately 90.0% of the voting power of the issued and outstanding shares of iPCS voting stock currently are beneficially owned by iPCS' directors, executive officers and their respective affiliates, all of whom iPCS expects will vote their shares of iPCS voting stock for approval of the merger and the merger agreement.


Support Agreements with Certain iPCS Stockholders (page 55)


   AirGate has entered into support agreements with iPCS stockholders that beneficially own approximately 79.4% of the issued and outstanding shares of iPCS voting stock. These stockholders have agreed to vote all of their iPCS shares, at any meeting of iPCS stockholders or on every action by written consent of iPCS stockholders, in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement, and against any competing proposal.

Conditions to the Completion of the Merger (page 45)

   AirGate and iPCS will complete the merger only if they satisfy or, in some cases, waive, the conditions set forth in the merger agreement, including the following:

  . AirGate stockholders approve the issuance of the shares of AirGate common stock to the iPCS stockholders;

  .  iPCS stockholders approve and adopt the merger agreement and the merger;

  .  the registration statement of which this proxy statement/prospectus is a part is declared effective and is not the subject of any stop order or related proceeding;

  . all consents, permits, licenses and approvals required by any governmental authority have been obtained;

  . no legal restraints or prohibitions exist which prevent the completion of the merger;

  . AirGate common stock issuable to iPCS stockholders in the merger has been approved for listing on The Nasdaq National Market, subject to official notice of issuance;

  . AirGate and iPCS have satisfied the representations, warranties and obligations contained in the merger agreement in all material respects, except where the failure to do so would not have a material adverse effect on AirGate or iPCS;

  .  the consent or approval of Sprint PCS, which has been obtained;


  . the consent or approval of the lenders under the AirGate and iPCS senior credit facilities, which have been obtained;


  . AirGate and certain iPCS stockholders have entered into a registration rights agreement that provides such iPCS stockholders with rights to have their shares of AirGate common stock received in the merger registered under the Securities Act; and

  . no event of default by either AirGate or iPCS exists under their respective credit facilities and no material default exists under their respective management agreements with Sprint PCS.

   AirGate cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 51)

   AirGate and iPCS can jointly agree to terminate the merger agreement and not complete the merger at any time before the effective time of the merger. The effective time of the merger will be no later than three business days after the date on which AirGate and iPCS have satisfied, or in some cases, waived, the closing conditions to the merger described above under the paragraph "-- Conditions to the Completion of the Merger."


   Either AirGate or iPCS can terminate the merger agreement on its own before the effective time of the merger if:


  . the merger is not completed by March 1, 2002, provided that failure to complete the merger is not the result of a failure by the party seeking to terminate the merger agreement to perform the covenants and agreements of such party;

  . any required approval of the AirGate stockholders or the iPCS stockholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders, provided that the party seeking to terminate the merger agreement is not in material breach of any of its obligations under the merger agreement;

  . the other party is in material breach of any of its representations and warranties contained in the merger agreement that is not cured within 30 days after notice of such breach, unless such breach has not had a material adverse effect on such other party;

  . the other party is in material breach of any of its material covenants or agreements contained in the merger agreement that is not cured within 30 days after notice of such breach; or

  . any decree, permanent injunction, judgment, order or other action by any governmental authority preventing the merger becomes final and nonappealable.

Termination Fees (page 52)

   AirGate must pay iPCS a termination fee of 257,000 shares of AirGate common stock if iPCS terminates the merger agreement because of the failure of AirGate to obtain the required approval of its stockholders to the issuance of shares of AirGate common stock in the merger.

Directors of AirGate Following the Merger (page 51)


   In accordance with the merger agreement, AirGate has caused two of the eight members of its board of directors to resign and will increase the authorized number of members of its board of directors to nine, effective as of the effective time of the merger. In addition, AirGate has agreed to cause its remaining directors to fill the resulting vacancies so that its board of directors will include one member designated by iPCS for a term to expire at AirGate's 2002 annual meeting, one member designated by Blackstone for a term to expire at AirGate's 2003 annual meeting, and one member, to be an independent director, designated by iPCS with the approval of AirGate, for a term to expire at AirGate's 2004 annual meeting. AirGate has agreed to nominate for re-election at its 2002 annual meeting the director designated by iPCS whose term expires at the 2002 annual meeting for a term to expire at AirGate's 2005 annual meeting. At the effective time of the merger, the AirGate board of directors will appoint at least one of the directors designated by iPCS or Blackstone to all AirGate board committees.


Lock-Up Agreements (page 55)

   Substantially all of the iPCS stockholders have agreed to enter into lock-up agreements with AirGate prior to the effective time of the merger. The lock-up agreements will prohibit such former iPCS stockholders from selling or otherwise disposing of the shares of AirGate common stock that they receive in the merger for a minimum of 120 days after the effective time of the merger, other than in connection with the proposed underwritten public offering of AirGate common stock. Those iPCS stockholders that do not enter into a lock-up agreement with AirGate will be able to immediately resell their shares of AirGate common stock in the open market under this proxy statement/prospectus.

   For the founding iPCS stockholders, 20% of their shares of AirGate common stock generally will be released from the lock-up restrictions 120 days after the effective time of the merger, an additional 30% will be released 211 days after the effective time and the remaining 50% will be released 301 days after the effective time. For iPCS stockholders that are affiliates of Blackstone and TCW, the lock-up period will apply for a period of 120 days after the effective time of the merger. The expiration of the lock-up period for the founding iPCS stockholders, Blackstone and TCW is subject to the expiration of an additional lock-up period not to exceed 90 days following the completion of the proposed underwritten public offering of AirGate common stock that the managing underwriter may require for those former iPCS stockholders that sign the registration rights agreement.


Underwritten Public Offering; Registration Rights (page 56)

   AirGate will enter into a registration rights agreement at the effective time of the merger with iPCS stockholders that will receive approximately 92.7% of the shares of AirGate common stock issued in the merger, assuming the exercise of all outstanding iPCS options and warrants.
The registration rights agreement will require AirGate, upon the request of Blackstone, to use its best efforts to complete within 120 days of the effective time of the merger an underwritten public offering of shares of AirGate common stock held by the former iPCS stockholders that have signed the registration rights agreement. The number of shares of AirGate common stock to be sold in the offering will be subject to market conditions and depend upon the number of shares of AirGate common stock that the former iPCS stockholders request to be included in such offering. Generally, 75% of the shares included in the offering will be shares owned by Blackstone and TCW and 25% will be shares owned by the founding iPCS stockholders. The registration rights agreement prohibits AirGate from effecting any public sale or distribution of its common stock during a period of 90 days after the completion of the offering.


   Each former iPCS stockholder that signs the registration rights agreement may be required by the managing underwriter not to sell or otherwise dispose of such stockholder's remaining shares of AirGate common stock for a period not to exceed 90 days after the completion of the offering. This underwriter's lock-up will prohibit these former iPCS stockholders during such period from selling or otherwise disposing of his, her or its shares of AirGate common stock that otherwise would have been released from the lock-up agreement with AirGate 120 days after the effective time of the merger.


   The registration rights agreement also will give Blackstone the right, at any time after the first anniversary of the effective time of the merger, to require AirGate to effect the registration of all or part of the AirGate common stock then owned by the former iPCS stockholders that have signed the registration rights agreement. In the event that Blackstone transfers 75% of the shares of AirGate common stock held by it immediately after the effective time of the merger without exercising this demand right, Geneseo Communications, Inc., one of the iPCS founding stockholders, will have the ability to exercise such demand right. The stockholder exercising the demand right may require that AirGate complete an underwritten public offering of the shares of AirGate common stock requested to be registered. AirGate has no obligation, however, to complete an underwritten public offering unless the sale of shares of AirGate common stock requested to be included in such offering would result in initial aggregate proceeds of at least $40 million.

Regulatory and Third Party Approvals (page 39)

   Regulatory Approvals. United States antitrust laws prohibit AirGate and iPCS from completing the merger until AirGate, iPCS and certain stockholders of iPCS have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a 30-day waiting period has expired or been earlier terminated. The required notification and report forms were filed with the Antitrust Division and the Federal Trade Commission by AirGate and iPCS on October 4, 2001 and by certain stockholders of iPCS on October 11, 2001.


   Third Party Approvals. AirGate is prohibited from completing the merger unless it has obtained the following third party approvals:

  . approval from its stockholders for the issuance of shares of AirGate common stock in the merger, which approval is being sought at the AirGate special meeting; and

  . approval under its senior credit facility for the creation of the AirGate merger subsidiary and consummation of the transactions contemplated by the merger agreement, which has been obtained.


   iPCS is prohibited from completing the merger unless it has obtained the following third party approvals:

  .  approval from its stockholders of the merger and the merger agreement;

  . approval from Sprint PCS under its Sprint PCS management agreement of the merger, which has been obtained; and

  . approval under its senior credit facility to the change of control of iPCS that will occur as a result of the merger and the consummation of the transactions contemplated by the merger agreement, which has been obtained.


Accounting Treatment (page 40)

   The merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the effective time of the merger, iPCS' consolidated results of operations will be included in AirGate's consolidated results of operations. For purposes of preparing AirGate's consolidated financial statements, AirGate will establish a new accounting basis for iPCS' assets and liabilities based upon their estimated fair market values and AirGate's purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial information appearing elsewhere in this proxy statement/prospectus are preliminary. These adjustments have been made solely for purposes of developing such pro forma condensed consolidated financial information to comply with disclosure requirements of the SEC. Although the final purchase price allocation may differ, the pro forma condensed consolidated financial information reflects AirGate management's best estimate based upon currently available information.

Material United States Federal Income Tax Consequences of the Merger (page 41)

   The merger has been structured so that, in general, iPCS stockholders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent they receive cash in lieu of fractional shares of AirGate common stock.

   Tax consequences will depend upon each iPCS stockholder's individual circumstances. Each iPCS stockholder is strongly urged to consult his, her or its own tax advisor as to the specific applicable tax consequences of the merger, including federal, state, local and foreign income and other tax consequences.

Dissenters' Rights of Appraisal (page 40)

   Under the Delaware General Corporation Law, AirGate stockholders are not entitled to dissenters' rights of appraisal in connection with the merger.

   Under Delaware law, iPCS stockholders are entitled to dissenters' rights of appraisal. iPCS stockholders who do not vote for the merger and who satisfy certain other conditions described on page 40 of this proxy statement/prospectus are entitled to be paid the "fair value" of their shares of iPCS common or preferred stock, as determined by the Delaware Court of Chancery. Dissenters' rights of appraisal are only available to iPCS stockholders who satisfy certain conditions, as described further in this proxy statement/prospectus under "The Merger--Dissenters' Rights of Appraisal."

Expenses (page 54)

   Whether or not the merger is completed, each of AirGate and iPCS will pay its own costs and expenses incurred by it in connection with the negotiation and preparation of the merger agreement and its performance and compliance thereunder. AirGate, however, will be solely responsible for certain filing fees and costs in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and federal antitrust law filings.

Indemnification (page 54)

   The merger agreement does not provide AirGate with any contractual indemnification from the iPCS stockholders following the merger for any breaches of the representations and warranties of iPCS or any failure of iPCS to comply with its obligations under the merger agreement.

Selling Stockholders; Plan of Distribution (pages 58 and 60)

   This document also relates to the offer and resale by the iPCS stockholders of up to 13,316,382 shares of AirGate common stock issued to them in the merger. The selling stockholders have not advised AirGate of any specific plans for the distribution of the resale shares. It is anticipated that the sale or distribution of all or any portion of the resale shares offered hereby may be effected from time to time by the selling stockholders directly, indirectly to or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on The Nasdaq National Market, in the over-the-counter market, on any national securities exchange on which the shares are listed or traded, in privately negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition to sales by the selling stockholders pursuant to this document, it is contemplated that AirGate will undertake an underwritten public offering, within 120 days of the effective time of the merger, of the shares of AirGate common stock issued to certain of the iPCS stockholders in the merger.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

Market Price Information

   Shares of AirGate common stock began trading on The Nasdaq National Market on September 28, 1999, under the symbol "PCSA." Prior to that date, there was no public market for AirGate common stock. On August 28, 2001, the last trading day prior to public announcement of the proposed merger, the last reported sales price per share of AirGate common stock on The Nasdaq National Market was $59.47. On October 15, 2001, the last trading day before the date of this proxy statement/prospectus, the last reported sales price per share of AirGate common stock on The Nasdaq National Market was $58.81. On October 15, 2001, there were 57 holders of record of AirGate common stock.


AirGate PCS, Inc. and Subsidiaries Selected Financial Data

   The selected statement of operations and balance sheet data presented below is derived from AirGate's audited consolidated financial statements as of and for the years ended December 31, 1996, 1997 and 1998, the nine months ended September 30, 1999, and the year ended September 30, 2000 and AirGate's unaudited consolidated financial statements as of June 30, 2001 and for the nine months ended June 30, 2000 and 2001.

   The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2001.

   The data set forth below should be read in conjunction with AirGate's consolidated financial statements and accompanying notes and "AirGate Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                            For the Year Ended
                               December 31,
                          -------------------------
                                                     For the Nine  For the Year  For the Nine Months
                                                     Months Ended      Ended        Ended June 30,
                                                     September 30, September 30, ---------------------
                           1996     1997     1998        1999          2000        2000       2001
                          -------  -------  -------  ------------- ------------- --------  -----------
                                  (In thousands, except for per share and subscriber data)
                                                                                     (unaudited)
Statement of Operations
 Data:
Revenues................  $   --   $   --   $   --     $    --       $ 24,502    $  8,252   $104,798
Cost of service, roaming
 and equipment..........      --       --       --          --        (32,892)    (17,760)   (85,828)
Total operating
 expenses...............   (1,271)  (2,099)  (3,801)     (6,241)      (89,026)    (48,870)  (169,835)
Operating loss..........   (1,271)  (2,099)  (3,801)     (6,241)      (64,524)    (40,618)   (65,037)
Net loss................   (1,853)  (2,916)  (5,193)    (15,599)      (81,323)    (52,128)   (85,978)
Basic and diluted net
 loss per share of
 common stock...........  $ (0.55) $ (0.86) $ (1.54)   $  (4.57)     $  (6.60)   $  (4.27)  $  (6.61)
                          =======  =======  =======    ========      ========    ========   ========

Other Data:
Number of subscribers at
 end of period..........      --       --       --          --         56,689      23,482    179,403

                                                                                              As of
                            As of December 31,           As of September 30,                June 30,
                          -------------------------  ---------------------------           -----------
                           1996     1997     1998        1999          2000                   2001
                          -------  -------  -------  ------------- -------------           -----------
                                                       (In thousands)
                                                                                           (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............  $     6  $   147  $ 2,296    $258,900      $ 58,384               $  7,846
Property and equipment,
 net....................       11       17   12,545      44,206       183,581                203,157
Total assets............    2,196   13,871   15,450     317,320       268,948                257,816
Long-term debt..........      --    11,745    7,700     165,667       180,727                242,122
Total stockholders'
 equity (deficit).......   (3,025)  (1,750)  (5,350)    127,846        49,873                (29,265)

iPCS, Inc. and Subsidiaries and Predecessor Selected Financial Data

   The selected statement of operations and balance sheet data presented below is derived from iPCS' audited consolidated financial statements as of and for the period from January 22, 1999 (date of inception) through December 31, 1999, as of and for the year ended December 31, 2000 and iPCS' unaudited consolidated financial statements as of June 30, 2001 and for the six months ended June 30, 2000 and 2001.

   The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the six-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

   The data set forth below should be read in conjunction with iPCS' consolidated financial statements and accompanying notes and "iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.


                          For the Period from                      For the Six
                           January 22, 1999                     Months Ended June
                          (date of inception)   For the Year           30,
                                through             Ended       ------------------
                           December 31, 1999  December 31, 2000   2000      2001
                          ------------------- ----------------- --------  --------
                            (In thousands, except for per share and subscriber
                                                   data)
                                                                   (unaudited)
Statement of Operations
 Data:
Revenues................        $   215           $  23,978     $  5,105  $ 42,011
Cost of service, roaming
 and equipment..........         (2,179)            (27,488)      (7,291)  (42,346)
Total operating
 expenses...............         (4,858)            (71,078)     (25,220)  (68,926)
Operating loss..........         (4,643)            (47,100)     (20,115)  (26,915)
Net loss................         (4,380)            (56,157)     (20,416)  (33,812)
Net loss available to
 common stockholders....         (4,380)           (104,507)     (20,416)  (38,731)
Basic and diluted net
 loss per share of
 common stock...........        $ (0.10)          $   (2.33)    $  (0.46) $  (0.86)
                                =======           =========     ========  ========

Other Data:
Number of subscribers at
 end of period..........          1,981              46,773       14,049   107,412



                                                     As of December
                                                          31,           As of
                                                    ----------------  June 30,
                                                     1999     2000      2001
                                                    ------- -------- -----------
                                                           (In thousands)
                                                                     (unaudited)
Balance Sheet Data:
Cash and cash equivalents.......................... $ 2,733 $165,958  $ 90,780
Property and equipment, net........................  39,106  126,803   183,508
Total assets.......................................  44,843  328,575   346,237
Long-term debt and accrued interest................  27,571  163,800   201,653
Redeemable preferred stock.........................     --   114,080   118,999
Total stockholders' equity (deficit)...............   9,120   12,718   (24,993)


AirGate PCS, Inc. and Subsidiaries Selected Unaudited Pro Forma Financial Data

   The following unaudited pro forma condensed consolidated financial data combine the historical consolidated balance sheets and statements of operations of AirGate and iPCS. These unaudited pro forma financial data give effect to the acquisition of iPCS by AirGate using the purchase method of accounting.

   We derived the statement of operations and balance sheet data from the unaudited consolidated financial statements of AirGate for the nine months ended June 30, 2001, the audited consolidated financial statements of AirGate for the year ended September 30, 2000, the unaudited consolidated financial statements of iPCS for the six months ended June 30, 2001 and the audited consolidated financial statements of iPCS for the year ended December 31, 2000. The results of iPCS for the three months ended December 31, 2000 are included in both the nine months ended June 30, 2001 and the year ended December 31, 2000 as follows (in thousands): Revenues--$11,340; Operating loss--$16,469; Net loss--$20,155. This data is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere in this proxy statement/prospectus for the periods presented. For presentation of the pro forma financial aspects of these transactions, see "Pro Forma Condensed Consolidated Financial Statements (unaudited)."

   The unaudited pro forma condensed consolidated statements of operations for the nine months ended June 30, 2001 and for the year ended September 30, 2000 give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 gives effect to the merger as if it was effected on June 30, 2001. Certain reclassifications have been made to iPCS's historical presentation to conform to AirGate's presentation. These reclassifications do not materially impact AirGate's or iPCS' operations or financial position for the periods presented.

   AirGate is providing the unaudited pro forma condensed consolidated financial data for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial data as being indicative of the historical results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will experience.


                                                                   For the Nine
                                                  For the Fiscal   Months Ended
                                                    Year Ended       June 30,
                                                September 30, 2000     2001
                                                ------------------ ------------
                                                          (unaudited)
                                                 (In thousands, except for per
                                                  share and subscriber data)
Statement of Operations Data:
Revenues:
  Service revenue..............................     $   19,589      $   90,641
  Roaming revenue..............................         19,852          52,304
  Equipment and other revenue..................          5,676          11,732
                                                    ----------      ----------
    Total revenues.............................         45,117         154,677
Operating expenses:
  Cost of service and roaming..................        (43,379)       (108,141)
  Cost of equipment............................        (14,159)        (27,801)
  Selling and marketing........................        (40,719)        (70,499)
  General and administrative...................        (24,964)        (20,804)
  Noncash stock option compensation............        (10,145)         (1,225)
  Depreciation and amortization................        (65,642)        (66,832)
                                                    ----------      ----------
    Operating loss.............................       (153,891)       (140,625)
Interest expense, net..........................        (25,929)        (33,337)
Other income...................................            726           1,189
                                                    ----------      ----------
  Loss before income tax benefit...............       (179,094)       (172,773)
Income tax benefit.............................         58,569          46,990
                                                    ----------      ----------
    Net loss...................................     $ (120,525)     $ (125,783)
                                                    ==========      ==========
  Basic and diluted net loss per share of
   common stock................................     $    (4.88)     $    (4.96)
                                                    ==========      ==========

Other Data:
  Number of subscribers at end of period.......        103,462         286,815

                                                             As of June 30, 2001
                                                             -------------------
                                                                 (unaudited)
                                                               (In thousands)
Balance Sheet Data:
  Cash and cash equivalents...........................         $       77,826
  Property and equipment, net.........................                386,665
  Total assets........................................              1,425,580
  Long-term debt......................................                457,122
  Total stockholders' equity..........................                767,362

Comparative Per Share Data

   The following table reflects the historical net loss per share of AirGate common stock in comparison with the pro forma net loss per share of AirGate common stock after giving effect to the proposed merger on a purchase accounting basis. The data presented in this table should be read in conjunction with the pro forma condensed consolidated financial statements and the separate consolidated financial statements of AirGate and iPCS and related notes contained elsewhere in this proxy statement/prospectus. AirGate has not paid any dividends to its stockholders during the periods presented.

                                       For the Year Ended  For the Nine Months
                                       September 30, 2000  Ended June 30, 2001
                                      -------------------- --------------------
                                      Historical Pro Forma Historical Pro Forma
                                      ---------- --------- ---------- ---------
Basic and diluted net loss per share
 of common stock....................    $(6.60)   $(4.88)    $(6.61)   $(4.96)

                                  RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN DECIDING HOW TO VOTE ON THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF AIRGATE COMMON STOCK IN THE MERGER. VARIOUS PROVISIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISK FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, AND AIRGATE'S AND iPCS' FILINGS WITH THE SEC. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE USE OF "WE", "OUR", "US" AND "THE COMBINED COMPANY" REFERS TO THE COMBINED COMPANY OF AIRGATE AND iPCS AFTER GIVING EFFECT TO THE MERGER.


Risks Related to the Merger

 The integration of AirGate and iPCS following the merger will present significant challenges

   AirGate entered into the merger agreement with the expectation that the merger will result in expanding its existing network and customer base and leveraging the best operating practices of both organizations. Achieving the benefits of the merger will depend in part on integrating the operations of the two businesses in an efficient manner. We cannot assure you that this will occur. To realize the anticipated benefits of this combination, AirGate's management team must develop strategies and implement a business plan that will successfully:

  .manage the networks and markets of AirGate and iPCS;

  . maintain adequate focus on existing business and operations while working to integrate the two companies;

  .combine two companies with limited operating histories;

  . manage both companies' cash and available credit lines for use in financing future growth and working capital needs;

  .manage the marketing and sales of AirGate and iPCS;

  .manage the transition of iPCS' senior management expertise to the combined company; and

  . retain and attract key employees of the combined company during a period of transition.

   The diversion of management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on our financial condition and results of operations.

 The issuance of AirGate common stock in the merger may cause dilution to AirGate stockholders

   We believe that certain benefits will result from the merger. However, we cannot assure you that combining the businesses of AirGate and iPCS, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial conditions superior to those that AirGate and iPCS could have achieved independently. The issuance of AirGate common stock in the merger could reduce the market price of AirGate's common stock. The benefits of the transaction to us will depend on revenue growth or other benefits sufficient to offset the effects of such stock issuance. We cannot assure you that we will achieve such benefits.


 Future sales of shares of AirGate common stock, including sales of shares in the proposed underwritten public offering or following the expiration of "lock-up" arrangements, may negatively affect AirGate's stock price

   As a result of the merger, the iPCS securityholders will receive up to 13.5 million shares of AirGate common stock, including 1.1 million shares reserved for issuance upon the exercise of the outstanding iPCS options and warrants to be assumed by AirGate. The shares of AirGate common stock to be issued in the merger would represent approximately 47.5% of AirGate's common stock immediately following the merger, assuming the exercise of all outstanding AirGate and iPCS warrants and options.

   As a condition to the obligation of AirGate to complete the merger, holders of substantially all of the outstanding shares of iPCS common and preferred stock must enter into "lock-up" agreements with AirGate prior to the effective time of the merger. The lock-up agreements will impose restrictions on the ability of such stockholders to sell or otherwise dispose of the shares of AirGate common stock that they receive in the merger. The lock-up period will begin at the effective time of the merger and extend for a minimum of 120 days and a maximum of 300 days after the effective time of the merger. During the lock-up period, the former iPCS stockholders that sign lock-up agreements will be able to sell all or a portion of their shares of AirGate common stock in the proposed underwritten public offering.

   AirGate has agreed to file the registration statement of which this proxy statement/prospectus is a part in order to allow the former iPCS stockholders to freely resell the shares of AirGate common stock that they receive in the merger. In addition, AirGate will enter into a registration rights agreement at the effective time of the merger with some of the former iPCS stockholders. The registration rights agreement will require us to use our best efforts to complete, at the request of Blackstone, within 120 days after the effective time of the merger an underwritten public offering of a significant number of the shares of AirGate common stock that the former iPCS stockholders receive in the merger. The number of shares of AirGate common stock sold in this offering will be subject to market conditions and depend upon the number of shares these former iPCS stockholders elect to include in the offering. In addition, these former iPCS stockholders have an additional demand registration right exercisable at any time after the first anniversary of the effective time of the merger.


   Sales of substantial amounts of shares of AirGate common stock, or even the potential for such sales, could lower the market price of AirGate's common stock and impair AirGate's ability to raise capital through the sale of equity securities.

 We expect to incur significant costs associated with the merger

   AirGate will incur significant direct transaction costs associated with the merger, which will be included as a part of the total purchase price for accounting purposes. In addition, iPCS will incur direct transaction expenses, which iPCS will expense as incurred. Further, following the closing of the merger, iPCS will incur severance expenses in connection with the termination of the employment of certain officers of iPCS, and the combined company will incur other costs associated with integrating the two companies. Because a portion of the severance expenses are calculated based upon the market price of AirGate common stock at the effective time of the merger, if the price of AirGate common stock at the effective time of the merger is greater than the price of AirGate common stock at the date of announcement of the merger, the severance costs will increase. We cannot assure you that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.


   In addition, if the merger is not completed due to AirGate's failure to obtain the required stockholder approval of the issuance of shares of AirGate common stock in the merger, iPCS will have the right to terminate the merger agreement and require AirGate to issue to iPCS 257,000 shares of AirGate common stock as a termination fee. AirGate also would be required to register such common stock with the SEC. Finally, AirGate's costs related to the merger, such as legal and accounting costs, and some of the fees of its financial advisors, must be paid even if the merger is not completed.

 Because the former iPCS stockholders will not be providing AirGate any indemnification following the merger, the combined company will become responsible for any undisclosed liabilities of iPCS

   iPCS has made certain representations and warranties to AirGate in the merger agreement concerning iPCS' business and operations. The merger agreement does not provide AirGate with any contractual indemnification from the iPCS stockholders following the merger for any breaches of the representations and warranties of iPCS or any failure of iPCS to comply with its obligations under the merger agreement. As a result, the combined company will become responsible for any undisclosed liabilities of iPCS. We cannot assure you that any such liabilities for which the combined company becomes responsible will not materially impact our results of operations.

Risks Related to the Combined Company's Business, Strategy and Operations

 Given the limited operating history of AirGate and iPCS, if we do not successfully manage the combined company's operations and expected growth, our operating performance may be adversely impacted

   AirGate and iPCS have limited operating histories. The combined company's ability to achieve and sustain operating profitability will depend upon many factors, including our ability to market Sprint PCS services and manage customer turnover rates. In addition, a key factor in our operational performance after the merger will depend upon our ability to manage the growth of iPCS through the completion of its network build-out and through implementing the combined company's best practices to increase market penetration in iPCS' and AirGate's current and future markets. iPCS will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of its network. These activities are expected to place demands on our managerial, operational and financial resources.

   Failure to successfully manage the combined company's operations and expected growth could adversely impact our results of operations.

 AirGate's stock price may be volatile

   The market price of AirGate's common stock could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

  .  quarterly variations in the combined company's operating results;

  . operating results of the combined company that vary from the expectations of securities analysts and investors;

  . changes in expectations as to the combined company's future financial performance, including financial estimates by securities analysts and investors;

  .changes in the combined company's relationship with Sprint PCS;

  . announcements by Sprint PCS concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;

  . announcements of technological innovations or new products and services by Sprint PCS or our competitors;

  . changes in results of operations and market valuations of other companies in the telecommunications industry in general and the wireless industry in particular, including Sprint PCS and its network partners and our competitors;

  .  departures of key personnel;

  .  changes in law and regulation;

  . announcements by third parties of significant claims or proceedings against the combined company;

  . announcements by the combined company or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

  .  general economic and competitive conditions.

 The failure of iPCS to timely complete the build-out of its network may result in a decrease in the number of expected new PCS subscribers and adversely affect our results of operations

   In order to complete its network build-out, iPCS must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build-out the physical infrastructure and test the network. Regulatory changes, engineering design changes and/or required technological upgrades could affect the number and location of iPCS' towers as well as iPCS' ability to obtain sufficient rights to meet its network build-out requirements. Any failure by iPCS to complete its network build-out on a timely basis may limit iPCS' network capacity and/or reduce the number of expected new PCS subscribers, either of which could adversely affect our results of operations.

 Our territory has limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations

   Sprint PCS has licenses covering 10 MHz of spectrum in AirGate's territory. While Sprint PCS has licenses covering 30 MHz of spectrum throughout most of iPCS' territory, it has licenses covering only 10 MHz or 20 MHz in parts of Illinois. In the future, as the number of customers in our territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped calls and may limit our ability to offer enhanced services, all of which could result in increased customer turnover and adversely affect our results of operations.

 If we lose the right to install our equipment on certain wireless towers or are unable to renew expiring leases for wireless towers on favorable terms, our business and results of operations could be adversely impacted

   Substantially all of AirGate's and iPCS' cell sites are co-located on leased tower facilities shared with one or more wireless providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master co-location agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our use of its tower sites, we would have to find new sites or we may be required to rebuild that portion of our network. In addition, the concentration of our cell sites with a few tower companies could adversely affect our results of operations if we are unable to renew expiring leases with such tower companies on favorable terms.

 The loss of the officers and skilled employees who we depend upon to operate our business could adversely affect our results of operations

   AirGate's business is managed by a small number of executive officers. We believe that our future success after the merger will depend in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. AirGate currently has "key man" life insurance for its chief executive officer.

 Expanding our territory may have a material adverse effect on our business and reduce the market value of our securities

   As part of our continuing operating strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint network partners. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including the:

  .difficulty of assimilating acquired operations and personnel;

  .diversion of management's attention;

  .disruption of ongoing business;

  . impact on our cash and available credit lines for use in financing future growth and working capital needs;

  .inability to retain key personnel;

  .inability to successfully incorporate acquired assets and rights into our service offerings;

  .inability to maintain uniform standards, controls, procedures and policies; and

  .impairment of relationships with employees, customers or vendors.

Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we also may issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

Risks Particular to the Combined Company's Indebtedness

 Both AirGate and iPCS have substantial debt that neither company may be able to service; a failure to service such debt may result in the lenders under such debt controlling AirGate's or iPCS' assets

   The substantial debt of AirGate and iPCS will have a number of important consequences for the combined company's operations and our investors, including the following:

  . each company will have to dedicate a substantial portion of any cash flow from its operations to the payment of interest on, and principal of, its debt, which will reduce funds available for other purposes;

  . each company has a fully-financed business plan, but neither may be able to obtain additional financing for unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

  . some of each company's debt, including financing under each company's senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates; and

  . due to the liens on substantially all of each company's assets and the pledges of stock of each company's existing and future subsidiaries that secure AirGate's and iPCS' respective senior debt and senior subordinated discount notes, lenders or holders of such senior subordinated discount notes may control AirGate's or iPCS' assets or the assets of the subsidiaries of either company in the event of a default.

   The ability of both AirGate and iPCS to make payments on their respective debt will depend upon each company's future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which neither company can control. If the cash flow from either company's operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The credit facilities and indentures governing AirGate's and iPCS' respective debt will limit our ability to take several of these actions. The failure of AirGate or iPCS to generate sufficient funds to pay its debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of AirGate's common stock.

 If either AirGate or iPCS does not meet all of the conditions required under its respective credit facility, such company may not be able to draw down all of the funds it anticipates receiving from its senior lenders and we may not be able to fund operating losses and working capital needs

   As of October 15, 2001, AirGate had borrowed $85.3 million under its senior credit facility and iPCS had borrowed $50.0 million under its senior credit facility. The remaining $68.2 million available under

AirGate's senior credit facility and the remaining $90.0 million available under iPCS' senior credit facility, a portion of which each company expects to borrow in the future, is subject to the applicable company meeting all of the conditions specified its respective financing documents and, in addition, is subject at each funding date to specific conditions, including the following:

  .that the representations and warranties in such company's loan documents are true and correct;

  . that certain of such company's financial covenant tests are satisfied, including leverage and operating performance covenants and, solely with respect to iPCS, loss covenants relating to earnings before interest, taxes, depreciation and amortization, referred to as EBITDA; and

  .the absence of a default under such company's loan documents.

   If either company does not meet these conditions at each funding date, such company's senior lenders may not lend some or all of the remaining amounts under such company's senior credit facility. If other sources of funds are not available, neither company may be in a position to meet its operating cash needs.

 The ability of AirGate and iPCS to operate as a combined company will be limited by the separate public debt indentures and credit facilities of AirGate and iPCS

   In order to assure continued compliance with the indenture governing AirGate's senior notes, AirGate will designate iPCS as an "unrestricted subsidiary." As a result, for purposes of their respective public debt indentures, AirGate and iPCS will operate as separate business entities following the merger. Due to restrictions in AirGate's indenture, AirGate will be unable to provide direct or indirect credit support to iPCS and will be significantly limited in its ability to maintain or preserve iPCS' financial condition or cause iPCS to achieve a specified level of operating results. Likewise, iPCS will be restricted under its debt instruments from paying dividends or freely transferring money to AirGate. These restrictions may hinder the combined company's ability to achieve the anticipated benefits of the merger, react to developments in either company's business or take advantage of business opportunities.

 If either AirGate or iPCS fails to pay the debt under its respective credit facility, Sprint PCS has the option of purchasing such company's loans, giving Sprint PCS certain rights of a creditor to foreclose on such company's assets

   Sprint PCS has contractual rights, triggered by an acceleration of the maturity of the debt under AirGate's or iPCS' respective senior credit facility pursuant to which Sprint PCS may purchase AirGate's or iPCS' obligations to its respective senior lenders and obtain the rights of a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with our interests. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to the related company's assets and continuing relationship with Sprint PCS in a manner not otherwise permitted under our Sprint PCS agreements.

Risks Particular to the Combined Company's Relationship with Sprint PCS

 The termination of AirGate's or iPCS' affiliation with Sprint PCS or Sprint PCS' failure to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct our business

   Neither AirGate nor iPCS owns the licenses to operate a wireless network. The ability of AirGate and iPCS to offer Sprint PCS products and operate a PCS network is dependent on their Sprint PCS agreements remaining in effect and not being terminated. The management agreements between Sprint PCS and each of AirGate and iPCS are not perpetual. Sprint PCS can choose not to renew iPCS' management agreement at the expiration of the 20-year initial term or any ten-year renewal term. AirGate's management agreement automatically renews at the expiration of the 20-year initial term for an additional 10-year period unless AirGate is in default. Sprint PCS can choose not to renew AirGate's management agreement at the expiration of the ten-year renewal term or any subsequent ten-year renewal term. In any event, AirGate's and iPCS' management agreements terminate in 50 years. In addition, each of these agreements can be terminated for breach of any material term. AirGate and iPCS also are dependent on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The non-renewal or termination of any of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct business.

 Sprint PCS may make business decisions that are not in our best interests, which may adversely affect our relationships with customers in our territory, increase our expenses and/or decrease our revenues


   Sprint PCS, under the Sprint PCS agreements, has a substantial amount of control over the conduct of AirGate's and iPCS' business. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

  . Sprint PCS could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

  . Sprint PCS could raise the costs for Sprint PCS to perform back office services or reduce levels of services;

  . Sprint PCS could prohibit us from selling non-Sprint PCS approved equipment;

  . Sprint PCS could, subject to limitations under our Sprint PCS agreements, alter its network and technical requirements or request that we build out additional areas within our territories, which could result in increased equipment and build-out costs;

  . Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services; and

  . Sprint PCS could decide not to renew the Sprint PCS agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

 The inability of Sprint PCS to maintain high quality back office services, or our inability to use Sprint PCS' back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase churn or otherwise increase our costs

   Both AirGate and iPCS rely on Sprint PCS' internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint PCS is unable to maintain and expand its internal support systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS' business is expected to continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. The combined company will depend on Sprint PCS' willingness to continue to offer these services and to provide these services effectively and at competitive costs. AirGate's and iPCS' Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. The inability of Sprint PCS to maintain high quality back office services, or our inability to use Sprint PCS' back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase churn or otherwise increase our costs.


 If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers

   Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States.

Sprint PCS has entered into management agreements similar to AirGate's and iPCS' with companies in other markets under its nationwide PCS build-out strategy. AirGate's and iPCS' results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of Sprint PCS' other network partners. Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers.

 Certain provisions of the Sprint PCS agreements may diminish the value of AirGate's common stock and restrict the sale of our business

   Under limited circumstances and without further stockholder approval, Sprint PCS may purchase the operating assets of AirGate or iPCS at a discount. In addition, Sprint PCS must approve any change of control of the ownership of AirGate or iPCS and must consent to any assignment of their Sprint PCS agreements. Sprint PCS also has a right of first refusal if AirGate or iPCS decides to sell its operating assets to a third party. Each of AirGate and iPCS also is subject to a number of restrictions on the transfer of its business, including a prohibition on the sale of AirGate or iPCS or their operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions contained in the Sprint PCS agreements could adversely affect the value of AirGate's common stock, may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business and may reduce the "entire business value," as described in our Sprint PCS agreements.

 We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations


   AirGate and iPCS depend on their relationship with Sprint PCS to obtain handsets.

   Sprint PCS orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

  . Sprint PCS does not adequately project the need for handsets for itself, its Sprint PCS network partners and its other third party distribution channels, particularly in transition to new technologies;


  .  AirGate or iPCS does not adequately project its need for handsets;


  . Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

  . there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

   The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

 Non-renewal or revocation by the Federal Communications Commission of the Sprint PCS licenses would significantly harm our business

   PCS licenses are subject to renewal and revocation by the Federal Communications Commissions, referred to as the FCC. Sprint PCS' licenses in our territories will begin to expire in 2007 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration, and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint PCS, AirGate or iPCS to comply with these standards could cause revocation or forfeiture of the Sprint PCS licenses for the AirGate or iPCS territories. If Sprint PCS loses any of its licenses in AirGate's or iPCS' territory, we would be severely restricted in our ability to conduct business.

 If Sprint PCS does not maintain control over its licensed spectrum, the Sprint PCS agreements may be terminated, which would result in our inability to provide service

   The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint PCS agreements with AirGate and iPCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, AirGate and iPCS have agreed with Sprint PCS to use their best efforts to modify the Sprint PCS agreements to comply with applicable law. If AirGate and iPCS cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business.

Risks Particular to the Combined Company's Industry

 Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably

   Competition in the wireless communications industry is intense. We anticipate that competition will cause the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

   Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than some of our competitors.

   Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do.

 Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS

   The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our network to become obsolete. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

   If Sprint PCS is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete. In addition, wireless carriers are seeking to implement an upgrade to "one times radio transmission technology," or "1XRTT," as well as "third generation," or "3G," technology throughout the industry. The 3G technology promises high-speed, always-on Internet connectivity and high-quality video and audio. We cannot assure you that Sprint PCS or the combined company can implement 1XRTT or 3G technology successfully or on a cost-effective basis.

 An increase in our rate of customer turnover would increase our costs of operations and reduce our revenue

   The wireless communications industry in general and Sprint PCS in particular have experienced a high rate of customer turnover, commonly known as churn. The rate of customer turnover may be the result of several factors, including customer care concerns; network coverage; reliability issues such as blocked calls, dropped calls and handset problems; non-use of phones; and other competitive factors. An increase in our customer turnover rate would increase the costs of establishing and growing our customer base and reduce our revenue.

 Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance

   Our operations and those of Sprint PCS may be subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint PCS.

 Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims

   Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

 We may be subject to potential litigation relating to the use of wireless phones while driving

   Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this proxy statement/prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:

  . forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;

  . statements regarding AirGate's or iPCS' plans for, schedule for and costs of the build-out or upgrade of their respective portions of the Sprint PCS network;

  . statements regarding AirGate's or iPCS' anticipated subscribers, revenues, expense levels, liquidity and capital resources, operating losses and future stock price performance;

  . projections of when AirGate or iPCS will launch commercial wireless personal communications service in particular markets;

  . statements regarding expectations or projections about markets in AirGate's or iPCS' service areas;

  .  statements regarding the anticipated benefits of the merger; and

  . other statements, including statements containing words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend" and other similar words that signify forward-looking statements.

   These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause AirGate's or iPCS' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

  .  AirGate's ability to integrate iPCS' operations;

  .  AirGate's ability to finance future growth opportunities;

  . AirGate's or iPCS' dependence on their respective affiliation with Sprint PCS;

  . the ability of iPCS to successfully complete the build-out of its Sprint PCS network or of AirGate or iPCS to upgrade their Sprint PCS network to accommodate new technologies, including the upgrade to 1XRTT;

  . AirGate's or iPCS' limited operating histories and anticipation of future losses;

  .  AirGate's or iPCS' dependence on Sprint PCS' back office services;

  .  potential fluctuations in AirGate's or iPCS' operating results;

  .  changes or advances in technology;

  .  changes in government regulation;

  . competition in the industry and markets in which AirGate or iPCS operate;

  .  future acquisitions;

  .  AirGate's or iPCS' ability to attract and retain skilled personnel; and

  .  general economic and business conditions.

   For a discussion of some of these factors as well as additional factors, see "Risk Factors" beginning on page 16.

                          THE AIRGATE SPECIAL MEETING

   AirGate is furnishing this proxy statement/prospectus to AirGate stockholders as part of the solicitation of proxies by AirGate's board of directors for use at the AirGate special meeting.

Date, Time and Place

   AirGate will hold a special meeting of AirGate stockholders on November 27, 2001, at 1:00 p.m., local time, at the Marriott Marquis, 265 Peachtree Center Avenue, N.E., Atlanta, Georgia 30303.


Purpose

   At the AirGate special meeting, AirGate is asking its stockholders to authorize, approve and adopt an Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate PCS, Inc., a Delaware corporation, and iPCS, Inc., a Delaware corporation, as it may be amended from time to time, and the transactions contemplated thereby, including the issuance of up to 13.5 million shares of AirGate common stock to the holders of common stock and other securities of iPCS in the merger of a wholly owned subsidiary of AirGate into iPCS. As a result of the merger, iPCS will become a wholly owned subsidiary of AirGate.


Record Date

   Only holders of record of AirGate common stock at the close of business on October 12, 2001, the record date, are entitled to notice of and to vote at the AirGate special meeting. On the record date, 13,364,980 shares of AirGate common stock were issued and outstanding and held by 57 holders of record. Holders of record of AirGate common stock on the record date are entitled to one vote per share at the special meeting.


Quorum

   If a majority of the shares of AirGate common stock outstanding on the record date is represented, either in person or by proxy, at the AirGate special meeting, a quorum will be present at the special meeting. Shares held by persons attending the special meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum.

   A broker who holds shares in nominee or "street name" for a customer who is the beneficial owner of those shares is prohibited from giving a proxy to vote those shares on any proposal to be voted on at the AirGate special meeting without specific instructions from such customer with respect to such proposal. Accordingly, if a broker does not receive voting instructions from a customer with respect to the proposal to be voted on at the special meeting, the shares beneficially owned by such customer will not constitute "votes cast" or shares "entitled to vote" with respect to the proposal. These so-called "broker non-votes" will be counted as present at the special meeting for purposes of determining whether a quorum exists.

Votes Required

   Approval of the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger requires the affirmative vote of the holders of a majority in voting power of all shares of AirGate common stock casting votes, either in person or by proxy, at the AirGate special meeting, provided that the holders of a majority of the outstanding shares of AirGate common stock vote or are represented at the AirGate special meeting. This approval is required under the rules of The Nasdaq National Market, the stock market on which AirGate's common stock is listed and traded. Abstentions and "broker non-votes" will not be counted as "votes cast" and therefore will have no effect on the outcome of this proposal.

Voting of Proxies

   All shares of AirGate common stock represented by properly executed proxies received before or at the AirGate special meeting will, unless revoked, be voted at the AirGate special meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by such proxy card will be voted FOR approval of the proposal to be voted on at the special meeting. No proxy that is voted against the proposal will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. AirGate stockholders are urged to mark the box on their proxy to indicate how to vote their shares.

Revocability of Proxies

   The grant of a proxy on the enclosed form of proxy does not preclude an AirGate stockholder from voting in person at the AirGate special meeting. AirGate stockholders may revoke a proxy at any time prior to its exercise by filing with AirGate a duly executed revocation of proxy, by submitting a duly executed proxy to AirGate bearing a later date or by appearing at the AirGate special meeting and voting in person if they are a holder of record. Attendance at the special meeting will not in and of itself revoke a proxy.

Solicitation of Proxies

   AirGate will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, AirGate's directors, officers and employees and those of its subsidiaries may solicit proxies from AirGate's stockholders by telephone or other electronic means or in person. These persons will not receive additional compensation for soliciting proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by these persons, and AirGate will reimburse them for reasonable out-of-pocket expenses. AirGate has made arrangements with Georgeson Shareholder Communications Inc. to help in soliciting proxies for the proposed merger and the AirGate special meeting and in communicating with stockholders. AirGate has agreed to pay Georgeson Shareholder Communications approximately $7,500 in the aggregate plus expenses for their services. If necessary, AirGate may also use several of its regular employees, who will not be specially compensated, to solicit proxies from its stockholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.


   AirGate will mail a copy of this proxy statement/prospectus to each holder of record of AirGate common stock on the record date.

                                   THE MERGER

   This section of the proxy statement/prospectus, as well as the next section titled "The Merger Agreement and Related Agreements" beginning on page 43, describes certain material aspects of the proposed merger, including the merger agreement, the support agreements, the lock-up agreements and the registration rights agreement. While we believe that these descriptions cover the material terms of the merger, these summaries may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

Structure of the Merger

   If the merger and the merger agreement are adopted by the holders of a majority in voting power of the outstanding shares of iPCS voting stock, the issuance of the shares of AirGate common stock is approved by the affirmative vote of the holders of a majority of all shares of AirGate common stock casting votes, either in person or by proxy, at the AirGate special meeting, and the other conditions to the merger are satisfied, the AirGate merger subsidiary, a wholly owned subsidiary of AirGate formed for the purpose of the merger, will merge into iPCS, with iPCS being the surviving corporation in the merger and becoming a wholly owned subsidiary of AirGate.


Background of the Merger

   In mid-June, representatives of UBS Warburg met with Mr. Thomas M. Dougherty, AirGate's President and Chief Executive Officer, Mr. Alan B. Catherall, AirGate's Chief Financial Officer, Mr. Thomas D. Body III, AirGate's Vice President of Business Development, and Ms. Barbara L. Blackford, AirGate's Vice President, General Counsel and Corporate Secretary, at AirGate's headquarters in Atlanta, Georgia. The UBS Warburg representatives presented their thoughts as to the status of mergers and acquisitions occurring among Sprint PCS network partners and, in particular, their thoughts about iPCS, which UBS Warburg had learned was exploring strategic alternatives, including a possible sale.

   In late June, Lehman Brothers, iPCS' financial advisor, contacted Mr. Catherall regarding a possible transaction between AirGate and iPCS.

   On July 3, 2001, Mr. Body and Ms. Sharon Kushner, AirGate's Manager of Finance, met with Mr. Timothy M. Yager, iPCS' President and Chief Executive Officer, Mr. Stebbins B. Chandor, Jr., iPCS' Chief Financial Officer, and Ms. Julie K. Fraundorf, iPCS' Director of Corporate Finance, at a conference center located at O'Hare International Airport. A representative of Lehman Brothers also attended the meeting. At the meeting, iPCS provided an overview of its business and reviewed iPCS' management presentation.

   On July 10, 2001, a meeting was held at AirGate's headquarters with UBS Warburg. Messrs. Dougherty, Body and Catherall and Ms. Blackford were present at that meeting. UBS Warburg representatives made a presentation as to the current state of the iPCS process. At the meeting, representatives from UBS Warburg told AirGate that iPCS most likely would initiate a controlled auction process and AirGate expressed interest in participating in such a process.

   On July 17, 2001, representatives of UBS Warburg again met with AirGate's senior management in Atlanta to discuss the iPCS auction process. Messrs. Dougherty, Catherall and Body as well as Mr. Bernard Bianchino, a member of AirGate's board of directors and special consultant to AirGate for the iPCS process, Ms. Blackford and Ms. Kushner attended the meeting. UBS Warburg and AirGate discussed the iPCS opportunity, including preliminary valuation thoughts. UBS Warburg and AirGate then prepared an "initial indication of interest" letter which was to be submitted the following day to iPCS. AirGate informed UBS Warburg that it was prepared to engage UBS Warburg as its exclusive financial advisor in connection with the iPCS auction process. AirGate subsequently signed an engagement letter with UBS Warburg.

   On July 18, 2001, AirGate submitted to iPCS, via Lehman Brothers, a non-binding indication of interest which was subject to due diligence.

   On July 23, 2001, AirGate revised its indication of interest based on additional analyses including covered population, or covered POPs.

   On July 26, 2001, UBS Warburg held a conference call with Lehman Brothers. Lehman Brothers reiterated that AirGate's most recent indication of interest was uncompetitive. Lehman Brothers informed UBS Warburg that iPCS would require no less than 49.9% of the equity of the pro forma company (or approximately
14.9 million shares of AirGate common stock, including shares to be issued upon the exercise of outstanding iPCS options and warrants to be assumed by AirGate in the merger) and resolution of certain other issues to consummate a transaction, including stockholder liquidity rights and the level of representation on AirGate's board of directors.

   On July 30, 2001, AirGate's and iPCS' senior management held a joint due diligence session at the O'Hare Hilton hotel in Chicago. In attendance from AirGate were Messrs. Dougherty, Catherall, Bianchino and Jonathan Pfohl, AirGate's Vice President of Sales, Ms. Blackford and Ms. Kushner. In attendance from iPCS were Messrs. Yager and Chandor, Ms. Linda K. Wokoun, iPCS' Chief Operating Officer, Ms. Fraundorf and representatives of The Blackstone Group. Representatives of both companies' financial advisors also attended the meeting. AirGate and iPCS conducted reciprocal due diligence, including a review of each company's management presentation, sales and marketing strategies and financial review (which included an analysis of ten-year business plans).

   The next day, AirGate's board of directors held a regularly scheduled meeting in Atlanta. UBS Warburg and certain members of AirGate's senior management provided the board of directors with an update on the due diligence and auction process. The board of directors authorized Mr. Dougherty to continue negotiating with iPCS.

   On August 6, 2001, following further internal analyses and discussions at AirGate and discussions with UBS Warburg, AirGate submitted a formal proposal to iPCS for 13.5 million shares of AirGate common stock, including 1.1 million shares of stock to be issued upon the exercise of outstanding iPCS options and warrants to be assumed by AirGate.

   Following this offer, on August 10, 2001, iPCS delivered to UBS Warburg a draft of the merger agreement. From August 16 to 18, 2001, iPCS and its advisors conducted a comprehensive due diligence review of AirGate in Atlanta as well as a review of network operations and sales functions at certain of AirGate's locations in South Carolina, including a review of sales and marketing, finance, accounting and operations. Senior management from AirGate and iPCS were present as were representatives of Blackstone.

   During and following such review, AirGate conducted a comprehensive due diligence review of iPCS during the period from August 15 to 22, 2001. This due diligence review, which was conducted at iPCS' corporate headquarters in Schaumburg, Illinois as well as at several retail and network locations throughout iPCS' markets, included a review of iPCS' sales and marketing, finance, accounting and operations. Senior management from both AirGate and iPCS were present. During the same time period, AirGate's advisors conducted legal, accounting and financial due diligence.

   After substantially completing such diligence efforts, UBS Warburg and Lehman Brothers, on behalf of AirGate and iPCS, discussed the financial terms of the deal. AirGate then confirmed an offer on August 24, 2001 with a merger consideration consisting of 13.5 million shares of AirGate common stock, including 1.1 million shares to be issued upon the exercise of outstanding iPCS options and warrants to be assumed by AirGate in the merger. Such offer was structured to provide the iPCS stockholders with liquidity over time with respect to the shares of AirGate common stock to be received in the merger.

   On August 25 and 26, 2001, representatives of AirGate, iPCS, UBS Warburg, Lehman Brothers, Winston & Strawn, legal counsel to AirGate, and Mayer, Brown & Platt, legal counsel to iPCS, met at the offices of Mayer, Brown & Platt in Chicago, Illinois for final due diligence and a negotiation and drafting session regarding, among other things, the terms of the merger agreement, the registration rights agreement and the support agreements.

   On the morning of August 27, 2001, AirGate's board of directors met in Atlanta. During that special meeting, AirGate's management team made a presentation regarding the transaction to AirGate's board of directors. In addition, Winston & Strawn reviewed with the board its fiduciary duties and the proposed terms of the transaction, and UBS Warburg made a presentation regarding the fairness from a financial point of view of the exchange ratio to the holders of AirGate common stock. The board then discussed the benefits and the potential risks and drawbacks of the proposed transaction. At this meeting, AirGate's board was provided, for its review, detailed materials regarding iPCS and the transaction, including drafts of the proposed transaction documents.

   During the afternoon of August 28, 2001, iPCS' board of directors gave its final approval to the transactions contemplated by the merger agreement. Later that evening, the AirGate board held a meeting by teleconference to discuss the final terms of the transaction and, after delivery by UBS Warburg of its fairness opinion, approved the transactions contemplated by the merger agreement. Thereafter, the merger agreement and the support agreements, along with other ancillary documents, were executed by all the parties thereto.

   Prior to the opening of trading on The Nasdaq National Market on the morning of August 29, 2001, AirGate and iPCS issued a joint press release announcing the approval of the transaction. The same day, AirGate and iPCS held a teleconference call with research analysts to discuss the transaction. Messrs. Dougherty, Catherall and Yager participated in the call.

AirGate's Reasons for the Merger

   The AirGate board of directors has determined that the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger are advisable and fair to and in the best interests of AirGate and its stockholders, has authorized, approved and adopted the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger, and unanimously recommends that the AirGate stockholders vote FOR approval of these matters at the special meeting.

   In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, the AirGate board of directors believes that the merger represents a strategic opportunity to significantly expand the size and scope of AirGate's operations. The AirGate board of directors believes that, following the merger, AirGate will have greater financial flexibility, operational efficiencies and growth potential than AirGate would have on its own. AirGate's board of directors, with the assistance of its financial advisor, also identified a number of potential benefits of the proposed merger, including the following:

  . the combined company will be able to leverage the best operating practices of both companies to more effectively penetrate iPCS' and AirGate's markets;

  .  iPCS has attractive market characteristics, including:

    -- strong market demographics relative to other Sprint PCS network partners, such as high population densities and high median household income;

    -- a high concentration of headquarters for large corporations;

    -- the inclusion of over 90 colleges and universities; and

    -- less competitive markets than AirGate's, allowing for the opportunity for increased market share;

  . the combined company will result in the largest Sprint PCS network partner based on planned covered POPs;

  . AirGate will be able to expand its markets to include, among others, Grand Rapids, Michigan; Saginaw-Bay City, Michigan; Peoria, Illinois; Cedar Rapids, Iowa; and Springfield, Illinois;

  . the iPCS territory is near many major Sprint PCS markets, including Chicago, Illinois; Detroit, Michigan; Des Moines, Iowa; Indianapolis, Indiana; and St. Louis, Missouri, thereby providing increased roaming revenue opportunities for the combined company;

  .  iPCS has substantially completed its network build-out; and

  .  iPCS has a cash cushion to finance future growth.

   In reaching its decision to approve the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger, AirGate's board of directors considered, in addition to the factors described above:

  . information concerning the financial performance and condition, business operations, capital and prospects of each of AirGate and iPCS on a stand-alone basis as well as a combined basis;

  . current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless communications industry in general and among Sprint PCS network partners in particular;

  . the importance of market position, scale and financial resources to AirGate's ability to compete effectively in the future;

  . the possible negative effect on the price of AirGate's common stock and the consequent potential impairment of AirGate's ability to raise capital through the sale of equity securities resulting from the sales, or potential sales, of the substantial number of shares of AirGate's common stock that AirGate will issue to iPCS' stockholders in the merger;

  . the dilutive effect on AirGate's current stockholders and a consequent reduction in their voting power;

  . the valuation ascribed to AirGate's common stock in the merger and the valuation implied for the combined entity based on currently prevailing market multiples;

  . the relative contributions of AirGate and iPCS to certain operational and financial metrics of the combined company, including net revenues and EBITDA;

  . the opinion delivered by UBS Warburg to AirGate's board of directors on August 28, 2001 to the effect that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair, from a financial point of view, to AirGate and its stockholders; and

  . the expectation that the merger would be accounted for as a purchase for accounting purposes and would be tax-free for federal income tax purposes.

   AirGate's board of directors also considered potential risks relating to the merger, including that:

  .  the price of AirGate's common stock might decline;


  .  AirGate might not fully achieve the benefits sought from the merger;

  . it might take longer for the combined company to become EBITDA and cash flow positive;

  . both AirGate and iPCS would have to operate as two distinctly separate companies as a result of their separate public debt indentures and credit facilities;

  . the integration of iPCS and AirGate will require significant attention from AirGate's management; and

  .  the two companies might be unable to consummate the merger.

   The AirGate board of directors believes that these risks were outweighed by the potential benefits to be realized by the merger. The foregoing discussion of the information and factors considered by the AirGate board of directors is not intended to be exhaustive but includes material factors considered by the AirGate board of directors. In view of the wide variety of information and factors considered, the AirGate board of directors did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors. The AirGate board of directors authorized, approved and adopted the merger, the merger agreement and the issuance of the shares of AirGate common stock in the merger in consideration of all of the facts, matters and information brought to its attention.

Recommendation of AirGate's Board of Directors

   Taking into account all of the material facts, matters and information, including those described above, the AirGate board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of AirGate and its stockholders. THE AIRGATE BOARD UNANIMOUSLY RECOMMENDS THAT AIRGATE'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES OF AIRGATE COMMON STOCK IN THE MERGER.

Opinion of AirGate's Financial Advisor

   On August 28, 2001, at a meeting of AirGate's board of directors held to evaluate the terms of the proposed merger, UBS Warburg delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of AirGate common stock.

   The full text of UBS Warburg's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg. This opinion is attached as Annex D and is incorporated into this document by reference. UBS WARBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PROVIDED FOR IN THE MERGER TO THE HOLDERS OF AIRGATE COMMON STOCK. THE OPINION DOES NOT ADDRESS AIRGATE'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF AIRGATE COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. HOLDERS OF AIRGATE COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS Warburg's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, UBS Warburg, among other things:

  . reviewed certain publicly available business and historical financial information relating to AirGate and iPCS;

  . reviewed certain internal financial information and other data relating to the business and financial prospects of AirGate, including estimates and financial forecasts prepared by the management of AirGate, that were provided to UBS Warburg by AirGate and not publicly available;

  . reviewed certain internal financial information and other data relating to the business and financial prospects of iPCS, including estimates and financial forecasts prepared by the management of iPCS and adjusted by the management of AirGate and not publicly available;

  . conducted discussions with members of the senior management teams of AirGate and iPCS concerning the businesses and financial prospects of AirGate and iPCS;


  . reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS Warburg believed to be generally comparable to those of AirGate and iPCS;

  . compared the financial terms of the merger with publicly available financial terms of certain other transactions that UBS Warburg believed to be generally relevant;

  . considered the financial impact of the potential pro forma effects of the merger on AirGate's financial statements and the financial forecasts of AirGate prepared by the management of AirGate;

  .  reviewed a draft of the merger agreement dated August 26, 2001; and

  . conducted such other financial studies, analyses and investigations, and considered such other information as UBS Warburg deemed necessary or appropriate.

   In connection with its review, with AirGate's consent, UBS Warburg did not assume any responsibility for independent verification of any of the information that was reviewed by UBS Warburg for the purpose of its opinion and, with AirGate's consent, UBS Warburg relied on that information being complete and accurate in all material respects. In addition, at AirGate's direction, UBS Warburg did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of AirGate or iPCS, nor was UBS Warburg furnished with any evaluation or appraisal.

   With respect to the financial forecasts, estimates and pro forma effects referred to in its opinion, UBS Warburg assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of AirGate and iPCS as to the future financial performance of AirGate and iPCS, respectively, and that the financial forecasts, estimates and pro forma effects of iPCS, as adjusted by AirGate's management, reflect the best currently available estimates and judgments of the management of AirGate as to the future performance of iPCS. In addition, UBS Warburg assumed, with AirGate's approval, that the future financial results prepared by the managements of AirGate and iPCS will be achieved at the times and in the amounts projected. UBS Warburg also assumed, with AirGate's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. UBS Warburg assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on AirGate and/or iPCS and the merger. UBS Warburg's opinion is necessarily based on economic, monetary, market and other conditions existing on, and information made available to UBS Warburg as of the date of its opinion.

   UBS Warburg was not asked to, and therefore did not, offer any opinion as to the material terms of the merger agreement or the form of the merger. UBS Warburg expressed no opinion as to the value of AirGate common stock when issued in the merger or the price at which AirGate common stock will trade in the future. In rendering its opinion, UBS Warburg assumed, with AirGate's consent, that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS Warburg examined, and that each of AirGate and iPCS would comply with all material terms of the merger agreement.

   In connection with rendering its opinion to AirGate's board of directors, UBS Warburg performed a variety of financial analyses, which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS Warburg in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to AirGate, iPCS or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

   UBS Warburg believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's analyses and opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

   The estimates of future performance of AirGate and iPCS provided by the managements of AirGate and iPCS in or underlying UBS Warburg's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of AirGate and iPCS. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

   UBS Warburg did not make any recommendation with respect to the exchange ratio, which was determined through negotiation between AirGate and iPCS. UBS Warburg's opinion and financial analyses were only one of many factors considered by AirGate's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the view of the AirGate board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

   The following is a brief summary of the material financial analyses performed by UBS Warburg and reviewed with AirGate's board of directors in connection with UBS Warburg's opinion dated August 28, 2001. THE SUMMARY OF THE FINANCIAL ANALYSES SET FORTH BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE SUMMARY OF THE FINANCIAL ANALYSES. IN ORDER TO FULLY UNDERSTAND THE SUMMARY OF UBS WARBURG'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE SUMMARY OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE SUMMARY OF UBS WARBURG'S FINANCIAL ANALYSES. UNLESS OTHERWISE INDICATED, ESTIMATED FINANCIAL DATA FOR AIRGATE WERE BASED ON ESTIMATES OF THE MANAGEMENT OF AIRGATE AND ESTIMATED FINANCIAL DATA FOR iPCS WERE BASED ON ESTIMATES OF THE MANAGEMENT OF iPCS, AS ADJUSTED BY THE MANAGEMENT OF AIRGATE.

 Analysis of Selected Public Companies

   Based on public filings, UBS Warburg compared selected financial information and operating statistics for AirGate and iPCS to corresponding financial information and operating statistics of the following selected publicly held wireless telecommunications service providers:

  .  AirGate PCS, Inc.

  .  Alamosa Holdings, Inc.

  .  AT&T Wireless Services

  .  Nextel Communications, Inc.

  .  Nextel Partners, Inc.

  .  Sprint PCS

  .  TeleCorp PCS, Inc.

  .  Triton PCS Holdings, Inc.

  .  UbiquiTel Inc.

  .  US Unwired Inc.

   UBS Warburg reviewed "enterprise values" for each of the above companies calculated as multiples of "POPs", "planned covered POPs" and current subscribers. "Enterprise value" means equity market capitalization plus net debt and excluding equity interests in unconsolidated businesses, "POPs" means the number of persons within a license's coverage area, and "planned covered POPs" means the number of people that will be served by the operating network in the future. Multiples for the selected companies were based on closing stock prices on August 24, 2001. This analysis indicated the following implied mean and median enterprise value multiples for the selected companies, as compared to the multiples for iPCS implied in the merger based on 13.5 million shares of AirGate common stock being issued in the merger, the closing price of AirGate common stock of $58.27 per share on August 24, 2001, and iPCS' net debt of approximately $96.9 million as of June 30, 2001:

                                    Multiples of Selected   Implied Multiples
Enterprise Value as a Multiple of:  Public PCS Companies  of iPCS in the Merger
----------------------------------  -------------------------------------------
                                       Mean      Median
                                    ---------- -----------
Total POPs......................... $      152 $      141        $  119
Planned covered POPs...............        179        181           150
Current subscribers................      6,352      6,199         8,226

 Analysis of Selected Precedent Transactions

   UBS Warburg reviewed the enterprise values in the following selected precedent transactions involving wireless telecommunications service providers:

                 Acquiror                                     Target
------------------------------------------- -------------------------------------------
Alamosa Holdings, Inc.                      Southwest PCS LP
UbiquiTel Inc.                              VIA Wireless
Deutsche Telekom AG/VoiceStream Wireless    Powertel, Inc.
Corp.
Telus Corp.                                 Clearnet Communications Inc.
Alamosa PCS, Inc.                           Roberts Wireless Communications
Alamosa PCS, Inc.                           Washington Oregon Wireless
Deutsche Telekom AG                         VoiceStream Wireless Corp.
AT&T Wireless Services                      PCS assets from PrimeCo Personal
                                            Communications, GTE and Vodafone Airtouch
                                            Plc
Powertel, Inc./Eliska Wireless, Inc.        DiGiPH PCS
TeleCorp PCS, Inc.                          Tritel PCS, Inc.
VoiceStream Wireless Corp.                  Aerial Communications Inc.
VoiceStream Wireless Corp.                  Omnipoint Communications, Inc.

   UBS Warburg reviewed enterprise values as multiples of total POPs and subscribers for the selected transactions. All multiples were based on publicly available information at the time of announcement of the relevant transaction. UBS Warburg then compared the multiples derived from the selected transactions with the multiples implied for iPCS based on 13.5 million shares of AirGate common stock being issued in the merger, the closing price of AirGate common stock of $58.27 on August 24, 2001 and iPCS' net debt of approximately $96.9 million as of June 30, 2001. This analysis indicated the following implied enterprise value multiples for the selected transactions, as compared to the multiples for iPCS implied in the merger:

                                                             Implied Multiples
Enterprise Value as a       Multiples of Selected Precedent   of iPCS in the
Multiple of:                          Transactions                Merger
---------------------       -------------------------------- -----------------
                                      Mean
                                   (Excluding
                                    High And
                             Low      Low)    Median  High
                            ------ ---------- ------ -------
Most recent subscribers.... $2,538  $11,241   $9,005 $98,878      $8,226
Total POPs.................     43      155      144     363         119

 Discounted Cash Flow Analysis

   UBS Warburg performed a discounted cash flow analysis of the estimated unlevered, after-tax free cash flows that iPCS and AirGate could each generate over calendar years 2001 through 2009. iPCS' projections analyzed with this methodology were based on estimates of iPCS' management, as adjusted by AirGate's management, and AirGate's projections analyzed with this methodology were based on estimates of AirGate's management. UBS Warburg applied terminal value multiples of 9.0x to 13.0x 2009 EBITDA and discount rates of 11% to 15% to each of AirGate's and iPCS' projections. This analysis indicated a range of implied contribution to pro forma equity values and pro forma enterprise values for iPCS of 47.2% to 47.8% and 46.5% to 47.3%, respectively, as compared to the equity value and enterprise value for iPCS implied in the merger of approximately 47.4% and 45.1%, respectively, based on 13.5 million shares of AirGate common stock being issued in the merger, the closing price of AirGate common stock of $58.27 on August 24, 2001 and iPCS' net debt of approximately $96.9 million as of June 30, 2001.

 Other Analysis

   UBS Warburg performed such other analyses as it deemed necessary or appropriate, including an analysis of the relative contributions of iPCS and AirGate to the combined company's subscribers, estimated revenues, EBITDA and net income for calendar years 2001, 2002 and 2003 based on estimates of the management of AirGate and estimates of the management of iPCS, as adjusted by the management of AirGate.

 Miscellaneous

   AirGate has agreed to pay UBS Warburg for its financial advisory services an aggregate fee of $4.0 million, which includes a customary fee in connection with the delivery by UBS Warburg of the financial fairness opinion to AirGate's board of directors. The fee related to the financial fairness opinion shall be paid irrespective of whether the merger is consummated. In addition, AirGate has agreed to reimburse UBS Warburg for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify UBS Warburg and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.


   AirGate selected UBS Warburg as its financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with AirGate and its business. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of AirGate or iPCS for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.


Interests of Certain AirGate Persons in the Merger

   Consulting Agreement. On July 17, 2001, AirGate entered into a consulting agreement with Mr. Bianchino, one of AirGate's directors. Pursuant to the consulting agreement, AirGate engaged Mr. Bianchino to provide the following services to AirGate in connection with the merger with iPCS:

  .  advising AirGate regarding the advisability of the merger;

  .  advising AirGate regarding the structure and terms of the merger;

  . assisting AirGate in connection with negotiating the terms of the merger; and

  . such other services as AirGate reasonably requested in connection with the merger.

   AirGate agreed to provide Mr. Bianchino $2,500 per day for rendering these consulting services, such amounts not to exceed $50,000, and to reimburse Mr. Bianchino's expenses in connection with providing consulting services.

   AirGate's board of directors was aware of the interest detailed above during its consideration of the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger and in determining to approve these matters and to recommend to AirGate's stockholders that they vote FOR approval of these matters at the AirGate special meeting.

Interests of Certain iPCS Persons in the Merger

   Board of Directors Representation. In accordance with the merger agreement, AirGate has caused two of the eight members of its board of directors to resign and will increase the authorized number of members of the board of directors to nine, effective as of the effective time of the merger. AirGate has agreed to cause its remaining directors to fill the resulting vacancies so that the board of directors will include one member designated by iPCS for a term to expire at AirGate's 2002 annual meeting, one member designated by Blackstone for a term to expire at AirGate's 2003 annual meeting, and one member, to be an independent director, designated by iPCS with the approval of AirGate for a term to expire at AirGate's 2004 annual meeting. AirGate has agreed to nominate for re-election at its 2002 annual meeting the director designated by iPCS whose term expires at the 2002 annual meeting for a term to expire at AirGate's 2005 annual meeting. At the effective time of the merger, at least one of the directors designated by iPCS or Blackstone will be appointed to all committees of the AirGate board of directors.


   Severance Payments. iPCS Wireless, Inc., a wholly owned subsidiary of iPCS, has entered into employment agreements with Timothy M. Yager, Linda K. Wokoun, Stebbins B. Chandor, Jr., Anthony R. Muscato, William W. King, Jr., Leroy R. Horsman, Jeffrey Pinegar and Patricia M. Greteman. These employment agreements generally entitle the covered employees to certain severance payments and consulting fees in the event of certain terminations of employment within one year following a change in control of iPCS. The agreements further provide that if any payments or benefits to which an executive is entitled constitute excess golden parachute payments under applicable IRS rules, he or she will receive a payment sufficient to pay the parachute excise tax that he or she will have to pay with respect to the parachute payment. In addition, each executive will receive an amount sufficient to pay the income and related employment taxes that he or she will have to pay with respect to the reimbursement to him or her of the parachute excise tax. AirGate expects that it will pay approximately $6.5 million to the covered employees with respect to the severance payments.

   Amendment of Employment Agreements. On August 28, 2001, iPCS Wireless entered into amendments of its employment agreements with Ms. Wokoun and Messrs. Chandor and Muscato. Pursuant to these amendments, each of Ms. Wokoun and Messrs. Chandor and Muscato agreed that he or she will not terminate his or her employment with iPCS as a result of the change to their respective positions, duties and responsibilities until the earlier of the 180th day following the closing of the merger and June 30, 2002. On such date, the covered individual's employment will be deemed to terminate automatically for good reason. In consideration for their agreements as described above, each of Ms. Wokoun and Messrs. Chandor and Muscato will be entitled to receive on the earlier of the 180th day following the closing of the merger and June 30, 2002, a lump sum payment representing an acceleration of the consulting fees the covered individual otherwise would have been entitled to receive over the period beginning on the date of such individual's termination of employment and ending on December 31, 2003 for Ms. Wokoun and Mr. Chandor, and December 31, 2002 for Mr. Muscato. This lump sum payment will be in the amount of $400,000 to each of Ms. Wokoun and Mr. Chandor and $200,000 to Mr. Muscato. These payments will be a complete settlement of the applicable employee's obligation to provide consulting services following his or her termination of employment and the obligation of iPCS to pay these employees an annual consulting fee of $200,000 for such consulting periods. These payments are in addition to the other amounts that the covered individuals are entitled to receive under their employment agreements as a result of termination of their employment. Under the employment agreements, as amended, each of Ms. Wokoun and Messrs. Chandor and Muscato have agreed not to compete with iPCS for a period of six months following his or her termination of employment.

   Stock Option Plan. The iPCS Amended and Restated 2000 Long-Term Incentive Plan provides that all outstanding options under the iPCS Long-Term Incentive Plan will accelerate and become fully vested upon the approval of the merger by iPCS stockholders. As of September 30, 2001, directors and executive officers of iPCS held an aggregate of 2,530,000 options to purchase iPCS shares, of which 1,618,125 unvested options will vest upon such approval. As contemplated in the merger agreement, all outstanding options under the iPCS Long-Term Incentive Plan automatically will be converted into options for shares of AirGate common stock upon the closing of the merger as described in "The Merger Agreement and Related Agreements-Treatment of iPCS Options." Following the merger, converted options will remain exercisable in accordance with the terms of the iPCS Long-Term Incentive Plan, the agreements evidencing grants thereunder and any other agreements between iPCS and an optionee.


Description of iPCS 2000 Long-Term Incentive Stock Plan


   In connection with the merger, AirGate will assume the iPCS Long-Term Incentive Plan. The iPCS Long-Term Incentive Plan provides that iPCS may grant stock options, stock appreciation rights, shares of common stock and performance units to its employees, consultants and directors. Stock options awarded under the iPCS Long-Term Incentive Plan may be either incentive stock options or nonqualified stock options, provided that incentive stock options may be awarded only to employees of iPCS. Stock appreciation rights may be granted in connection with options, or may be granted as free-standing awards.


   In connection with the assumption of the iPCS Long-Term Incentive Plan, AirGate intends to amend the iPCS Long-Term Incentive Plan to provide that shares of AirGate common stock will be issuable thereunder rather than shares of iPCS common stock. As adjusted based upon the exchange ratio in the merger, based upon the number of options outstanding as of the date of the merger agreement, AirGate will have approximately 628,600 shares of AirGate common stock available for issuance under the iPCS Long-Term Incentive Plan, subject to adjustment under the plan. In connection with the amendment of the iPCS Long-Term Incentive Plan, all references to the number of shares of iPCS common stock issuable thereunder and to the maximum number of shares of iPCS common stock that any individual participant may receive each year under the iPCS Long-Term Incentive Plan shall be multiplied by the exchange ratio and be deemed to refer to the corresponding number of shares of AirGate common stock. Such amendment also will provide that the remaining shares of AirGate common stock available under the iPCS Long-Term Incentive Plan may be issued to AirGate's and iPCS' employees, consultants and directors. The amendment will authorize AirGate's compensation committee to administer the plan. In addition, the amendment will substitute the definition of change in control under the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan for the definition of change in control under the iPCS Long-Term Incentive Plan. As soon as practicable but in no event later than ten business days after the effective time of the merger, AirGate will use its reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 under the Securities Act registering the shares of AirGate common stock subject to the assumed iPCS Long-Term Incentive Plan.


Regulatory and Third Party Approvals

 Regulatory Approvals

   United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its rules, the merger may not be completed until AirGate, iPCS and certain stockholders of iPCS have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a 30-day waiting period has expired or been earlier terminated. A notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was filed with the Antitrust Division and the Federal Trade Commission by each of AirGate and iPCS on October 4, 2001 and by certain stockholders of iPCS on October 11, 2001.


   General. It is possible that filings may be made with other governmental entities which may seek various regulatory concessions. There can be no assurance that:

  .  AirGate or iPCS will be able to satisfy or comply with such conditions;

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

  . compliance or non-compliance will not have adverse consequences for AirGate after completion of the merger; or

  . the required regulatory approvals will be obtained within the time frame contemplated by AirGate and iPCS referred to in this proxy statement/prospectus or on terms that will be satisfactory to AirGate and iPCS.

 Third Party Approvals

   It is a condition to the obligation of each of iPCS and AirGate to complete the merger that the following third party approvals be obtained:

   Stockholders. Under the rules of The Nasdaq National Market, the stock market on which shares of AirGate common stock are listed and traded, the approval of the holders of a majority of the outstanding shares of AirGate common stock casting votes, either in person or by proxy, on the proposal is required for the issuance of shares of AirGate common stock in the merger. AirGate is seeking such stockholder approval at the AirGate special meeting. The affirmative vote of a majority of the issued and outstanding shares of iPCS voting stock is required to adopt and approve the merger agreement and the merger. iPCS is seeking such stockholder approval at a special meeting of its stockholders.

   Senior Lenders. AirGate is required to obtain the approval of the lenders under its senior credit facility to the creation of the AirGate merger subsidiary and consummation of the transactions contemplated by the merger agreement. AirGate obtained this approval on October 12, 2001. iPCS is required to obtain the approval of the lenders under its senior credit facility to the change of control of iPCS that will occur as a result of the merger. iPCS obtained this approval as of September 28, 2001.


   Sprint PCS. iPCS is required to obtain Sprint PCS' approval of the merger under its Sprint PCS management agreement. In a letter dated September 19, 2001, iPCS obtained this approval.

Dissenters' Rights of Appraisal

   Under Delaware law, AirGate stockholders are not entitled to dissenters' rights of appraisal in connection with the merger.

   Dissenters' rights of appraisal are provided for under Delaware law for iPCS stockholders. If an iPCS stockholder does not wish to accept AirGate common stock in the merger, such iPCS stockholder has the right under Delaware law to have the fair value of his, her or its iPCS shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order for an iPCS stockholder to exercise his, her or its dissenters' rights of appraisal, such stockholder:

  . must send a written demand to iPCS for appraisal in compliance with Delaware law before the vote on the merger;

  .  must not vote in favor of the merger; and

  . must continuously hold the iPCS stock from the date he, she or it makes the demand for appraisal through the closing of the merger.

   Merely voting against the merger will not protect an iPCS stockholder's rights to an appraisal.

Accounting Treatment

   The merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the effective time of the merger, iPCS' consolidated results of operations will be included in AirGate's consolidated results of operations. For purposes of preparing

AirGate's consolidated financial statements, AirGate will establish a new accounting basis for iPCS' assets and liabilities based upon their estimated fair market values and AirGate's purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial information appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma condensed consolidated financial information to comply with disclosure requirements of the SEC. Although the final purchase price allocation may differ, the pro forma condensed consolidated financial information reflects AirGate management's best estimate based upon currently available information. For more information regarding the pro forma allocation of the purchase price, see "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

Nasdaq Listing

   The shares of AirGate common stock to be issued in connection with the merger are required to be listed on The Nasdaq National Market. Nasdaq's approval to list these shares of common stock is expected to be obtained prior to the completion of the merger, subject to official notice of issuance.

Material United States Federal Income Tax Consequences of the Merger

   The following is a summary of the material United States Federal income tax consequences of the merger to AirGate and iPCS and to holders of iPCS stock who exchange their shares of iPCS stock for shares of AirGate stock and, as applicable, cash in lieu of fractional shares of AirGate stock. This discussion addresses only such stockholders who hold their iPCS stock as a capital asset, and does not address all of the United States Federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as holders who are subject to alternative minimum tax provisions of the Internal Revenue Code, financial institutions, tax-exempt organizations, insurance companies, mutual funds, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction or straddle, holders whose shares are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. The following discussion also does not address the tax consequences to iPCS stockholders of any amounts received as reimbursement for any of their expenses in connection with the merger. It is based upon the Internal Revenue Code, and other laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. United States Federal estate tax consequences and tax consequences under state, local and foreign laws are not addressed.


   THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. iPCS STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

   No ruling has been, or will be, sought from the Internal Revenue Service as to the United States Federal income tax consequences of the merger. It is a condition to the consummation of the merger that AirGate receive an opinion of its tax counsel, Winston & Strawn, and that iPCS receive an opinion from its tax counsel, Mayer, Brown & Platt, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinions will be conditioned on customary assumptions and representations made by AirGate, the AirGate merger subsidiary and iPCS. An opinion of counsel is not binding on the Internal Revenue Service or a court. As a result, neither AirGate nor iPCS can assure you that the tax considerations and opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged.

   Tax Opinions. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Mayer, Brown & Platt and Winston & Strawn have delivered opinions addressing the United States Federal income tax consequences of the merger. These opinions have been rendered based on certain facts, representations and assumptions set forth in the opinions that are expected to be consistent with the facts existing at the effective time of the merger. These opinions do not address the tax consequences to iPCS stockholders (i) who do not hold their iPCS stock as a capital asset, (ii) who are subject to special rules, or (iii) of any amounts received as reimbursement for any of their expenses in connection with the merger. As with the opinions that are to be delivered at closing, these opinions are not binding on the Internal Revenue Service or a court. The material conclusions in these opinions are as follows:


  .  the merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code;

  . AirGate, the AirGate merger subsidiary and iPCS will not recognize any gain or loss as a result of the merger;

  . each iPCS stockholder who exchanges shares of iPCS common stock for shares of AirGate common stock in the merger will not recognize gain or loss, except with respect to cash, if any, that such stockholder receives in lieu of a fractional share of AirGate common stock and amounts received as reimbursement for any expenses in connection with the merger;


  . each iPCS stockholder's aggregate tax basis in the shares of AirGate common stock received in the merger, including any fractional share interest for which cash is received, will be the same as such stockholder's aggregate tax basis in the iPCS common stock surrendered in the merger; and

  . the holding period of the shares of AirGate common stock received in the merger, including any fractional share interest for which cash is received, by each iPCS stockholder will include the holding period of the iPCS common stock that such stockholder surrendered in the merger.

   Cash in Lieu of a Fractional Share of AirGate Stock. Each iPCS stockholder who receives cash in lieu of a fractional share of AirGate common stock in the merger will be treated as having received the fractional share interest in the merger and as having received the cash in redemption of the fractional share. The cash payment will be treated as a payment in redemption of the fractional share interest under Section 302 of the Internal Revenue Code. In general, an iPCS stockholder will recognize capital gain or loss on deemed redemption in an amount equal to the difference between the amount of cash received and such stockholder's adjusted tax basis allocable to the fractional share. If, however, such stockholder is involved in directing iPCS' corporate affairs, holds more than a minimal interest in iPCS, or owns iPCS or AirGate common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code, the Internal Revenue Service could in some circumstances take the view that the cash payment should be taxed to such stockholder as a dividend.

   Dissenters' Rights of Appraisal. iPCS stockholders who exercise dissenters' rights of appraisal generally will recognize taxable gain or loss based upon the difference in the cash received and the stockholder's adjusted tax basis in the shares of iPCS common stock exchanged, provided the amount received is not treated as a dividend. A sale of shares based on the exercise of dissenters' rights of appraisal will not be treated as a dividend if, after giving effect to constructive ownership rules under the Internal Revenue Code, the stockholder exercising the dissenters' rights of appraisal owns no shares in AirGate following the merger. If the stockholder owns shares in AirGate (either actually or constructively) after the merger, the determination of whether the sale of shares will be treated as a dividend is a more complicated analysis. Stockholders should consult their own tax advisors as to the proper treatment in this case.

   Backup Withholding. Certain noncorporate iPCS stockholders may be subject to backup withholding at a rate of 30.5% (30% if the transaction closes in 2002) on cash received in exchange for their fractional shares of iPCS common stock. Backup withholding will not apply, however, to a stockholder who:

  . furnishes to AirGate in connection with the completion of the merger a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form;

  . provides to AirGate in connection with the completion of the merger a certification of foreign status on Form W-8BEN or successor form; or

  .  is otherwise exempt from backup withholding.

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

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

   THE FOLLOWING IS A SUMMARY OF THE AGREEMENTS RELATING TO THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, THE SUPPORT AGREEMENTS, AND THE REGISTRATION RIGHTS AGREEMENT. THE DESCRIPTION OF EACH OF THESE AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE RESPECTIVE AGREEMENT, EACH OF WHICH IS ATTACHED AS AN ANNEX TO AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE FULL TEXT OF EACH OF THE AGREEMENTS.

                              THE MERGER AGREEMENT

The Merger

   A wholly owned subsidiary of AirGate will merge into iPCS following:


  . the approval by the required AirGate stockholders of the merger, the merger agreement and the issuance of shares of AirGate common stock in the merger;

  . the approval by the required iPCS stockholders of the merger and the merger agreement; and

  . the satisfaction or waiver of the other conditions to the merger.

   iPCS will survive the merger as a wholly owned subsidiary of AirGate. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a certificate of merger with the Delaware secretary of state or at such other time as may be specified in the certificate of merger. The filing of the certificate of merger will occur no later than three business days after the satisfaction or waiver of all conditions to the merger.

   In addition, following the merger:

  . the charter and by-laws of the AirGate merger subsidiary will become the charter and by-laws of iPCS; and

  . the directors and officers of the AirGate merger subsidiary will become the directors and officers of iPCS.

Treatment of iPCS Common Stock

   At the effective time of the merger, each issued and outstanding share of iPCS common stock owned by iPCS stockholders (other than those exercising dissenters' rights of appraisal, if any) will be converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. Each share of iPCS preferred stock will convert automatically into a share of iPCS common stock immediately prior to the effective time of the merger. All shares of iPCS common stock held in treasury by iPCS or owned directly by AirGate or iPCS or any of their respective subsidiaries will be cancelled without exchange.


   The exchange ratio will be adjusted in the event of:

  . any inaccuracy in the number of outstanding shares of iPCS common stock, preferred stock, options, warrants or other stock equivalents represented by iPCS to AirGate;

  . the issuance after August 28, 2001 of options, warrants or other rights to purchase iPCS common stock; or

  . any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other like change with respect to iPCS common stock occurring before the merger.

   The total number of shares of AirGate common stock that AirGate will issue in connection with the merger and related transactions will not exceed 13.5 million, which, assuming the exercise of all outstanding AirGate and iPCS options and warrants, would represent approximately 47.5% of AirGate's common stock immediately following the merger.

Treatment of iPCS Options

   At the effective time of the merger, AirGate will assume each unexpired and unexercised option to purchase shares of iPCS common stock and convert it into a fully vested option to purchase shares of AirGate common stock. Each converted iPCS option will remain subject to the terms and conditions of iPCS' Long-Term Incentive Plan and any agreements between iPCS and the optionee. The number of shares of AirGate common stock subject to each iPCS option that AirGate assumes will equal the number of shares of iPCS common stock subject to the iPCS option immediately prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of AirGate common stock issuable under each converted iPCS option will be equal to the per share exercise price of the iPCS common stock specified under the iPCS option divided by the exchange ratio, rounded up to the nearest whole cent.

   As soon as practicable but in no event later than ten business days after the effective time of the merger, AirGate will use its reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 under the Securities Act registering the shares of AirGate common stock subject to the assumed iPCS options. AirGate will use its reasonable best efforts to maintain the effectiveness of the Form S-8.

Treatment of iPCS Warrants

   At the effective time of the merger, AirGate will assume and cause to be performed the obligations of iPCS under certain unexpired and unexercised warrants to purchase shares of iPCS common stock. Each assumed iPCS warrant will remain subject to the terms and conditions set forth in the applicable warrant agreement immediately prior to the effective time of the merger, except that:

  . the number of shares of AirGate common stock subject to each outstanding iPCS warrant that AirGate assumes will equal the number of shares of iPCS common stock subject to the iPCS warrant immediately prior to the merger multiplied by the exchange ratio, rounded to the nearest whole share; and

  . the exercise price per share of AirGate common stock issuable under each assumed iPCS warrant will be equal to the per share exercise price of the iPCS common stock specified under the iPCS warrant divided by the exchange ratio, rounded to the nearest whole cent.

   Following the effective time of the merger, AirGate will cause a shelf registration statement on Form S-3 to become effective to cover AirGate common stock issuable upon the exercise of the assumed warrants. AirGate will maintain the effectiveness of the registration statement until the earlier of the expiration of the assumed warrants or the date on which all of the assumed warrants have been exercised.

Fractional Shares

   AirGate will not issue any fractional shares of AirGate common stock in the merger. In lieu of any fractional shares of AirGate common stock, each iPCS stockholder who would otherwise have been entitled to a fraction of a share of AirGate common stock pursuant to the merger agreement will be paid an amount in cash, without interest, equal to the fraction of a share of AirGate common stock that would have been issued in the merger multiplied by the average of the closing price of AirGate common stock for the five trading days immediately prior to the merger.

Exchange of Certificates

   At the effective time of the merger, each record holder of shares of iPCS common stock (other than those exercising dissenters' rights of appraisal, if any) shall receive from AirGate, upon delivery of a completed letter of transmittal and surrender of such holder's iPCS stock certificates, certificates representing that number of shares of AirGate common stock, and cash for any fractional shares thereof, to which such holder is entitled. At and after the effective time of the merger and until so surrendered, the iPCS stock certificates will represent only the right to receive the consideration described above. No dividends or other distributions declared or made after the merger with respect to shares of AirGate common stock will be paid to the holder of record of any unsurrendered iPCS stock certificates. However, following surrender of any such iPCS stock certificates, the holder of record will be paid, without interest, with respect to each whole share of AirGate common stock which such person is entitled to receive in the merger:

  . the amount of any dividends or other distributions with a record date after the merger but a payment date prior to surrender of such iPCS stock certificates; and

  . at the appropriate payment date, the amount of dividends or distributions with a record date after the merger but prior to surrender of such iPCS stock certificates and a payment date after the surrender of such iPCS stock certificates.

No transfers of shares of iPCS capital stock will be permitted to be made after the merger.

   If any iPCS stock certificate is lost, stolen or destroyed, an iPCS stockholder must provide an appropriate affidavit of that fact. AirGate may require an iPCS stockholder to deliver a bond as indemnity against any claim that may be made against AirGate with respect to any lost, stolen or destroyed certificate.

Joint Closing Conditions of AirGate and iPCS

   The obligation of each of AirGate and iPCS to complete the merger is subject to the satisfaction or waiver of specified conditions prior to the effective time of the merger, including the following:

  . the approval by AirGate stockholders of the issuance of shares of AirGate common stock in the transactions contemplated by the merger agreement at a stockholders' meeting held for the purpose of voting on the issuance;

  . the approval and adoption by iPCS stockholders of the merger and the merger agreement;

  . the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . the receipt, without the requirement of divestiture, of all consents, permits, licenses and approvals required from any governmental entity;

  . the absence of any injunction, order, decree or ruling which restrains or prohibits the consummation of the merger;

  . the declaration by the SEC of the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order or threatened or pending proceedings seeking a stop order;

  . the acceptance for filing by the secretary of state of Delaware of the certificate of merger;

  . the absence of any event or circumstance that results in the failure to satisfy certain conditions of the definition of a "Change of Control" in iPCS' indenture;

  . the receipt of all consents, approvals or waivers required by any third party under any contract or agreement with AirGate, including the approval of the lenders under AirGate's senior credit facility; and

  . the receipt of all consents, approvals or waivers required by any third party under any contract or agreement with iPCS, including the approval of Sprint PCS and the approval of the lenders under iPCS' senior credit facility.

Closing Conditions of AirGate and the AirGate Merger Subsidiary

   The obligations of AirGate and the AirGate merger subsidiary to complete the merger is subject to the satisfaction or waiver by AirGate and the AirGate merger subsidiary of the following additional conditions prior to the effective time of the merger:

  . the representations and warranties made by iPCS in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date, except where the failure to be true and correct in all material respects will not have a material adverse effect on iPCS;

  . the performance by iPCS in all material respects of all obligations required to be performed by it under the merger agreement on or prior to the closing date;

  . the absence of any pending proceeding by a governmental authority which seeks to prevent the consummation of the merger or the transactions contemplated by the merger agreement;

  . the delivery by iPCS of a written resignation of each director of iPCS and its subsidiaries as of the effective time of the merger;

  . the receipt by AirGate of a written opinion of Winston & Strawn, tax counsel to AirGate, to the effect that for federal income tax purposes, the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code;

  . the delivery by iPCS of an agreement evidencing the termination of certain agreements among iPCS and its stockholders;

  . the receipt by AirGate of various certificates certifying as to the charter and bylaws of iPCS and its subsidiaries, the valid existence of iPCS and each subsidiary of iPCS under the laws of Delaware, as well as qualification certificates from every jurisdiction where iPCS and each subsidiary of iPCS is registered to do business as a foreign entity, and resolutions of the iPCS board of directors and iPCS stockholders approving the merger and the merger agreement;

  . the receipt by AirGate of a comfort letter from Deloitte & Touche LLP, iPCS' independent public auditors, on the effective date of the S-4 registration statement and on the closing date of the merger, in form and substance reasonably satisfactory to AirGate;


  . the execution and delivery by certain iPCS stockholders of the registration rights agreement;

  . the absence of a continuing event of default under either of iPCS' indenture or credit facility; and

  . the absence of a continuing material default by iPCS or any of its subsidiaries under iPCS' agreements with Sprint PCS.

Closing Conditions of iPCS

   iPCS' obligation to complete the merger is subject to the satisfaction or waiver by iPCS of the following additional conditions prior to the effective time of the merger:

  . the representations and warranties made by AirGate and the AirGate merger subsidiary are true and correct in all material respects as of the date of the merger agreement and as of the closing date, except where the failure to be true and correct in all material respects will not have a material adverse effect on AirGate;

  . the performance by AirGate and the AirGate merger subsidiary in all material respects of all obligations required to be performed by them under the merger agreement, on or prior to the closing date;

  . the absence of any pending proceeding by a governmental entity which seeks to prevent the consummation of the transactions contemplated by the merger agreement;

  . the receipt by iPCS of a written opinion of Mayer, Brown & Platt, tax counsel to iPCS, to the effect that for federal income tax purposes, the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code;

  . the authorization for listing on The Nasdaq National Market, subject to official notice of issuance, of the AirGate common stock issuable to iPCS stockholders in the merger and pursuant to the other transactions contemplated by the merger agreement;

  . the execution and delivery by AirGate of the registration rights agreement;

  . the absence of a continuing event of default under either AirGate's indenture or credit facility; and

  . the absence of a continuing material default by AirGate or any of its subsidiaries under AirGate's agreements with Sprint PCS.

Covenants and Other Agreements

 Conduct of iPCS' Business Pending the Merger

   iPCS has agreed that until the completion of the merger, unless expressly contemplated by the merger agreement, or approved in writing by AirGate, iPCS and its subsidiaries will conduct their businesses and operations in the ordinary course of business and consistent with past practices and in compliance with applicable law. iPCS also has agreed to use its reasonable best efforts to preserve intact its business organization and that of its subsidiaries, keep available the present services of its employees, and preserve the existing business relationships and goodwill of its customers and distributors. In addition, iPCS has agreed that prior to the effective time of the merger it will not, and will not permit its subsidiaries to, do any of the following without AirGate's consent or except as expressly contemplated by the merger agreement:

  . declare, set aside or pay any dividends or make any distributions with respect to any capital stock, other than dividends from a subsidiary to iPCS or another subsidiary of iPCS;

  . split, combine or reclassify any shares of its capital stock, or issue or authorize any other securities in lieu of or in substitution for shares of its capital stock;

  . repurchase, redeem or otherwise acquire any securities of iPCS or its subsidiaries;

  . issue, deliver or sell any additional shares of its capital stock or other securities;

  . make any material changes to its charter, by-laws or other similar governing documents;

  . take any action that is intended or may reasonably be expected to result in any representations or warranties becoming untrue, or in any of the conditions to the merger not being satisfied;

  . make any change in accounting methods, other than as required by GAAP;

  . except as may be required to comply with applicable law, adopt, enter into, amend, renew or terminate any employee benefit plan, or any agreement, arrangement, plan or policy with current or former directors, officers or employees;

  . incur any indebtedness other than indebtedness under its senior credit facility not to exceed $100.0 million;

  . except for normal increases to employees other than directors and officers in the ordinary course of business consistent with past practice and except as required by applicable law, increase the compensation or fringe benefits of any director, officer, or employee, or pay any benefit not required;

  . make any loans to any officers, directors, employees, affiliates, agents or consultants, or make any change in existing borrowing or lending arrangements on behalf of any such person;

  . take any action that could reasonably be expected to disqualify the merger as a tax-free reorganization;

  . sell, lease, encumber, assign or otherwise dispose of any assets, properties or other rights involving consideration in excess of $5.0 million in the aggregate;

  . enter into, renew, amend or waive in any material manner, or terminate, any iPCS agreement with Sprint PCS, or any other material contract, agreement or lease to which iPCS or any of iPCS's subsidiaries is a party, or by which iPCS or any of iPCS' subsidiaries is bound, other than in the ordinary course of business;

  . take any action that could reasonably be expected to delay the merger and the other transactions contemplated by the merger agreement;

  . make any material tax election or change any material election already made, adopt or change any accounting method relating to taxes unless required by GAAP, enter into any closing agreement relating to taxes, or settle any claim or assessment relating to taxes;

  . enter into or amend in any material manner any contract, agreement or arrangement with any officer, director, employee, consultant or stockholder, or any affiliate of each;

  . acquire additional territory or related assets from Sprint PCS;

  . issue, deliver, sell, pledge, dispose of, encumber or grant any lien on any shares of its capital stock or other securities of iPCS or its subsidiaries;

  . pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business or pursuant to mandatory terms of any contract in effect, in excess of $2.5 million;

  . make any loans, advances or capital contributions to, or investments in, any other person in excess of $1.0 million;

  . enter into any new line of business;

  . enter into any new employment agreement, arrangement, commitment or program which provides for severance payments or benefits, or amend any existing employment agreement, arrangement, commitment or program in a manner that increases any severance payments or benefits by more than $100,000, individually or in the aggregate;

  . make any capital expenditures other than those which are in an amount of no more than $75.0 million in the aggregate;

  . voluntarily permit any material insurance policy naming iPCS or a subsidiary as beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or

  . agree to do any of the foregoing.

 Conduct of AirGate's Business Pending the Merger

   AirGate has agreed that until the completion of the merger, unless expressly contemplated by the merger agreement, or approved in writing by iPCS, AirGate and its subsidiaries will conduct their businesses and operations in the ordinary course of business and consistent with past practices and in compliance with applicable law. AirGate will use its reasonable best efforts to preserve intact its business organization and that of its subsidiaries, keep available the present services of its employees, and preserve the existing business relationships and goodwill of its customers and distributors. In addition, AirGate has agreed that prior to the effective time of the merger it will not, and will not permit its subsidiaries to, do any of the following without iPCS' consent or except as expressly contemplated by the merger agreement:

  . declare, set aside or pay any dividends or make any distributions with respect to any capital stock, other than dividends from a subsidiary to AirGate or another subsidiary of AirGate;

  . split, combine or reclassify any shares of its capital stock, or issue or authorize any other securities in lieu of or in substitution for shares of its capital stock;

  . repurchase, redeem or otherwise acquire any securities of AirGate or its subsidiaries;

  . issue, deliver or sell any additional shares of its capital stock or other securities;

  . make any material changes to its charter, by-laws or other similar governing documents;

  . take any action that is intended or reasonably could be expected to result in any representations or warranties becoming untrue, or in any of the conditions to the merger not being satisfied;

  . make any change in accounting methods, other than as required by GAAP;

  . take any action that could reasonably be expected to disqualify the merger as a tax-free reorganization;

  . sell, lease, encumber, assign or otherwise dispose of any assets, properties or other rights involving consideration in excess of $25.0 million in the aggregate, except as permitted by the merger agreement;

  . incur any indebtedness other than indebtedness under its senior credit facility not to exceed $125.3 million in the aggregate;

  . enter into, renew, amend or waive in any material manner, or terminate, any AirGate agreement with Sprint PCS, or any other material contract, agreement or lease to which AirGate or any of AirGate's subsidiaries is a party, or by which AirGate or any of AirGate's subsidiaries is bound, other than in the ordinary course of business;

  . take any action that could reasonably be expected to delay the merger and the other transactions contemplated by the merger agreement;

  . acquire additional territory or related assets from Sprint PCS;

  . make any loans, advances or capital contributions to, or investments in, any other person in excess of $1.0 million, individually or in the aggregate;

  . enter into any new line of business;

  . make any capital expenditures other than those which are in an amount of no more than $65.0 million in the aggregate; or

  . agree to do any of the foregoing.

 No Solicitation

   The merger agreement provides that until completion of the merger iPCS and its subsidiaries will not:

  . acquire any assets, business or any corporation, partnership, association or other business organization or division thereof involving consideration in excess of $2.5 million individually or in the aggregate;

  . approve any transaction that would permit any person or group to acquire shares of iPCS common stock if such acquisition would cause such person or group to beneficially own 15% or more of the shares of iPCS common stock for purposes of Section 203 of the Delaware General Corporation Law; or

  . authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any takeover proposal from a third party, recommend or endorse any takeover proposal, or participate in any discussions or negotiations or provide third parties with any nonpublic information relating to an inquiry or proposal, or otherwise facilitate any effort to make or implement a takeover proposal.

   iPCS will immediately notify AirGate of its receipt, and all relevant details, of any inquiries or takeover proposals. The merger agreement further provides that iPCS will cease immediately and cause to be terminated any existing activities, discussions or negotiations with any parties other than AirGate with respect to a takeover proposal.

   The merger agreement also provides that until completion of the merger, AirGate and its subsidiaries will not:

  . acquire, or be acquired by, any business or any corporation, partnership, association or other organization, or otherwise acquire or sell assets, in excess of $5.0 million;

  . authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage a takeover proposal from a third party;

  . approve any transaction that would permit any person or group to acquire shares of AirGate common stock if such acquisition would cause such person or group to beneficially own 15% or more of the shares of AirGate common stock for purposes of Section 203 of the Delaware General Corporation Law; or

  . participate in any discussions or negotiations or provide third parties with any nonpublic information relating to a takeover proposal, unless the AirGate board of directors determines in good faith, after receipt of advice to such effect from outside legal counsel, that it would be inconsistent with its fiduciary duties not to participate in such discussion or negotiations or provide such information.

   A takeover proposal means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving iPCS or any subsidiary, or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, iPCS or any subsidiary, other than the transactions contemplated by the merger agreement.

 Proxy Statement and Registration Statement

   AirGate agreed to prepare and file with the SEC, as promptly as is reasonably practicable following the date of signing the merger agreement, but in no event later than September 30, 2001, the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, in connection with the registration under the Securities Act of the shares of AirGate common stock to be issued in connection with the merger, and contemplating the public reoffering of all such shares of AirGate common stock issued to the iPCS stockholders. Promptly after the date the registration statement is declared effective under the Securities Act of 1933, AirGate has agreed to mail this proxy statement/prospectus to its stockholders. In addition, as promptly as reasonably practicable following the date the registration statement on Form S-4 is declared effective under the Securities Act of 1933, AirGate has agreed to prepare and file with the SEC a registration statement on Form S-3 for an underwritten offering as contemplated by the registration rights agreement. See "Underwritten Public Offering; Registration Rights" beginning on page 56.

 Stockholder Meetings

   AirGate has agreed to call and hold a meeting of its stockholders to solicit the required stockholder approval of the issuance of AirGate common stock in the merger as soon as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, becomes effective. AirGate, through its board of directors, has agreed to recommend that its stockholders approve the issuance of AirGate common stock and to use its best efforts to solicit and secure such approval.

   iPCS has agreed to call and hold a meeting of its stockholders relating to the required stockholder approval of the merger and the merger agreement; however, iPCS may obtain such stockholder approval by written consent. iPCS, through its board of directors, has agreed to recommend that its stockholders approve the adoption of the merger and the merger agreement.

 Legal Conditions to Merger

   The merger agreement provides that, prior to the effective time of the merger, each of AirGate and iPCS will use all reasonable efforts:

  . to take, or cause to be taken, all actions necessary, proper or appropriate to comply promptly with all legal requirements which may be imposed with respect to the merger and to consummate the merger; and

  . to obtain any consent, authorization, order or approval of any governmental entity or third party required to be obtained in connection with the merger, provided nothing will require AirGate or iPCS to agree to the requirement of any divestiture in exchange for such consent.

 Listing of AirGate Common Stock

   AirGate has agreed to prepare and submit to The Nasdaq National Market a listing application covering the shares of AirGate common stock to be issued in the merger and upon exercise of the iPCS options and warrants assumed by AirGate. The merger agreement requires AirGate to use its best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the effective time of the merger.

 Nomination of Directors

   In accordance with the merger agreement, AirGate has caused two of the eight members of its board of directors to resign from its board and will increase the authorized number of members of the board of directors to nine, effective as of the effective time of the merger. In addition, AirGate has agreed to cause its remaining directors to fill the resulting vacancies so that the board of directors will include one member designated by iPCS for a term to expire at AirGate's 2002 annual meeting, one member designated by Blackstone for a term to expire at AirGate's 2003 annual meeting, and one member, to be an independent director, designated by iPCS with the approval of AirGate, such approval not to be unreasonably withheld for a term to expire at AirGate's 2004 annual meeting. AirGate has agreed to nominate for re-election at AirGate's 2002 annual meeting the director designated by iPCS whose term expires at the 2002 annual meeting for a term to expire at AirGate's 2005 annual meeting. At the effective time of the merger, at least one of the directors designated by iPCS or Blackstone will be appointed to all committees of the AirGate board of directors.


   Upon the sale or in-kind distribution of 75% of more of the shares of AirGate common stock received by Blackstone in the merger, the member of the AirGate board of directors designated by Blackstone shall resign from the board.

 Indemnification of Directors and Officers

   From and after the effective time of the merger, AirGate has agreed that it:

  . will cause iPCS as the surviving corporation in the merger to indemnify its current or former officers and directors consistent with the provisions of the iPCS charter and by-laws in effect on the date of execution of the merger agreement; and

  . will cause iPCS to maintain, for six years from the effective time of the merger, the policy of officers' and directors' liability insurance covering such indemnified parties for acts and omissions on or before the effective time of the merger as in place on August 28, 2001, subject to a cap on the cost of the policy of 200% of the annual premium amount iPCS currently pays for such policy.

 Plan of Reorganization

   Each of AirGate, the AirGate merger subsidiary and iPCS has agreed to use its reasonable best efforts to cause the merger to qualify, and will not knowingly take any action or cause any action to be taken that could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368 of the Internal Revenue Code.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of AirGate's stockholders or iPCS' stockholders:

  . by mutual written consent of AirGate and iPCS;

  . by either AirGate or iPCS if the merger is not effective on or before March 1, 2002, other than as a result of any failure by the party seeking to terminate the agreement to perform the covenants and agreements of such party set forth in the merger agreement;

  . by either AirGate or iPCS, provided the party seeking to terminate the agreement is not in material breach of any of its obligations under the merger agreement, if any required approval of the AirGate stockholders or iPCS is not obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders;

  . by either AirGate or iPCS, provided the party seeking to terminate the agreement is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a material breach of any of the representations or warranties by the other party, which breach has not been cured within 30 days following written notice, provided that such breach, together with all other such breaches, would entitle the party seeking to terminate not to close the merger;

  . by either AirGate or iPCS, provided the party seeking to terminate the agreement is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there has been a material breach of any of the material covenants or agreements set forth in the merger agreement by the other party, which breach has not been cured within 30 days following written notice; and

  . by either AirGate or iPCS if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or other governmental entity preventing or prohibiting the completion of the merger shall have become final and nonappealable.

Termination Fee

   AirGate must pay iPCS, within two business days of termination, a termination fee of 257,000 shares of AirGate common stock if iPCS terminates the merger agreement because of AirGate's failure to obtain the approval of the AirGate stockholders to the issuance of shares of AirGate common stock in connection with the merger. In addition, AirGate will be required to file a shelf registration statement for the registration and reoffering of the shares paid as a termination fee.

Representations and Warranties

   The merger agreement contains various representations and warranties of iPCS relating to, among other things:

  . organization and similar corporate matters;

  . subsidiaries;

  . capital structure;

  . authorization and enforceability;

  . absence of conflicts;

  . receipt of consents and approvals required for the merger;

  . financial statements;

  . absence of undisclosed liabilities;

  . absence of changes or events which would have a material adverse effect;

  . documents filed with the SEC;

  . ownership rights to property;

  . leases;

  . environmental matters;

  . specified contracts;

  . distributors and suppliers;

  . insurance;

  . litigation;

  . compliance with applicable laws;

  . employee benefit plans;

  . tax matters;

  . compliance with Sprint PCS agreements;

  . intellectual property;

  . labor matters;

  . brokers fees and commissions;

  . related party transactions;

  . absence of untrue statements of material fact, or omissions of material fact, in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  . required vote of iPCS stockholders;

  . indebtedness;

  . takeover statute; and

  . reorganization.

   The merger agreement contains various representations and warranties of AirGate, on behalf of itself and the AirGate merger subsidiary relating to, among other things:

  . organization and similar corporate matters;

  . capital structure of AirGate and the AirGate merger subsidiary;

  . the shares of AirGate common stock to be issued in the merger;

  . subsidiaries;

  . authorization and enforceability;

  . absence of conflicts;

  . receipt of consents and approvals required for the merger;

  . financial statements;

  . absence of undisclosed liabilities;

  . absence of changes or events which would have a material adverse effect;

  . documents filed with the SEC;

  . ownership rights to property;

  . leases;

  . environmental matters;

  . specified contracts;

  . distributors and suppliers;

  . insurance;

  . litigation;

  . compliance with applicable laws;

  . employee benefit plans;

  . tax matters;

  . compliance with Sprint PCS agreements;

  . intellectual property;

  . labor matters;

  . brokers fees and commissions;

  . related party transactions;

  . absence of untrue statements of material fact, or omissions of material facts, in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  . required vote of AirGate stockholders; and

  . indebtedness.

Expenses

   Whether or not the merger is completed, each of AirGate and iPCS will pay its own costs and expenses incurred by it in connection with the negotiation and preparation of the merger agreement and its performance and compliance thereunder. AirGate, however, will be solely responsible for certain filing fees and costs in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and federal antitrust law filings.

Indemnification

   The merger agreement does not provide AirGate with any contractual indemnification from the iPCS stockholders following the merger for any breaches of the representations and warranties of iPCS or any failure of iPCS to comply with its obligations under the merger agreement.

Amendment

   The merger agreement may be amended, either before or after approval by the AirGate stockholders or approval by the iPCS stockholders, by an instrument in writing signed by the parties and upon approval of the parties' respective board of directors. However, after the AirGate stockholders and iPCS approve the merger, any later amendment which by law requires stockholder approval may only be made with such approval.

Waiver

   The merger agreement provides that, at any time prior to the effective time of the merger, AirGate or iPCS may, to the extent allowed by applicable law, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, and waive compliance with any agreements or conditions contained in the merger agreement that are for its benefit.

                               SUPPORT AGREEMENTS

   On August 28, 2001, AirGate entered into support agreements with iPCS stockholders that beneficially own approximately 79.4% of the issued and outstanding shares of iPCS voting stock. Pursuant to the support agreements, each signing holder agreed to vote all of the iPCS shares that he, she or it will beneficially own at the record date of any meeting of iPCS stockholders:

  . in favor of adoption of the merger agreement and the other transactions contemplated by the merger agreement;

  . against any proposal made in opposition to or in competition with the merger agreement, the merger and the other transactions contemplated by the merger agreement, or any merger or similar transaction involving iPCS and any party other than AirGate; and

  . against any action that is intended, or could reasonably be expected, to impede, frustrate, interfere with, impair, delay or prevent consummation of the merger.

   The support agreements, the form of which is attached as Annex B to this proxy statement/prospectus, also provide that each iPCS stockholder that is a party to it will not, and will not agree to, directly or indirectly, transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber any, or grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any, of his, her or its shares of iPCS common stock, or other securities convertible into, or exercisable or exchangeable for, shares of iPCS common stock, beneficially owned as of, or acquired after, August 28, 2001, other than:

  . pursuant to the merger; or

  . with the prior written consent of AirGate.

   The support agreements will terminate at the earlier of:

  . the termination of the merger agreement; or

  . the effective time of the merger.

                               LOCK-UP AGREEMENTS

   Substantially all of the iPCS stockholders have agreed to enter into lock-up agreements with AirGate prior to the effective time of the merger. The iPCS stockholders entering into lock-up agreements will include each holder of more than 50,000 shares of iPCS common stock or preferred stock. No holder of iPCS option shares or warrants will enter into a lock-up agreement with AirGate, other than Timothy M. Yager. Those iPCS stockholders that do not enter into a lock-up agreement will be able to immediately resell their shares of AirGate common stock in the open market under this proxy statement/prospectus.

   The merger agreement provides that under the terms of the lock-up agreements, the former iPCS stockholders generally will not be able to sell, transfer or otherwise dispose of their holdings of shares of AirGate common stock without AirGate's prior written consent for a minimum of 120 days after the effective time of the merger other than in connection with the proposed underwritten public offering. For the iPCS founding stockholders, 20% of their shares of AirGate's common stock generally will be released from the lock-up restrictions 120 days after the effective time of the merger, an additional 30% will be released 211 days after the effective time and the remaining 50% will be released 301 days after the effective time. For iPCS stockholders that are affiliates of Blackstone and TCW, all lock-up restrictions will expire on the date that is 120 days after the effective time of the merger.

   Notwithstanding the foregoing, the managing underwriter in connection with the proposed underwritten public offering may require the former iPCS stockholders that sign the registration rights agreement to enter into a lock-up agreement that restricts such stockholders from selling, transferring or otherwise disposing of their shares of AirGate common stock not included in the offering for a period not to exceed 90 days after the completion of the offering. In such an event, the release from the lock-up restrictions of the 20% of the shares of the iPCS founding stockholders and all of the shares of Blackstone and TCW that is otherwise scheduled to take place on the date that is 120 days after the effective time of the merger will not occur until the expiration of the lock-up period required in connection with the underwritten public offering.


   The merger agreement provides that the restrictions on transfer to be set forth in the lock-up agreements with AirGate will not prohibit transfers among certain TCW entities or transfers among certain Blackstone entities, provided that any transferee agrees to be bound by the provisions of the lock-up agreement.

               UNDERWRITTEN PUBLIC OFFERING; REGISTRATION RIGHTS

   AirGate will enter into a registration rights agreement at the effective time of the merger with iPCS stockholders owning approximately 92.7% of iPCS' common stock, assuming the exercise of all outstanding iPCS options and warrants. The registration rights agreement will require AirGate to use its best efforts to complete within 120 days of the effective time of the merger an underwritten public offering of its shares of common stock and other securities convertible into shares of AirGate common stock received in the merger by the former iPCS stockholders that sign the registration rights agreement. The underwritten public offering will occur at such time during the 120-day period as Blackstone designates. Subject to consultation with AirGate, AirGate's underwriter and the other selling stockholders, the number of shares of AirGate common stock to be sold in the underwritten public offering will be subject to market conditions and depend upon the number of shares of AirGate common stock that the former iPCS stockholders request to be included in such offering. In the sole discretion of such stockholders, AirGate may have the opportunity to sell additional shares of its common stock for its own account in the offering. AirGate can give no assurance that it will be able to complete the underwritten public offering.


   The registration rights agreement also will give Blackstone a demand registration right, exercisable at any time after the first anniversary of the effective time of the merger. This demand right will require AirGate to effect the registration of the common stock and other securities then owned by the former iPCS stockholders that have signed the registration rights agreement. In the event that Blackstone sells 75% of the shares of AirGate common stock held by it immediately after the effective time of the merger without exercising this demand right, Geneseo Communications, Inc., one of the iPCS founding stockholders, will have the ability to exercise the demand right. The stockholder exercising the demand right may require that AirGate complete an underwritten public offering of the shares of its common stock requested to be registered. AirGate has no obligation, however, to complete an underwritten public offering unless the sale of shares of AirGate common stock requested to be included in such offering would result in initial aggregate proceeds of at least $40 million.


   The registration rights agreement further provides that in the event AirGate's managing underwriter advises AirGate in writing that, in its opinion, the number of securities requested to be included in any underwritten offering exceeds the number of securities that can be sold without having an adverse effect on the offering, no less than 75% of the shares included in the offering will be shares owned by Blackstone and TCW and the lesser of (1) 25% of each founding iPCS stockholder's pro rata portion of the shares owned by all iPCS stockholders (other than Blackstone and TCW) and (2) the number of shares requested to be included in such offering by the founding iPCS stockholders will be shares owned by the founding iPCS stockholders. In the event that AirGate's managing underwriter advises AirGate in writing that, in its opinion, the number of securities requested to be included in such registration is less than the number of securities that can be sold without having an adverse effect on the offering, AirGate will have the opportunity to sell additional shares of its common stock for its own account in the offering. No registration shall count as a demand registration right granted by AirGate in the registration rights agreement if less than 75% of the number of shares of AirGate common stock and other securities convertible into shares of AirGate common stock sought to be included by Blackstone is sold pursuant to such registration. The registration rights agreement prohibits AirGate from effecting any public sale or distribution of its common stock during a period of 90 days after the completion of the offering.


   Each stockholder that signs the registration rights agreement will agree not to effect any sale or distribution of any equity security, or any security convertible into or exchangeable or exercisable for any equity security, of AirGate, other than as part of the underwritten public offering, during the 15-day period prior to, and during a period of up to 90 days following, the completion of an underwritten public offering.


   AirGate will pay all registration expenses in connection with registrations pursuant to the registration rights agreement. The selling stockholders will pay all underwriting discounts and commissions.

   The registration rights agreement will prohibit AirGate from providing to any other person registration rights that are more favorable than or interfere with the rights granted to the former iPCS stockholders under the registration rights agreement.

                              SELLING STOCKHOLDERS

   The shares of AirGate common stock issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of iPCS for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of AirGate common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 under the Securities Act or another applicable exemption to the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of iPCS generally include individuals or entities that control, are controlled by or are under common control with iPCS and may include officers of iPCS as well as certain holders of ownership interests in iPCS.

   AirGate will receive an "affiliate letter" from persons deemed to be affiliates of iPCS under Section 2(11) of the Securities Act and Rule 145(c) thereunder. An affiliate letter will constitute an agreement by each affiliate of iPCS with AirGate to the effect that the affiliate will not sell, transfer or otherwise dispose of any shares of AirGate common stock issued to that affiliate in connection with the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Because the selling stockholders listed in the table below may be deemed to be affiliates of iPCS, the registration statement of which this prospectus is a part will also cover any offers or sales of the resale shares sold by the selling stockholders. Notwithstanding the transfer restrictions set forth in the affiliate letters, for so long as the registration statement of which this prospectus is a part is effective, the iPCS affiliates will be able, pursuant to the registration statement, to sell, transfer or otherwise dispose of their shares of AirGate common received in the merger.


   The following table, which sets forth information with respect to the selling stockholders, gives effect to the issuance of AirGate common stock upon the closing of the merger and assumes the number of shares of AirGate common stock outstanding at the effective time of the merger is the same as the record date:



                           Ownership Prior to            Ownership After the
                              the Offering     Number of      Offering
                          --------------------  Shares   -----------------------
Name and Address           Shares   Percentage  Offered  Shares      Percentage
----------------          --------- ---------- --------- ----------  -----------
Geneseo Communications,   2,465,168     9.6%   2,465,168        --           --
 Inc.(/1/),(/2/).........
 111 E. 1st Street
 Geneseo, Illinois 61254

Cambridge Telcom,         2,113,001     8.2    2,113,001        --           --
 Inc.(/1/)...............
 111 E. 1st Street
 Geneseo, Illinois 61254

The Blackstone            4,174,031    16.2    4,169,250      4,781            *
 Group(/3/),(/4/)........
 345 Park Avenue
 New York, New York 10154

Trust Company of the      1,025,563     4.0    1,025,563        --           --
 West(/3/),(/5/).........
 11100 Santa Monica
 Boulevard, Suite 2000
 Los Angeles, California
 90025

Cass Communications         704,334     2.7      704,334        --           --
 Management, Inc.(/1/)...
 100 Redbud Road
 Virginia, Illinois 62691

Technology Group,           704,334     2.7      704,334        --           --
 LLC(/1/)................
 118 E. State Street
 Hamel, Illinois 62046

Montrose Mutual PCS,        704,334     2.7      704,334        --           --
 Inc.(/1/)...............
 102 N. Main Street
 Dieterich, Illinois
 62424

                               Ownership Prior to Number  Ownership After the
                                  the Offering      of          Offering
                               ------------------ Shares  -----------------------
   Name and Address            Shares  Percentage Offered  Shares     Percentage
   ----------------            ------- ---------- ------- ----------- -----------

Gridley Enterprises,           352,167    1.4     352,167         --         --
 Inc.(/6/)...................
 108 E. Third Street
 Gridley, Illinois 61744

Timothy M. Yager(/7/)........  266,623    1.0     107,259     159,364          *
 1900 E. Golf Road, Suite 900
 Schaumburg, Illinois 60173

--------
 * Less than one percent.
(1) For a description of the relationship between the stockholder and iPCS, an affiliate of AirGate after the merger, see "Certain Relationships and Transactions of iPCS--Formation of Illinois PCS, LLC." In connection with the formation of iPCS, the stockholder designated a member of the board of directors of iPCS.
(2) Geneseo Communications, Inc. leases T-1 lines and provides other telecommunication services to iPCS.
(3) For a description of the relationship between the stockholder and iPCS, an affiliate of AirGate after the merger, see "Certain Relationships and Transactions of iPCS--Issuance of Convertible Participating Preferred Stock."
(4) Of the 4,174,031 shares, 1,928,278 are held by Blackstone Communications Partners I L.P. ("BCOM"), 1,658,637 are held by Blackstone iPCS Capital Partners L.P. ("BICP"), 582,335 are held by Blackstone/iPCS L.L.C. ("BLLC") and 4,781 are shares issuable to Blackstone Management Partners III pursuant to options that vest at the effective time of the merger. Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III L.L.C. is the general partner of BICP. Blackstone Media Management Associates III L.L.C. is the manager of BLLC. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities. Blackstone has designated two members of the board of directors of iPCS.
(5) Consists of shares held by the following affiliates of Trust Company of the
    West: TCW/Crescent Mezzanine Partners II, L.P., TCW Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P.
(6) For a description of the relationship between the stockholder and iPCS, an affiliate of AirGate after the merger, see "Certain Relationships and Transactions of iPCS--Formation of Illinois PCS, LLC." Gridley Enterprises, Inc. leases a switching location to iPCS.
(7) Mr. Yager is the President and Chief Executive Officer and a member of the board of directors of iPCS. For a description of the relationship between Mr. Yager and iPCS, an affiliate of AirGate after the merger, see "Certain Relationships and Transactions of iPCS--Formation of Illinois PCS, LLC." Of the 266,623 shares, 53,629 are held individually by Mr. Yager, 53,630 are held individually by his wife and 159,364 are shares issuable to Mr. Yager pursuant to options that vest at the effective time of the merger.
    Mr. Yager disclaims beneficial ownership of shares owned by his wife.

                             PLAN OF DISTRIBUTION

   For purposes of this document, selling stockholders include partners, donees, pledgees, transferees or other successors-in-interest from time to time selling shares received from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer. AirGate will not receive any proceeds from the sale of the resale shares pursuant to this document. The selling stockholders may offer and sell their shares of AirGate common stock in one or more of the following transactions:

  . on The Nasdaq National Market or any exchange or market on which AirGate common stock is listed or quoted;

  . in the over-the-counter market;

  . in privately negotiated transactions;

  . for settlement of short sales, or through long sales, options or hedging transactions involving cross or block trades;

  . by pledge to secure debts and other obligations;

  . block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as a principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

  . a special offering, an exchange distribution or a secondary distribution in accordance with the applicable rules of The Nasdaq National Market or of any stock exchange on which shares of AirGate common stock may be listed; or

  . in a combination of any of these transactions.

   The selling stockholders may sell their shares of AirGate common stock at any of the following prices:

  . fixed prices which may be changed;

  . market prices prevailing at the time of sale;

  . prices related to prevailing market prices; or

  . privately negotiated prices.

   The selling stockholders may use broker-dealers to sell their shares of AirGate common stock. If this happens, the broker-dealers may either receive discounts, concessions or commissions from the selling stockholders, or they may receive commissions from purchasers of shares of AirGate common stock for whom they acted as agents. In order to comply with the securities laws of certain states, the selling stockholders may only sell their shares of AirGate common stock through registered or licensed broker-dealers.

   The selling stockholders and any agents or broker-dealers that they use to sell their shares of AirGate common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders might be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

   The selling stockholders and any other person participating in the distribution of the offered shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

   In addition to sales by the selling stockholders pursuant to this document, AirGate has agreed, for the benefit of the iPCS stockholders, to undertake an underwritten public offering within 120 days of the effective time of the merger of its shares of common stock received by the iPCS stockholders in the merger. The underwritten public offering will occur at such time during the 120-day period as Blackstone in consultation with AirGate and the other selling stockholders requests. The number of shares of AirGate common stock to be sold in the underwritten offering will be subject to market conditions and depend upon the number of shares of AirGate common stock that the former iPCS stockholders request to be included in such offering. In the sole discretion of such stockholders, AirGate may have the opportunity to sell additional shares of its common stock for its own account in the underwritten offering.

   The registration effected hereby is being effected under the requirements of the merger agreement. AirGate will pay substantially all of the expenses incident to the registration of the shares of AirGate common stock, including all costs incident to the offering and sale of the shares by the selling stockholders to the public, including in the underwritten public offering, other than any brokerage fees, selling commissions or underwriting discounts. AirGate has agreed to keep the registration statement of which this document is a part effective until the earliest to occur of:

  . such time as all of the selling stockholders have completed the sale or distribution of their resale shares;

  . such time as the resale shares can be resold pursuant to Rule 144(k) under the Securities Act; and

  . the third anniversary of the effective time of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

AirGates PCS, Inc. and Subsidiaries Selected Financial Data

   The selected statement of operations and balance sheet data presented below is derived from AirGate's audited consolidated financial statements as of and for the years ended December 31, 1996, 1997 and 1998, the nine months ended September 30, 1999, and the year ended September 30, 2000 and AirGate's unaudited consolidated financial statements as of June 30, 2001 and for the nine months ended June 30, 2000 and 2001.

   The unaudited financial statements include all adjustments, considering of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2001.

   The data set forth below should be read in conjunction with AirGate's consolidated financial statements and accompanying notes and "AirGate Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.


                                                     For the Nine  For the Year    For the Nine
                            For the Year Ended       Months Ended      Ended          Months
                               December 31,          September 30, September 30,  Ended June 30,
                          -------------------------  ------------- ------------- ------------------
                           1996     1997     1998        1999          2000        2000      2001
                          -------  -------  -------  ------------- ------------- --------  --------
                                (In thousands, except for per share and subscriber data)
                                                                                    (unaudited)
Statement of Operations
 Data:
Revenues:
  Service revenue.......  $   --   $   --   $   --     $    --       $  9,183    $  2,494  $ 61,882
  Roaming revenue.......      --       --       --          --         12,338       4,717    35,516
  Equipment revenue.....      --       --       --          --          2,981       1,041     7,400
                          -------  -------  -------    --------      --------    --------  --------
   Total revenues.......      --       --       --          --         24,502       8,252   104,798
Operating expenses:
  Cost of service and
   roaming..............      --       --       --          --        (27,207)    (15,786)  (71,420)
  Cost of equipment.....      --       --       --          --         (5,685)     (1,974)  (14,408)
  Selling and
   marketing............      --       --       --          --        (28,357)    (13,723)  (49,170)
  General and
   administrative.......   (1,252)  (1,101)  (2,597)     (5,294)      (14,078)     (9,525)  (12,149)
  Noncash stock option
   compensation.........      --       --       --         (325)       (1,665)     (1,067)   (1,225)
  Depreciation and
   amortization.........      (19)    (998)  (1,204)       (622)      (12,034)     (6,795)  (21,463)
                          -------  -------  -------    --------      --------    --------  --------
  Operating loss........   (1,271)  (2,099)  (3,801)     (6,241)      (64,524)    (40,618)  (65,037)
  Interest expense,
   net..................     (582)    (817)  (1,392)     (9,358)      (16,799)    (11,510)  (20,941)
                          -------  -------  -------    --------      --------    --------  --------
  Net loss..............  $(1,853) $(2,916) $(5,193)   $(15,599)     $(81,323)   $(52,128) $(85,978)
                          =======  =======  =======    ========      ========    ========  ========
  Basic and diluted net
   loss per share of
   common stock.........  $ (0.55) $ (0.86) $ (1.54)   $  (4.57)     $  (6.60)   $  (4.27) $  (6.61)
                          =======  =======  =======    ========      ========    ========  ========
Other Data:
  Number of subscribers
   at end of period.....      --       --       --          --         56,689      23,482   179,403



                                                        As of September
                             As of December 31,               30,        As of June 30,
                         ----------------------------  ----------------- --------------
                           1996      1997      1998      1999     2000        2001
                         --------  --------  --------  -------- -------- --------------
                                               (In thousands)
                                                                          (unaudited)
Balance Sheet Data:
Cash and cash
 equivalent............. $      6  $    147  $  2,296  $258,900 $ 58,384    $  7,846
Property and equipment,
 net....................       11        17    12,545    44,206  183,581     203,157
Total assets............    2,196    13,871    15,450   317,320  268,948     257,816
Long-term debt (/1/)....      --     11,745     7,700   165,667  180,727     242,122
Stockholders' equity
 (deficit)..............   (3,025)   (1,750)   (5,350)  127,846   49,873     (29,265)

--------
(1) Includes current maturities.

iPCS, Inc. and Subsidiaries and Predecessor Selected Financial Data

   The selected statement of operations and balance sheet data presented below is derived from iPCS' audited consolidated financial statements as of and for the period from January 22, 1999 (date of inception) through December 31, 1999, as of and for the year ended December 31, 2000, and iPCS' unaudited consolidated financial statements as of June 30, 2001 and for the six months ended June 30, 2000 and 2001.

   The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the six-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.

   The data set forth below should be read in conjunction with iPCS' consolidated financial statements and accompanying notes and "iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.


                              For the Period                   For the Six
                             from January 22,  For the Year Months Ended June
                              1999 (date of       Ended            30,
                            inception) through December 31, ------------------
                            December 31, 1999      2000       2000      2001
                            ------------------ ------------ --------  --------
                                 (In thousands, except for per share and
                                            subscriber data)
                                                               (unaudited)
Statement of Operations
 Data:
Revenues:
  Service revenue.........       $    71        $  20,623   $  4,100  $ 38,674
  Equipment and other
   revenue................           144            3,355      1,005     3,337
                                 -------        ---------   --------  --------
    Total revenues........           215           23,978      5,105    42,011
Operating expenses:
  Cost of service and
   roaming................        (1,695)         (17,026)    (4,708)  (31,494)
  Cost of equipment.......          (484)         (10,462)    (2,583)  (10,852)
  Selling and marketing...          (778)         (12,883)    (2,565)  (12,971)
  General and
   administrative.........        (1,520)          (9,319)    (2,390)   (4,030)
  Taxes on noncash
   compensation...........           --            (1,567)    (1,567)      --
  Noncash stock option
   compensation...........           --           (11,212)    (8,480)   (1,020)
  Depreciation and
   amortization...........          (381)          (8,609)    (2,927)   (8,559)
                                 -------        ---------   --------  --------
    Operating loss........        (4,643)         (47,100)   (20,115)  (26,915)
Interest income (expense),
 net......................            89           (8,298)      (499)   (7,784)
Other income..............           174              726        198       887
                                 -------        ---------   --------  --------
Loss before extraordinary
 item.....................        (4,380)         (54,672)   (20,416)  (33,812)
Extraordinary item--loss
 on early extinguishment
 of debt..................           --            (1,485)       --        --
                                 -------        ---------   --------  --------
    Net loss..............       $(4,380)       $ (56,157)  $(20,416) $(33,812)
                                 =======        =========   ========  ========
Loss before extraordinary
 item.....................        (4,380)         (54,672)   (20,416)  (33,812)
Beneficial conversion
 feature related to
 redeemable preferred
 stock....................           --           (46,387)       --        --
Dividends and accretion on
 redeemable preferred
 stock....................           --            (1,963)       --     (4,919)
                                 -------        ---------   --------  --------
    Loss available to
     common stockholders..        (4,380)        (103,022)   (20,416)  (38,731)
Extraordinary item........           --            (1,485)       --        --
                                 -------        ---------   --------  --------
    Net loss available to
     common stockholders..       $(4,380)       $(104,507)  $(20,416) $(38,731)
                                 =======        =========   ========  ========
Basic and diluted net loss
 per share of common
 stock....................       $ (0.10)       $   (2.33)  $  (0.46) $  (0.86)
                                 =======        =========   ========  ========
Other Data:
  Number of subscribers at
   end of period..........         1,981           46,773     14,049   107,412

                                                     As of December
                                                           31,          As of
                                                     ---------------  June 30,
                                                      1999    2000      2001
                                                     ------ -------- -----------
                                                           (In thousands)
                                                                     (unaudited)
Balance Sheet Data:
  Cash and cash equivalents......................... $2,733 $165,958   $90,780
  Property and equipment, net....................... 39,106  126,803   183,508
  Total assets...................................... 44,843  328,575   346,237
  Long-term debt and accrued interest............... 27,571  163,800   201,653
  Redeemable preferred stock........................    --   114,080   118,999
  Total stockholders' equity (deficit)..............  9,120   12,718   (24,993)

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

   The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated balance sheets and statements of operations of AirGate and iPCS. These unaudited pro forma financial statements give effect to the acquisition of iPCS by AirGate using the purchase method of accounting. To aid you in your analysis of the financial aspects of this transaction, we have presented this set of unaudited pro forma condensed consolidated financial statements to demonstrate the financial aspects of the transaction.

   We derived this information from the unaudited consolidated financial statements of AirGate for the nine months ended June 30, 2001, the audited consolidated financial statements of AirGate for the year ended September 30, 2000, the unaudited consolidated financial statements of iPCS for the six months ended June 30, 2001, and the audited consolidated financial statements of iPCS for the year ended December 31, 2000. The results of iPCS for the three months ended December 31, 2000 are included in both the nine months ended June 30, 2001, and the year ended December 31, 2000 as follows (in thousands):
Revenues--$11,340; Operating loss--$16,469; Net loss--$20,155. These historical financial statements used in preparing the pro forma financial statements are summarized and should be read in conjunction with the complete historical financial statements and related notes of AirGate and iPCS contained elsewhere in this proxy statement/prospectus.

   The unaudited pro forma condensed consolidated statements of operations for the nine months ended June 30, 2001 and for the year ended September 30, 2000 give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 gives effect to the merger as if it was effected June 30, 2001. Certain reclassifications have been made to iPCS's historical presentation to conform to AirGate's presentation. These reclassifications do not materially impact AirGate's or iPCS' operations or financial position for the periods presented.

   The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final purchase price allocation will be different and the difference may be material. We have engaged a nationally recognized valuation expert to assist us in determining fair values of identifiable assets and liabilities.

   AirGate is providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will experience.

                               AIRGATE PCS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2001
                             (dollars in thousands)

                                 Historical
                                  AirGate   Historical  Pro Forma     Pro Forma
                                    PCS        iPCS    Adjustments      Total
                                 ---------- ---------- -----------    ----------
             ASSETS
             ------
 Current assets:
   Cash and cash equivalents...   $  7,846   $ 90,780   $ (20,800)(1) $   77,826
   Trade receivables, net......     28,458     11,390         --          39,848
   Other receivables...........        --       2,633         --           2,633
   Inventories.................      1,456      1,345         --           2,801
   Prepaid expenses and other
    current assets.............      4,501      3,218      (1,208)(2)      6,511
   Direct customer activation
    costs......................      3,380        --        1,208 (2)      4,588
                                  --------   --------   ---------     ----------
     Total current assets......     45,641    109,366     (20,800)       134,207
 Property and equipment, net...    203,157    183,508         --         386,665
 Financing costs, net..........      8,307      9,802         --          18,109
 Intangible assets, net........        --      42,145     533,050 (3)    533,050
                                                          (42,145)(3)
 Goodwill......................        --         --      351,422 (3)    351,422
 Other assets..................        711      1,416         --           2,127
                                  --------   --------   ---------     ----------
                                  $257,816   $346,237   $ 821,527     $1,425,580
                                  ========   ========   =========     ==========
 LIABILITIES AND STOCKHOLDERS'
        EQUITY (DEFICIT)
 -----------------------------
 Current liabilities:
   Accounts payable............   $  4,995   $ 31,363   $ (10,454)(4) $   25,904
   Accrued expenses............      8,591      4,529         --          13,120
   Payable to Sprint PCS.......     20,091        --       10,454 (4)     30,545
   Deferred revenue............     11,009      3,700         --          14,709
                                  --------   --------   ---------     ----------
     Total current
      liabilities..............     44,686     39,592         --          84,278
 Deferred revenue..............        273      1,385         --           1,658
 Deferred rent.................        --       1,496         --           1,496
 Capital lease obligations.....        --         222         --             222
 Deferred gain on tower sales..        --       7,883         --           7,883
 Accrued interest..............        --      13,275     (13,275)(5)        --
 Long-term debt................    242,122    188,378      13,275 (5)    457,122
                                                           13,347 (3)
 Deferred income tax...........        --         --      136,559 (6)    105,559
                                                          (31,000)(3)
                                  --------   --------   ---------     ----------
     Total liabilities.........    287,081    252,231     118,906        658,218
                                  --------   --------   ---------     ----------
 Redeemable preferred stock....        --     118,999    (118,999)(7)        --
 Total stockholders' equity
  (deficit)....................    (29,265)   (24,993)    861,212 (7)    767,362
                                                          (15,100)(1)
                                                          (13,347)(3)
                                                          (42,145)(3)
                                                           31,000 (3)
                                  --------   --------   ---------     ----------
     Commitments and
      contingencies............
                                  --------   --------   ---------     ----------
                                  $257,816   $346,237   $ 821,527     $1,425,580
                                  ========   ========   =========     ==========

                               AIRGATE PCS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         FOR THE FISCAL YEAR ENDED 2000
           (dollars in thousands, except share and per share amounts)

                          Historical    Historical
                          AirGate PCS      iPCS
                         ------------- ------------
                          Year Ended    Year Ended
                         September 30, December 31,  Pro Forma       Pro Forma
                             2000          2000     Adjustments        Total
                         ------------- ------------ -----------     -----------
Revenues:
  Service revenue.......  $     9,183    $ 20,623    $ (7,514)(8)   $    19,589
                                                         (854)(9)
                                                       (2,100)(10)
                                                          251 (11)
  Roaming revenue.......       12,338         --        7,514 (8)        19,852
  Equipment and other
   revenue..............        2,981       3,355        (409)(10)        5,676
                                                         (251)(11)
                          -----------    --------    --------       -----------
    Total revenues......       24,502      23,978      (3,363)           45,117
Operating expenses:
  Cost of service and
   roaming..............      (27,207)    (17,026)        854 (9)       (43,379)
  Cost of equipment.....       (5,685)    (10,462)      1,490 (12)      (14,159)
                                                           89 (13)
                                                          409 (10)
  Selling and
   marketing............      (28,357)    (12,883)     (1,490)(12)      (40,719)
                                                          (89)(13)
                                                        2,100 (10)
  General and
   administrative.......      (14,078)    (10,886)        --            (24,964)
  Noncash stock option
   compensation.........       (1,665)    (11,212)      2,732 (14)      (10,145)
  Depreciation and
   amortization.........      (12,034)     (8,609)    (15,996)(15)      (65,642)
                                                      (29,003)(16)
                          -----------    --------    --------       -----------
    Operating loss......      (64,524)    (47,100)    (42,267)         (153,891)
Interest income.........        9,321       3,443        (832)(17)       11,932
Interest expense........      (26,120)    (11,741)        --            (37,861)
Other income............          --          726         --                726
                          -----------    --------    --------       -----------
    Loss before income
     tax benefit........      (81,323)    (54,672)    (43,099)         (179,094)
Income tax benefit......                               58,569 (18)       58,569
                          -----------    --------    --------       -----------
    Net income (loss)...  $   (81,323)   $(54,672)   $ 15,470       $  (120,525)
                          ===========    ========    ========       ===========
Basic and diluted net
 loss per share of
 common stock:
  Net loss..............  $     (6.60)                              $     (4.88)
                          ===========                               ===========
  Weighted-average
   outstanding common
   shares...............   12,329,149                         (20)   24,691,309
                          ===========                               ===========

                               AIRGATE PCS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 2001
           (dollars in thousands, except share and per share amounts)

                         Historical
                          AirGate    Historical   Pro Forma      Pro Forma
                            PCS         iPCS     Adjustments       Total
                         ----------  ----------  -----------     ----------
Revenues:
  Service revenue....... $   61,882  $  48,551    $(16,788)(8)       90,641
                                                    (1,818)(9)
                                                    (1,365)(10)
                                                       179 (11)
  Roaming revenue.......     35,516        --       16,788 (8)       52,304
  Equipment and other
   revenue..............      7,400      4,800        (289)(10)      11,732
                                                      (179)(11)
                         ----------  ---------    --------       ----------
    Total revenues......    104,798     53,351      (3,472)         154,677
Operating expenses:
  Cost of service and
   roaming..............    (71,420)   (38,539)      1,818 (9)     (108,141)
  Cost of equipment.....    (14,408)   (16,217)      2,176 (12)     (27,801)
                                                       359 (13)
                                                       289 (10)
  Selling and
   marketing............    (49,170)   (20,159)     (2,176)(12)     (70,499)
                                                      (359)(13)
                                                     1,365 (10)
  General and
   administrative.......    (12,149)    (8,655)        --           (20,804)
  Noncash stock option
   compensation.........     (1,225)    (1,546)      1,546 (14)      (1,225)
  Depreciation and
   amortization.........    (21,463)   (11,619)    (11,997)(15)     (66,832)
                                                   (21,753)(16)
                         ----------  ---------    --------       ----------
    Operating loss......    (65,037)   (43,384)    (32,204)        (140,625)
Interest income.........      2,350      4,392        (624)(17)       6,118
Interest expense........    (23,291)   (16,164)        --           (39,455)
Other income............        --       1,189         --             1,189
                         ----------  ---------    --------       ----------
    Loss before income
     tax benefit........    (85,978)   (53,967)    (32,828)        (172,773)
Income tax benefit......                            46,990 (19)      46,990
                         ----------  ---------    --------       ----------
    Net income (loss)... $  (85,978) $ (53,967)   $ 14,162       $ (125,783)
                         ==========  =========    ========       ==========

Basic and diluted net
 loss per share of
 common stock:
  Net loss.............. $    (6.61)                             $    (4.96)
                         ==========                              ==========
  Weighted-average
   outstanding common
   shares............... 13,007,119                        (20)  25,369,279
                         ==========                              ==========

                               AIRGATE PCS, INC.
 FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           (dollars in thousands, except share and per share amounts)

(1) The following table represents the estimated transaction costs related to the merger (see note 3), which include:

                                                       AirGate  iPCS    Total
                                                       ------- ------- -------
   Investment banking fees............................ $4,000  $ 7,500 $11,500
   Legal, accounting and bank consent fees............  1,700    2,600   4,300
   Termination payments and benefits triggered upon a
    change in control.................................      0    5,000   5,000
                                                       ------  ------- -------
                                                       $5,700  $15,100 $20,800
                                                       ======  ======= =======

   The pro forma adjustment gives effect to the reduction in cash and cash equivalents of AirGate and iPCS reflecting the payment of these costs.
(2) Represents the reclassification of iPCS' prepaid expenses and other current assets to direct customer activation costs in the amount of $1,208 for consistency in presentation.
(3) Represents the additional intangibles and goodwill that AirGate will record upon consummation of the merger. For purposes of these pro forma condensed consolidated financial statements, the purchase price premium has been preliminarily allocated to the acquired customer base, rights to provide service under the Sprint PCS management agreement and goodwill, pending further study and analysis. We have engaged a nationally recognized firm with valuation expertise to assist us in determining the final values of identifiable assets and liabilities, as well as the value of the customer base and rights to provide service under the Sprint PCS management agreement. We anticipate having this completed before December 31, 2001.

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141,"Business Combinations" ("SFAS 141"), which is effective for all business combinations initiated after June 30, 2001. SFAS 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price.

   In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires nonamortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairment of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairment, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in its financial statements at that date. Goodwill and certain intangible assets acquired after June 30, 2001 are subject to the nonamortization provisions of the statement. The Company has elected early adoption of SFAS No. 142 beginning October 1, 2001.

AirGate PCS common shares issuable at closing........                12,362,160
Closing price on August 28, 2001, which approximates
 the average closing price three days before and
 after the date preceding the announcement of the
 transaction.........................................               $     59.47
                                                                    -----------
  Market value of stock issued ......................               $   735,178
Value of options and warrants assumed using a Black-
 Scholes option pricing model (a)....................                    61,449
                                                                    -----------
Total stock consideration............................               $   796,627
Estimated AirGate transaction costs (see note 1).....                     5,700
                                                                    -----------
Total consideration and costs........................               $   802,327
Less:
  iPCS stockholders' deficit......................... $(24,993)
  Adjustments to iPCS' stockholders' deficit for the
   conversion of the iPCS redeemable preferred stock
   to common stock and for purchase accounting:
    Conversion of redeemable preferred stock to
     common stock immediately prior to the
     transaction (see note 7)........................  118,999
    Estimated iPCS transaction costs (see note 1)....  (15,100)
    Adjustment of iPCS long-term debt to fair value
     (b).............................................  (13,347)
    Deferred income tax asset (c)....................   31,000
    Elimination of existing iPCS intangible assets...  (42,145)
                                                      --------
  Adjusted iPCS stockholders' deficit................                    54,414
                                                                    -----------
Total purchase price premium.........................               $   747,913
                                                                    ===========


   The purchase price premium has been allocated on a preliminary basis as follows:

Deferred taxes on intangible assets acquired in the
 merger (see note 6)...............................                   $(136,559)
Intangible assets:
  Acquired customer base(d)........................  $ 40,000
  Rights to provide service under the Sprint PCS
   management agreement(e).........................   493,050
                                                     --------
Total intangible assets............................           533,050
Goodwill...........................................           351,422
                                                              -------
                                                                      $ 884,472
                                                                      ---------
                                                                      $ 747,913
                                                                      =========

  (a) The fair value of the options and warrants was calculated using the following assumptions:

      (1) risk free interest rate of 3.5%;
      (2) stock price of $59.47;
      (3) dividend yield of 0%;
      (4) remaining life of 6 to 9 years; and
      (5) volatility of 100%.

  (b) Long-term debt is comprised of the senior subordinated discount notes and amounts outstanding under the senior credit facility. The fair value of the senior subordinated discount notes is stated at quoted market value as of September 10, 2001 of $165,000 as compared to carrying value of $151,653 which resulted in an increase of $13,347. The carrying amount of the senior credit facility is a reasonable estimate of its fair value due to the debt being variable-rate debt.

  (c) Represents the previously unrecognized deferred income tax assets of iPCS.

  (d) Allocation to the acquired customer base is calculated on 107,412 existing iPCS customers valued at $372 per customer, which reflects iPCS' average cost of acquiring a new customer.

  (e) Allocation to the rights to provide service under the Sprint PCS management agreement is based upon management's estimate of the present value of the right to use the Sprint PCS spectrum, the Sprint PCS brand name, accelerated start-up, network equipment and handset discounts, less the affiliation fee we are obligated to pay Sprint PCS.

(4) Represents the reclassification of amounts payable by iPCS to Sprint PCS for consistency in presentation in the amount of $10,454.

(5) Represents the reclassification of iPCS' accreted discount included in accrued interest payable on the senior subordinated discount notes to long-term debt for consistency in presentation in the amount of $13,275.

(6) Represents the expected deferred tax liability to be recorded related to the transaction using an effective tax rate of 38% as follows:

      Deferred taxes on intangibles acquired in the merger (see
       note 3)..................................................... $(202,559)
      Represents the reduction in the valuation allowance for the
       deferred income tax assets of AirGate.......................    66,000
                                                                    ---------
                                                                    $(136,559)
                                                                    =========

(7) Represents the following:

      Conversion of iPCS redeemable preferred stock to common stock at closing (see note 3).....................................  $118,999
      AirGate common stock issued and options and warrants assumed
       (see note 3)................................................   796,627
      Elimination of adjusted iPCS stockholders' deficit (see note
       3)..........................................................   (54,414)
                                                                     --------
                                                                     $861,212
                                                                     ========

(8) Represents the reclassification of iPCS' roaming revenue from service revenue for consistency in presentation in the amount of $7,514 and $16,788 for the fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(9) Represents the reclassification of the iPCS provision for bad debt expense, certain customer credits and billing adjustments from cost of service to service revenue for consistency in presentation. Bad debt expense was $614 and $1,747 for the fiscal year ended 2000 and the nine months ended June 30, 2001, respectively. Customer credits and billing adjustments were $240 and $71 for the fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(10) Represents the reclassification of iPCS rebates and sales incentives to conform with EITF No. 00-14 "Accounting for Certain Sales Incentives" as if it had been retroactively applied at the beginning of the earliest period presented. The reclassification consists of the following:

                                             Fiscal Year Ended Nine Months Ended
                                                   2000          June 30, 2001
                                             ----------------- -----------------
   Reclassify iPCS promotional credits from
    selling and marketing expense to
    service revenue........................        2,100             1,365
   Reclassify iPCS cash rebates related to
    local retailers from cost of equipment
    to equipment and other revenues........          409               289

(11) Represents the reclassification of iPCS Advantage Agreement early termination fees from equipment and other revenue to service revenue for consistency in presentation in the amount of $251 and $179 for fiscal 2000 and the nine months ended June 30, 2001, respectively.

(12) Represents the reclassification of iPCS handset equipment subsidies on units sold by third parties for which iPCS does not record revenue from cost of equipment to selling and marketing expense for consistency in presentation in the amount of $1,490 and $2,176 for fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(13) Represents the reclassification of iPCS rebates on units sold by third parties for which iPCS does not record revenue from cost of equipment to selling and marketing expense for consistency in presentation in the amount of $89 and $359 for fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(14) Represents the adjustment to remove iPCS noncash stock option compensation expense related to the immediate vesting of iPCS common stock options at the earliest period presented in the amount of $2,732 and $1,546 for fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(15) Represents amortization expense of the acquired customer base, which is assumed to be over the average customer life of 30 months, based on gross monthly churn of 3.3%.

   Fiscal year ended 2000 amortization:
     Acquired customer base (see note 3)................ $40,000
     Number of months...................................  /   30 months
                                                         -------
     Monthly amortization............................... $ 1,333
     Months in year.....................................  x   12 months
                                                         -------
     Annual amortization................................                $15,996
                                                                        =======
   Nine Months ended June 30, 2001 amortization:
     Monthly amortization............................... $ 1,333
     Months in period...................................  x    9 months
                                                         -------
     Amortization expense...............................                $11,997
                                                                        =======

(16) Represents amortization expense of the rights to provide services under the Sprint PCS management agreement, which is assumed to be over 17 years, the remaining life in the initial term of the iPCS management agreement with Sprint PCS.


Fiscal year ended 2000 amortization:
  Rights to provide service under the Sprint PCS
   management agreement (see note 3)................... $493,050
  Number of years...................................... /     17 years
                                                        --------
  Annual amortization..................................                 $29,003
                                                                        =======
Nine Months ended June 30, 2001 amortization:
  Annual amortization.................................. $ 29,003
  Months in year....................................... /     12 months
                                                        --------
  Monthly amortization................................. $  2,417
  Months in period..................................... x      9 months
                                                        --------
  Amortization expense.................................                 $21,753
                                                                        =======


(17) Represents reduced interest income on $20.8 million used to fund the transaction costs (see note 1) assuming an interest rate of 4% in the amount of reduction of $832 and $624 for fiscal year ended 2000 and the nine months ended June 30, 2001, respectively.

(18) Represents the estimated recognition of the income tax benefit for AirGate for fiscal year ended 2000 and which includes only the period iPCS was a C corporation (July 12, 2000 through December 31, 2000). The pro forma income tax benefit and pro forma net loss as if iPCS had been a C corporation for the entire fiscal year ended 2000 would not be significantly different from the amount presented herein.

(19) Represents the estimated recognition of the income tax benefit for the nine months ended June 30, 2001 up to the amount of the remaining deferred income tax liability. No additional income tax benefit was recorded as the remaining net deferred income tax benefit generated, primarily from temporary differences related to the net operating losses, would be offset by a full valuation allowance.


(20) The reconciliation of weighted-average common shares before the merger to weighted-average common share after the merger is set forth below:


                                                                  Nine Months
                                                        Fiscal   Ended June 30,
                                                      Year 2000       2001
                                                      ---------- --------------
Weighted-average outstanding AirGate common shares
 before the merger..................................  12,329,149   13,007,119
AirGate common shares issuable at closing...........  12,362,160   12,362,160
                                                      ----------   ----------
Weighted-average outstanding common shares after the
 merger.............................................  24,691,309   25,369,279
                                                      ==========   ==========

                             DESCRIPTION OF AIRGATE

Business Overview

   AirGate markets and provides digital personal communications services, referred to as PCS. AirGate is a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and indirectly through network partners such as AirGate, provides wireless services in more than 4,000 cities and communities across the country. Through AirGate's management agreement with Sprint PCS, AirGate has the right to provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in a territory that covers almost the entire state of South Carolina, parts of North Carolina and the eastern Georgia cities of Augusta and Savannah. AirGate's Sprint PCS territory encompasses 21 contiguous basic trading areas, referred to as markets, with approximately 7.1 million residents.

   AirGate launched Sprint PCS service in select markets in January 2000 and currently offers service in all of its 21 Sprint PCS markets. AirGate's Sprint PCS network currently covers approximately 5.9 million, or 82%, of the 7.1 million residents in its Sprint PCS territory. The number of residents covered by AirGate's Sprint PCS network does not represent the actual number of its subscribers that it expects to have in its territory, but instead represents the maximum number of potential subscribers in that territory. As of June 30, 2001, AirGate provided Sprint PCS service to 179,403 subscribers within its Sprint PCS territory.


AirGate's History

   AirGate PCS, Inc. (formerly AirGate Holdings, Inc.) and its subsidiaries and predecessors were formed for the purpose of becoming a leading provider of wireless PCS. In July 1998, AirGate's predecessor entered into a series of agreements with Sprint and Sprint PCS under which it agreed to construct and manage a PCS network using Sprint PCS' licensed spectrum and supporting Sprint PCS' products and services within a specified territory in the southeastern United States.

   AirGate's predecessor formed AirGate PCS, Inc., a Delaware corporation, in August 1998 to assume its responsibilities under the Sprint PCS agreements. In the course of its operations, AirGate has formed two wholly owned subsidiaries, AGW Leasing Company, Inc. and AirGate Network Services, LLC.

Sprint PCS

   Sprint PCS is a wholly owned subsidiary of Sprint, a diversified telecommunications service provider, that operates a 100% digital PCS wireless network in the United States and holds the licenses to provide PCS nationwide using a single frequency band and a single technology. Sprint PCS directly operates its PCS network in major metropolitan markets throughout the United States and has entered into independent agreements with various network partners, such as AirGate, under which the network partners have agreed to construct and manage PCS networks in smaller metropolitan areas and along major highways.

Markets

   AirGate's Sprint PCS markets consist of almost the entire state of South Carolina including Charleston, Columbia and Greenville-Spartanburg; portions of North Carolina including Asheville, Wilmington and Hickory; and the eastern Georgia cities of Augusta and Savannah. AirGate believes that connecting Sprint PCS' existing markets, including Atlanta, Georgia and Charlotte and Raleigh-Durham, North Carolina, with AirGate's markets is an important part of Sprint PCS' on-going strategy to provide seamless, nationwide PCS service to its subscribers. Each of AirGate's markets contains 10 MHZ of spectrum.

   The following table sets forth the location, population and date on which AirGate began providing commercial Sprint PCS service in each of the markets that comprise its Sprint PCS territory:

                                                                   Market Launch
         Basic Trading Area Market (BTAs)          Population(/1/)     Date
         --------------------------------          --------------- -------------
Greenville-Spartanburg, SC........................      897,700     January 2000
Savannah, GA......................................      737,100         May 2000
Charleston, SC....................................      686,800       April 2000
Columbia, SC......................................      657,000        June 2000
Asheville-Hendersonville, NC......................      588,700     January 2000
Augusta, GA.......................................      579,400        June 2000
Anderson, SC......................................      346,600     January 2000
Hickory-Lenoir-Morganton, NC......................      331,100     January 2000
Wilmington, NC....................................      327,600    February 2000
Florence, SC......................................      260,200        June 2000
Greenville-Washington, NC.........................      245,100        July 2000
Goldsboro-Kinston, NC.............................      232,000       March 2000
Rocky Mount-Wilson, NC............................      217,200       March 2000
Myrtle Beach, SC..................................      186,400    February 2000
New Bern, NC......................................      174,700        June 2000
Sumter, SC........................................      156,700        July 2000
Jacksonville, NC..................................      148,400         May 2000
Orangeburg, SC....................................      119,600        June 2000
The Outer Banks, NC(/2/)..........................       92,000        July 2000
Roanoke Rapids, NC................................       76,800         May 2000
Greenwood, SC.....................................       74,400      August 2000
                                                      ---------
  Total...........................................    7,135,500
                                                      =========

--------
(1) Based on 2000 estimates compiled by Kagan's Wireless Telecom Atlas & Databook, 2001 Edition, as reported per individual BTA.
(2) Territory covered by AirGate's Sprint PCS agreement does not comprise a complete BTA.

   AirGate's Sprint PCS agreements require AirGate to provide PCS coverage to certain percentages of the residents in each of the markets granted to AirGate by those agreements. AirGate is fully compliant with these build-out requirements.

   AirGate believes its Sprint PCS territory, with 7.1 million residents, has attractive demographic characteristics. Its Sprint PCS territory has many vacation destinations, covers substantial highway mileage and includes a large student population, with at least 27 colleges and universities.

Products and Services

   AirGate offers Sprint PCS' products and services throughout its Sprint PCS territory. These products and services are designed to mirror the services offered by Sprint PCS and to provide seamless integration with the Sprint PCS nationwide network.

   AirGate's primary service is wireless mobility coverage. As a Sprint PCS network partner, its existing PCS network is part of the largest 100% digital PCS network in the United States. Sprint PCS customers in its territory may use Sprint PCS services throughout AirGate's contiguous markets and seamlessly throughout the Sprint PCS network.

   AirGate supports and markets the Sprint Wireless Web throughout its territory. The Sprint Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with web-browser enabled handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets by connecting to and browsing specially designed text-based Internet sites such as Yahoo!, Amazon.com, Bloomberg.com, CNN.com, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com, ABC News.com, AOL.com, ESPN.com, E*Trade, USA Today.com and Weather.com. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS Free and Clear pricing plans or a bundle of minutes for a set price that can be used for either data or voice.

   AirGate offers Code Division Multiple Access (CDMA) handsets weighing approximately five to seven ounces and offering up to three to five days of standby time and approximately two to four hours of talk time. AirGate also offers dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. All handsets are equipped with preprogrammed features, and are sold under the Sprint and Sprint PCS brand names.

   AirGate provides roaming services to Sprint PCS subscribers that use a portion of its Sprint PCS network, and to non-Sprint subscribers when they use a portion of its Sprint PCS network pursuant to roaming agreements between Sprint PCS and other wireless service providers. Sprint PCS and other wireless service providers supply similar services to AirGate's subscribers when its subscribers use a portion of their networks.

Marketing Strategy

   AirGate's marketing and sales strategy uses the advertising and marketing programs that have been developed by Sprint PCS. AirGate enhances Sprint PCS' marketing with strategies it has tailored to its specific markets.

   Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. AirGate benefits from this national advertising in its territory at no additional cost to it. Sprint PCS also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate. AirGate is able to purchase promotional materials related to these programs from Sprint PCS at their cost.

   AirGate supplements Sprint PCS' marketing strategies with local radio, television, outdoors and newspaper advertising that promote the use of its products and services in each of its markets. AirGate has established a large local sales force to execute AirGate's marketing strategy through 34 company-operated Sprint PCS stores, and it employs a direct sales force targeted to business sales. AirGate features the nationally recognized Sprint and Sprint PCS brand names in its marketing efforts. In addition, Sprint PCS' existing agreements with national retailers provide AirGate with access to over 300 retail locations in its territory.

   Finally, AirGate offers Sprint PCS' pricing strategies to its customers. Sprint PCS' consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling, and competitive per-minute rates.

Sales and Distribution

   Sprint has an arrangement with RadioShack under which Sprint PCS installs a "store within a store." RadioShack has approximately 98 stores in AirGate's Sprint PCS territory. In addition to RadioShack, Sprint PCS has agreements with other national retailers, which provide an additional 187 retail stores in AirGate's Sprint PCS territory and local independent agents, which provide an additional 50 retail stores in its Sprint PCS territory.

   AirGate also operates 34 Sprint PCS stores within its Sprint PCS territory. AirGate's stores provide it with a strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores are designed to facilitate retail sales, bill collection and customer service.

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Suppliers and Equipment Vendors

   AirGate does not manufacture any of the handsets or network equipment it uses in its operations. AirGate purchases its network equipment and handsets pursuant to various Sprint PCS vendor arrangements that provide it with volume discounts. These discounts have significantly reduced the overall capital required to build its network and the costs of handsets to it.

   Under such arrangements, AirGate currently purchases its network equipment from Lucent Technologies, its handsets directly from Sprint PCS and its accessories from certain other third party vendors.

Network Operations

   The effective operation of AirGate's portion of the Sprint PCS network requires:

  . public switched and long distance interconnection;

  . the implementation of roaming arrangements; and

  . the development of network monitoring systems.

   AirGate monitors its portion of the Sprint PCS network during normal business hours. AirGate currently uses Sprint PCS' Network Operations Control Center for continuous network monitoring.

   Sprint PCS developed the initial plan for the build-out of AirGate's Sprint PCS network. AirGate has further enhanced this plan to provide better coverage for its Sprint PCS territory. Pursuant to AirGate's network operations strategy, AirGate has provided PCS to the largest communities in its markets and has covered interstates and primary roads connecting these communities to each other and to the adjacent major markets owned and operated by Sprint PCS.

   AirGate's network currently consists of four switches at two switch centers and approximately 720 operating cell sites. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. Ninety-nine percent of AirGate's operating cell sites are co-located. Co-location describes the strategy of leasing available space on a tower or cell site owned by another company rather than building and owning the tower or cell site directly.

   AirGate's network connects to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between its network and both local exchange and long distance carriers. Through AirGate's Sprint PCS agreements, AirGate has the benefit of Sprint PCS-negotiated interconnection agreements with local exchange carriers.

   AirGate uses Sprint and other third party providers for long distance services and for back haul services. Under AirGate's agreements with Sprint PCS, it is required to use Sprint for long distance services and Sprint provides AirGate with preferred rates for long distance services. Back haul services are the telecommunications services which other carriers provide to carry AirGate's voice traffic from its cell sites to its switching facilities. When AirGate uses Sprint for back haul services, it receives the same preferred rates made available to Sprint PCS.

Technology

   In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless PCS. Wireless PCS operates at a higher frequency and employs more advanced digital technology than traditional analog cellular telephone service. The enhanced capacity of digital systems, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless PCS or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

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   Presently, wireless PCS systems operate under one of three principal air interface protocols: code division multiple access (CDMA), time division multiple access (TDMA) or global system for mobile communications (GSM). Wireless PCS operators in the United States now have dual-mode or tri-mode handsets available so that their customers can operate on different networks that employ different protocols.

CDMA Technology

   CDMA technology is fundamental to accomplishing AirGate's business objective of providing high volume, high quality airtime at a low cost. AirGate believes that CDMA provides important system performance benefits. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization which filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. CDMA technology also combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security. CDMA technology is designed to provide flexible or "soft" capacity that permits a system operator to temporarily increase the number of telephone calls that can be handled within a cell. As a subscriber travels from one cell site to another cell site, the call must be "handed off" to the second cell site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use.

   CDMA offers a cost effective migration to the next generation of wireless services. CDMA standards and products currently in place will allow existing CDMA networks to be upgraded in a cost efficient manner to the next generation of wireless technology. This next generation of technology will offer data speeds of up to 144 kilo bits per second, voice capacity improvements of over 50% and improved battery life in the handset. It is expected that these services will be deployed in CDMA networks no later than mid-2002. Further standards are being developed for CDMA that will offer data speeds in excess of 2,000 kilo bits per second and additional improvements in voice capacity.

Research and Development

   AirGate currently does not conduct its own research and development. Instead it benefits from Sprint PCS' and its vendors' extensive research and development effort, which provides AirGate with access to new technological products and enhanced service features without significant research and development expenditures of its own. AirGate has been provided prompt access to any developments produced by Sprint PCS for use in its network.

Intellectual Property

   Other than AirGate's corporate name, AirGate does not own any intellectual property that is material to its business. "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communication Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office and owned by Sprint. Pursuant to AirGate's Sprint PCS agreements, AirGate has the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within its Sprint PCS territory.

   Except in certain instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in AirGate's Sprint PCS territory except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to inform their customers of handset operation on the Sprint PCS network. In all other

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instances, Sprint PCS has reserved for itself and its network partners the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without AirGate's Sprint PCS territory.

   AirGate's Sprint PCS agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks.

Competition

   Competition in the wireless communications industry is intense. AirGate operates in highly competitive markets. In its Sprint PCS territory, AirGate competes with both cellular and PCS providers. The cellular providers include Alltel and Verizon. The PCS providers include Cingular Wireless and Triton PCS, an AT&T affiliate. These wireless service providers offer services that are generally comparable to AirGate's PCS service.

   AirGate's ability to compete effectively with these other providers depends on a number of factors, including the continued success of CDMA technology in providing better call quality and clarity as compared to analog and digital cellular systems, AirGate's competitive pricing with various options suiting individual customer's calling needs, and the continued expansion and improvement of the Sprint PCS nationwide network, customer care system, and handset options.

   Most of AirGate's competitors are cellular providers and joint ventures of wireless communications service providers, many of which have financial resources and customer bases greater than AirGate's. Many of AirGate's competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint PCS in AirGate's Sprint PCS territory. Cellular service providers have licenses covering 25 MHz of spectrum, and two competing PCS providers have licenses to use 30 MHz in AirGate's territory. In addition, certain of AirGate's competitors may be able to offer coverage in areas not served by its Sprint PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those AirGate offers. PCS providers compete with AirGate in providing some or all of the services available through the Sprint PCS network and may provide services that AirGate does not. Additionally, AirGate expects that existing cellular providers, some of whom have been operational for a number of years and have significantly greater financial and technical resources and customer bases than AirGate, will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

   In the future, AirGate expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, AirGate anticipates that market prices for two-way wireless services generally will decline in the future. AirGate's ability to attract and retain customers will depend principally on the strength of the Sprint and Sprint PCS brand name, services and features; pricing; the location of AirGate's Sprint PCS markets; the size of AirGate's Sprint PCS territory; national network coverage and reliability; and AirGate's customer care.

Employees and Labor Relations

   As of June 30, 2001, AirGate employed 479 full-time employees. None of its employees are represented by a labor union. AirGate believes that it has good relations with its employees.


Properties

   As of June 30, 2001, AirGate's properties were as follows:


      Corporate offices. AirGate's principal executive offices consist of a 19,000 square foot leased office space located at Harris Tower, 233 Peachtree Street, N.E., Suite 1700, Atlanta, Georgia 30303. It

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   also leases a 40,000 square foot office space located at Pelham 85
   Business Center in Greenville, South Carolina and a 24,000 square foot office space located at 411 Huger Street in Columbia, South Carolina.

     Sprint PCS stores. AirGate currently leases space for 34 Sprint PCS retail stores in its territory.

     Switching Centers. AirGate leases two switching centers: a switching center located at Pelham 85 Business Center in Greenville, South Carolina, and a switching center located at 411 Huger Street in Columbia, South Carolina.

     Cell Sites. AirGate leases space on 670 cell site towers, and it owns two tower sites. AirGate co-locates on approximately 99% of its cell sites. AirGate believes its facilities are in good operating condition and are currently suitable and adequate for its business operations.

Legal Proceedings

   AirGate is not aware of any pending legal proceedings against it which, individually or in the aggregate, are likely, in the opinion of management, to have a material adverse effect on its financial condition or results of operations.

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AIRGATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

Overview

   On July 22, 1998, AirGate entered into a management agreement with Sprint PCS whereby it became the Sprint PCS network partner with the exclusive right to provide 100% digital, 100% PCS wireless products and services under the Sprint and Sprint PCS brand names in its territory in the southeastern United States. AirGate completed its radio frequency design, network design and substantial site acquisition and cell site engineering, and commenced construction of its PCS network in November 1998. In January 2000, AirGate began commercial operations with the launch of four markets covering 2.2 million residents in its Sprint PCS territory. By September 30, 2000, AirGate had launched commercial PCS service in all of the 21 markets that comprise its Sprint PCS territory. At June 30, 2001, AirGate provided Sprint PCS service to 179,403 subscribers within its Sprint PCS territory.

   Sprint PCS has invested $44.6 million to purchase the PCS licenses in AirGate's territory and incurred additional costs for microwave clearing. Under AirGate's long-term agreements with Sprint PCS, AirGate manages the network on Sprint PCS' licensed spectrum and uses the Sprint and Sprint PCS brand names royalty-free during its affiliation with Sprint PCS. AirGate also has access to Sprint PCS' national marketing support and distribution programs and is entitled to buy network equipment and subscriber handsets at the same discounted rates offered by vendors to Sprint PCS based on its large volume purchases. In exchange for these and other benefits, AirGate is entitled to receive 92%, and Sprint PCS is entitled to retain 8%, of collected service revenues from customers in AirGate's Sprint PCS territory. AirGate is entitled to 100% of revenues collected from the sale of handsets and accessories and on roaming revenues received when Sprint PCS customers from a different territory make a wireless call on AirGate's PCS network.

   Through June 30, 2001, AirGate has incurred $220.2 million of capital expenditures related to the build-out of its PCS network. In the three months ended March 31, 2000, AirGate launched commercial PCS operations in the Greenville-Spartanburg, Anderson and Myrtle Beach, South Carolina markets and the Hickory, Asheville, Wilmington and Rocky Mount, North Carolina markets. In the three months ended June 30, 2000, AirGate launched commercial PCS operations in the Charleston, Columbia and Florence, South Carolina markets, the Augusta and Savannah, Georgia markets and the Goldsboro, Jacksonville, New Bern, Orangeburg, Roanoke Rapids and Greenville-Washington, North Carolina markets. In the three months ended September 30, 2000, AirGate launched commercial PCS operations in the Greenwood and Sumter, South Carolina markets and the Outer Banks, North Carolina market. At June 30, 2001, AirGate's Sprint PCS network covered 5.9 million of the 7.1 million residents in AirGate's Sprint PCS territory.

   On August 28, 2001, AirGate entered into the merger agreement described in this proxy statement/prospectus. The costs that AirGate expects to incur in connection with the transaction, which are estimated to be approximately $5.7 million, will be accrued and recorded as part of the consideration for the transaction.

Results of Operations

 For the nine months ended June 30, 2001 compared to the nine months ended June 30, 2000:

  Customer Additions

   As of June 30, 2001, AirGate provided personal communication services to 179,403 customers, net of customers for which no revenues were recognized. Thus, for the nine months ended June 30, 2001, a net 122,714 customers were added. As of June 30, 2000, AirGate provided personal communication services to 23,482 customers. The increased net customers acquired during the nine months ended June 30, 2001 are attributable to having all of AirGate's 21 markets fully launched during 2001.

  Average Revenue Per User (ARPU)

   An important operating metric in the wireless industry is average revenue per user (ARPU). ARPU summarizes the average monthly service revenue per customer, net of the allowance for doubtful accounts.

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ARPU is computed by deducting the provision for doubtful accounts from service revenue and dividing the result by the average subscribers for the period. For the nine months ended June 30, 2001, ARPU was $54. For the nine months ended June 30, 2000, ARPU was $58. The increase in ARPU primarily resulted from customers selecting rate plans with higher monthly recurring charges.

  Revenues

   Service revenue and equipment revenue were $61.9 million and $7.4 million for the nine months ended June 30, 2001, respectively, compared to $2.5 million and $1.0 million, respectively, for the nine months ended June 30, 2000. The increased revenues reflect the growth in subscribers as a result of AirGate's launch of commercial operations in 21 markets during fiscal 2000. Service revenue consists of monthly recurring access and feature charges and monthly non-recurring charges for local, long distance and roaming airtime usage in excess of the pre-subscribed usage plan. Equipment revenue is derived from the sale of handsets and accessories from AirGate's Sprint PCS stores, net of an allowance for returns. AirGate's handset return policy allows customers to return their handsets for a full refund within 14 days of purchase. When handsets are returned to AirGate, AirGate may be able to reissue the handsets to customers at little additional cost to it. However, when handsets are returned to Sprint PCS for refurbishing, AirGate receives a credit from Sprint PCS, which is less than the amount it originally paid for the handset.

   AirGate recorded roaming revenue of $35.5 million for the nine months ended June 30, 2001, compared to roaming revenue of $4.7 million during the nine months ended June 30, 2000, an increase of $30.8 million. The increase is attributable to the completion of the initial network build-out and a larger customer base for Sprint PCS and its other network partners. AirGate receives Sprint PCS roaming revenue at a per-minute rate from Sprint PCS or another Sprint PCS network partner when Sprint PCS subscribers outside of its territory use its network. For the nine months ended June 30, 2001, such roaming revenue was $34.5 million, or 97% of the $35.5 million in roaming revenue recorded in the period. AirGate also receives non-Sprint PCS roaming revenue when subscribers of other wireless service providers who have roaming agreements with Sprint PCS roam on its network.

   On April 27, 2001, AirGate and Sprint PCS announced that they had reached an agreement in principle to reduce the reciprocal roaming rate exchanged between Sprint PCS and AirGate PCS for customers who roam into the other party's territory. The rate was reduced from $.20 per minute of use to $.15 per minute of use beginning June 1, 2001, and to $.12 per minute of use beginning October 1, 2001. Beginning January 1, 2002, and for the remainder of the term of the management agreement with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network. In accordance with the agreement in principle, on May 1, 2001, Sprint PCS provided notice of reduction of the roaming rate to $0.15 per minute of use on June 1, 2001, and to $0.12 per minute of use on October 1, 2001. The details of the agreement in principle with respect to periods after December 31, 2001 have not yet been finalized. As a result of these changes, increased inbound roaming minutes from increasing network coverage and a growing Sprint PCS subscriber base will be partially offset by the lower per minute rate.

  Cost of Service and Roaming

   The cost of service and roaming was $71.4 million for the nine months ended June 30, 2001, compared to $15.8 million for the nine months ended June 30, 2000, an increase of $55.6 million. Cost of service and roaming represents roaming expense when AirGate customers place calls on Sprint PCS' network, network operating costs (including salaries, cell site lease payments, fees related to the connection of AirGate's switches to the cell sites that they support, inter-connect fees and other expenses related to network operations), back office services provided by Sprint PCS such as customer care, billing and activation, the 8% of collected service revenue representing the Sprint affiliation fee, and long distance expense relating to inbound roaming revenue and its own customer's usage.

   Roaming expense included in cost of service and roaming was $22.0 million for the nine months ended June 30, 2001, compared to $2.5 million for the nine months ended June 30, 2000, an increase of $19.5 million. As discussed above, the per minute rate AirGate pays Sprint PCS when AirGate customers roam

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onto the Sprint PCS network decreased beginning June 1, 2001. The increased roaming minutes resulting from increasing AirGate PCS subscriber levels will be partially offset by the lower per minute rate paid to Sprint PCS.

   AirGate was supporting 179,403 customers at June 30, 2001, compared to 23,482 customers at June 30, 2000. At June 30, 2000, AirGate's network consisted of 519 active cell sites and three switches. At June 30, 2001, AirGate's network was built-out to include 672 active cell sites and four switches. There were approximately 72 employees performing network operations functions at June 30, 2001, compared to 45 employees at June 30, 2000. Network operating costs were $26.0 million for the nine months ended June 30, 2001, a $12.3 million increase over the $13.7 million incurred during the nine months ended June 30, 2000 as a result of the increased subscriber base. The Sprint affiliation fee totaled $5.0 million in the nine months period ended June 30, 2001, compared to $0.2 million for the nine months ended June 30, 2000, an increase of $4.8 million.

  Cost of Equipment

   Cost of equipment was $14.4 million for the nine months ended June 30, 2001, compared to $2.0 million for the nine months ended June 30, 2001, an increase of $12.4 million. This increase corresponds with the increase in the number of customers since the launch of commercial operations in January 2000, as cost of equipment includes the cost of handsets and accessories sold to customers from AirGate's Sprint PCS stores. The cost of handsets exceeds the retail price received from customers because AirGate subsidizes the price of handsets to remain competitive in the marketplace.

  Selling and Marketing

   AirGate incurred selling and marketing expenses of $49.2 million during the nine months period ended June 30, 2001, compared to $13.7 million during the nine months period ended June 30, 2000, an increase of $35.5 million. The increase is primarily comprised of compensation and benefits relating to growth in the number of employees, additional advertising expenditures and handset subsidies on units sold by third parties. These amounts include retail store costs such as salaries and rent in addition to promotion, advertising and commission costs, and handset subsidies on units sold by third parties for which AirGate does not record revenue. At June 30, 2001, there were approximately 346 employees performing sales and marketing functions, compared to 189 employees as of June 30, 2000. Handset subsidies total $8.1 million for the nine months ended June 30, 2001, compared to $1.7 million for the nine months ended June 30, 2000, an increase of $6.4 million. In the nine months ended June 30, 2001, AirGate added 122,714 net additional customers compared to 23,482 net additional customers in the nine months ended June 30, 2000.

  General and Administrative

   For the nine months ended June 30, 2001, AirGate incurred expenses of $12.1 million, compared to $9.5 million for the nine months ended June 30, 2000, an increase of $2.6 million. The increase is primarily comprised of compensation and benefits relating to growth in the number of new employees partially offset by lower professional fees of $0.4 million and lower amounts earned under the Retention Bonus Agreement with AirGate's Chief Executive Officer of $0.5 million. Of the 479 employees at June 30, 2001, approximately 61 employees were performing corporate support functions compared to 38 employees as of June 30, 2000.

  Noncash Stock Option Compensation

   Noncash stock option compensation expense was $1.2 million for the nine months ended June 30, 2001, compared to $1.1 million for the nine months ended June 30, 2000, an increase of $0.1 million. For the nine months ended June 30, 2001, $1.0 million related to general and administrative, $0.1 million to cost of service, and $0.1 million to selling and marketing. AirGate applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Unearned stock option compensation is recorded for the

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difference between the exercise price and the fair market value of AirGate's common stock at the date of grant and is recognized as noncash stock option compensation expense in the period in which the related services are rendered.

  Depreciation and Amortization

   For the nine months ended June 30, 2001, depreciation and amortization expense was $21.5 million, compared to $6.8 million for the nine months ended June 30, 2000, an increase of $14.7 million. The increase in depreciation and amortization expense relates primarily to the completion of AirGate's initial network buildout during fiscal year 2000 to support its commercial launch. Depreciation and amortization will continue to increase as additional portions of AirGate's network are placed into service. AirGate incurred capital expenditures of $40.7 million in the nine months ended June 30, 2001 related to the continued build-out of its PCS network, which included approximately $2.2 million of capitalized interest. During the nine months ended June 30, 2000, AirGate incurred capital expenditures of $123.4 million, which included approximately $4.7 million of capitalized interest.

  Interest Income

   For the nine months ended June 30, 2001, interest income was $2.4 million compared to $8.1 million for the nine months ended June 30, 2000. The decrease in interest income corresponds to the decrease in cash and cash equivalents.

  Interest Expense

   For the nine months ended June 30, 2001, interest expense was $23.3 million, compared to $19.6 million for the nine months ended June 30, 2000, an increase of $3.7 million. The increase includes $2.2 million greater accretion of original issue discount on the senior subordinated discount notes and $1.5 million associated with increased average outstanding borrowings under the Senior Credit Facility. AirGate had borrowings of $242.1 million as of June 30, 2001, compared to $180.7 million at September 30, 2000 and $174.9 million at June 30, 2000.

  Net Loss

   For the nine months ended June 30, 2001, the net loss was $86.0 million, compared to a net loss of $52.1 million for the nine months ended June 30, 2000, an increase of $33.9 million.

 For the year ended September 30, 2000:

   AirGate did not launch commercial operations until January 2000. For the nine months ended September 30, 1999, it had no customers and thus no service, roaming and equipment revenues or the related costs of revenues and sales and marketing costs.

  Customer Additions

   For the year ended September 30, 2000, AirGate added a net 56,689 customers since the launch of its commercial operations in January 2000. AirGate launched all 21 of the markets that comprise its Sprint PCS territory during 2000.

  Average Revenue Per User (ARPU)

   ARPU was $56 since commercial operations were launched in January 2000.

  Revenues

   Service revenue and equipment revenue were $9.2 million and $3.0 million, respectively, for the year ended September 30, 2000. These revenues were the result of launching commercial operations in 21 markets during the year. Roaming revenue of $12.3 million was recorded during the year ended September 30, 2000.

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  Cost of Service and Roaming and Cost of Equipment

   The cost of service and roaming and the cost of equipment was $27.2 million and $5.7 million, respectively, for the twelve months ended September 30, 2000. The Sprint PCS affiliation fee totaled $0.8 million in the year ended September 30, 2000. There were approximately 59 employees performing network operations functions at September 30, 2000.

   Cost of equipment includes the cost of handsets and accessories sold to customers during the year ended September 30, 2000. The cost of handsets exceeds the retail price because AirGate subsidizes the price of handsets to remain competitive in the marketplace.

  Selling and Marketing

   AirGate incurred expenses of $28.4 million during the year ended September 30, 2000 for selling and marketing costs associated with the launch of its 21 markets in 2000. These amounts include retail store costs such as salaries and rent, in addition to promotion, advertising, commission costs, and handset subsidies on units sold by third parties for which AirGate does not record revenue. These handset subsidies totaled $3.7 million for the year ended September 30, 2000. At September 30, 2000, there were approximately 246 employees performing sales and marketing functions compared to four employees performing those functions at September 30, 1999.


  General and Administrative

   For the year ended September 30, 2000, AirGate incurred expenses of $14.1 million compared to $5.3 million for the nine months ended September 30, 1999, an increase of $8.8 million. The increase is primarily comprised of additional rent, professional fees, consulting fees for outsourced labor and salaries and compensation, recruiting and relocation costs relating to growth in the number of employees. Of the total 341 employees at September 30, 2000, approximately 36 employees were performing corporate support functions compared to 15 employees performing those functions at September 30, 1999. AirGate incurred $2.1 million of legal and professional fees related to business development activities in 2000. On May 4, 2000, AirGate entered into a retention bonus agreement with its chief executive officer that provides for the payment of periodic retention bonuses. Included in compensation expense in the year ended September 30, 2000 was $1.2 million related to the retention bonus agreement with its chief executive officer.

  Noncash Stock Option Compensation

   Noncash stock option compensation expense was $1.7 million for the year ended September 30, 2000 compared to $0.3 million in the nine months ended September 30, 1999. The increase in noncash stock option compensation resulted from a full twelve months expense in 2000 compared to only two months of expense in 1999 related to the July 1999 stock option grants. AirGate applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Unearned stock option compensation is recorded for the difference between the exercise price and the fair market value of its common stock at the date of grant and is recognized as noncash stock option compensation expense in the period in which the related services are rendered.

  Depreciation and Amortization

   For the year ended September 30, 2000, depreciation and amortization expense increased $11.4 million to $12.0 million compared to $0.6 million for the nine months ended September 30, 1999. The increase in depreciation and amortization expense relates primarily to network assets placed in service to support AirGate's commercial launch. Depreciation and amortization will continue to increase as additional portions of AirGate's network are placed into service. AirGate incurred capital expenditures of $151.4 million in the year ended September 30, 2000 related to the continued build-out of its PCS network which included approximately $5.9 million of capitalized interest.

   Interest Income

   For the year ended September 30, 2000, interest income was $9.3 million. Interest income is generated from cash proceeds originating from AirGate's initial public equity and units offering completed on September 30, 1999. Decreasing cash balances as a result of capital expenditures to complete the build-out of AirGate's PCS network and the funding of operating losses will result in lower interest income for fiscal 2001. No significant interest income was recorded in the nine months ended September 30, 1999.

   Interest Expense

   For the year ended September 30, 2000, interest expense was $26.1 million, an increase of $16.8 million compared to the nine months ended September 30, 1999. The increase is primarily attributable to the $23.0 million associated with the senior subordinated discount notes and $7.3 million associated with AirGate's financing from Lucent partially offset by $5.9 million of capitalized interest. AirGate had borrowings of $180.7 million at September 30, 2000 compared to $165.7 million at September 30, 1999.

   Net Loss

   For the year ended September 30, 2000, the net loss was $81.3 million, an increase of $65.7 million over a net loss of $15.6 million for the nine months ended September 30, 1999.

 For the nine months ended September 30, 1999:

   On October 21, 1999, AirGate changed its fiscal year from a calendar year ending on December 31 to a fiscal year ending on September 30, effective September 30, 1999. From January 1, 1999 through September 30, 1999, AirGate was focused on raising capital to continue its PCS network build-out.

   Revenues

   AirGate had no commercial operations in the nine months ended September 30, 1999, resulting in no revenues or costs of service being recorded.

   General and Administrative Expenses

   From January 1, 1999 through September 30, 1999, AirGate was focused on raising capital to continue its PCS network build-out. AirGate incurred general and administrative expenses of $5.3 million during the nine months ended September 30, 1999, compared to $2.6 million for the year ended December 31, 1998, an increase of $2.7 million. The increase was primarily comprised of cell site lease payments related to AirGate's PCS network build-out, additional salaries, employee bonus accruals and relocation liabilities.

   Noncash Stock Option Compensation

   Noncash stock option compensation expense was $0.3 million for the nine months ended September 30, 1999 related to the granting of options in July 1999.

   Depreciation and Amortization

   For the nine months ended September 30, 1999, depreciation and amortization expense was $0.6 million, compared to $1.2 million for the year ended December 31, 1998. Through August 1998, AirGate was amortizing the purchase price of FCC licenses held by its predecessor. AirGate made capital expenditures of $32.8 million in the nine months ended September 30, 1999 related to the continued build-out of its PCS network, which included approximately $1.1 million of capitalized interest.

   Interest Expense

   For the nine months ended September 30, 1999, interest expense was $9.4 million, net of capitalized interest of $1.1 million, an increase of $8.0 million over the $1.4 million in interest expense for the year ended

December 31, 1998. Interest expense for the 1999 period included an $8.7 million charge to record the fair value of warrants and the beneficial conversion feature related to the convertible promissory notes issued to affiliates of Weiss, Peck & Greer Venture Partners and affiliates of JAFCO America Ventures Inc. Capitalized interest of $1.1 million for the nine months ended September 30, 1999 was higher due to increased capital expenditures, compared to no capitalized interest for the year ended December 31, 1998.

   Net Loss

   For the nine months ended September 30, 1999, AirGate's net loss was $15.6 million, compared to $5.2 million for the year ended December 31, 1998. The net loss increased $10.4 million, resulting primarily from the items discussed above.

 For the year ended December 31, 1998:

   In July 1998, AirGate signed a series of agreements with Sprint PCS to operate as the exclusive network partner of Sprint PCS in certain markets in the southeastern United States. In October 1998, AirGate PCS, Inc. was formed and all operations related to the affiliation with Sprint PCS were transferred to it and its subsidiaries. The FCC PCS licenses would not be used in AirGate's continuing operations as a Sprint PCS network partner and, therefore, were excluded from the consolidated financial statements of AirGate PCS, Inc. and its subsidiaries and predecessors. During 1998, AirGate focused on consummating its affiliation with Sprint PCS. Expenses incurred for these purposes totaled $5.2 million for salaries and benefits, professional fees, interest expense and depreciation and amortization. Capital outlays in 1998 amounted to $12.9 million. Included in this amount were $7.7 million of network assets which AirGate purchased from Sprint PCS, which include radio frequency and engineering design data, site acquisition materials and construction equipment. AirGate also made $5.2 million of capital expenditures related to the build-out of its PCS network.

Liquidity and Capital Resources

   As of June 30, 2001, AirGate had $7.8 million in cash and cash equivalents, as compared to $58.4 million in cash and cash equivalents at September 30, 2000. Working capital was $1.0 million at June 30, 2001, compared to working capital of $36.6 million at September 30, 2000.

 Net Cash Used In Operating Activities

   AirGate used $41.7 million of cash in operating activities in the nine months ended June 30, 2001. This was the result of its $86.0 million net loss, that was partially offset by a net $1.3 million in cash provided by changes in working capital and by depreciation and amortization of note discounts and other non-cash items totaling $43.0 million.

   The $41.6 million of cash used in operating activities in the year ended September 30, 2000 was the result of the company's $81.3 million net loss being partially offset by a net $1.8 million in cash provided by changes in working capital and $37.9 million of depreciation, amortization of note discounts, amortization of financing costs and noncash stock option compensation.

 Net Cash Used in Investing Activities

   The $56.4 million of cash used in investing activities during the nine months ended June 30, 2001 represents cash outlays of $55.9 million for capital expenditures and $0.5 million to purchase certain assets of one of AirGate's resellers. Cash payments of $15.2 million were made for equipment purchases made through accounts payable and accrued expenses at September 30, 2000, in addition to $40.7 million of capital expenditures in the nine months ended June 30, 2001. Cash payments of $10.1 million were made for equipment purchases made through accounts payable and accrued expenses at September 30, 1999, in addition to $123.4 million of capital expenditures in the nine months ended June 30, 2000.

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

   The $152.4 million of cash used in investing activities represents cash outlays for capital expenditures during the year ended September 30, 2000. AirGate incurred a total of $151.4 million of capital expenditures in the year ended September 30, 2000. Further, cash payments of $16.2 million were made for equipment purchases made through accrued expenses at September 30, 1999 partially offset by equipment purchases of $15.2 million made through accounts payable and accrued expenses at September 30, 2000.

 Net Cash Provided By Financing Activities

   The $47.6 million in cash provided by financing activities during the nine month period ended June 30, 2001 consisted of $42.0 million borrowing under the AirGate senior credit facility and $5.6 million of proceeds received from the exercise of options to purchase common stock by employees.

   The $6.5 million of cash used in financing activities in the year ended September 30, 2000 consisted of the repayment of the $7.7 million unsecured promissory note partially offset by $1.2 million received from the exercise of common stock options by employees during 2000.

 Liquidity

   AirGate was initially capitalized through concurrent public equity and debt offerings on September 30, 1999 with net proceeds of $269.9 million. As part of these financings, AirGate undertook an initial public offering of 7,705,000 shares of common stock raising $131.0 million of gross proceeds, or $120.8 million of net proceeds. Concurrently, AirGate closed its units offering consisting of $300 million principal amount at maturity of 13.5% senior subordinated discount notes due 2009 and warrants to purchase 644,400 shares of its common stock at $0.01 per share. The gross proceeds from the units offering were $156.1 million, or $149.4 million in net proceeds. The senior subordinated discount notes due 2009 will require cash payments of interest beginning on April 1, 2005.

   In addition, AirGate has a $153.5 million two-tranche senior credit facility. The first installment of the loan, or tranche I, provides for a $13.5 million senior secured term loan which matures on June 6, 2007. The second installment, or tranche II, is a $140.0 million senior secured term loan which matures on September 30, 2008. The credit agreement requires AirGate to make quarterly payments of principal beginning December 31, 2002 for tranche I and March 31, 2004 for tranche II initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. The commitment fee on unused borrowings is 1.50%, payable quarterly. As of October 15, 2001, AirGate had borrowed the full amount available under tranche I and $71.8 million under tranche II. As of such date, the availability under AirGate's senior credit facility totaled $68.2 million.


   AirGate's obligations under the senior credit facility are secured by all of its assets. The senior credit facility is subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth and network covered population goals, and limiting annual capital expenditures. If any corporate development event such as an acquisition is effected, additional debt and/or equity capital may be needed. Further, the senior credit facility restricts the payment of dividends on AirGate's common stock.

   Management believes that AirGate is in compliance with all financial and operational covenants associated with its senior credit facility, senior subordinated discount notes, and Sprint PCS agreements.

   AirGate expects that cash and cash equivalents together with future advances under the senior credit facility will fund its capital expenditures and its working capital requirements through the end of 2002, at which time AirGate anticipates it will be operational cash flow positive.

Seasonality

   AirGate's business is subject to seasonality because the wireless industry is heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including: the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of AirGate's available financial resources during this period.

Inflation

   Management believes that inflation has not had, and does not expect inflation to have, a material adverse effect on AirGate's results of operations.

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

                      DESCRIPTION OF AIRGATE CAPITAL STOCK

General

   The following summarizes all of the material terms and provisions of AirGate's capital stock. AirGate has 155,000,000 shares of authorized capital stock, including 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 12, 2001, there were 13,364,980 shares of common stock and no shares of preferred stock issued and outstanding.


Common Stock

   The holders of AirGate common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If AirGate liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Preferred Stock

   Under AirGate's certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by AirGate's board of directors without approval from the stockholders. These rights, designations and preferences include:

  . number of shares to be issued;

  .  dividend rights;

  .  dividend rates;

  .  right to convert the preferred shares into a different type of security;

  .  voting rights attributable to the preferred shares;

  . right to set aside a certain amount of assets for payment relating to the preferred shares; and

  . prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

   If AirGate's board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of AirGate. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for shares of AirGate's common stock. AirGate has no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

   AirGate is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

   AirGate's certificate of incorporation provides that certain business transactions with interested stockholders must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of stock of AirGate entitled to vote in the election of directors, voting together as a single class. Such business transactions include: mergers or consolidations with an interested stockholder; sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of any of AirGate's assets to an interested stockholder; certain sizable issuances or transfers of any of AirGate's securities to an interested stockholder; the adoption of any plan or proposal for the liquidation of AirGate proposed by or on behalf of an interested stockholder; or any reclassification of securities or recapitalization of AirGate which increases the proportionate share of any class of securities of an interested stockholder. However, the affirmative vote of a majority of the shares of outstanding stock entitled to vote, or such vote as is required by law or AirGate's certificate of incorporation, will suffice with respect to a business combination with an interested stockholder if the consideration received meets certain fair price standards.

   AirGate's certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

   AirGate's by-laws will also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide AirGate certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide AirGate with certain information concerning the nominee and the proposing stockholder.

   AirGate's certificate of incorporation empowers its board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

  . comparison of the proposed consideration to be received by stockholders in relation to the then current market price of AirGate's capital stock, the estimated current value of AirGate in a freely negotiated transaction and the estimated future value of AirGate as an independent entity; and

  . the impact of a transaction on AirGate's employees, suppliers and clients and its effect on the communities in which AirGate operates.

   AirGate's certificate of incorporation also contains a provision which acknowledges that certain of AirGate's Sprint PCS agreements establish a process for the sale of AirGate's operating assets in the event of a default by AirGate and an acceleration of the obligations under AirGate's senior secured credit facility. This provision of the certificate of incorporation is intended to permit the sale of such assets without further stockholder approval.

   The provisions described above could make it more difficult for a third party to acquire control of AirGate and, furthermore, could discourage a third party from making any attempt to acquire control of AirGate.

   AirGate's certificate of incorporation provides that any action required or permitted to be taken by the AirGate stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by resolution adopted by a majority of the board of directors, or as otherwise provided in the bylaws. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of the outstanding voting securities of AirGate, would be unable to call a special meeting of the stockholders and would further be unable to act pursuant to a unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

   Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. AirGate's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. The 80% vote is also required to amend or repeal any of AirGate's by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for AirGate's common stock is American Stock Transfer & Trust Company.


Listing

   AirGate's common stock has been approved for quotation and is traded on The Nasdaq National Market under the symbol "PCSA."

       MARKET FOR AIRGATE'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   Shares of AirGate common stock began trading on The Nasdaq National Market on September 28, 1999, under the symbol "PCSA." Prior to that date, there was no public market for AirGate common stock. On August 28, 2001, the last trading day prior to public announcement of the proposed merger, the reported last sales price per share of AirGate common stock on The Nasdaq National Market was $59.47. On October 15, 2001, the last trading day before the date of this proxy statement/prospectus, the last reported sales price per share of AirGate common stock on The Nasdaq National Market was $58.81. On October 15, 2001, there were 57 holders of record of AirGate common stock.


   The following table lists the high and low bid prices for AirGate common stock for the periods indicated, as reported by The Nasdaq National Market.


                                                                 Price Range of
                                                                  Common Stock
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
   Fiscal Year Ended September 30, 2002:
     First Quarter (Through October 15, 2001)................... $ 60.44 $42.96
   Fiscal Year Ended September 30, 2001:
     Fourth Quarter (Ended September 30, 2001).................. $ 60.05 $41.75
     Third Quarter (Ended June 30, 2001)........................ $ 53.50 $30.88
     Second Quarter (Ended March 31, 2001)...................... $ 49.88 $29.44
     First Quarter (Ended December 31, 2000).................... $ 48.00 $21.69
   Fiscal Year Ended September 30, 2000:
     Fourth Quarter (Ended September 30, 2000).................. $ 80.56 $31.00
     Third Quarter (Ended June 30, 2000)........................ $114.50 $29.00
     Second Quarter (Ended March 31, 2000)...................... $108.50 $50.13
     First Quarter (Ended December 31, 1999).................... $ 54.75 $23.00


   AirGate is unable to provide information with respect to the market prices of iPCS because there is no established trading market for them.

   AirGate has never declared or paid any cash dividends on its common stock or any other of its securities. AirGate intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends in the foreseeable future. AirGate's future decisions concerning the payment of dividends on its common stock will depend upon its results of operations, financial condition and capital expenditure plans, as well as such other factors as AirGate's board of directors, in its sole discretion, may consider relevant. In addition, AirGate's existing indebtedness restricts, and AirGate anticipates its future indebtedness may restrict, AirGate's ability to pay dividends.

                AIRGATE'S EXECUTIVE OFFICERS AND DIRECTORS


Executive Officers


   The following table presents information with respect to AirGate's executive officers:



   Name                     Age Position
   ----                     --- --------
   Thomas M. Dougherty.....  56 President and Chief Executive Officer and Director
   J. Mark Allen...........  41 Vice President of Marketing
   Barbara L. Blackford....  43 Vice President, General Counsel and Secretary
   Alan B. Catherall.......  47 Chief Financial Officer
   Charles S. Goldfarb.....  36 Vice President of Sales, Coastal Region
   Jonathan M. Pfohl.......  35 Vice President, Sales Operations
   Dennis K. Rabon.........  31 Vice President of Sales, Interior Region
   David C. Roberts........  38 Vice President of Engineering and Network Operations


   Thomas M. Dougherty has been AirGate's president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.


   J. Mark Allen has been AirGate's vice president of marketing since June 2000. From January 2000 to June 2000, Mr. Allen served as vice president of marketing with RetailExchange.com in Boston. From July 1999 to January 2000, Mr. Allen served as a management consultant to several internet start-up companies. During the previous five years, Mr. Allen was vice president of marketing for Conxus Communications a wireless email and voice mail start-up supported by Motorola, Inc. and was responsible for a number of marketing leadership roles in the launch of the first PCS service in the nation under the Sprint Spectrum brand with Sprint PCS (American Personal Communications). Prior to that, Mr. Allen held several management positions at SkyTel in marketing, international operations and customer management. Mr. Allen has over 15 years of marketing and operations management experience.


   Barbara L. Blackford has been AirGate's vice president, general counsel and secretary since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and secretary with Monsanto Company, serving in a variety of roles, including head of the corporate and mergers and acquisitions law groups and the office of the corporate secretary and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm Long, Aldridge & Norman in Atlanta, Georgia.


   Alan B. Catherall has been AirGate's chief financial officer since March 1998. From April 1996 to present, Mr. Catherall has served as a partner in Tatum CFO Partners, a financial consulting firm. From August 1994 to April 1996, Mr. Catherall was chief financial officer of Syncordia Services, a joint venture of MCI and British Telecom that provides telecom outsourcing services.


   Charles S. Goldfarb has been AirGate's vice president of sales, coastal region, since January 2000. From September 1991 to January 2000, Mr. Goldfarb worked at Paging Network Inc., most recently as its area vice president and general manager for the Virginia, North Carolina and South Carolina region. Mr. Goldfarb has over 10 years of wireless experience and has been successful in numerous start-up markets. Prior to his wireless experience, Mr. Goldfarb worked at ITT Financial Services as its assistant vice president of operations in the Washington DC area.

   Jonathan M. Pfohl has been AirGate's vice president, sales operations, since January 2001. Mr. Pfohl joined AirGate in June 1999 as the company's vice president, financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint PCS. He has over 10 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.




   Dennis K. Rabon has been AirGate's vice president of sales, interior region, since September 2000. Mr. Rabon joined AirGate in October 1999 as market manager for the Columbia, South Carolina market. From July 1999 to September 1999, Mr. Rabon was a general sales manager for PageNet in Atlanta, Georgia. From December 1996 to July 1999, Mr. Rabon worked for Bandag Inc. initially as a sales development manager and most recently as a fleet sales manager. From August 1995 to December 1996, Mr. Rabon was a territory manager at Michelin Tire Corporation in Greenville, South Carolina. Mr. Rabon has ten years of management experience.


   David C. Roberts has been AirGate's vice president of engineering and network operations since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of AirGate's predecessor company.


Board of Directors


   AirGate's board of directors is currently fixed at six members. The board of directors is divided into three classes of directors, as nearly equal in number as possible, with one class elected each year at the annual meeting of stockholders.




   Bernard A. Bianchino, age 53, has served as a director of AirGate since May 2001. Mr. Bianchino has more than fourteen years of telecommunications experience. Most recently, from January to May 2001, Mr. Bianchino served as the Chief Executive Officer of OnFiber Communications, a privately held local fiber access company. From October 1995 through December 2000, Mr. Bianchino was employed by Sprint Corporation. During this period he served as the Chief Business Development Officer of Sprint PCS from October 1995 through July 2000 and Chief Executive Officer of Pegaso PCS, a Mexican carrier in which Sprint Corporation holds a minority interest, from July 2000 through December 2000. Prior to that time, Mr. Bianchino served in a variety of telecommunications industry and legal positions, including various legal positions with Sprint Corporation culminating as Vice President Law-General Business, and a period as Executive Vice President, General Counsel and External Affairs at Qwest Communications. Prior to 1986, he served as an attorney with Exxon Corporation and its affiliates and as an attorney with the U. S. Department of Energy and its predecessors. Mr. Bianchino holds a B.A. (1970) and J.D. (1974) from Washburn University.


   John R. Dillon, age 60, has served as a director of AirGate since February 2000. Mr. Dillon retired from Cox Enterprises in December 1996. Prior to his retirement, Mr. Dillon was responsible for all of Cox Enterprises' corporate financial activities as well as planning and development. Mr. Dillon joined Cox Communications in 1981 as its vice president and chief financial officer. Mr. Dillon was instrumental in taking Cox Communications private in 1985 and merging it with Cox Newspapers to form Cox Enterprises at which time he was elected senior vice president, chief financial officer and as a member of its board of directors.






Mr. Dillon initiated numerous wireless telephony ventures and was Cox Enterprises' founding board member of Sprint PCS. Mr. Dillon holds an M.B.A. from Harvard Business School and a B.E.E. degree from Georgia Institute of Technology. Mr. Dillon is also a director of Ciena Corp., a manufacturer of optical networking equipment.


   Thomas M. Dougherty, age 57, has served as a director of AirGate since April 1999 and has been AirGate's president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS,

L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.


   Robert A. Ferchat, age 66, has served as a director of AirGate since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director and non-executive chairman of GST Telecommunications and a director of Brookfield Properties Corp. as well as two other companies that are traded on the Toronto Exchange.


   Sidney E. Harris, age 52, has served as a director of AirGate since May 2001. Dr. Harris is the Dean of the J. Mack Robinson College of Business at Georgia State University, and has held such position since 1997. From July 1987 to July 1997, Dr. Harris was Professor of Management at the Peter F. Drucker Graduate School of Management at the Claremont Graduate School, and he was Dean of the Graduate School of Management from September 1991 to July 1996. Dr. Harris is also a director of Transamerica Investors, Inc., an investment management company, and Total System Services, Inc., a credit/debit card processor.




   Barry J. Schiffman, age 55, has served as a director and chairman of AirGate since October 1998. Mr. Schiffman is the president and executive managing director of JAFCO America Ventures, Inc., a venture capital firm, and has held such position since 1996. From 1994 until he joined JAFCO, he was a general partner at Weiss, Peck & Greer Venture Partners. Mr. Schiffman is also a member of the board of directors of Lightspan.com, a publicly held educational software company and of several other private companies.

    SECURITY OWNERSHIP OF AIRGATE BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE
                                 OFFICERS


   On September 30, 2001, there were 13,364,980 shares of AirGate's common stock outstanding. The following table presents certain information regarding the beneficial ownership of AirGate common stock, as of September 30, 2001, with respect to:


  . each person who, to AirGate's knowledge, is the beneficial owner of 5% or more of AirGate's outstanding common stock;


  . each of AirGate's directors;


  . each of AirGate's named executive officers; and


  . all executive officers and directors of AirGate as a group.



                                                 Number of        Percentage
                                            Shares Beneficially of Outstanding
Name and Address of Beneficial Owner(/1/)          Owned(/2/)    Common Stock
-----------------------------------------   ------------------- --------------
Bernard A. Bianchino.......................          5,000             *
Barbara L. Blackford(/3/)..................         38,628             *
Alan B. Catherall(/4/).....................         49,777             *
John R. Dillon(/5/)........................          7,500             *
Thomas M. Dougherty(/6/)...................         86,510             *
Robert A. Ferchat..........................          5,000             *
Sidney E. Harris...........................             --             *
Jonathan M. Pfohl(/7/).....................          7,113             *
David C. Roberts(/8/)......................         59,083             *
Barry J. Schiffman(/9/)....................         36,354             *
J. & W. Seligman & Co.,
 Incorporated(/10/)........................      1,034,270           7.7%
John Hancock Financial Services,
 Inc.(/11/)................................        875,550           6.6
AIM Management Group, Inc.(/12/)...........        826,711           6.2
T. Rowe Price Associates, Inc.(/13/).......        781,250           5.8
All executive officers and directors as a
 group (13 persons)(/14/)..................        399,528           3.0

--------

*   Less than one percent.


 (1) Except as indicated, the address for each executive officer and director is 233 Peachtree Street N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.


 (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.




 (3) Includes 38,514 shares of common stock subject to options which are exercisable within 60 days of the date of the table.




 (4) Includes 41,344 shares of common stock subject to options which are exercisable within 60 days of the date of the table.






 (5) Includes 5,000 shares of common stock subject to options which are exercisable within 60 days of the date of the table.


 (6) Includes 71,066 shares of common stock subject to options which are exercisable within 60 days of the date of the table, 100 shares of common stock owned by Mr. Dougherty's wife and 750 shares of common stock owned by Mr. Dougherty's children.












 (7) Includes 6,057 shares of common stock subject to options which are exercisable within 60 days of the date of the table.

 (8) Includes 8,070 shares of common stock subject to options which are exercisable within 60 days of the date of the table.


 (9) Includes 21,457 shares of common stock held by Mr. Schiffman in his individual capacity and 14,897 shares of common stock Mr. Schiffman is deemed to beneficially own as president and executive managing director of JAFCO America Ventures, Inc. Mr. Schiffman's address is 505 Hamilton Avenue, Suite 310, Palo Alto, California 94301.


(10) Information presented is based on a Schedule 13G dated February 1, 2001 and filed by J. & W. Seligman & Co., Incorporated and William C. Morris. The Schedule 13G indicates that both filers beneficially own and have shared dispositive power over the same 1,034,270 shares of AirGate common stock and have shared voting power over 803,700 of those shares.


(11) Information presented is based on a Schedule 13G dated February 5, 2001 and filed by John Hancock Financial Services, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries, Inc., the Berkeley Financial Group, Inc., and John Hancock Advisers, Inc. The Schedule 13G indicates that John Hancock Advisers, Inc. beneficially owns and has sole voting and sole dispositive power over 875,550 shares of AirGate common stock. It also indicates that the other joint filers do not beneficially own any of such shares except through its indirect, wholly owned subsidiary, John Hancock Advisers, Inc.


(12) Information presented is based on a Schedule 13G dated February 9, 2001 and filed by AIM Management Group, Inc., AIM Advisors, Inc. and AIM Capital Management, Inc. The Schedule 13G indicates that AIM Management Group, Inc., on behalf of itself and the other two filers, as wholly owned subsidiaries of AIM Management Group Inc., beneficially owns and has sole voting and dispositive power over 826,711 shares of AirGate common stock.


(13) Information presented is based on Schedule 13G dated February 12, 2001 and filed by T. Rowe Price Associates, Inc. The Schedule 13G indicates that the filer beneficially owns and has sole dispositive power over 781,250 shares of AirGate common stock and has sole voting power over 155,200 of those shares.


(14) Includes 295,045 shares of common stock subject to options which are exercisable within 60 days of the date of the table.

                              DESCRIPTION OF iPCS

Business Overview

   iPCS, Inc. is a network partner of Sprint PCS with the exclusive right to market 100% digital personal communications services, or PCS, wireless phone service under the Sprint and Sprint PCS brand names to a total population of more than 7.4 million in 37 markets consisting of mid-sized cities and rural areas in Illinois, Michigan, Iowa and eastern Nebraska. In January 1999, iPCS entered into its long-term affiliation agreements with Sprint PCS for iPCS' initial territory of 15 markets with a total population of over 2.8 million in the states of Illinois and Iowa. iPCS began providing service in December 1999. Following iPCS' successful initial launch, Sprint PCS selected it to be the exclusive Sprint PCS network partner for 20 additional markets with a total population of over 4.2 million in the states of Michigan, Iowa and Nebraska. As part of this expansion in July 2000, iPCS purchased from Sprint PCS network assets under construction in four markets in Michigan. In addition, iPCS was granted the option to add to its territory the Iowa City and Cedar Rapids, Iowa markets that Sprint PCS launched in February 1997 and to purchase from Sprint PCS related assets in those markets. On February 28, 2001, iPCS completed the purchase of certain fixed assets from Sprint PCS located in the Iowa City and Cedar Rapids, Iowa markets. The purchase price of these assets was approximately $31.6 million which iPCS paid in cash from working capital. These two markets, with a total population of approximately 406,000 residents, had approximately 14,000 subscribers as of February 28, 2001. As of June 30, 2001, iPCS had launched service in 28 markets covering approximately 5.0 million residents and had 107,412 customers. By the end of 2001, iPCS plans to offer service on its network, which it refers to as providing coverage, to the portions of its territory where approximately 79% of the total population resides, at which time it will offer service in all of its markets.


iPCS' History

   Illinois PCS, LLC was formed in January 1999 as an Illinois limited liability company. On July 12, 2000, iPCS reorganized the business into a C Corporation in which the members of Illinois PCS, LLC received shares of common stock in iPCS, Inc., in the same proportion to their membership interests in Illinois PCS, LLC. As of July 12, 2000, Illinois PCS, LLC merged with and into iPCS Wireless, Inc., a wholly owned subsidiary of iPCS, Inc. iPCS Equipment, Inc. was also formed as a wholly owned subsidiary of iPCS Wireless, Inc.

Markets

   iPCS' territory includes 37 markets containing a total population of over
7.4 million residents in:

  . Illinois, including Peoria, Springfield, Champaign-Urbana, Decatur-
    Effingham, Bloomington and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa);

  . Michigan, including Grand Rapids, Saginaw-Bay City, Muskegon and Traverse
    City;

  . Iowa, including Cedar Rapids, Iowa City, Waterloo-Cedar Falls and
    Dubuque; and eastern Nebraska.

iPCS is the exclusive provider of Sprint PCS products and services in these markets which are adjacent to several major metropolitan operational markets in the midwestern United States which are owned and operated by Sprint PCS including Chicago, Detroit, Des Moines, Indianapolis, Omaha and St. Louis. iPCS believes connecting existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service.

   The following table lists the megahertz of spectrum, estimated total population and the date of actual or expected commercial launch of network coverage for each of the markets that comprise iPCS' territory:


Basic Trading Area                                      Licensed  Market Launch
Market (BTAs)                                       MHz POPs(/1/)   Date(/2/)
------------------                                  --- --------- --------------
Grand Rapids, MI...................................  30 1,060,600  November 2000
Saginaw-Bay City, MI...............................  30   634,100  November 2000
Peoria, IL.........................................  10   464,600     March 2000
Davenport, IA and Moline, IL.......................  30   430,500  December 1999
Cedar Rapids, IA(/3/)..............................  30   285,700     March 2001
Springfield, IL....................................  10   267,200  February 2000
Waterloo-Cedar Falls, IA...........................  30   259,600     March 2001
Omaha (Partial), NE(/4/)...........................  30   248,800  December 2001
Decatur-Effingham, IL..............................  10   247,600      June 2000
Traverse City, MI..................................  30   241,000       May 2001
Bloomington, IL....................................  10   234,100  December 1999
Muskegon, MI.......................................  30   223,100  November 2000
Champaign-Urbana, IL...............................  10   221,100      June 2000
Dubuque, IA........................................  30   177,800     March 2001
Des Moines, IA (Partial)(/4/)......................  30   170,900  December 2001
LaSalle-Peru-Ottawa-Streator, IL...................  20   152,300      June 2000
Grand Island-Kearney, NE...........................  30   147,100  December 2001
Clinton, IA and Sterling, IL.......................  30   146,600 September 2000
Burlington, IA.....................................  30   136,400      June 2001
Kankakee, IL.......................................  20   135,600      June 2000
Mount Pleasant, MI.................................  30   130,700      June 2001
Fort Dodge, IA.....................................  30   126,400  December 2001
Iowa City, IA(/3/).................................  30   125,400     March 2001
Ottumwa, IA........................................  30   123,400      June 2001
Mount Vernon-Centralia, IL.........................  30   121,900 September 2000
Mason City, IA.....................................  30   115,500  December 2001
Danville, IL.......................................  20   110,700 September 2000
Norfolk, NE........................................  30   110,600  December 2001
Lincoln, NE (Partial)(/4/).........................  30    98,300  December 2001
Galesburg, IL......................................  10    73,500      June 2000
Hastings, NE.......................................  30    71,700  December 2001
Jacksonville, IL...................................  10    70,500 September 2000
Mattoon, IL........................................  10    62,600 September 2000
Lansing, MI (Partial)(/4/).........................  30    61,900     March 2001
Marshalltown, IA...................................  30    56,600 September 2001
Battle Creek, MI (Partial)(/4/)....................  30    54,600     March 2001
St. Louis, MO (Partial)(/4/).......................  30    46,700  February 2000
                                                        ---------
  Totals...........................................     7,445,700
                                                        =========

--------
(1) Population data is based on 2000 estimates compiled by Kagan's Wireless Telecom Atlas & Databook, 2001 Edition, as reported per individual BTA.
(2) Expected commercial launch dates for these markets may change based on a number of factors, including shifts in populations, target markets or network focus, changes or advances in technology, acquisition of other markets and delays in network build-out.

(3) These markets represent the Iowa option territory acquired by iPCS on February 28, 2001, which markets were previously launched by Sprint PCS in February 1997.


(4) Territory covered by iPCS' Sprint PCS agreement does not comprise a complete BTA.

Network Operations

   The effective operation of iPCS' portion of the Sprint PCS network requires:

  . Public switched and long distance interconnection;

  . The implementation of roaming arrangements; and

  . The development of network monitoring systems.

iPCS' network connects to the public telephone network through local exchange carriers, which facilitate the origination and termination of traffic between iPCS' network and local exchange and long distance carriers. Through iPCS' Sprint PCS agreements, iPCS receives the benefits of their lower interconnection rates with the local exchange carriers. iPCS has entered into an agreement with Sprint, which provides iPCS long distance services at the same preferred rates made available to Sprint PCS.

   Through iPCS' arrangements with Sprint PCS and Sprint PCS arrangements with other wireless service providers, Sprint PCS customers based in iPCS' territory have roaming capabilities outside its network. Likewise, Sprint PCS customers, based outside iPCS' territory and non-Sprint PCS customers have roaming capabilities on its network.

   iPCS utilizes Sprint PCS Network Operations Control Center for around-the-clock monitoring as well as its own switching centers' capabilities for its network base stations and switches.

   As of June 30, 2001, iPCS' network included two switching centers and 395 operating cell sites. With the launch of all iPCS' markets by December 31, 2001, iPCS anticipates its network will include three switching centers and approximately 625 cell sites.


   iPCS acquires and makes operational a cell site by co-locating on an existing tower owned by third parties, constructing a new tower itself or contracting with a build-to-suit company to construct the tower for it. Generally, iPCS prefers to co-locate due to its lower construction costs and the fact that any zoning difficulties have likely already been resolved. Where iPCS cannot co-locate, iPCS will either construct the tower using contractors or engage in a build-to-suit arrangement. For those towers iPCS constructs itself, iPCS generally sells the tower and leases it back from the buyer. In a build-to-suit arrangement, an independent tower construction company acquires the site, builds the tower and leases it to iPCS, thereby reducing iPCS' capital expenditures.

   In May 1999, iPCS entered into a tower sale and lease-back arrangement with American Tower Corporation for 60 to 80 towers iPCS constructed in its initial territory. The term of the agreement was to expire at the earliest of the final tower sale or December 31, 2000. In November 2000, the agreement was amended to extend the agreement until February 28, 2001, and on January 2, 2001, iPCS completed the terms of the agreement with the eightieth tower sale. In June 2001, iPCS entered into a tower sale and leaseback agreement with Trinity Wireless Towers, Inc. for towers iPCS has constructed in Iowa. The term of this agreement is set to expire on December 31, 2001. On June 29, 2001, iPCS sold sixteen towers to Trinity under the terms of this agreement. iPCS anticipates selling additional towers it constructs under similar agreements to American Tower, Trinity or another tower company.


Trinity Build-To-Suit Agreement

   On December 29, 2000, iPCS entered into a build-to-suit agreement with Trinity whereby iPCS agreed to locate and obtain ground leases for tower sites and deliver assignments of these leases to Trinity for at least seventy-five towers located in Iowa and Nebraska. Trinity agreed to reimburse iPCS for site acquisition and development costs, build a tower at these sites, and to purchase the site at the time of the commencement of the tower lease with Trinity. As of June 30, 2001, iPCS has entered into leases for thirty-one build-to-suit towers.

Nortel Equipment Agreement

   iPCS has entered into an equipment purchase agreement with Nortel for its network equipment and infrastructure, including switches and base station controllers, and is subject to the terms of the equipment purchase agreement between Nortel and Sprint PCS. Pursuant to the equipment agreement, Nortel also provides installation services for the equipment and grants iPCS a nonexclusive license to use all the software associated with the Nortel equipment. As of June 30, 2001, iPCS has met the requirements of this agreement. iPCS also has committed to purchase required equipment from Nortel related to certain expansion markets if they are granted to it by Sprint PCS. iPCS submits purchase orders to Nortel for the equipment and services. Under the agreement, iPCS receives a discount on the network equipment and services because of its affiliation with Sprint PCS. If iPCS' affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with iPCS' consent, modify the agreement to establish new prices, terms and conditions.

Lucent Equipment Agreement

   In July 2000, iPCS entered into an equipment purchase agreement with Lucent Technologies Inc. for iPCS' network equipment and infrastructure in which iPCS committed to purchase one switch and 100 base station controllers for its Michigan markets within the first year of the agreement and an additional 32 base station controllers within two years after the execution of the agreement. In addition, iPCS has agreed to use Lucent's equipment exclusively in the construction of its network located within the state of Michigan. As of June 30, 2001, iPCS has completed the requirements of this agreement. Lucent is obligated to Sprint PCS to enter into this agreement with iPCS because iPCS is a Sprint PCS network partner. Pursuant to iPCS' purchase agreement with Lucent, iPCS is subject to the terms and conditions of a procurement and services contract between Lucent and Sprint PCS which expires on January 31, 2006 and which provides that the equipment which iPCS purchases will be in conformance with the technical standards of the Sprint PCS network and at prices consistent with those negotiated by Sprint PCS.

Products and Services

   iPCS offers established Sprint PCS products and services throughout its territory under the Sprint and Sprint PCS brand names. iPCS' products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS nationwide network.

Marketing Strategy

   iPCS' marketing and sales strategy utilizes Sprint PCS' proven strategies and developed national sales and distribution channels tailored to its specific territory.

   Use Sprint PCS' brand equity and marketing. iPCS features exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in its marketing effort. From iPCS' customers' point of view, they use iPCS' network and the Sprint PCS national network seamlessly as a unified nationwide network.

   Pricing. iPCS' use of the Sprint PCS national pricing strategy offers its customers simple, easy-to-understand service plans. Sprint PCS' pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that Sprint PCS utilizes has greater capacity than current analog cellular systems, enabling Sprint PCS to market high usage customer plans at lower prices. In addition, Sprint PCS Free and Clear plans, which offer simple, affordable plans for every consumer and business customer, include long distance calling from anywhere on its nationwide network.

   Local focus. iPCS' local focus enables it to supplement Sprint PCS' marketing strategies with its own strategies tailored to each of its specific markets. These include attracting local businesses as agents to enhance its sales and distribution channels and drawing on iPCS' management team's experience in the midwestern United States. iPCS uses local radio, television and newspaper advertising to sell its products and services in each of its markets. iPCS has established a local sales force to execute its marketing strategy through its Sprint PCS stores. iPCS currently owns and operates fourteen Sprint PCS stores and plans to open an additional three stores throughout its territory. iPCS also employs a direct sales force dedicated to business sales.

   Advertising and promotions. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. iPCS benefits from this national advertising in its territory at no additional cost to it. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories. iPCS is able to purchase promotional materials related to these programs from Sprint PCS at their cost.

   Sponsorships. Sprint PCS sponsors numerous national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, create a forum for sales and promotional events and enhance iPCS' promotional efforts in its territory. Additionally, iPCS sponsors other local events in its territory to increase customer awareness of the Sprint PCS network.

Sales and Distribution

   iPCS' sales and distribution plan mirrors Sprint PCS' proven multiple channel sales and distribution plan. Key elements of iPCS' sales and distribution plan consists of the following:

   Sprint store within a RadioShack store. Sprint has an arrangement with RadioShack to install a "store within a store." Currently, RadioShack has 92 stores in iPCS' territory that will be available to offer Sprint PCS products and services to iPCS' customers once iPCS has launched service in the market where the store is located.


   Other national third-party retail stores. In addition to RadioShack, iPCS benefits from the sales and distribution agreements established by Sprint PCS with other national retailers, which currently include Best Buy, Circuit City, Staples, Target, Office Max, Office Depot and Ritz Camera. These retailers and others have approximately 150 retail stores in iPCS' territory to which iPCS has access. iPCS believes the number of stores will increase over time as Sprint PCS adds national retailers and as these national retailers add stores in iPCS' territory.

   Local third-party retail stores. iPCS benefits from the sales and distribution agreements that iPCS enters into with local retailers in its territory. iPCS has entered into sales and distribution agreements with over 130 local stores in its territory and expects the number to increase.

   Sprint PCS stores. iPCS currently owns and operates fifteen Sprint PCS stores in its territory and plans to open an additional four stores as iPCS continue to launch service in additional markets. These stores are located in metropolitan markets within iPCS' territory, providing iPCS with a strong local presence and a high degree of visibility. iPCS trains its sales representatives to be informed and persuasive advocates for Sprint PCS' services. Following the Sprint PCS model, these stores have been designed to facilitate retail sales, bill collection and customer service.


   National accounts and direct selling. iPCS participates in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of large companies. Several Fortune 500 companies such as State Farm Insurance, Archer Daniels Midland, Dow Chemical, John Deere, Rockwell Collins, and Caterpillar, as well as other large companies, have their headquarters in iPCS' territory. In addition, once a Sprint PCS national account manager reaches an agreement with any company headquartered outside of iPCS' territory, iPCS services the offices and subscribers of that company located in iPCS' territory. iPCS' direct sales force will target the employees of these companies in iPCS' territory and cultivate other local business customers.

   Inbound telemarketing. Sprint PCS provides inbound telemarketing sales to answer iPCS' prospective customers' calls. As the exclusive provider of Sprint PCS products and services in iPCS' territory, iPCS uses the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. Sprint PCS' inbound telemarketing group handles these leads and the new subscriber becomes iPCS customer.

   Electronic commerce. Sprint PCS maintains an Internet site at www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint PCS Internet site can order, pay for a handset, and activate their phone over the air. Subscribers visiting the site can also review the status of their account, including the number of minutes used in the current billing cycle. Site visitors in iPCS' territory who purchase products and services over the Sprint PCS Internet site will be iPCS' customers.

Competition

   iPCS competes in its territory with regional and national cellular, PCS and other wireless providers. Verizon Wireless provides service in each of iPCS' major markets. Cingular Wireless covers central Illinois and Nebraska but does not provide service in Peoria, the Quad Cities or in iPCS' Michigan markets or key Iowa markets. Other cellular providers such as US Cellular and CenturyTel have similar limited coverage areas. PCS competitors such as VoiceStream, Iowa Wireless, PrimeCo and Amica Wireless operate in certain portions of iPCS' territory but none provides the scope of coverage that iPCS offers in these markets. Of the PCS providers, only AT&T Wireless along with its affiliate partners hold licenses to provide service in all of iPCS' markets; however, it currently provides service only in three full and two partial markets in iPCS' territory. Nextel and Nextel Partners provide service in iPCS' key Michigan markets, eight of iPCS' Illinois markets and three of iPCS' Iowa markets.

   iPCS' ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, iPCS' extensive direct and indirect sales channels, iPCS' centralized Sprint PCS customer care systems and iPCS' selection of handset options.

   Currently, iPCS believes that its most formidable competition is from cellular providers, many of which have been operating in its markets and building their customer bases for a number of years and have greater financial resources and customer bases. Some of iPCS' competitors have access to more licensed spectrum than the 10 or 20 MHz licensed to Sprint PCS in certain markets in parts of Illinois. Some of iPCS' competitors also have established infrastructures, marketing programs and brand names. In addition, certain competitors may be able to offer coverage in areas not served by iPCS' network, or, because of their calling volumes or their affiliations with, or ownership of wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators will likely compete with iPCS in providing some or all of the services available through the Sprint PCS network and may provide services that iPCS does not. Additionally, iPCS expects that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

   iPCS also faces limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to a reseller. Although Sprint PCS is required to resell PCS in iPCS' markets, currently there is only one reseller of Sprint PCS service in iPCS' markets. Any reseller of Sprint PCS could not use the Sprint PCS service marks in iPCS' markets except for the limited purpose of describing their handsets as operational on the Sprint PCS network.

   In addition, iPCS competes with paging, dispatch and other mobile telecommunications companies in iPCS' markets. Potential users of PCS systems may find their communication needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

   In the future, iPCS expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS. Based upon increased competition, iPCS anticipates that market prices for two-way wireless voice and data services generally will decline in the future. iPCS will compete to acquire and retain customers principally on the basis of services and features, the size and location of its territory, network coverage and reliability, customer care and pricing. iPCS' ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Environmental Compliance

   Expenditures for environmental compliance result primarily from the operation of standby power generators for iPCS' telecommunications equipment and from compliance with various environmental rules during network build-out and operations. iPCS' environmental compliance expenditures have not been material to its financial statements or to its operations and are not expected to be material in the future.

Employees

   As of June 30, 2001, iPCS employed 216 full-time employees. None of iPCS' employees is represented by a labor union. iPCS believes that its relations with its employees are good.

                 CERTAIN RELATIONSHIPS AND TRANSACTIONS OF iPCS

Formation of Illinois PCS, LLC

   Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass Communications Management, Inc., Schwartz Ventures, Inc. (which transferred its ownership to its affiliate Technology Group, LLC), Montrose Mutual PCS, Inc., and Gridley Enterprises, Inc. formed Illinois PCS, LLC in January 1999. Those investors received membership interests in exchange for their capital contributions. As of February 29, 2000 the members agreed to admit Timothy M. Yager, iPCS' President and Chief Executive Officer, as a new member owning a 1.5% interest, and to reduce their membership interests in aggregate by 1.5%. Mr. Yager agreed to cancel his management agreement with Illinois PCS, LLC in exchange for his 1.5% membership interest and certain other consideration. For the year ended December 31, 2000, iPCS recorded non-cash compensation expense in the amount of approximately $8.5 million resulting from the issuance of this membership interest to Mr. Yager. For further information on the compensation expense, see "iPCS Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."


   The obligations of the members of Illinois PCS, LLC to contribute capital and the other provisions contained in the formation documents of Illinois PCS, LLC have been eliminated as of July 12, 2000 when iPCS consummated the reorganization from a limited liability company to a holding company structure.

Issuance of Convertible Participating Preferred Stock

   An investor group led by Blackstone has purchased $120.0 million of iPCS' convertible preferred stock. On July 12, 2000, iPCS issued 9,090,909 shares of its Series A-1 Convertible Participating Preferred Stock at a purchase price of $5.50 per share and on December 28, 2000 iPCS issued 14,000,000 shares of iPCS Series A-2 Convertible Participating Preferred Stock at a purchase price of $5.00 per share to the investor group. The issuance of iPCS' Series A-1 Preferred Stock and Series A-2 Preferred Stock has yielded gross proceeds to iPCS of $50.0 million and $70.0 million, respectively. For more information relating to the terms of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, see "Description of iPCS Capital Stock."

 Investment Agreement

   In the preferred stock investment agreement between iPCS and the investor group, iPCS agreed to refrain from taking certain actions with respect to its business, its capital stock and other aspects of its operations without the prior approval of Blackstone. These actions include:

  . the declaration or payment of dividends or distributions;

  . the issuance of notes or debt securities containing equity features prior to December 31, 2000, or the issuance of any equity securities which would be senior to, or on parity with, the preferred stock;

  . the making of investments in third parties;

  . the incurrence of any additional indebtedness in excess of $10.0 million;
    or

  . the issuance or sale of any shares of iPCS' or iPCS' subsidiaries' capital stock prior to December 31, 2000, other than in a public offering of iPCS' common stock, pursuant to an employee benefit plan or in connection with a merger or acquisition.

   The approval rights of Blackstone and most of their other rights relating to their ownership of iPCS' capital stock will terminate upon the earlier to occur of:

  . the closing of an underwritten public offering of iPCS' common stock in which iPCS receives aggregate gross proceeds of at least $50.0 million and in which the per share price in the offering is at least two times the weighted average of the issuance price of all shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock (the weighted average is initially $5.20 per share), subject to adjustment; and

  . iPCS' consummation of a transaction that results in a change of control.

   The investor group has agreed to terminate the investment agreement as of the effective time of the merger.

 Stockholders Agreement

   At the date of the purchase and sale of iPCS' Series A-1 Preferred Stock, iPCS entered into a stockholders agreement with the investor group, Geneseo Communications, Inc. and Cambridge Telcom, Inc. which provides:

  . limitations on the transfer of any of iPCS' securities by each of Geneseo and Cambridge for a period of six months after the expiration of any lock-up period required by iPCS' underwriter in an initial public offering;

  . tag-along rights in favor of the investor group allowing it to participate in sales of iPCS' capital stock by Geneseo or Cambridge;

  . until an initial public offering or a change of control transaction, drag-along rights in favor of Geneseo and Cambridge requiring the investor group to sell all of iPCS' capital stock owned by it;

  . the right of Blackstone to designate up to two members of iPCS' Board of Directors;

  . preemptive rights granting the investor group the right to subscribe for and purchase upon the same terms and conditions, a portion of any equity securities iPCS issued prior to an initial public offering of iPCS' common stock that yields gross proceeds to iPCS of at least $30.0 million;

  . the right of the investor group to request that iPCS use its best efforts to complete an initial public offering of its common stock if it has not done so prior to July 12, 2002;

  . the right of the investor group to approve any merger, consolidation, sale of assets or other business combination transaction or issuance of securities that would:

   . have adverse tax consequences to the holders of the Series A-1
     Preferred Stock or Series A-2 Preferred Stock; or

   . involve consideration other than cash or shares of common stock of the acquiring company, or involve cash and/or shares of common stock of the acquiring company that values Blackstone's investment in iPCS at less than the greater of $11.00 per share of common stock owned by it, subject to dilution adjustment, and an internal rate of return on its investment of an annual rate of 35%; and

   . if iPCS has not completed one or more public offerings of its common stock resulting in gross proceeds of $50.0 million or consummated a business combination transaction with a publicly traded company with a market capitalization in excess of $200 million and a public float valued in excess of $50.0 million prior to July 12, 2005, the investor group has the right to request that iPCS either repurchase its capital stock at fair market value or, if iPCS fails to repurchase their capital stock, force a sale of iPCS.

   The investor group has agreed to terminate the stockholders agreement as of the effective time of the merger.

 Registration Rights Agreement

   iPCS has granted to the holders of its Series A-1 Preferred Stock and its Series A-2 Preferred Stock, the following registration rights, exercisable at any time after an initial public offering of its common stock:

  . demand registration rights that entitle Blackstone to require iPCS to register, under the Securities Act, on up to three occasions and at iPCS' expense, the resale of the investor group's shares of common stock; and

  . piggyback registration rights that entitle the investor group to require iPCS to include their shares of common stock in a registration of any of iPCS' equity securities, other than pursuant to the registration of the warrants comprising part of the units or the warrants issued to Sprint PCS.

   These registration rights extend to all of the common stock that the investor group may acquire upon the conversion of their Series A-1 Preferred Stock and their Series A-2 Preferred Stock. These registration rights are subject to the underwriters' right to limit the number of shares included in any underwritten offering.

   The investor group has agreed to terminate the registration rights agreement as of the effective time of the merger.

                          PRINCIPAL iPCS STOCKHOLDERS

   The following table presents information regarding the beneficial ownership of iPCS common stock as of September 30, 2001 with respect to:


  . each person who, to iPCS' knowledge, is the beneficial owner of 5% or more of the outstanding common stock;

  . each of iPCS' directors;

  . each of iPCS' named executive officers; and


  . all executive officers and directors as a group.


                                                    Number of
                                               Shares Beneficially Percentage of
Name and Address of Beneficial Owner(/1/)          Owned(/2/)        Ownership
-----------------------------------------      ------------------- -------------
Geneseo Communications, Inc. .................     15,468,809          22.8%
 111 E. 1st Street
 Geneseo, Illinois 61254

Cambridge Telcom, Inc.........................     13,258,979          19.5
 111 E. 1st Street
 Geneseo, Illinois 61254

The Blackstone Group .........................     18,478,352          27.2
 345 Park Avenue
 New York, New York 10154(/3/)

Trust Company of the West.....................      4,545,455           6.7
 11100 Santa Monica Boulevard, Suite 2000
 Los Angeles, California 90025(/4/)

Cass Communications Management, Inc. .........      4,419,660           6.5
 100 Redbud Road
 Virginia, Illinois 62691

Technology Group, LLC.........................      4,419,660           6.5
 118 E. State Street
 Hamel, Illinois 62046

Montrose Mutual PCS, Inc......................      4,419,660           6.5
 102 N. Main Street
 Dieterich, Illinois 62424

Respond Communications, Inc...................      4,419,660           6.5
 102 N. Main Street
 Dieterich, Illinois 62424(/5/)

Timothy M. Yager(/6/).........................      1,110,545           1.6

Linda K. Wokoun(/7/)..........................        159,375             *

Stebbins B. Chandor, Jr. (/7/)................        140,625             *

Anthony R. Muscato(/7/).......................         37,500             *

William W. King, Jr.(/7/).....................        107,813             *

Alan C. Anderson(/8/).........................     28,735,288          42.3

Donald L. Bell(/9/)...........................      4,427,160           6.5

Michael S. Chae(/10/).........................     18,478,352          27.2

Brian J. Gernant(/11/)........................          7,500             *

Gerald S. Gill II(/12/).......................      4,419,660           6.5

                                                   Number of
                                              Shares Beneficially Percentage of
Name and Address of Beneficial Owner(/1/)         Owned(/2/)        Ownership
-----------------------------------------     ------------------- -------------
Lawrence H. Guffey(/10/).....................     18,478,352          27.2

Robert W. Schwartz(/13/).....................      4,427,160           6.5

George Patrick Tays(/14/)....................      4,427,160           6.5

All executive officers and directors
 as a group (12 persons)(/15/)...............     62,058,478          90.1

--------
  * Less than one percent.
 (1) Except as otherwise indicated below, the address for each executive officer and director is 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173.
 (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

 (3) Of the 18,478,352 shares, 8,543,636 are held by Blackstone Communications Partners I L.P. ("BCOM"), 7,348,936 are held by Blackstone iPCS Capital Partners L.P. ("BICP"), 2,580,155 are held by Blackstone/iPCS L.L.C. ("BLLC") and 5,625 are shares issuable to Blackstone Management Partners III pursuant to options exercisable within 60 days of the date of the table. Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III L.L.C. is the general partner of BICP. Blackstone Media Management Associates III L.L.C. is the manager of BLLC. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities.

 (4) Consists of shares held by the following affiliates of Trust Company of the West: TCW/Crescent Mezzanine Partners II, L.P., TCW Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P.
 (5) Consists of shares beneficially owned by Montrose Mutual PCS, Inc. Respond Communications is a beneficial owner of these shares based on its 100% ownership of Montrose Mutual PCS, Inc.

 (6) Consists of 673,045 shares held individually by Mr. Yager and his wife, and 437,500 shares issuable pursuant to options exercisable within 60 days of the date of the table. Mr. Yager disclaims beneficial ownership of shares owned by his wife.


 (7) Consists of shares issuable pursuant to options exercisable within 60 days of the date of the table.


 (8) Consists of 28,727,788 shares beneficially owned by Geneseo Communications, Inc. and Cambridge Telcom, Inc. and 7,500 shares issuable pursuant to options exercisable within 60 days of the date of the table. Mr. Anderson is the President and CEO of Geneseo Communications, Inc. and is the General Manager of Cambridge Telcom, Inc., and is the beneficial owner of the shares owned by each of these entities. Mr. Anderson disclaims beneficial ownership of these shares. Mr. Anderson's address is the same as the address for Geneseo Communications, Inc.


 (9) Consists of 4,419,660 shares beneficially owned by Cass Communications Management, Inc. and 7,500 shares issuable pursuant to options exercisable within 60 days of the date of the table. Mr. Bell is the Vice President and CEO of Cass Communications Management, Inc., and is the beneficial owner of the shares owned by Cass Communications Management, Inc. Mr. Bell disclaims beneficial ownership of these shares. Mr. Bell's address is the same as the address for Cass Communications Management, Inc.

(10) Mr. Chae and Mr. Guffey do not own any shares of record. BCOM, BICP and BLLC, affiliates of Mr. Chae and Mr. Guffey, own all of the shares held by Blackstone. Mr. Chae and Mr. Guffey disclaim beneficial ownership of such shares.

(11) Consists of shares issuable pursuant to options exercisable within 60 days of the date of the table.

(12) Consists of shares beneficially owned by Cass Communications Management, Inc. Mr. Gill is the beneficial owner of a majority of the outstanding shares of Cass Communications Management, Inc. Mr. Gill disclaims beneficial ownership of certain shares owned by Cass Communications Management, Inc. attributable to the shares of Cass Communications Management, Inc. which are held in trusts for the benefit of members of Mr. Gill's family. The address for Mr. Gill is the same as the address for Cass Communications Management, Inc.

(13) Consists of 4,419,660 shares beneficially owned by Technology Group, LLC and 7,500 shares issuable pursuant to options exercisable within 60 days of the date of the table. Mr. Schwartz is a beneficial owner of the shares owned by Technology Group, LLC by virtue of his position as Trustee of a family trust that owns substantially all of the membership interests in Technology Group, LLC. Mr. Schwartz disclaims beneficial ownership of these shares. Mr. Schwartz's address is the same as the address for Technology Group, LLC.


(14) Consists of 4,419,660 shares beneficially owned by Montrose Mutual PCS, Inc. and 7,500 shares issuable pursuant to options exercisable within 60 days of the date of the table. Mr. Tays is the General Manager of Montrose Mutual PCS, Inc., and is the beneficial owner of the shares owned by Montrose Mutual PCS, Inc. Mr. Tays disclaims beneficial ownership of these shares. Mr. Tays' address is the same as the address for Montrose Mutual PCS, Inc.


(15) Consists of 925,938 shares issuable pursuant to options exercisable within 60 days of the date of the table and 61,132,540 shares beneficially owned by all executive officers and directors as a group.

                  iPCS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   On January 22, 1999, iPCS entered into the Sprint PCS agreements whereby iPCS became the exclusive Sprint PCS network partner with the right to market 100% digital, 100% PCS wireless products and services under the Sprint and Sprint PCS brand names in fifteen markets in Illinois and Iowa. The Sprint PCS agreements were amended in March 2000 to add twenty additional markets. On February 28, 2001, the Sprint PCS agreements were amended to add the Iowa City and Cedar Rapids, Iowa markets to iPCS' territory. With these two amendments, the size of iPCS' territory was increased from a total population of 2.8 million residents to a total population of 7.4 million residents.

   Under the Sprint PCS agreements, iPCS manages its network utilizing Sprint PCS' licensed spectrum as well as uses the Sprint and Sprint PCS brand names during iPCS' affiliation with Sprint PCS. iPCS benefits from Sprint PCS' volume pricing discounts for its purchases of network equipment, handsets and accessories. These discounts reduce the overall capital required to build iPCS' network and significantly reduce iPCS' costs of handsets and accessories. Additionally, iPCS has access to Sprint PCS' national marketing support and distribution programs. Sprint PCS collects all revenues from iPCS' customers and remits the net amount to iPCS. An affiliation fee of 8% of collected service revenues from Sprint PCS customers based in iPCS' territory, excluding outbound roaming, and from non-Sprint PCS customers who roam onto iPCS' network, is retained by Sprint PCS and recorded as a cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in iPCS' territory are not subject to the 8% affiliation fee.

   Under the Sprint PCS agreements, iPCS contracts with Sprint PCS to provide back office services such as customer activation, billing, collections and customer care. iPCS currently purchases these services from Sprint PCS to take advantage of Sprint PCS' economies of scale, to accelerate iPCS' build-out and market launches and to lower iPCS' initial capital requirements. The cost for these services is primarily calculated on a per customer and per transaction basis and is recorded as an operating expense.

   Since the date of inception, iPCS has incurred substantial costs to negotiate the Sprint PCS agreements and its debt and equity financing, to design, engineer and build-out its network in its initial territory and to open its retail stores. iPCS launched service in its first two markets in December 1999 and in 2000, iPCS launched service in sixteen additional markets. In the three months ended June 30, 2001, iPCS launched service in four markets bringing iPCS' total markets launched in the first six months of 2001 to eight. In addition, in the first three months of 2001, iPCS acquired two previously launched markets from Sprint PCS.

   By the end of the fourth quarter of 2001, iPCS anticipates launching its remaining nine markets in Nebraska and Iowa, at which time it will offer service in all of its markets.

   On August 28, 2001, iPCS entered into the merger agreement described in this proxy statement/prospectus. The costs that iPCS expects to incur in connection with the transaction, which are estimated to be approximately $16.5 million, of which approximately $15.1 million will be accrued and expensed prior to closing of the merger. Because a portion of the costs of the transaction related to severance are calculated based upon the market price of AirGate common stock at the effective time of the merger, if the price of AirGate common stock at the effective time of the merger is greater than the price of AirGate common stock at the date of announcement of the merger, the severance costs will increase.

   For the six months ended June 30, 2001, iPCS recorded a net loss of approximately $33.8 million. Total revenues were approximately $42.0 million for the six months ended June 30, 2001. For the six months ended June 30, 2000, revenues were approximately $5.1 million and iPCS' net loss was approximately $20.4 million. As of June 30, 2001, iPCS' accumulated deficit was approximately $94.3 million and iPCS' had incurred approximately $199.3 million of capital expenditures and construction in progress related to the build-out of its network. While iPCS anticipates operating losses to continue, iPCS expects revenues to increase substantially as the number of its customers continues to increase.

Results of Operations

 For the six months ended June 30, 2001 compared to the six months ended June 30, 2000

   Net loss. iPCS' net loss for the six months ended June 30, 2001 was approximately $33.8 million and was the result of increased operating expenses associated with maintaining a larger customer base and a larger network along with increased customer additions. Additionally, higher depreciation expense for a larger in-service network coupled with increased interest expense related to iPCS' debt was recorded during the first half of the year than in the same period in the prior year. The increase in operating expenses was partially offset with increased service, equipment and other revenues. iPCS' net loss for the six months ended June 30, 2000 was approximately $20.4 million and included a one-time charge of approximately $8.5 million of non-cash compensation expense and $1.6 million of related payroll taxes that was the result of issuing a 1.5% ownership interest in the Company to iPCS' President and Chief Executive Officer. The remaining loss for the same six months in 2000 resulted primarily from selling, general and administrative, depreciation and amortization expenses and cost of providing service exceeding service revenues, all of which were associated with the markets launched in 1999 and the first six months of 2000.

   Service revenue. For the six months ended June 30, 2001, service revenue totaled approximately $38.7 million and was comprised of customer revenue of approximately $25.5 million and roaming revenue of approximately $13.2 million. For the same six months ended June 30, 2000 service revenue totaled approximately $4.1 million and was comprised of customer revenue of approximately $2.5 million and roaming revenue of approximately $1.6 million. iPCS' ARPU, including long distance and roaming, for the six months ended June 30, 2001 was approximately $84. Without roaming revenue, average monthly revenue per user was approximately $55. For the six months ended June 30, 2000, ARPU with and without roaming was $96 and $59, respectively.

   Equipment and other revenues. iPCS' records revenue from the sale of its equipment from its retail stores, net of an allowance for returns and net of any cash incentives related to these equipment sales, as equipment revenue. The amount recorded during the six months ended June 30, 2001 totaled approximately $3.3 million. The amount recorded for the same period in 2000 totaled approximately $1.0 million. The increase in revenue since June 30, 2000 is due to the increase in new customer additions associated with launching of sixteen markets and the addition to iPCS' territory of two previously launched markets by Sprint PCS.

   Cost of service. Cost of providing service to Sprint PCS customers totaled approximately $31.5 million for the six months ended June 30, 2001, compared to approximately $4.7 million for the same period in 2000. Cost of service includes billing, customer care, network monitoring, cost of operations, fees related to facilities and other transport lines, interconnection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. iPCS pays Sprint PCS roaming fees when its customers use the Sprint PCS network outside of its territory. iPCS pays non-Sprint PCS roaming fees to other wireless service providers when its customers use their network. Also included in the cost of service expenses for the six months ended June 30, 2001 is the 8% of collected service revenue retained by Sprint PCS of approximately $2.2 million compared to approximately $0.2 million for the six months ended June 30, 2000. The increase in cost of service is due to an increased customer base and a larger in-service network.

   Cost of equipment. Cost of equipment which includes the costs of handsets, accessories, and handset subsidies totaled approximately $10.9 million for the six months ended June 30, 2001. Cost of equipment for the six months ended June 30, 2000 was approximately $2.6 million. The increase in costs is due substantially to the increase in new customer additions associated with the launching of sixteen markets and the acquisition from Sprint PCS of two previously-launched markets. Because iPCS subsidizes the price of handsets for competitive reasons, iPCS expects and has budgeted for the cost of handsets to continue to exceed the retail sales price for the foreseeable future.

   Selling expenses. Selling expenses totaled approximately $13.0 million and approximately $2.6 million for the six months ended June 30, 2001 and June 30, 2000, respectively. Included in selling expenses are advertising and promotional costs, salaries and sales commissions and expenses related to iPCS' distribution channels. The increase in costs since June 30, 2000 is due substantially to the launching of sixteen markets and to the addition to iPCS' territory of two markets previously launched by Sprint PCS.

   General and administrative expenses. General and administrative expenses were approximately $5.1 million for the six months ended June 30, 2001 and approximately $12.4 million for the six months ended June 30, 2000. Included in general and administrative costs are administrative salaries and bonuses, employee benefit costs, legal fees, insurance expense and other professional service fees. Also included for the six months ended June 30, 2001 is non-cash compensation expense of approximately $1.0 million related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. During the six months ended June 30, 2000, iPCS recorded a one-time charge of approximately $10.1 million for the issuance of a 1.5% ownership interest to iPCS' President and Chief Executive Officer based on an expected initial public price. Included in this charge was approximately $8.5 million of non-cash compensation expense and approximately $1.6 million of payroll taxes paid in connection with the issuance of this 1.5% ownership interest. The remaining increase in general and administrative expenses from the first half of 2001 compared to the same period in 2000 is due to an increase in personnel and other corporate infrastructure associated with the growth of iPCS from launching sixteen markets and acquiring from Sprint PCS two previously-launched markets.

   Depreciation and amortization. For the six months ended June 30, 2001, depreciation and amortization totaled approximately $8.6 million compared to approximately $2.9 million for the six months ended June 30, 2000. The increase is due to assets placed in service for eighteen additional markets since June 30, 2000.

   Interest income. For the six months ended June 30, 2001, interest income was approximately $2.9 million and was earned on the investment of available funds. For the six months ended June 30, 2000, investment income was approximately $0.1 million. Interest income increased due to the investment of the proceeds from the senior discount notes received in July 2000, the proceeds from the sale of Series A-1 and Series A-2 convertible preferred stock in July and December 2000, respectively, and the proceeds from iPCS' borrowing under the senior secured credit facility in December 2000 and June 2001.

   Interest expense. Interest expense of approximately $10.7 million, net of capitalized interest of approximately $4.7 million, was recorded in the six months ended June 30, 2001 and related primarily to interest accrued on the senior discount notes, the amortization of the discount and warrants issued in connection with the issuance of the senior discount notes, and interest expense on iPCS' borrowings under the senior secured credit facility. For the same period in 2000, iPCS recorded interest expense of approximately $0.6 million, net of capitalized interest of approximately $1.2 million, related to the Nortel financing, which was in place prior to iPCS' current senior secured credit facility. The increase in interest expense in 2001 is the result of higher outstanding debt compared to June 30, 2000.

   Other income, net. Other income is principally comprised of gain on tower sales. For the six months ended June 30, 2001, twelve towers were sold to American Tower for $3.4 million, resulting in a gain of approximately $1.6 million, of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers. In addition, sixteen towers were sold to Trinity Wireless for $4.8 million, resulting in a gain of approximately $2.1 million, of which approximately $1.0 million was recognized at the time of the sale and remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of five years for the related towers. Offsetting these gains was a loss of approximately $0.6 million for site acquisition and construction costs for sites that were either not feasible or not necessary for iPCS' network build-out. For the same six months ended June 30, 2000, twenty-two towers were sold to American Tower for $5.5 million resulting in a total gain of approximately $2.3 million, of which approximately $0.3 million was recognized and the remainder is being amortized over the initial lease term of ten years.

 For the year ended December 31, 2000 compared to the period January 22, 1999 (date of inception) through December 31, 1999

   Net loss. For the year ended December 31, 2000, iPCS recorded a loss of approximately $56.2 million on total revenues of approximately $24.0 million. The loss was caused primarily by cost of services exceeding service revenues and costs associated with handset subsidies, selling, general and administrative expense, depreciation and amortization associated with the markets launched in 1999 and 2000. Also in 2000 iPCS recorded the following:

  . an extraordinary loss of approximately $1.5 million on the early extinguishment of debt related to the write-off of the unamortized deferred financing costs of the Nortel credit facility;

  . non-cash compensation expense of approximately $8.5 million and related taxes of approximately $1.6 million associated with the issuance of a 1.5% ownership interest in iPCS' predecessor, Illinois PCS, LLC, to iPCS' President and Chief Executive Officer;

  . non-cash compensation expense of approximately $2.7 million, which is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000; and

  . expenses of approximately $1.3 million related to a planned initial public offering of stock that did not occur in 2000.

   iPCS' net loss for the period ended December 31, 1999 was approximately $4.4 million and was comprised primarily of network build-out, selling, and general and administrative expenses associated with the preparation of the launch of its initial markets

   Service revenues. For the year ended December 31, 2000, service revenue totaled approximately $20.6 million and was comprised of customer revenue of approximately $12.5 million and roaming revenue of approximately $8.1 million. For the period ended December 31, 1999, iPCS had service revenue of approximately $71,000, which included approximately $28,000 of customer revenue and approximately $43,000 of travel and roaming revenue. The number of iPCS subscribers increased from 1,981 at December 31, 1999 to 46,773 at December 31, 2000. For the full year 2000, iPCS' average monthly revenue per user, including long distance and roaming revenue, was approximately $103. Without roaming revenue, average monthly revenue per user was approximately $63. Because iPCS only launched its first markets in December 1999, average revenue per user for 1999 is not meaningful.

   Equipment and other revenue. Equipment and other revenue from the sale of phones and accessories, net of a sales allowance, totaled approximately $3.4 million for the year ended December 31, 2000. For the period ended December 31, 1999, iPCS had equipment and other revenue of approximately $144,000. Lower revenues in 1999 were attributable to the fact that iPCS had just launched service in December 1999.

   Cost of service. Cost of providing service to Sprint PCS customers in its territory totaled approximately $17.0 million and $1.7 million for the year ended December 31, 2000 and the period ended December 31, 1999, respectively. Cost of service includes billing, customer care, network monitoring, cost of operations, fees related to facilities and other transport lines, interconnection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. Included in the cost of service expenses for the year ended December 31, 2000 is the 8% collected revenue retained by Sprint PCS in the amount of approximately $0.9 million.

   Cost of equipment. Cost of equipment sold for the year ended December 31, 2000 totaled approximately $10.5 million. Cost of equipment expense recorded for the period ended December 31, 1999 was $0.5 million. Because iPCS subsidizes the price of handsets for competitive reasons, iPCS expects and has budgeted for the cost of handsets to continue to exceed the retail sales price for the foreseeable future. The increase in costs is substantially due to the increase in new subscribers associated with the launching of sixteen new markets during 2000.

   Selling expenses. Selling expenses include advertising and promotional costs, salaries, sales commissions, and expenses related to iPCS' distribution channels. For the year ended December 31, 2000, selling expenses totaled approximately $12.9 million compared with approximately $0.8 million for the period ended December 31, 1999. The increase in costs is substantially due to the launching of sixteen new markets during 2000.

   General and administrative expenses. General and administrative expenses were approximately $22.1 million for the year ended December 31, 2000 and approximately $1.5 million for the period ended December 31, 1999. Included in general and administrative costs are administrative salaries and bonuses, employee benefit costs, legal fees, insurance expense and other professional service fees. Also included in the year ended December 31, 2000 is non-cash compensation expense and taxes on non-cash compensation expense totaling approximately $12.8 million. Of this amount, approximately $8.5 million was the non-cash compensation expense which related to a one-time charge for the issuance of a 1.5% ownership interest to iPCS' President and Chief Executive Officer based on an expected initial public offering price and approximately $1.6 million of withholding taxes iPCS has paid in connection with the issuance of this 1.5% ownership interest. The other $2.7 million of non-cash compensation expense is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. iPCS did not grant any options during 1999. In addition, iPCS recorded approximately $1.3 million of expenses related to a planned initial public offering of stock that did not occur in 2000. The remaining increase in general and administrative expenses is due to the launching of sixteen new markets during 2000.

   Depreciation and amortization. Depreciation and amortization expense for the year ended December 31, 2000 totaled approximately $8.6 million. iPCS recorded $0.4 million of depreciation and amortization expense for the period ended December 31, 1999. The increase in depreciation and amortization costs is due to assets placed in service for the sixteen markets launched during 2000.

   Interest income. For the year ended December 31, 2000, interest income was approximately $3.4 million and was earned on the investment of available funds. For the period ended December 31, 1999, interest income was approximately $0.1 million. Interest income increased due to the investment of the proceeds from the senior discount notes and the sale of the Series A-1 convertible preferred stock in July 2000.

   Interest expense. For the year ended December 31, 2000, interest expense was approximately $11.7 million, net of capitalized interest of approximately $3.0 million. In 1999, total interest expense of approximately $0.5 million, which related to iPCS' Nortel credit facility, was capitalized. The increase in interest expense in 2000, which related both to the Nortel financing and the senior discount notes, is the result of the higher borrowings.

   Gain on tower sales. For the year ended December 31, 2000, 55 towers were sold to American Tower for approximately $14.0 million resulting in a gain of approximately $5.4 million, of which approximately $0.8 million was recognized at the time of the sales and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers. For the period ended December 31, 1999, iPCS sold 18 towers for $4.5 million resulting in a gain of approximately $1.9 million of which approximately $0.2 million was recognized and the remainder was deferred.

   Extraordinary item. In connection with the refinancing of the Nortel credit facility with the Toronto Dominion and GE Capital Corporation credit facility, iPCS recorded an extraordinary loss on the early extinguishment of debt of approximately $1.5 million in the year ended December 31, 2000 related to the write-off of the unamortized deferred financing costs of the Nortel credit facility.

Income Taxes

   Prior to July 12, 2000, iPCS' predecessor company operated as a limited liability company and, as a result, its losses were included in the income tax returns of its members. Subsequent to July 12, 2000, the date of reorganization as discussed in Note 3 to iPCS' unaudited financial statements, iPCS became a C Corporation and began accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes."


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

No benefit for federal income taxes has been recorded for the six months ended June 30, 2001 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carry forwards, would have been offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the iPCS' limited operating history. For the year ending December 31, 2001, management currently estimates that a valuation allowance will be provided for the expected loss to be incurred.

Liquidity and Capital Resources

   Since inception, iPCS has financed its operations through capital contributions from its initial investors, through debt financing and from the proceeds of the sale of its Series A-1 and Series A-2 convertible preferred stock.

   On July 12, 2000, iPCS entered into a new senior secured credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for $140.0 million to replace its original credit facility with Nortel that was repaid in full on this same date. On February 23, 2001, iPCS entered into an amendment to the senior secured credit facility which included a consent to the acquisition from Sprint PCS of the Iowa City and Cedar Rapids, Iowa markets, and which amended certain covenant definitions and requirements. As of September 28, 2001, iPCS entered into a second amendment to the senior secured credit facility, which included a consent to the consummation of the merger with AirGate, and which amended certain definitions with respect to the merger and covenant requirements necessitated by merger related expenses. As of June 30, 2001, iPCS management believes that it is in compliance with the amended covenants. iPCS had outstanding borrowings of $50.0 million at June 30, 2001 under the senior secured credit facility.


   The senior secured credit agreement provides for two different tranches of borrowings totaling $140.0 million. The Tranche A Commitment provides for borrowings up to $90.0 million and the Tranche B Commitment provides for borrowing up to $50.0 million.

   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A Commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

   Commencing March 31, 2004, iPCS must begin to repay, in quarterly installments, the principal on all borrowings outstanding as of March 30, 2004, made under the Tranche B Commitment. A fixed percentage on all Tranche B borrowings will be due each quarter as follows:

  . for the first four quarters commencing with the fiscal quarter ending
    March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

   If iPCS borrows the maximum amount under Tranche B, the aggregate amount required to be repaid for each of the four periods above will be $5.0 million, $7.5 million, and $12.5 million, respectively.

   Any principal that has not been paid by the maturity date, June 30, 2008, is due at that time.

   iPCS may voluntarily prepay any of the loans at any time. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

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

   iPCS will have to make mandatory prepayments under certain circumstances, including among others:

  . 50% of iPCS' excess annual cash flow as computed under the senior secured credit agreement, commencing April 30, 2004 with respect to the fiscal year ending December 31, 2003;

  . any amount in excess of $1.0 million per calendar year received as net proceeds subject to certain exceptions, to the extent not reinvested in property or assets within a stated period of time;

  . 50% of the net proceeds of any equity issuance by iPCS or any subsidiary excluding the committed issuance of the convertible preferred stock, an initial public offering and any offering to a borrower or guarantor party of a debt issuance by iPCS or any subsidiary excluding permitted indebtedness.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across the maturities.

   From the date of the senior credit agreement through and including the date on which EBITDA is greater than zero for two consecutive fiscal quarters, iPCS may borrow money at the lesser of either:

  . a base rate loan with an interest rate equal to 2.75% plus the higher of:

   . the prime rate of the Toronto-Dominion Bank, New York Branch; or

   . the federal funds effective rate plus 0.5%; or

  . a Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%.

   After the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.75% to 2.25% and the Eurodollar loan margin will range from 3.75% to 3.25%, depending upon iPCS' leverage ratio as of the most recently ended fiscal quarter.

   iPCS' senior secured credit facility will be used to finance capital expenditures, certain acquisitions and investments for working capital needs and other general corporate purposes.

   iPCS' senior discount notes mature on July 15, 2010, carry a coupon rate of 14% and provide for interest deferral for the first five years. The senior discount notes will accrete in value at a rate of 14% per annum until July 15, 2005, after which, interest will begin to accrue and will be payable semiannually beginning on January 15, 2006.

   iPCS believes that the net proceeds of its senior discount notes, the net proceeds from the sales of its convertible preferred stock and borrowings under its senior secured credit facility will be adequate to fund its network build-out, anticipated operating losses, working capital requirements and other capital needs through 2003.

   Net cash used in operating activities was approximately $7.1 million for the six months ended June 30, 2001 and was approximately $7.5 million for the six months ended June 30, 2000. Cash used in operating activities was primarily attributable to operating losses offset by depreciation and amortization expense, non-cash interest, non-cash compensation expense and working capital needs.

   Net cash used in investing activities was approximately $92.8 million for the six months ended June 30, 2001 and approximately $16.2 million for the same period in 2000. The expenditures related primarily to the purchase of iPCS' network infrastructure equipment and the acquisition of the markets in Iowa from Sprint PCS in February 2001, offset partially with the proceeds from tower sales and iPCS' build-to-suit agreement.

   Net cash provided by financing activities was approximately $24.7 million for the six months ended June 30, 2001 and consisted primarily of proceeds of $25.0 million drawn on iPCS' senior secured credit facility offset somewhat by debt issuance and interest rate protection costs. Net cash provided by financing activities during the six months ended June 30, 2000 was approximately $22.8 million and consisted primarily of equity contributions and debt borrowings.

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

   Net cash used in operating activities was approximately $3.9 million from the date of inception through December 31, 1999 and approximately $22.0 million for the year ended December 31, 2000. Cash used in operating activities was primarily attributable to iPCS' operating losses partially offset by depreciation and amortization, non-cash interest, non-cash compensation expense and working capital needs.

   Net cash used in investing activities was approximately $32.8 million from the date of inception through December 31, 1999 and approximately $82.5 million for the year ended December 2000. The expenditures were related primarily to the purchase of iPCS' network infrastructure equipment and the purchase from Sprint PCS of network assets in Michigan, offset somewhat by the proceeds of tower sale leaseback transactions.

   Net cash provided by financing activities from the date of inception through December 31, 1999 was approximately $39.5 million and approximately $267.7 million for the year ended December 31, 2000 and consisted primarily of equity contributions, sales of redeemable convertible preferred stock and debt borrowings offset by repayments of debt and debt issuance costs. The significant increase in cash provided by financing activities in 2000 is related to the proceeds from the sale of redeemable convertible preferred stock and the issuance of iPCS senior discount notes offset somewhat by the repayment in full of the Nortel debt of approximately $40.3 million.

   In May 1999, iPCS signed a tower sale and leaseback agreement with American Tower Corporation. iPCS agreed to construct between sixty and eighty wireless communications towers, sell the towers to American Tower and then lease back tower space from American Tower. Under the agreement iPCS received approximately $250,000 for each tower sold to American Tower and iPCS will pay rent in the amount of $1,100 per month (which increases at an annual rate of 3% per annum) for tower space and no more than $350 per month for each corresponding ground lease.

   Since inception through June 30, 2001, iPCS received approximately $20.4 million related to the sale of eighty towers under this agreement and iPCS received an additional $1.5 million for five towers sold to American Tower under individual agreements in January 2001. iPCS incurred an aggregate of approximately $13.4 million of costs to construct such towers. With the eightieth tower sale in January 2001, iPCS has satisfied the terms of this agreement.

   In December 2000, iPCS signed a build-to-suit agreement with Trinity, whereby iPCS agreed to locate and obtain ground leases and deliver assignments of these ground leases to Trinity for at least seventy-five towers in Iowa and Nebraska. Trinity agreed to reimburse iPCS for site acquisition and development costs, build the tower, and to purchase the site from iPCS at the time of commencement of the tower lease with Trinity. iPCS will lease a portion of the tower built by Trinity. For the six months ended June 30, 2001, iPCS received approximately $0.4 million for the reimbursement of site acquisition costs for sixteen sites and iPCS received approximately $0.8 million for seventeen sites for which the tower leases commenced.

   In June 2001, iPCS signed a tower sale and leaseback agreement with Trinity. iPCS will sell towers it has already constructed, and then lease back tower space from Trinity. On June 29, 2001, iPCS sold sixteen towers to Trinity for approximately $4.8 million. iPCS anticipates selling additional towers under this agreement through December 29, 2001, when the agreement expires.

   As of June 30, 2001, iPCS' primary source of liquidity was approximately $90.8 million in cash and cash equivalents.

Seasonality

   The wireless industry has historically experienced higher customer additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this including:

  . the primary focus on retail distribution, which is dependent upon the year-end holiday shopping season;

  . competitive pricing pressures; and

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

  . aggressive marketing and promotions initiated during the period.

Inflation

   iPCS management believes that inflation has not had, and will not have, a material adverse effect on iPCS' results of operations.

Effect of Recently Issued Accounting Pronouncements

   In July 2001 the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 will be adopted by iPCS on January 1, 2002. iPCS is currently assessing but has not yet determined the impact of these pronouncements on its financial position and results of operations.

   In November 2000, the EITF reached a consensus in EITF 00-14, "Accounting for Certain Sales Incentives" that when recognized, the reduction in or refund of the selling price of a product or service resulting from any cash incentive should be classified as a reduction in revenue and not as an operating expense. iPCS adopted the provisions of EITF 00-14 in the first quarter of 2001. See the notes to iPCS' financial statements for further information related to EITF 00-14.

   In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. iPCS' adoption on January 1, 2001 did not have a material effect on iPCS' results of operations, financial position, or cash flows.

Quantitative and Qualitative Disclosures About Market Risk.

   iPCS does not engage in commodity futures trading activities and does not enter into derivative financial instrument transactions for trading or other speculative purposes. iPCS also does not engage in transactions in foreign currencies that could expose it to market risk.

   iPCS is subject to interest rate risk on its senior secured credit facility and any future financing requirements. iPCS' variable rate debt consists of borrowings made under its senior secured credit facility of which it had borrowed $50.0 million at June 30, 2001. As required under the senior secured credit facility, on January 12, 2001, iPCS entered into a three-year interest rate protection agreement with a counter party for a notional amount of $12.5 million that caps the three-month floating LIBOR interest rate at 7.25%.

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

   The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with iPCS' senior secured credit facility based on its projected level of long-term indebtedness:

                                        Years Ending December 31
                         ------------------------------------------------------------
                           2001      2002      2003      2004      2005    Thereafter
                         --------  --------  --------  --------  --------  ----------
                                             (In thousands)
Senior Discount
 Notes(/1/):............ $144,428  $157,334  $171,393  $186,708  $203,392   $    --
Fixed interest rate.....    14.00%    14.00%    14.00%    14.00%    14.00%     14.00%
Principal payments...... $    --   $    --   $    --   $    --   $    --    $300,000

Senior Secured Credit
 Facility(/2/):......... $ 50,000  $140,000  $140,000  $126,000  $105,000   $    --
Variable interest
 rate(/3/)..............     8.00%     8.00%     8.00%     8.00%     8.00%      8.00%
Principal payments...... $    --   $    --   $    --   $ 14,000  $ 21,000   $105,000

--------
(1) The amounts presented represent estimated year-end debt balances under iPCS' senior discount notes based on amortizing the discount utilizing the effective interest method over the term of the senior discount notes.
(2) The amounts presented represent estimated year-end debt balances under iPCS' $140.0 million senior secured financing based upon a projection of the funds borrowed under that facility pursuant to its current network build-out plan.
(3) Interest rate on iPCS' senior secured financing equals the lesser of either:

  . a base rate loan with an interest rate equal to 2.75% plus the higher of:

   . the prime rate of the Toronto-Dominion Bank, New York Branch; or


   . the federal funds effective rate plus 0.5%; or

  . a Eurodollar loan with an interest rate equal to the London interbank offered rate plus 3.75%. The London interbank offered rate is assumed to equal 4.25% for all periods presented.

   iPCS' primary market risk exposure relates to:

  . the interest rate risk on its long-term and short-term borrowings; and

  . the impact of interest rate movements on its ability to meet interest expense requirements and meet financial covenants.

   iPCS manages the interest rate risk on its outstanding long-term and short-term debt through the use of fixed and variable rate debt and interest rate caps under the senior secured credit agreement. While iPCS cannot predict its ability to refinance existing debt or the impact interest rate movements will have its existing debt, it continues to evaluate its financial position on an ongoing basis.

                    DESCRIPTION OF CERTAIN iPCS INDEBTEDNESS

The Senior Secured Credit Facility

 General

   iPCS' wholly owned subsidiary, iPCS Wireless, Inc., entered into a definitive amended and restated credit agreement, as amended, with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility. This facility constitutes senior debt secured by a first priority security interest in substantially all of iPCS' assets. The senior secured credit agreement provides that iPCS and all of its current and future subsidiaries guarantee this senior secured credit facility.


 Amount and Purpose of Loans

   The senior secured credit agreement provides for two different tranches of borrowings totaling $140.0 million. The Tranche A commitment provides for borrowings up to $90.0 million and the Tranche B commitment provides for borrowings up to $50.0 million. This facility will be used to finance capital expenditures, certain acquisitions and investments for working capital needs and other general corporate purposes.


   The amounts that can be borrowed will be further limited to a borrowing base. The borrowing base is defined as 100% of the gross book value of all property, plant and equipment owned by iPCS Wireless, Inc. and its subsidiaries equipment used in iPCS' network. iPCS will have the option to reduce the amount of any of the commitments, and to avoid the periodic fee charged on those unborrowed amounts. Any reduction must be at least $3.0 million. Any such reduction cannot be reinstated. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

 Commitment Termination

   The Tranche A commitment is scheduled to terminate on June 30, 2008;

   The Tranche A commitment may also terminate:

  . if iPCS voluntarily terminates such commitment; and

  . if the administrative agent terminates the Tranche A commitment due to the occurrence of an event of default under the senior secured credit agreement.

   The Tranche B commitment is reduced by undrawn amounts on June 30, 2001. The undrawn portion of the Tranche B commitment may also terminate:

  . if iPCS voluntarily terminates such commitment; and

  . if the administrative agent terminates the Tranche B commitment due to the occurrence of an event of default under the credit agreement.

 Syndication

   TD Securities (USA) Inc. and GE Capital Corporation have syndicated the loan to other lenders.

 Loans and Interest Options

   iPCS has multiple interest rate options available under the senior secured credit agreement:

  . from the date of the closing of the senior secured credit agreement through and including the date on which EBITDA is greater than zero for two consecutive fiscal quarters, iPCS may borrow money as either:

   . a base rate loan with an interest rate equal to 2.75% plus the higher of

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

   . the prime or base rate of the Toronto-Dominion Bank, New York Branch;
     or

   . the federal funds effective rate plus 0.5%; or

  . Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%;

and after the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the margin for base rate loans and Eurodollar loans will be determined based upon the leverage ratio as of the end of the fiscal quarter most recently ended.

  . iPCS may convert a base rate loan to a Eurodollar loan if it meets specific conditions, or a Eurodollar loan to a base rate loan, from time to time;

  . iPCS pays accrued interest either on the last day of each quarter for base rate loans, the last day of the interest period for Eurodollar loans or, in the case of an interest period greater than three months, at three month intervals after the first day of such interest period;

  . iPCS pays interest due upon any prepayment or conversion from one interest type to another; and

  . iPCS pays all outstanding interest on the maturity date.

   At June 30, 2001, the weighted average interest rate on borrowings under the senior secured credit facility was 8.03%. After the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.75% to 2.25% and the Eurodollar loan margin will range from 3.75% to 3.25%, depending upon iPCS' leverage ratio as of the most recently ended fiscal quarter.


 Payment of Principal

   Scheduled Payments. Commencing March 31, 2004, iPCS must begin to repay, in quarterly installments, the principal on all Tranche B borrowings outstanding as of March 30, 2004. A fixed percentage is due each quarter:

  . for the first four quarters, commencing with the fiscal quarter ended
    March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

Any principal that has not been paid by June 30, 2008, the maturity date, is due at that time.

   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  . for quarters five through eight, 3.75% per quarter; and

  . for quarters nine through sixteen, 6.25% per quarter.

  . for the last two quarters, 12.5% per quarter.

   Optional Prepayments. iPCS may voluntarily prepay any of the loans at any time. Tranche A permits reborrowing on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

   Mandatory Prepayments. iPCS will also make mandatory prepayments under certain circumstances, including among others:

  . 50% of its excess annualized cash flow as computed under the senior secured credit agreement, commencing on April 30, 2004 with respect to the fiscal year ended December 31, 2003;

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

  . any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets;

  . 50% of the net proceeds of any equity issuance by it or any subsidiary excluding the committed issuance of the convertible preferred stock or an initial public offering and any offering to a borrower or a guarantor party to the senior secured financing; and 100% of the net proceeds of a debt issuance by it or any subsidiary excluding permitted debt.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across maturities.

 Collateral

   iPCS' senior secured credit facility is secured by:

  . a perfected first priority lien on substantially all of its current and future assets, and the assets and stock of future subsidiaries;

  . a collateral assignment of its affiliation agreements with Sprint PCS and all of iPCS' other material contracts; and

  . guarantees from all its future direct or indirect subsidiaries.

   iPCS is obligated to grant to the administrative agent a first lien mortgage on any material real property it acquires.

 Conditions

   iPCS must meet certain conditions at the dates it obtains any borrowings including:

  . that there has been no default that is continuing;

  . a reaffirmation of representations; and

  . that there has not been a material adverse effect, as defined in the senior secured credit agreement.

 Negative Covenants

   Other Debt. Other than purchase money debt not to exceed $10.0 million in principal, iPCS Wireless, Inc. has agreed not to, nor to permit any of its subsidiaries to, incur additional indebtedness.

   Organizational Issues and Capital Stock. iPCS has agreed, with the exceptions for the merger with AirGate and the merger of subsidiaries of iPCS Wireless, Inc. into iPCS Wireless, Inc. or its wholly owned subsidiaries, not to:


  . become a party to a merger or a consolidation;

  . wind-up, dissolve or liquidate; or

  . acquire all or a material or substantial part of the business or properties of another person except for acquisitions from Sprint PCS which are currently permitted under the Sprint PCS agreements.

   Restricted Payments. iPCS Wireless, Inc. has agreed not to, nor to permit any of its subsidiaries to, make any "restricted payments." Restricted payments include the following:

  . dividends or distributions on account of shares of capital stock, except a dividend payable solely in shares of stock;

  . any redemption, conversion, exchange, retirement, sinking fund, or other similar purchase of shares of capital stock;

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  . any payment or prepayment of principal, premium, if any, or interest on, any subordinated debt;

  . any redemption, conversion, exchange, purchase, retirement or defeasance of, or payments with respect to, any subordinated debt; and

  . any payment made to retire any outstanding warrants, options or other rights to acquire capital stock.

   The foregoing restriction will not prevent iPCS Wireless, Inc. from making dividends to iPCS to service scheduled cash interest payments on the senior discount notes, to pay merger related expenses (up to a maximum amount of $18.0 million) and to pay liquidated damages, up to a maximum of $500,000, upon the occurrence of registration defaults under the registration rights agreements applicable to the senior discount notes and accompanying warrants provided no event of default or event which, with the passage of time or the giving of notice or both, would constitute an event of default under the senior secured credit facility exists at the time of any such dividend or would result from any such dividend. iPCS Wireless, Inc. may make payments under subordinated guarantees consistent with the applicable subordination provisions.


   Modification of Agreements. iPCS has agreed that, with limited exceptions, it will not consent to or implement any termination, amendment, modification, supplement or waiver of:

  . its affiliation agreements with Sprint PCS;

  . its business plan;

  . any senior notes indenture or the senior discount notes; or

  . any material contract.

   Other Negative Covenants. iPCS and the operating subsidiaries have agreed not to:

  . dispose of property;

  . enter into sale/leaseback transactions;

  . engage in any line of business other than operation of their network, and related ownership and financing activities;

  . conduct any activity on real property that would violate environmental laws;

  . pay management fees other than to Sprint PCS and fees payable by iPCS
    Wireless, Inc. to iPCS and fees paid by iPCS Equipment, Inc. to iPCS Wireless, Inc.;

  . take certain actions that would violate ERISA;

  . prepay fees owed to Sprint PCS;

  . grant liens on assets;

  . make investments, loans or advances;

  . prepay other debt, other than in connection with certain refinancings and the prepayment of any senior notes;

  . permit subsidiaries to enter into dividend restrictions;

  . enter into negative pledge or similar arrangements; or

  . modify charter documents.

 Financial and Operating Covenants

   iPCS is subject to financial and operating covenants which are set forth below according to whether they are applicable prior to June 30, 2003 or thereafter including:

Applicable until June 29, 2003:

  . a maximum ratio of total debt to total capitalization at iPCS' level;

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

  . a maximum ratio of senior debt to total capitalization of iPCS Wireless, Inc. and its subsidiaries;

  . minimum annualized EBITDA for iPCS Wireless, Inc. and its subsidiaries for each quarter or maximum annualized EBITDA losses;

  . minimum quarterly revenue for iPCS Wireless, Inc. and its subsidiaries;
    and

  . minimum number of subscribers.

Applicable as of and after June 30, 2003:

  . a maximum ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for iPCS Wireless, Inc. and its subsidiaries for each quarter;

  . minimum quarterly interest coverage rates for iPCS Wireless, Inc. and its subsidiaries which is the ratio of EBITDA to consolidated interest expense;

  . minimum ratio of senior funded indebtedness to annualized EBITDA for iPCS
    Wireless, Inc. and its subsidiaries; and

  . maximum ratio of annualized EBITDA to all principal payments and interest scheduled to be made on indebtedness during the next twelve month period.

Applicable as of and after January 1, 2004:

  . minimum quarterly fixed charge coverage ratio for iPCS Wireless, Inc. and its subsidiaries, which is the ratio of EBITDA to consolidated fixed charges.

Applicable until March 30, 2004:

  . maximum cumulative capital expenditures for iPCS Wireless, Inc. and its subsidiaries not to exceed a specified amount.

 Events of Default

   In addition to failing to perform, observe or comply with the covenants, agreements and terms of the senior secured credit agreement, it is an event of default under the senior secured credit agreement if any party with financial responsibility for the loans, iPCS Wireless, Inc. or any signatory to the Sprint PCS agreements, becomes insolvent, commences or suffers bankruptcy or similar proceedings or suffers other indicia of extreme financial duress.

  Other events of default include:

  . an attachment against iPCS' property that is not released within 30 days and the amount claimed in the proceeding is greater than $1.0 million;

  . a judgment against iPCS of greater than $1.0 million remains undischarged for a period of time;

  . failure to pay other loans as they become due or a default that permits acceleration of other debt with respect to debt of at least $1.0 million;

  . a breach by iPCS under the consent and agreement among Sprint, holders of indebtedness under the senior secured credit facility and iPCS Wireless, Inc. or the Sprint PCS agreements;

  . any change in control of iPCS or AirGate; or


  . any material adverse change occurs, which effect is broadly defined in the senior secured credit agreement to include things that could reasonably be expected to have a material adverse effect on iPCS' business or its ability to repay the loan.

The merger with AirGate will not be deemed a change in control. After the effective time of the merger, a change in control will occur if:


  . any person or group acquires more than 35% of AirGate's equity;


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  . AirGate's directors as of the effective time of the merger, or any directors who are approved by such directors, cease for any reason to constitute at least a majority of AirGate's board of directors;


  . AirGate ceases to own all of the capital stock of iPCS; or


  . iPCS ceases to own all of the capital stock of iPCS Wireless, Inc. or any subsidiary of iPCS Wireless, Inc.



 Senior Discount Notes

   On July 12, 2000, iPCS issued 300,000 units consisting of senior discount notes due July 15, 2010 and warrants to purchase 2,982,699 shares of its common stock, which yielded gross proceeds of $152.3 million. The senior discount notes were issued under an indenture, dated as of July 12, 2000, by and among iPCS, iPCS Equipment, Inc. and iPCS Wireless, Inc. and BNY Midwest Trust Company, formerly known as CTC Illinois Trust Company, as trustee. The senior discount notes:

  . mature on July 15, 2010 and are limited to an aggregate principal amount at maturity of $300.0 million;

  . are general, unsecured obligations of iPCS, equal in right of payment to all of its senior debt and senior in right of payment to all of iPCS' subordinated debt;

  . accrue interest at a rate of 14% per annum, computed on a semiannual basis calculated beginning July 15, 2005 and interest will be payable in cash beginning January 15, 2006, and semiannually on each January 15 and July 15; and

  . are guaranteed by iPCS' domestic subsidiaries on a senior subordinated basis.

   iPCS may elect to redeem all or part of the senior discount notes at any time on or after July 15, 2005 and before maturity, at the following redemption prices:

                                                                Redemption Price
                                                                 per $1,000 of
     Year Beginning                                             Principal Amount
     --------------                                             ----------------
     July 15, 2005.............................................    $1,070.00
     July 15, 2006.............................................     1,046.67
     July 15, 2007.............................................     1,023.33
     July 15, 2008 and thereafter..............................     1,000.00

   In addition, on or before July 15, 2003, iPCS may redeem up to 35% of the principal amount at maturity of senior discount notes issued under the indenture, at a redemption price equal to $1,140 for each $1,000 of accreted value of a senior discount note to the redemption date, with the net proceeds of one or more equity offerings. However, at least 65% of the aggregate principal amount at maturity of senior discount notes issued under the indenture must remain outstanding immediately after giving effect to the redemption.

   If a change of control occurs, each noteholder may require iPCS to repurchase its senior discount notes. The repurchase price will be:

  . $1,010 per $1,000 of accreted value of the senior discount notes, if the repurchase occurs before July 15, 2005, or

  . $1,010 per $1,000 of principal amount of the senior discount notes, plus any accrued interest, if the repurchase occurs on or after July 15, 2005.

A change of control will occur if:

  . iPCS sells substantially all of its and its subsidiaries' assets;

  . iPCS adopts a plan for its liquidation or dissolution;

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

  . any person or group of persons, other than certain current stockholders or their affiliates, become the beneficial owner of more than 50% of the voting power of iPCS' stock; or

  . a majority of iPCS' board of directors no longer consists of continuing directors, which are directors who were serving on July 12, 2000, or who were nominated to serve as a director by a majority of the continuing directors at the time. Changes in directors elected by particular investors, such as holders of iPCS' convertible preferred stock, are ignored for purposes of determining continuing directors.

  . iPCS consolidates with or merges with or into any person pursuant to a transaction in which any of the outstanding voting stock of iPCS is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of iPCS outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person.

   A change of control shall not be deemed to occur as a result of a merger or consolidation of iPCS with or into a Sprint PCS network partner if:

  . after the announcement of the merger or consolidation and prior to the consummation thereof there shall not have occurred nor shall any notice have been given of (that is not subsequently removed prior to the consummation thereof):

   . any potential or intended downgrading of any rating of the senior discount notes to a rating that is lower than the rating that existed or was indicated immediately prior to the announcement of the merger or consolidation, in any case by a rating organization;

   . any suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the senior discount notes (including, without limitation, the placing of any of the senior discount notes on credit watch with negative or developing implications or under review with an uncertain direction) by any rating organization;

   . of any change or potential or intended change in the outlook for any rating of the senior discount notes to a rating that is lower than the rating that existed or was indicated immediately prior to the announcement of the merger or consolidation, in any case by any rating organization;

   . any rating organization has assigned (or is considering assigning) a rating to the senior discount notes that is lower than the rating that existed or was indicated immediately prior to the announcement of the merger or consolidation; and

  . the beneficial owners of voting stock of iPCS immediately preceding such merger or consolidation shall continue to be the beneficial owners of at least 25% of the outstanding voting stock of iPCS (or the surviving transferee person or sole stockholder of such surviving or transferee person) immediately after giving effect to the merger or consolidation.

   iPCS' senior secured credit facility prohibits the purchase of outstanding notes before repayment of the borrowings under the credit facility.

   iPCS is also required to offer to repurchase the senior discount notes if all or some of the net proceeds of an asset sale are not used to acquire an entity engaged in a permitted business, to purchase other long-term assets used or useful in a permitted business or to repay any senior indebtedness.

   The indenture contains restrictive covenants which, among other things, restrict iPCS and its restricted subsidiaries' ability to:

  . incur additional indebtedness or issue preferred stock;

  . pay dividends, make investments or redeem or retire stock;

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

  . cause encumbrances or restrictions to exist on the ability of its subsidiaries to pay dividends and make investments in, or transfer property or assets;

  . create liens on their assets;

  . sell assets;

  . engage in transactions with affiliates;

  . engage in businesses other than a permitted business; or

  . engage in merger or consolidations.

   The indenture also provides for customary events of default, including cross-defaults, judgment defaults and events of bankruptcy. In addition, the indenture provides for an event of default if iPCS has not received at least $70.0 million in gross cash proceeds by December 31, 2000 from one or more equity offerings or, in certain circumstances, if an event of termination has occurred under the Sprint PCS agreements. The sale of iPCS' redeemable convertible preferred stock to an investor group led by The Blackstone Group on December 28, 2000 avoided the event of default related to the required equity offering. In the case of an event of default, iPCS' trustee or the holders of at least 25% in principal amount of the outstanding senior discount notes may declare the senior discount notes immediately due and payable. iPCS is currently in compliance with all covenants under the indenture governing the senior discount notes.

   iPCS is required, under the terms of a registration rights agreement, to file an exchange offer registration statement and to use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act covering the exchange of the senior discount notes for registered notes. iPCS has satisfied its obligations to file the exchange offer registration statement and has consummated the exchange offer. iPCS may also be required to file a shelf registration statement to register for public resale the senior discount notes held by any holder who may not otherwise participate in the exchange offer.

   If iPCS fails to file the shelf registration statement or fails to cause the shelf registration statement to become effective, a registration default shall be deemed to have occurred and iPCS will be required to pay liquidated damages to each affected holder of the senior discount notes. The liquidated damages payable to each holder of the senior discount notes will be in an amount equal to $0.05 per week per $1,000 in principal amount of the senior discount notes held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.05 per week per $1,000 in principal amount of the notes with respect to each subsequent 90-day period, up to a maximum amount equal to $0.50 per $1,000 in principal amount of the senior discount notes. The provision for liquidated damages will continue until such registration default has been cured. iPCS will not be required to pay liquidated damages for more than one registration default at any given time. No liquidated damages are currently payable.

   iPCS paid fees to its initial purchasers of the senior discount notes and warrants of approximately $6.1 million which will be amortized as interest expense over the term of the financing using the effective interest method.

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

                       DESCRIPTION OF iPCS CAPITAL STOCK

General

   The following summarizes all of the material terms and provisions of iPCS' capital stock. iPCS has 375,000,000 shares of authorized capital stock, including 300,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. As of October 12, 2001, there were 44,869,643 shares of common stock and 23,090,909 shares of convertible preferred stock issued and outstanding (not including additional shares of convertible preferred stock issued in respect of accrued but unpaid dividends). As of that date there were eight holders of record of the outstanding shares of common stock and seventeen holders of record of the convertible preferred stock.


Common Stock

   The holders of iPCS common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive or other similar rights. If iPCS liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.


Preferred Stock

   Under iPCS' certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law and without further stockholder approval, to issue up to an aggregate of 75,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by iPCS' board of directors without approval from the stockholders. These rights, designations and preferences include:

  . number of shares to be issued;

  . dividend rights;

  . dividend rates;

  . conversion rights;

  . voting rights;

  . liquidation preferences; and

  . terms of redemption.

   If iPCS' board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of iPCS. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third-party to make a bid for iPCS' shares. iPCS has no present plans to issue any shares of preferred stock.

 Series A-1 Preferred Stock and Series A-2 Preferred Stock

   With respect to dividends and distributions upon iPCS' liquidation, winding-up and dissolution, the Series A-1 Preferred Stock ranks senior to iPCS' common stock and on parity with the Series A-2 Preferred Stock. In addition, upon iPCS' liquidation, holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock will be entitled to receive a liquidation preference of approximately $50.0 million and $70.0 million, respectively, plus dividends of 7.5% per year.

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

   The Series A-1 Preferred Stock and Series A-2 Preferred Stock have a term which expires on July 12, 2011 and iPCS will be obligated to redeem all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock on July 12, 2011 for an aggregate amount equal to their respective accrued liquidation preference. At any time and from time to time prior to the redemption date, holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock may, at their option, convert all or any such shares into shares of iPCS' common stock. The conversion price is subject to adjustment upon the occurrence of certain events, including the following:

  . certain issuances of additional shares of common stock, or securities convertible into shares of common stock, at a price below $5.50 per share;

  . a stock split or combination; and

  . certain dividends and distributions.

   Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall automatically convert into shares of iPCS' common stock upon the earlier to occur of the following:

  . the closing of an underwritten public offering of iPCS' common stock in which iPCS receives aggregate gross proceeds of at least $50.0 million and in which the per share price at which such shares are sold in the offering is at least $11.00 per share, subject to adjustment;

  . upon iPCS' consummation of a transaction with a public company that results in a change of control; and

  . upon iPCS' consummation of a transaction with a private company that results in a change of control and with respect to which the investor group has not waived its right to receive the special dividend payable by iPCS upon such change of control.

 Dividends

   Dividends shall be payable semiannually on each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock at a rate of 7.5% per year and, when paid, shall be paid only in additional shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock. Such dividends will accrue daily whether or not iPCS has earnings or profit, whether or not there are funds legally available for payment of such dividends and whether or not dividends are declared. Dividends shall accumulate and compound semi-annually. In addition to the 7.5% dividend, when and if iPCS' Board of Directors declares a dividend payable with respect to the then outstanding shares of iPCS' common stock, the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of iPCS' common stock into which such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock could then be converted. Upon the occurrence of a change of control prior to July 12, 2005, iPCS will be obligated to pay a special dividend to each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock except as to any changes of control in connection with a business combination with a private company as to which the investor group waives its right to receive such dividend, in an amount equal to the amount of all unpaid dividends that would have been payable through July 12, 2005.

   With respect to iPCS' Series A-1 Preferred Stock and Series A-2 Preferred Stock, a "change of control" occurs upon the happening of any of the following events:

  . any person who is not currently a holder of iPCS' stock is or becomes a beneficial owner of more than 50% of the aggregate voting power of iPCS' securities;

  . Geneseo, Cambridge and their affiliates collectively do not beneficially own more shares of iPCS' voting securities than any other person, other than the investor group and its affiliates, which person beneficially owns more than 35% of iPCS' voting securities;

  . any transaction occurs that results in iPCS' stockholders immediately prior to such transaction being the holders of less than 50% of the aggregate voting power of the securities of the resulting company after such transaction;

  . a majority of the members of iPCS' Board of Directors consists of individuals who are neither members of the Board on the closing date or appointed by the investor group, full time employees or directors of one of iPCS' stockholders at such time or an individual who was requested to be placed on the Board by a stockholder;

  . a merger, consolidation, sale of assets or other similar business combination transaction is consummated and, as a direct result, Mr. Yager ceases to be iPCS' Chief Executive Officer or that of iPCS' successor; or

  . any liquidation, dissolution or winding up of iPCS, or a dividend or distribution to iPCS' stockholders of more than 50% of its assets.

 Voting

   Holders of iPCS' Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to vote on all matters submitted to a vote of iPCS' stockholders as if the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock had converted their shares immediately prior to the vote. In addition, the vote of at least a majority of the then outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, voting together as a single class, respectively, shall be necessary for effecting or validating the following actions:

  . any amendment, alteration or change to the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or Series A-2 Preferred Stock in any manner that adversely affects the shares of such series;

  . any increase or decrease in the total number of authorized or issued shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, other than the dividend issuances of such shares;

  . any authorization, creation or issuance of any senior or parity securities, other than in the case of the Series A-1 Preferred Stock, the issuance of Series A-2 Preferred Stock;

  . any redemption, acquisition or other purchase of any shares of iPCS', or any of iPCS' subsidiary's, capital stock or other equity security, subject to some exceptions;

  . any change of iPCS' certificate of incorporation or bylaws that would adversely affect the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock; or

  . any voluntary liquidation, dissolution or winding up of iPCS.

Warrants

 Sprint Warrants

   As additional consideration to Sprint Spectrum L.P. for its agreement to expand iPCS' initial territory by the additional 20 markets, iPCS has issued to Sprint Spectrum L.P., or any of its designees controlled by, or under common control with, Sprint Spectrum L.P. warrants for 1,151,938 shares. The warrants are exercisable by Sprint Spectrum L.P. at an exercise price of $4.95 per share beginning on or after July 15, 2001 and expiring on July 15, 2007. Sprint Spectrum L.P. may transfer its rights with respect to the warrants only to a company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sprint Spectrum L.P., and any warrants so transferred will be subject to the exercise time periods. At such time as iPCS becomes eligible to file a registration statement on Form S-3, Sprint Spectrum L.P. will be entitled to demand registration rights for the underlying common stock until the common stock may be sold without registration.

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

 Unit Warrants

   As part of iPCS' units offering, iPCS issued and sold warrants to purchase an aggregate of 2,982,699 shares of iPCS' common stock pursuant to a warrant agreement between iPCS and ChaseMellon Shareholder Services, L.L.C., as the warrant agent. iPCS has filed a copy of the warrant agreement as an exhibit to its registration statement.


   The holders of the unit warrants are entitled, in the aggregate, to purchase 2,982,699 shares of iPCS' common stock, representing approximately 4% of the issued and outstanding shares of iPCS' common stock on a fully diluted basis, assuming exercise of the Sprint warrants and all options outstanding or that have or may be issued under iPCS' Long-Term Incentive Plan. The unit warrants became exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The unit warrants currently trade separately from the notes in the Private Offerings and Resales trading through Automated Linkages (PORTAL) market.

   Each of the warrants, when exercised, will entitle the holder to receive
9.94233 fully paid and non-assessable shares of iPCS' common stock, at an exercise price of $5.50 per share, subject to adjustment from time to time in several circumstances including the following:

     (1) the payment by iPCS of dividends and other distributions on iPCS' common stock;

     (2) subdivision, combinations and reclassifications of iPCS' common stock;

     (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for iPCS' common stock or securities convertible into, or exchangeable or exercisable for, iPCS' common stock at a price which is less than the fair market value per share of iPCS' common stock;

     (4) certain distributions to all holders of iPCS' common stock of any of iPCS' assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause
  (3) above;

     (5) the issuance of shares of iPCS' common stock for consideration per share less than the then fair market value per share of iPCS' common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in clauses (1) through (4) above, or (6) below; and

     (6) the issuance of securities convertible into or exchangeable for iPCS' common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of iPCS' common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in (1) through (4) above.

   The events described above are subject to certain exceptions described in the warrant agreement including:

  . issuances of options, convertible securities or common stock to employees, directors or consultants of iPCS or any of iPCS' subsidiaries pursuant to a plan approved by iPCS' board of directors;

  . rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and

  . issuances of common stock, options or convertible securities in connection with merger and acquisitions with non-affiliated third parties.

   iPCS is required, under the terms of a warrant registration rights agreement to:

  . file a shelf registration statement on or before October 10, 2000 covering the resale of the unit warrants, the issuance of the common stock issuable upon exercise of the unit warrants and the resale of the common stock issuable upon exercise of the unit warrants;

  . use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or before January 8, 2000; and

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  . keep the shelf registration statement continuously effective until the date on which all of the unit warrants or shares of common stock issuable thereunder have been sold pursuant to the shelf registration statement or the unit warrants have expired.

   iPCS has filed the registration statement and has caused the registration statement to become effective on January 8, 2001. If iPCS fails to maintain its effectiveness as specified above, a registration default shall be deemed to have occurred and iPCS will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages payable to each holder of a warrant will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per unit warrant. The provision for liquidated damages will continue until such registration default has been cured. iPCS will not be required to pay liquidated damages for more than one registration default at any given time. No liquidated damages are currently payable.

Delaware Law and Certain Charter and By-Law Provisions


   iPCS' certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

   iPCS' certificate of incorporation will also require a stockholder who intends to nominate a candidate for election or to raise new business at a stockholder meeting to give at least 90 days' advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide iPCS certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide iPCS with certain information concerning the nominee and the proposing stockholder.

   iPCS' certificate of incorporation empowers its board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

  . comparison of the proposed consideration to be received by stockholders in relation to the then current market price of iPCS' capital stock, iPCS' estimated current value in a freely negotiated transaction and iPCS' estimated future value as an independent entity; and

  . the impact of a transaction on iPCS' employees, suppliers and customers and its effect on the communities in which iPCS operate.

   The provisions described above could make it more difficult for a third-party to acquire control of iPCS and, furthermore, could discourage a third-party from making any attempt to acquire control of iPCS.

   iPCS' certificate of incorporation provides that any action required or permitted to be taken by its stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by the chairman of the board, president and chief executive officer or by the board pursuant to a resolution adopted by a majority of the board of directors, or as otherwise provided in the by-laws. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of iPCS' outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable to obtain

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unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

   Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. iPCS' certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. The 80% vote is also required to amend or repeal any of iPCS' by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the iPCS common stock is Mellon Investor Services LLC.


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                             SPRINT PCS AGREEMENTS

   The following is a summary of the material terms and provisions of each of AirGate's and iPCS' separate Sprint PCS agreements and the consent and agreements modifying the Sprint PCS management agreements. The Sprint PCS agreements and consent and agreements have been filed by each of AirGate and iPCS, as applicable, as exhibits to certain of their respective filings with the SEC. AirGate and iPCS urge you to carefully review the Sprint PCS agreements and the consent and agreements.

   The Sprint PCS agreements of one party and the rights and obligations of the parties under such agreements are independent of the Sprint PCS agreements of the other party and the rights and obligations of the parties under such agreements. While a party's senior credit facility is outstanding, a default under such party's Sprint PCS agreements is not, of itself, a default under the other party's Sprint PCS agreements.


Overview of Sprint PCS Relationship and Agreements

   Under their respective long-term agreements with Sprint PCS, AirGate and iPCS will exclusively market PCS services under the Sprint and Sprint PCS brand names in their territories. The agreements with Sprint PCS require AirGate and iPCS to interface with the Sprint PCS wireless network by building their PCS networks to operate on the 10 to 30 MHz of PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give AirGate and iPCS access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into their territory, and various other back office services. AirGate's and iPCS' relationship and agreements with Sprint PCS provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint PCS agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. AirGate's Sprint PCS agreements will automatically renew for the first 10-year renewal period unless AirGate is in material default on its obligations under the agreement. The Sprint PCS agreements will automatically renew for two additional 10-year terms (and three additional 10-year terms in the case of iPCS) unless either AirGate or iPCS on the one hand, or Sprint PCS on the other hand, provides the other with two years prior written notice to terminate the agreements.


   Each of AirGate and iPCS has four major agreements with Sprint and Sprint
PCS:

  . the management agreement;

  . the services agreement;

  . the trademark and service mark license agreement with Sprint; and

  . the trademark and service mark license agreement with Sprint PCS.

   In addition, Sprint PCS has entered into a consent and agreement with each of AirGate and iPCS that modifies the respective management agreements for the benefit of the lenders under AirGate's senior secured credit facility, in the case of AirGate, and for the benefit of the lenders under iPCS' senior secured credit facility, in the case of iPCS.

The Management Agreement

   Under AirGate's and iPCS' management agreements with Sprint PCS, AirGate and iPCS have each agreed to:

  . construct and manage a network in its territory in compliance with Sprint
    PCS' PCS licenses and the terms of the management agreement;

  . distribute during the term of the management agreement, Sprint PCS products and services;

  . use Sprint PCS' and its own distribution channels in its territory;

  . conduct advertising and promotion activities in its territory; and

  . manage that portion of Sprint PCS' customer base assigned to its territory.

   Sprint PCS will supervise AirGate's and iPCS' PCS network operations and has the right to unconditional access to their PCS networks.

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   Exclusivity. AirGate and iPCS are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in their respective territories. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in AirGate's or iPCS' territories while their respective management agreements are in place and no event has occurred that would permit the agreements to terminate. Sprint PCS is permitted under the agreements to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in the covered territory.


   Network build-out. The management agreements each specify the terms of the Sprint PCS affiliation, including the required network build-out plan.

   (a) AirGate: AirGate agreed to cover a specified percentage of the population at coverage levels ranging from 39% to 86% within each of the 21 markets which make up its territory by specified dates. AirGate has satisfied these network build-out requirements. AirGate has agreed to operate its PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in its territory to a neighboring Sprint PCS network. If Sprint PCS decides to expand coverage within AirGate's territory, Sprint PCS must provide AirGate with written notice of the proposed expansion. AirGate has 90 days to determine whether AirGate will build out the proposed area. If AirGate does not exercise this right, Sprint PCS can build out the territory or permit another third party to do so. Any new area that Sprint PCS or a third party builds out is removed from AirGate's territory.


   (b) iPCS: iPCS agreed to cover a specified coverage percentage of the population within each of its markets by the specified dates. iPCS believes its current build-out plan will satisfy these obligations on a timely basis. The management agreement also requires iPCS to reimburse Sprint PCS for 50% of the microwave clearing cost for its territory. iPCS has agreed to operate its network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in its territory to a neighboring Sprint PCS network. At any time after January 22, 2001, Sprint PCS can decide to expand the coverage requirements of its territory by providing iPCS with written notice as long as the expanded coverage requirements are for proposed areas in which a tower would cover at least 10,000 residents. iPCS has 90 days after receiving notice from Sprint PCS to determine whether it will build-out the proposed area. As of January 22, 1999, Sprint PCS has identified nine cities in iPCS' territory that meet the expanded coverage requirements criteria. However, Sprint PCS cannot require iPCS to build-out these cities until after December 31, 2002.


   Products and services. The respective management agreements identify the products and services that AirGate and iPCS can offer in their respective territories. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. AirGate and iPCS may offer non-Sprint PCS products and services in their respective territories under limited circumstances and with Sprint PCS'concurrence. Neither company may offer products and services that are confusingly similar to Sprint PCS products and services. AirGate and iPCS may cross-sell services such as Internet access, customer premises equipment, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS network partners. If AirGate or iPCS decide to use third parties to provide these services, AirGate and iPCS must give Sprint PCS an opportunity to provide the services on the same terms and conditions. AirGate and iPCS cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier without Sprint PCS' consent, unless AirGate or iPCS, as the case may be, name the Sprint-owned local exchange carrier as the exclusive distributor.


   AirGate and iPCS will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in their respective territories. AirGate and iPCS must use Sprint's long distance service which AirGate and iPCS can buy at the best prices offered to comparably situated Sprint customers, plus an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.


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   Service pricing, roaming and fees. AirGate and iPCS must each offer Sprint
PCS subscriber pricing plans designated for regional or national offerings. AirGate and iPCS will receive 92% of collected revenues received by Sprint PCS for Sprint PCS products and services from customers in their respective territories. This amount excludes roaming revenues, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, AirGate and iPCS will retain 100% of these revenues. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS and network partners' networks without incremental roaming charges, AirGate and iPCS will earn roaming revenues from every minute that a Sprint PCS subscriber from outside the AirGate or iPCS territory is carried on their respective PCS networks. AirGate and iPCS will earn revenues from Sprint PCS based on an established per minute rate for Sprint PCS' subscribers roaming in their territory. Similarly, AirGate and iPCS will pay for every minute subscribers from their respective territories use the Sprint PCS nationwide network outside such territories. The roaming rates earned, and paid, by iPCS are fixed until December 31, 2001. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements.


   Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. AirGate and iPCS are responsible for advertising and promotion in their respective territories, including a portion of the cost of any promotion or advertising done by any third party retailers in its territory pursuant to a national cooperative advertising agreement with Sprint PCS. Sprint PCS' service area includes the urban markets around their respective territories. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to AirGate's and iPCS' markets, AirGate and iPCS both expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

   Program requirements. AirGate and iPCS will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs. Sprint PCS can adjust the program requirements from time to time under the conditions provided in the management agreements. AirGate and iPCS each have the right to appeal to Sprint PCS' management adjustments in the program requirements, if the adjustment: (1) causes AirGate or iPCS, as the case may be, to spend more than 5% of the sum of the applicable company's equity and long term debt, or (2) causes AirGate's or iPCS' operating expenses to increase by more than 10% on a net present value basis. If Sprint PCS denies the company's appeal, then such company has 10 days after the denial to submit the matter to arbitration. If the company does not submit the matter to arbitration within the 10-day period or comply with the program adjustment, Sprint PCS has the termination rights described below.


   Non-competition. AirGate and iPCS may not offer Sprint PCS products and services outside their respective territories without the prior written approval of Sprint PCS. Within their respective territories, AirGate and iPCS may offer, market or promote telecommunications products and services only under the Sprint PCS brands, their own brands, brands of related parties of theirs or other products and services approved under the management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent AirGate and iPCS have or obtain licenses to provide PCS services outside their respective territories, neither AirGate nor iPCS may use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

   Inability to use non-Sprint PCS brand. AirGate and iPCS may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers approved by Sprint PCS or required by law or as otherwise permitted under the trademark and service mark license agreements.


   Rights of first refusal. Sprint PCS has certain rights of first refusal to buy AirGate's and iPCS' assets upon a proposed sale of all or substantially all of their respective assets.

   Termination of management agreements. Each management agreement can be terminated as a result of:

  . termination of Sprint PCS' PCS licenses in the related company's territory;


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  . either AirGate or iPCS or their related parties fail to make any payment due under the Sprint PCS agreements;


  . any other uncured breach under the related management agreement;


  . bankruptcy of a party to the related management agreement;


  . subject to the limitations in the related management agreement, such management agreement not complying with any applicable law in any material respect;


  . the termination of either of the related trademark and service mark license agreements; or


  . in the case of iPCS, its failure to obtain financing necessary for the build-out of its network and for its working capital needs.


   The termination or non-renewal of the management agreements triggers certain of AirGate's and iPCS' rights, as applicable, and those of Sprint PCS. In the case of iPCS, the right to purchase or sell the operating assets, as discussed below, may not be exercised until January 21, 2002.


   If AirGate or iPCS has the right to terminate its management agreement because of an event of termination caused by Sprint PCS, generally the affected party may:


  . require Sprint PCS to purchase all of its operating assets used in connection with its PCS networks for an amount equal to at least 80% of its entire business value as defined below (88% in the case of AirGate, unless Sprint PCS becomes the licensee for 20 MHz of spectrum in AirGate's territory);


  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date AirGate terminates the management agreement (or in the case of iPCS, the date the management agreement was executed), require Sprint PCS to sell to AirGate or iPCS, as applicable, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of
    (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 9% of its entire business value; or

  . sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the related management agreement.


   If Sprint PCS has the right to terminate a management agreement because of an event of termination caused by AirGate or iPCS, as the case may be, generally Sprint PCS may:

  . require the defaulting party to sell its operating assets to Sprint PCS for an amount equal to 72% of its entire business value;


  . require the defaulting party to purchase, subject to governmental approval, the licensed spectrum in its territory for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of its entire business value;


  . take any action as Sprint PCS deems necessary to cure the defaulting party's breach of its management agreement, including assuming responsibility for, and operating, the related PCS network; or


  . sue the defaulting party for damages or submit the matter to arbitration and thereby not terminate the related management agreement.


   Non-renewal. If Sprint PCS gives either AirGate or iPCS timely notice that it does not intend to renew such company's management agreement, AirGate or iPCS, as the case may be, may:

  . require Sprint PCS to purchase all of its operating assets used in connection with the PCS network for an amount equal to at least 80% of its entire business value (88% in the case of AirGate, unless Sprint PCS becomes the licensee for 20 MHz of spectrum in AirGate's territory); or

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date AirGate terminates the management agreement (or in the case of iPCS, the date the management agreement is executed),

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   require Sprint PCS to assign to it, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of its entire business value.

   If AirGate or iPCS gives Sprint PCS timely notice of non-renewal of the related management agreement, or such company and Sprint PCS both give notice of non-renewal, or the related management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:


  . purchase all of the related company's operating assets for an amount equal to 80% of its entire business value; or


  . require the related company to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of its entire business value.


   Determination of Entire Business Value. If the entire business value is to be determined, AirGate or iPCS, as the case may be, and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

  . the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

  . then-current customary means of valuing a wireless telecommunications business will be used;

  . the business is conducted under the Sprint and Sprint PCS brands and the related Sprint PCS agreements;


  . that the related company owns the spectrum and frequencies presently owned by Sprint PCS and subject to the related Sprint PCS agreements; and

  . the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

   The rights and remedies of Sprint PCS outlined in the respective management agreements resulting from an event of termination of the management agreement have been materially amended by the related consent and agreement as discussed below. However, at such time that there is no outstanding debt under the related consent and agreement, such amendments to the rights and remedies of Sprint PCS reflected in the related consent and agreement will not be in effect.


   Insurance. AirGate and iPCS are each required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under the related management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.


   Indemnification. AirGate and iPCS have each agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from such company's violation of any law, a breach by such company of any representation, warranty or covenant contained in their respective management agreement or any other agreement between AirGate, iPCS or either of their related parties and Sprint PCS, such company's ownership of the operating assets or the actions or the failure to act of anyone employed or hired by such company in the performance of any work under the related management agreement, except AirGate and iPCS will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify AirGate and iPCS, as the case may be, and their directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in the related management


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agreement or any other agreement between Sprint PCS and its related parties and
AirGate and iPCS or their related parties, except Sprint PCS will not indemnify AirGate or iPCS for any claims arising solely from AirGate's or iPCS' negligence or willful misconduct.


The Services Agreements

   The respective services agreements outline various back office services provided by Sprint PCS and available to each of AirGate and iPCS at established rates. Sprint PCS can change any or all of the service rates one time in each 12-month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to AirGate and iPCS. AirGate and iPCS have agreed not to use the services received under their respective services agreement in connection with any other business or outside their respective territories. AirGate and iPCS may discontinue use of selected services upon three months' prior written notice, provided that certain services many be terminated only with a group of other selected services. Sprint PCS may discontinue a service upon nine months' prior written notice. The services agreements automatically terminate upon termination of the applicable management agreement. The services agreements may not be terminated for any reason other than the termination of the applicable management agreement.


   AirGate or iPCS on the one hand and Sprint PCS on the other hand have each agreed to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

The Trademark and Service Mark License Agreements

   Both AirGate and iPCS have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. AirGate and iPCS believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing AirGate and iPCS an immediate benefit in the market place. AirGate's and iPCS' use of the licensed marks is subject to their adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. AirGate and iPCS have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within their respective territories of which AirGate and iPCS become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. AirGate and iPCS have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, AirGate and iPCS have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of its use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of its use of the licensed marks in compliance with certain guidelines.

   Sprint and Sprint PCS can terminate the trademark and service mark license agreements if AirGate or iPCS, as the case may be, file for bankruptcy, materially breach the agreement or its management agreement is terminated. AirGate and iPCS can terminate their respective trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the related management agreement is terminated.


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Consents and Agreements in Connection with the Senior Credit Facilities

   Sprint PCS has entered into a consent and agreement with the administrative agent under AirGate's senior credit facility, which AirGate has acknowledged, that modifies Sprint PCS' rights and remedies under AirGate's management agreement for the benefit of the senior lenders and any refinancing of AirGate's senior credit facility. Lehman Brothers Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc., is the administrative agent under AirGate's senior credit facility.


   Similarly, Sprint PCS has entered into a consent and agreement with the administrative agent under the senior secured credit facility of iPCS for the benefit of the holders of indebtedness, which has been acknowledged by iPCS, and modifies Sprint PCS' rights and remedies under iPCS' management agreement, for the benefit of the existing and future holders of indebtedness under iPCS' senior credit facility, and any refinancing thereof.


   The consent and agreement of one party and the rights and obligations of the parties thereunder, including its lenders, are independent of the consent and agreement of the other party and the rights and obligations of the parties under its consent and agreement.


   Each consent generally provides, among other things, the following:


  . Sprint PCS' consent to the pledge of the respective company's subsidiary stock and the grant of a security interest in all of the respective company's assets including the Sprint PCS agreements of such party;


  . that the respective company's Sprint PCS agreements may not be terminated by Sprint PCS until the respective senior credit facility is satisfied in full pursuant to the terms of the respective consent, unless AirGate's stock or assets or iPCS' subsidiaries or assets, as the case may be, are sold to a purchaser who does not continue to operate such business as a Sprint PCS network, which sale requires the approval of the applicable administrative agent;


  . a prohibition on competing Sprint PCS networks in AirGate's or iPCS' territory;


  . for Sprint PCS to maintain 10 MHz of PCS spectrum in all of either
    AirGate's or iPCS' markets;

  . for redirection of payments from Sprint PCS to the applicable administrative agent under specified circumstances;


  . for Sprint PCS and the applicable administrative agent to provide to each other notices of default;


  . the ability to appoint an interim replacement, including Sprint PCS, to operate AirGate's or iPCS', as applicable, PCS network under such party's Sprint PCS agreements after an acceleration of the respective senior credit facility or an event of termination under the respective Sprint PCS agreements;


  . the ability of the applicable administrative agent or Sprint PCS to assign the Sprint PCS agreements and sell AirGate's or iPCS' respective assets or the equity interests of iPCS' operating subsidiaries, as the case may be, to a qualified purchaser other than a major competitor of Sprint PCS or Sprint;


  . the ability to purchase spectrum from Sprint PCS and sell AirGate's or iPCS' respective assets to any qualified purchaser; and

  . the ability of Sprint PCS to purchase AirGate's or iPCS' respective assets or debt.

   Consent to security interest and pledge of stock. Sprint PCS has consented to the grant of the following:

  . a first priority security interest in all of the applicable party's assets including such party's Sprint PCS agreements;


  . a lien upon all of the applicable party's assets and property including their rights under such party's Sprint PCS agreements; and


  . a first priority security interest in the capital stock and equity interests of the applicable party's subsidiaries and future subsidiaries.

   Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right to challenge or contest the validity of the interests.

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   Agreement not to terminate Sprint PCS agreements until the obligations under related financings are repaid. Sprint PCS has agreed not to exercise its rights or remedies under the respective Sprint PCS agreements, except its right to cure certain defaults, including its right to terminate the applicable Sprint PCS agreements and withhold payments, other than rights of setoff, until the respective financing is satisfied in full pursuant to the terms of the respective consent. Sprint PCS has agreed that until AirGate's or iPCS' respective senior credit facility is satisfied in full, the failure of a party related to AirGate or iPCS to pay any amount under any agreement with Sprint PCS, other than the Sprint PCS agreements, or its related parties will not constitute a breach of the applicable Sprint PCS agreements.


   No competition until obligations under the senior credit facilities are repaid. Sprint PCS has agreed that it will not permit any person other than AirGate or iPCS, as applicable, or a successor manager to be a manager or operator for Sprint PCS in AirGate's or iPCS' applicable territories, until that company's senior credit facility is satisfied in full pursuant to the terms of that company's consent. Consistent with the management agreements, while the applicable senior credit facility is outstanding, Sprint PCS can sell PCS services through its national accounts, permit resellers and build new geographical areas within AirGate's or iPCS', as applicable, territory (for which AirGate has chosen not to exercise its rights of first refusal). Similarly, Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in AirGate's or iPCS', as applicable, territory unless it is permitted under the applicable management agreement or such management agreement is terminated in accordance with the applicable consent, and, in each case, the applicable senior credit facility is satisfied in full pursuant to the terms of the applicable consent.

   Maintain 10 MHz of spectrum. Sprint PCS has agreed to own at least 10 MHz of PCS spectrum in each of AirGate's and iPCS' territories until the first of the following events occurs:

  . the obligations under the applicable senior credit facility is satisfied in full pursuant to the terms of AirGate's or iPCS' respective consent;

  . the sale of spectrum is completed under the applicable consent, as discussed below;

  . the sale of operating assets is completed under the applicable consent, as discussed below; or

  . the termination of AirGate's or iPCS', as applicable, management agreement.

   Restrictions on assignment and change of control do not apply to lenders and the administrative agent. Sprint PCS has agreed not to apply the restrictions on assignment of the Sprint PCS agreements and changes in control of AirGate's or iPCS' ownership to the lenders under the senior credit facilities or the administrative agents. The assignment and change of control provisions in the Sprint PCS agreements will apply if the assignment or change of control is to someone other than the applicable administrative agent or a lender under the senior credit facilities, or is not permitted under the consents.


   Redirection of payments from Sprint PCS to the applicable administrative agent. Sprint PCS has agreed to make all payments due from Sprint PCS to AirGate or iPCS under the respective Sprint PCS agreements directly to the applicable administrative agent if such administrative agent provides Sprint PCS with notice that an event of default has occurred and is continuing under the applicable senior credit facility. Payments to such administrative agent would cease upon the cure of the event of default.


   Notice of defaults. Sprint PCS has agreed to provide to the applicable administrative agent a copy of any written notice it sends to either AirGate or iPCS regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the applicable Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the Sprint PCS agreements constitutes an event of default under the senior credit facilities. The administrative agents are, or will be, required to provide Sprint PCS a copy of any written notice sent to either AirGate or iPCS, as applicable, regarding an event of default or default under the respective senior credit facility instruments.

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   Right to cure. Sprint PCS and the respective applicable administrative agents have the right, but not the obligation, to cure a default under the respective Sprint PCS agreements. During the first six months as interim manager Sprint PCS' right to reimbursement of any expenses incurred in connection with the cure are subordinated to the satisfaction in full, pursuant to the terms of the consents, of the obligations under the applicable senior credit facility.


   Modification of termination rights. The consents modify the rights and remedies under the management agreements provided in an event of termination and grant the providers of the senior credit facilities certain rights in the event of a default under the instruments governing the applicable senior debt. The rights and remedies of the administrative agent under each senior credit facility vary based on whether AirGate or iPCS, as applicable, has:


  . defaulted under its debt obligations but no event of termination has occurred under its respective management agreement; or

  . breached its respective management agreement.

   Each consent generally permits the appointment of a person to run AirGate's or iPCS' business, as the case may be, under its Sprint PCS agreements on an interim basis and establish a process for sale of such business. The person designated to operate such business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee is not to exceed the amount of direct expenses of its employees to operate such business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to the defaulting party under its Sprint PCS agreements with them. In the event of an acceleration of obligations under the applicable senior credit facility and for up to two years thereafter, Sprint PCS shall retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under the defaulting party's Sprint PCS agreements. Sprint PCS may retain the full 8% after the second anniversary of the date of acceleration if Sprint PCS has not been appointed to run such business on an interim basis or earlier if such business is sold to a third party. The defaulting party or the applicable administrative agent, as the case may be, shall be entitled to receive the remaining one-half of the collected revenues that Sprint PCS would otherwise have retained. The amount advanced to the defaulting party or the applicable administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of (1) the date a successor manager is qualified and assumes the defaulting party's rights and obligations, as the case may be, under its Sprint PCS agreements or (2) the date on which such company's operating assets or equity are purchased by a third party.


   Default under the respective senior credit facility without a management agreement breach. If either AirGate or iPCS defaults on its obligations under its respective senior credit facility and there is no default under its management agreement with Sprint PCS, Sprint PCS has agreed to permit the applicable administrative agent to elect to take any of the following actions:

  . allow the defaulting party to continue to operate its business under its Sprint PCS agreements;

  . appoint Sprint PCS to operate such business on an interim basis; or

  . appoint a person other than Sprint PCS to operate such business on an interim basis.

      Appointment of Sprint PCS or third party designee by applicable administrative agent to operate business. If an applicable administrative agent appoints Sprint PCS to operate AirGate's or iPCS', as applicable, business, Sprint PCS must accept the appointment within 14 days or designate to operate such business another person who also is an affiliate of Sprint PCS or is acceptable to such administrative agent. Sprint PCS or its designated person must agree to operate the business for up to six months. At the end of the six months, the period may be extended by such administrative agent for an additional six months or an additional 12 months if the aggregate population served by all of Sprint PCS' affiliates is less than 40 million. If the term is extended beyond the initial six-month period, such administrative agent will be required to reimburse Sprint PCS or its designated person for amounts


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   previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of the defaulting party's stockholders' equity value plus the outstanding amount of the defaulting party's long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the applicable administrative agent has the right to appoint a successor to the defaulting party subject to the requirements described below.


      Appointment of third party by administrative agent to operate business. If an administrative agent appoints a person other than Sprint PCS to operate a defaulting party's business on an interim basis, the third party must:


     . agree to serve for six months unless terminated by Sprint PCS or such administrative agent for cause;


     . meet the requirements for a successor to an affiliate and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after the administrative agent provides Sprint PCS with information on the third party; and

     . agree to comply with the terms of the applicable Sprint PCS agreements.


   The third party is required to operate the Sprint PCS network in the defaulting party's territory but is not required to assume its existing liabilities. If the third party materially breaches the defaulting party's Sprint PCS agreements, this breach will be treated as an event of default under the related management agreement with Sprint PCS.


   Management agreement breach. If AirGate or iPCS breaches its Sprint PCS agreements and such breach causes a default under such company's respective senior credit facility, Sprint PCS has the right to designate who will operate the business of the defaulting party on an interim basis. Sprint PCS has the right to:


  . allow the defaulting party to continue to operate such business under its Sprint PCS agreements if approved by its administrative agent;


  . operate such business on an interim basis; or

  . appoint a person other than Sprint PCS that is acceptable to the applicable administrative agent, which acceptance cannot be unreasonably withheld and must be given for another Sprint PCS affiliate, to operate such business on an interim basis.


   When a debt default is caused by a breach of AirGate's or iPCS' management agreement with Sprint PCS, the applicable administrative agent only has a right to designate who will operate such business on an interim basis if Sprint PCS elects not to operate such business or designate a third party to operate such business on an interim basis.

      Election of Sprint PCS to serve as interim manager or designate a third party to operate business. If Sprint PCS elects to operate such business on an interim basis or designate a third party to operate such business on an interim basis, Sprint PCS or the third party may operate such business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months or an additional 12 months if the aggregate population served by AirGate and iPCS and all other affiliates of Sprint PCS is less than 40 million. If the term is extended beyond the initial six-month period, the applicable administrative agent will be required to reimburse Sprint PCS or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of the defaulting party's stockholder's equity value plus the outstanding amount of such company's long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Sprint PCS, subject to the approval of the applicable administrative agent, has the right to appoint a successor interim manager to operate such business.


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


      Appointment of third party by administrative agent to operate business. If Sprint PCS gives the applicable administrative agent notice of a breach of AirGate's or iPCS' management agreement, the debt repayment is accelerated, and Sprint PCS does not agree to operate such business or is unable to find a designee, such administrative agent may designate a third party to operate such business. Such administrative agent has this same right if Sprint PCS or the third party designated by Sprint PCS resigns and is not replaced within 30 days. The third party selected by such administrative agent must:


     . agree to serve for six months unless terminated by Sprint PCS for cause by such administrative agent;


     . meet the requirements for a successor to an affiliate and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after such administrative agent provides Sprint PCS with information on the third party; and


     . agree to comply with the terms of the applicable Sprint PCS agreements.


      The third party may continue to operate the business after the six month period at the applicable administrative agent's discretion, so long as the third party continues to satisfy the requirements to be a successor to an affiliate. The third party is required to operate the Sprint PCS network in the defaulting party's territory, but is not required to assume such company's existing liabilities.


   Purchase and sale of operating assets. Each of the consents establishes a process for the sale of either AirGate's or iPCS' operating assets, as the case may be, in the event of a default and acceleration under the applicable senior credit facility. AirGate's stockholders have approved the sale of its operating assets pursuant to the terms of AirGate's consent.

   Sprint PCS' right to purchase on acceleration of amounts outstanding under the respective senior credit facility. Subject to the requirements of applicable law, Sprint PCS has the right to purchase AirGate's or iPCS' operating assets, as applicable, upon notice of an acceleration of the respective senior credit facility under the following terms:


  . in addition to the purchase price requirements of the respective management agreement, the purchase price must include the payment or assumption in full, pursuant to the terms of the respective consent, of the respective senior credit facility;

  . Sprint PCS must notify the applicable administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;


  . such administrative agent is prohibited for a period of at least 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase from enforcing its security interest if Sprint PCS has given notice of its intention to exercise the purchase right;


  . if the defaulting party receives a written offer that is acceptable to such company to purchase its operating assets within a specified period after the acceleration, Sprint PCS has the right to purchase such operating assets on terms and conditions at least as favorable to such company as the offer such company receives. Sprint PCS must agree to purchase the operating assets within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to such company; and


  . upon completion of the sale to Sprint PCS, such administrative agent must release the security interests upon satisfaction in full pursuant to the terms of the respective consent of the obligations under the respective senior credit facility.


   If the applicable administrative agent acquires the defaulting party's operating assets, Sprint PCS has the right for 60 days to notify such administrative agent that it wants to purchase such operating assets for an amount not less than the sum of the aggregate amount paid by the lenders under the related senior credit


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

facility for such operating assets plus an aggregate amount sufficient to satisfy in full the obligations under such senior credit facility pursuant to the terms of the respective company's consent. If Sprint PCS purchases such operating assets under these provisions, the administrative agent must release the security interests securing such senior credit facility.

   If such administrative agent receives an offer to purchase the operating assets of the defaulting party, Sprint PCS has the right to purchase the operating assets on terms and conditions at least as favorable as the terms and conditions in the proposed offer within 14 days of Sprint PCS' receipt of notice of the offer, and so long as the conditions of Sprint PCS' offer and the amount of time to complete the purchase is acceptable to the administrative agent.


   Sale of operating assets to third parties. If Sprint PCS does not purchase the operating assets, following an acceleration of the obligations under the related senior credit facility, the applicable administrative agent may sell the operating assets of the defaulting party. Subject to the requirements of applicable law, such administrative agent has two options:


  . to sell the assets to an entity that meets the requirements to be a successor under the related Sprint PCS agreements; or


  . to sell the assets to any third party, subject to specified conditions.

   Sale of assets to qualified successor. Subject to the requirements of applicable law, the related administrative agent may sell the operating assets and assign the agreements to entities that meet the following requirements to succeed the defaulting party:


  . the person has not materially breached a material agreement with Sprint
    PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

  . the person is not named by Sprint PCS as a prohibited successor;

  . the person has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the related build-out plan; and


  . the person agrees to be bound by the applicable Sprint PCS agreements.


   Such administrative agent is required to provide Sprint PCS with information necessary to determine if a buyer meets the requirements to succeed the defaulting party. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the buyer to succeed the defaulting party. If Sprint PCS does not object to the buyer's qualifications, subject to the requirements of applicable law, the buyer can purchase the assets and assume our rights and responsibilities under the related Sprint PCS agreements. The consents will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under the applicable Sprint PCS agreements.


   Sale of assets to non-successor. Subject to the requirements of applicable law, the related administrative agent may sell a defaulting party's assets to a party that does not meet the requirements to succeed the defaulting party. If such a sale is made:


  . Sprint PCS may terminate the related Sprint PCS agreements;


  . the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in AirGate's or iPCS' territory under specified terms, as the case may be;


  . if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5MHz of spectrum;

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


  . the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave clearing in the spectrum ultimately acquired by the buyer of the defaulting party's assets and the amount of carrying costs attributable to the license and microwave clearing costs from the date of the appropriate consent until the closing of the sale, based on a rate of 12% per annum;

  . the buyer will receive from Sprint PCS the customers with the MIN assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

  . with limited exceptions, Sprint PCS will not solicit for six months the customers transferred to the buyer with the MIN assigned to the market area;

  . the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

  . Sprint PCS will have the right to resell the buyer's wireless services at most favored nations pricing.


   Right to purchase debt obligations. Following an acceleration under the applicable senior credit facility and until the 60-day anniversary of the filing of a petition of bankruptcy, Sprint PCS has the right to purchase AirGate's or iPCS' obligations under such senior credit facility, as the case may be, at a purchase price equal to the amount of the obligations other than interest accrued and fees and expenses that are deemed to be unreasonable.


   Modification and amendment of consent. If Sprint PCS modifies or amends the form of consent and agreement it enters into with a lender to another Sprint PCS affiliate that serves an area with population exceeding 5.0 million, then Sprint PCS agrees to give the administrative agents written notice of the amendments and to amend the consents in the same manner at the applicable administrative agent's request; provided, however, that Sprint PCS is not required to amend the consents to:


  . incorporate selected changes designated by such administrative agent unless Sprint PCS consents to making only the selected changes; or


  . incorporate changes made for the benefit of a lender because of circumstances related to a particular Sprint PCS affiliate other than AirGate or iPCS.

   The following circumstances would not be considered related to a particular Sprint PCS affiliate and, subject to the provisions described in the preceding sentence, could result in amendment of the consents (if the 5.0 million population threshold is met as described above):


  . any form of recourse to Sprint PCS or similar form of credit enhancement;

  . any change in Sprint PCS's right to purchase our operating assets or capital stock under the management agreement or Sprint PCS's right to purchase the obligations under the senior credit facilities;

  . any change to the right of AirGate or iPCS or the right of the related administrative agent or the lenders under the related senior credit facilities to sell the collateral or purchase spectrum from Sprint PCS;

  . any change in the ownership status, terms of usage or the amount of spectrum that may be purchased by AirGate or iPCS from Sprint PCS;

  . any material change in the flow of certain revenues between Sprint PCS and AirGate or iPCS;


  . any changes to the obligations required to be assumed by, or qualifications for, or appointment of, anyone other than AirGate or iPCS who can be appointed to operate such business on an interim basis under such management agreement or purchase such business and continue to operate under such management agreement;

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

  . any changes to the consent and agreements terms on confidentiality, non-compete or eligible buyers of the business;

  . any clarifications of FCC compliance issues;

  . any issuance of legal opinions; and

  . any changes to the requirements described in this section.


   Termination of consents. The consents will terminate upon the first to occur of:

  . repayment in full of all obligations under the applicable senior credit facility and termination of such senior credit facility; and

  . termination of the applicable Sprint PCS agreements.

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             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

   Federal Communications Commission Regulation. The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. Specifically, AirGate and iPCS are subject to radio license regulation under Title III of the Communications Act, as amended, as well as common carrier regulation under Title II of the Communications Act, as amended. In addition, AirGate's and iPCS' operations are subject to regulation as commercial mobile radio services, commonly referred to as CMRS, and to service-specific personal communications service regulations.

   The FCC has promulgated, and is in the process of promulgating and revising, a series of rules, regulations and policies that affect AirGate's and iPCS' operations. Penalties for violating the FCC's rules and policies can range from monetary forfeitures to license revocation or nonrenewal of licenses. The FCC Title II regulations applicable to AirGate's and iPCS' wireless operations include, among other things:

  . requirements and standards, discussed further below, for the interconnection of PCS networks with other wireless and wireline carriers;

  . requirements to provide service upon reasonable request and prohibitions on unjust or unreasonable discrimination by carriers between similarly situated customers and the charging of unreasonable or unjust rates; and

  . requirements to pay access charges, universal service funding (as discussed below), and other regulatory and non-regulatory fees and charges.

   Neither AirGate nor iPCS holds any radio licenses, but rather operates using spectrum licensed to Sprint PCS under the Sprint PCS management agreements. Nonetheless, AirGate and iPCS are subject to, or impacted by, a number of additional regulations and requirements under Title III of the Communications Act, as amended. These requirements include, among other things:

  . requirements in most cases to obtain prior consent before the assignment and/or transfer of control of a PCS license, as discussed below;

  . limitations on the extent of non-U.S. ownership of radio licenses and the qualifications of holders of radio licenses; and

  . requirements for compliance of antenna sites with the National
    Environmental and Policy Act, including restrictions on emissions of radiofrequency radiation, as well as requirements on the marking and lighting of antenna structures, and related notifications to the Federal Aviation Administration, for certain antenna sites.

   Furthermore, AirGate's and iPCS' operations are also subject to CMRS and service specific regulation by the FCC. CMRS regulations include, among other things:

  . limitations on having attributable interests (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, spectrum totaling more than 45 MHz in any urban areas, and 55 MHz in rural areas;

  . requirements for carriers to provide access to 9-1-1 services from mobile handsets, including handsets of users who are not subscribers of such carrier, and for the network to provide enhanced location and other mobile identification information to public safety answering points, as discussed below;

  . requirements to comply with the Communications Assistance to Law
    Enforcement Act, commonly known as CALEA, including the dedication of capacity and provision of access points for law enforcement agencies to facilitate wiretaps and intercepts with valid authority; and

  . rules requiring implementation by November 24, 2002 of service provider number portability, including the ability to deliver calls from the company's networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

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   The FCC has divided the 120 MHz of spectrum allocated to broadband PCS into six frequency blocks, A through F. Through Sprint PCS, AirGate and iPCS operate under blocks B, D and E. PCS specific regulations that affect AirGate's and iPCS' operations include, among other things:

  . presumptions regarding the grant or denial of PCS license renewals, as discussed below;

  . rules governing the height, power and physical emissions characteristics of PCS transmitters;

  . rules, discussed further below, requiring service providers to meet specific coverage benchmarks by the end of the fifth year from being licensed;

  . rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties;

  . prohibitions on a provider's restriction of resale, which will expire
    November 24, 2002 unless the FCC extends them, although these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages; and

  . rules requiring PCS providers to relocate, or otherwise compensate, incumbent microwave users (or share in the relocation costs, if the microwave user has already relocated) in the band if the deployment of PCS would interfere with the microwave user's system.

Interconnection

   The FCC has the authority to order interconnection between CMRS providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, AirGate and iPCS benefit from interconnection agreements negotiated by Sprint PCS for AirGate's and iPCS' networks with Qwest, SBC, GTE and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a statewide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

Universal Service Requirements

   The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues and is approximately 6.8% for the second quarter of 2001. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

Transfers, Assignments and Control of PCS Licenses

   The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

   An integral element of these rules is that the FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, AirGate and iPCS have agreed with

Sprint PCS under the terms of their respective Sprint PCS agreements to use their respective best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the FCC could also impose monetary penalties on AirGate or iPCS.

Enhanced 911


   In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities by October 1, 2001. Sprint PCS has obtained a waiver of the enhanced emergency 911 capability requirements on a modified deployment plan that would provide for completing emergency 911 deployment by 2005.


Communications Assistance for Law Enforcement Act

   CALEA was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. CALEA requires telecommunications carriers, including AirGate and iPCS, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular, and broadband PCS carriers to comply with CALEA. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance was June 30, 2000, and for the additional standards established by the FCC, the deadline is September 30, 2001. Due to required hardware changes that have not yet been developed and implemented by switch manufacturers, AirGate and iPCS have joined with Sprint PCS to request an extension of time for compliance with these requirements. AirGate and iPCS may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

PCS License Renewal

   PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

  . provided "substantial service" during its license term; and

  . substantially complied with all applicable laws and FCC rules and policies.

   The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

Build-Out Conditions of PCS Licenses

   All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in license cancellation or revocation.

Other Federal Regulations

   Wireless systems, which AirGate and iPCS use in the provision of services, must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas.

The FCC also requires that aggregate radio wave emissions from every site location meet certain standards. Although AirGate and iPCS believe that our respective existing networks meet these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase AirGate's and iPCS' costs and have a material adverse affect on our respective operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of building out our respective network. The increased costs and delays from these regulations may have a material adverse affect on our respective operations. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this statute by requiring carriers to meet certain land use and radio frequency standards.

Wireless Facilities Siting

   States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

Equal Access

   Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

State Regulation of Wireless Service

   Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

  . market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

  . when CMRS is a replacement for landline telephone service within the state.

   To date, the FCC has granted no such petition. To the extent AirGate or iPCS provide fixed wireless service, we may be subject to additional state regulation.

   COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF AIRGATE AND COMMON
                              STOCKHOLDERS OF iPCS

   The rights of AirGate and iPCS stockholders are currently governed by the Delaware General Corporation Law, and the respective certificates of incorporation and by-laws of AirGate and iPCS. Upon completion of the merger, the rights of iPCS stockholders who become AirGate stockholders in the merger will be governed by the Delaware General Corporation Law, AirGate's certificate of incorporation and AirGate's by-laws, as described in "Description of AirGate Capital Stock" beginning on page 90.

   The following description summarizes certain material differences that may affect the rights of AirGate stockholders and iPCS stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the Delaware General Corporation Law, AirGate's certificate of incorporation, AirGate's by-laws, iPCS' certificate of incorporation and iPCS' by-laws.

Capitalization

   AirGate. As discussed in "Description of AirGate Capital Stock" beginning on page 90, AirGate's authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of October 12, 2001, there were 13,364,980 shares of common stock and no shares of preferred stock issued and outstanding.


   iPCS. As discussed in "Description of iPCS Capital Stock" beginning on page 130, iPCS' authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. As of October 12, 2001, there were 44,869,643 shares of common stock and 23,090,909 shares of convertible preferred stock issued and outstanding (not including additional shares of convertible preferred stock issued in respect of accrued but unpaid dividends).


Number of Directors

   AirGate. The AirGate by-laws provide that the AirGate board of directors shall consist of eight directors.


   In accordance with the merger agreement, AirGate has caused two of the eight members of its board of directors to resign from the board and will increase the authorized number of members of the board of directors to nine. In addition, AirGate has agreed to cause its remaining directors to fill the resulting vacancies so that the board of directors will include one member designated by iPCS, one member designated by Blackstone and one member, to be an independent director, designated by iPCS with the approval of AirGate.


   iPCS. iPCS' certificate of incorporation provides that the iPCS board of directors must be comprised of at least three directors. The iPCS board currently consists of nine directors.

Filling Vacancies on the Board Of Directors

   AirGate. AirGate's by-laws provide that a vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by a vote of a majority of the directors then in office, though less than a quorum, for the unexpired portion of the term.

   iPCS. iPCS' certificate of incorporation provides that a vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by a vote of a majority of directors then in office, although less than a quorum. Each director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Amendments to By-Laws

   AirGate. AirGate's certificate of incorporation authorizes the board of directors to adopt, amend or repeal AirGate's by-laws, and to adopt new by-laws. The certificate of incorporation also provides that stockholders entitled to vote also have the power to adopt, amend or repeal the by-laws. Amendment of the AirGate by-laws by the AirGate stockholders requires, in addition to any vote of the holders of any class or series of stock of AirGate required by law or by the certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the capital stock of AirGate entitled to vote generally in the election of directors, voting together as a single class.

   iPCS. iPCS' certificate of incorporation authorizes the board of directors to adopt, amend or repeal iPCS' by-laws without any action on the part of the iPCS stockholders. However, the adoption, amendment or repeal of the by-laws in a manner that would make them inconsistent with certain provisions of the certificate of incorporation requires the affirmative vote of at least 80% of the voting power of the outstanding shares of iPCS capital stock entitled to vote in the election of directors, voting together as a single class.

Special Stockholder Meetings

   AirGate. The AirGate by-laws provide that the AirGate board of directors may call a special meeting.

   iPCS. iPCS' certificate of incorporation provides that special meetings may be called by the chairman of the board, by the president and chief executive officer, by the secretary at the direction of a majority of the board of directors or by stockholders, in a written request, holding a majority of the capital stock issued and outstanding and entitled to vote.

Stockholder Action by Written Consent

   AirGate. AirGate's by-laws do not allow stockholder action by written consent in lieu of a stockholder meeting unless there is only one stockholder.

   iPCS. Subsequent to the consummation of an initial public offering, iPCS' certificate of incorporation does not allow stockholder action by written consent in lieu of a stockholder meeting.

Limitation of Personal Liability of Directors and Indemnification

   AirGate. AirGate's certificate of incorporation provides that a director will not be personally liable to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except, if required by law, for liability:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

  . for any transaction from which the director derived an improper personal benefit.

   AirGate's certificate of incorporation provides a right to indemnification to directors and officers of AirGate to the fullest extent permitted by the Delaware General Corporation Law. AirGate must indemnify any present or former director or officer of the corporation or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding for expenses (including attorneys' fees) actually and reasonably incurred. AirGate will indemnify in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by AirGate's board of directors.

   iPCS. iPCS' certificate of incorporation provides that a director will not be personally liable to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except, if required by law, for liability:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

  . for any transaction from which the director derived an improper personal benefit.

   iPCS' certificate of incorporation provides a right to indemnification to directors and officers of iPCS to the fullest extent permitted by the Delaware General Corporation Law. In addition, iPCS must indemnify any present or former director or officer of the corporation or any person who while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation who was or is made a party or is threatened to be made a party to any action, suit or proceeding for expenses (including attorneys' fees) actually and reasonably incurred. iPCS will indemnify in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by iPCS' board of directors.

Dividends

   AirGate. AirGate's by-laws provide that dividends upon the capital stock of AirGate may be declared by the board of directors pursuant to law.

   iPCS. iPCS' certificate of incorporation provides that dividends upon the capital stock of iPCS may be declared by the board of directors pursuant to law. Dividends may be paid in cash, in property or in securities of iPCS, subject to the provisions of the certificate of incorporation.

Business Transactions with Interested Stockholders

   AirGate. Certain business transactions with interested stockholders require the approval of at least 80% of the voting power of the then-outstanding shares of stock of AirGate entitled to vote in the election of directors, voting together as a single class. However, the affirmative vote of a majority of the shares of outstanding stock entitled to vote, or such vote as is required by law or AirGate's certificate of incorporation, will suffice with respect to a business combination with an interested stockholder if the consideration received meets certain fair price standards.

   iPCS. Neither iPCS' certificate of incorporation nor its by-laws contain provisions regarding business transactions with interested stockholders.

                             LEGAL AND TAX MATTERS

   The validity of the AirGate common stock to be issued in the merger will be passed upon by Winston & Strawn, counsel to AirGate.


   Certain of the tax consequences of the merger will be passed upon at the effective time of the merger, as a condition to the merger, by Winston & Strawn, counsel to AirGate, and by Mayer, Brown & Platt, counsel to iPCS. See "The Merger Agreement and Related Agreements--Closing Conditions of AirGate and the AirGate Merger Subsidiary" beginning on page 46 and "The Merger Agreement and Related Agreements--Closing Conditions of iPCS" beginning on page 46.


                                    EXPERTS

   The consolidated financial statements and schedule of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999, and for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998, have been included herein and in the registration statement and incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing herein and in the registration statement and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, included in this proxy statement/prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS



   AirGate is not currently aware of any other business to be acted upon at the special meeting of its stockholders. If, however, other matters are properly brought before the AirGate special meeting or any adjourned meeting, the proxies for AirGate stockholders will have discretion to vote or act on those matters according to their best judgment. The deadline for receipt of a proposal to be considered for inclusion in AirGate's proxy statement for the 2002 annual meeting has passed. The deadline for notice of a proposal for which an AirGate stockholder will conduct his, her or its own solicitation has also passed.

                      WHERE YOU CAN FIND MORE INFORMATION

   AirGate files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document AirGate files at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AirGate's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Reports, proxy statements and other information pertaining to AirGate may also be inspected at the offices of The Nasdaq National Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.

   You may obtain additional proxy cards and other information related to the proxy solicitation by contacting the following proxy solicitation firm:

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                            New York, New York 10004
                           Telephone: (800) 223-2064
                  Banks and Brokers (collect): (212) 440-9800

   AirGate filed a registration statement on Form S-4 on September 21, 2001, as amended on October 16, 2001, to register with the SEC the AirGate common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of AirGate in addition to being a proxy statement of AirGate. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in AirGate's registration statement or the exhibits to the registration statement.

   You should rely only on the information or representations provided in this proxy statement/prospectus or any prospectus supplement. AirGate has not authorized anyone else to provide you with different information. AirGate may not make an offer of the common stock in any state where the offer is not permitted. The delivery of this proxy statement/prospectus does not, under any circumstances, mean that there has not been a change in AirGate's affairs since the date of this proxy statement/prospectus. It also does not mean that the information in this proxy statement/prospectus is correct after this date.

   AirGate's address on the world wide web is http://www.airgatepcsa.com. The information on AirGate's web site is not a part of this document.

Incorporation by Reference

   The SEC allows AirGate to "incorporate by reference" the information AirGate files with it, which means that AirGate can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that AirGate files later with the SEC will automatically update and supersede this information. AirGate incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   AirGate Filings             Period or Date Filed
   ---------------             --------------------
   Annual Report on Form 10-   Year ended September 30, 2000
    K........................
   Quarterly Reports on Form   Quarters ended June 30, 2001, March 31, 2001 and
    10-Q.....................  December 31, 2000
   Current Reports on Form 8-  August 29, 2001 and August 31, 2001
    K........................
   The description of
   AirGate's common stock set
   forth in the registration
   statement on Form 8-A
   (File No. 0-27455), as
   filed with the SEC on
   September 24, 1999

   AirGate incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the AirGate special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   All information in this document concerning AirGate has been furnished by AirGate. All information in this document concerning iPCS has been furnished by iPCS. AirGate has represented to iPCS, and iPCS has represented to AirGate, that the information furnished by and concerning it is true and complete.

   You can obtain any of the documents incorporated by reference in this document from AirGate, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from AirGate without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from AirGate at the following address:

                               AirGate PCS, Inc.
                                  Harris Tower
                      233 Peachtree Street NE, Suite 1700
                             Atlanta, Georgia 30303
                           Attention: Sharon Kushner
                                 (404) 525-7272

   If you are an AirGate stockholder and would like to request documents, please do so by November 16, 2001 to receive them before the AirGate special meeting. If you request any incorporated documents from AirGate, AirGate will mail them to you by first class mail, or another equally prompt means, within one business day after AirGate receives your request.


   AirGate has not authorized anyone to give any information or make any representation about the merger or AirGate that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


AIRGATE PCS, INC. AND SUBSIDIARIES--CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets as of September 30, 2000 and 1999............   F-3
Consolidated Statements of Operations for the year ended September 30,
 2000, the nine months
 ended September 30, 1999 and the year ended December 31, 1998...........   F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the year ended September 30, 2000, the nine months ended September 30, 1999 and
 the year ended December 31, 1998........................................   F-5
Consolidated Statements of Cash Flows for the year ended September 30,
 2000, the nine months
 ended September 30, 1999 and the year ended December 31, 1998...........   F-6
Notes to Consolidated Financial Statements...............................   F-8
Schedule--Valuation and Qualifying Accounts..............................  F-25
Unaudited Consolidated Balance Sheets as of June 30, 2001 and September
 30, 2000................................................................  F-26
Unaudited Consolidated Statements of Operations for the nine months ended
 June 30, 2001 and 2000..................................................  F-27
Unaudited Consolidated Statements of Cash Flows for the nine months ended
 June 30, 2001 and 2000..................................................  F-28
Notes to Unaudited Consolidated Financial Statements.....................  F-29
iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR--CONSOLIDATED FINANCIAL
 STATEMENTS
Independent Auditors' Report.............................................  F-35
Consolidated Balance Sheets as of December 31, 2000 and 1999.............  F-36
Consolidated Statements of Operations for the year ended December 31,
 2000 and for the Period from January 22, 1999 (date of inception)
 through December 31, 1999...............................................  F-37
Consolidated Statements of Redeemable Preferred Stock and Equity for the
 year ended December 31, 2000 and for the Period from January 22, 1999
 (date of inception) through December 31, 1999...........................  F-38
Consolidated Statements of Cash Flows for the year ended December 31,
 2000 and for the Period from January 22, 1999 (date of inception)
 through December 31, 1999...............................................  F-39
Notes to Consolidated Financial Statements...............................  F-40
Unaudited Consolidated Balance Sheet as of June 30, 2001.................  F-65
Unaudited Consolidated Statements of Operations for the six months ended
 June 30, 2001 and 2000..................................................  F-66
Unaudited Consolidated Statement of Redeemable Preferred Stock and
 Equity/Deficiency for the six months ended June 30, 2001................  F-67
Unaudited Consolidated Statements of Cash Flows for the six months ended
 June 30, 2001 and 2000..................................................  F-68
Notes to Unaudited Consolidated Financial Statements.....................  F-69

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AirGate PCS, Inc.:

   We have audited the accompanying consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999 and the results of their operations and their cash flows for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

Atlanta, Georgia
November 10, 2000, except as to note 14(b) which is as of August 28, 2001

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (dollars in thousands, except share and per share amounts)

                                                    September 30, September 30,
                                                        2000          1999
                                                    ------------- -------------
                      ASSETS


Current assets:
  Cash and cash equivalents........................   $  58,384     $258,900
  Accounts receivable, net (note 3)................       8,696          --
  Inventories......................................       2,902          --
  Prepaid expenses.................................       2,106        1,596
  Other current assets (note 4)....................       2,227        1,974
                                                      ---------     --------
    Total current assets...........................      74,315      262,470
Property and equipment, net (note 5)...............     183,581       44,206
Financing costs....................................       9,098       10,399
Other assets.......................................       1,954          245
                                                      ---------     --------
                                                      $ 268,948     $317,320
                                                      =========     ========

       LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable.................................   $  21,009     $  2,216
  Accrued expenses.................................       9,320       20,178
  Payable to Sprint PCS............................       5,292          --
  Deferred revenue.................................       1,828          --
  Accrued interest.................................         228        1,413
  Current maturities of long-term debt (note 6)....         --         7,700
                                                      ---------     --------
    Total current liabilities......................      37,677       31,507
Deferred revenue...................................         671          --
Long-term debt, excluding current maturities (note
 6)................................................     180,727      157,967
                                                      ---------     --------
    Total liabilities..............................     219,075      189,474
                                                      ---------     --------
Stockholders' equity (note 8):
  Preferred stock, par value, $.01 per share;
   5,000,000 shares authorized;
   no shares issued and outstanding................         --           --
  Common stock, par value, $.01 per share;
   150,000,000 shares authorized; 12,816,783 and
   11,957,201 shares issued and outstanding at
   September 30, 2000 and September 30, 1999,
   respectively....................................         128          120
  Additional paid-in-capital.......................     161,575      157,880
  Accumulated deficit..............................    (108,577)     (27,254)
  Unearned stock option compensation...............      (3,253)      (2,900)
                                                      ---------     --------
    Total stockholders' equity.....................      49,873      127,846
                                                      ---------     --------
  Commitments and contingencies (notes 2, 6 and
   11).............................................
                                                      ---------     --------
                                                      $ 268,948     $317,320
                                                      =========     ========

          See accompanying notes to consolidated financial statements.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (dollars in thousands, except share and per share amounts)

                                            Year       Nine Months      Year
                                            Ended         Ended        Ended
                                        September 30, September 30, December 31,
                                            2000          1999          1998
                                        ------------- ------------- ------------
Revenues:
  Service revenue.....................   $     9,183   $      --     $      --
  Roaming revenue.....................        12,338          --            --
  Equipment revenue...................         2,981          --            --
                                         -----------   ----------    ----------
    Total revenues....................   $    24,502   $      --     $      --
Operating expenses:
  Cost of service and roaming.........       (27,207)         --            --
  Cost of equipment...................        (5,685)         --            --
  Selling and marketing...............       (28,357)         --            --
  General and administrative..........       (14,078)      (5,294)       (2,597)
  Noncash stock option compensation
   (In 2000, $1,260 related to general
   and administrative, $210 related to
   cost of service and roaming, and
   $195 related to selling and
   marketing. In 1999, $325 related to
   general and administrative)........        (1,665)        (325)          --
  Depreciation and amortization.......       (12,034)        (622)       (1,204)
                                         -----------   ----------    ----------
    Operating loss....................       (64,524)      (6,241)       (3,801)
Interest income.......................         9,321          --            --
Interest expense......................       (26,120)      (9,358)       (1,392)
                                         -----------   ----------    ----------
    Net loss..........................   $   (81,323)  $  (15,599)   $   (5,193)
                                         ===========   ==========    ==========
Basic and diluted net loss per share
 of common stock......................   $     (6.60)  $    (4.57)   $    (1.54)
                                         ===========   ==========    ==========
Weighted-average outstanding common
 shares...............................    12,329,149    3,414,276     3,382,518
                                         ===========   ==========    ==========
Weighted-average potentially dilutive
 common stock equivalents:
  Common stock options................       777,758       42,157           --
  Stock purchase warrants.............       142,492       29,187           --
  Convertible promissory notes........           --       433,249           --
                                         -----------   ----------    ----------
Weighted-average outstanding common
 shares including potentially dilutive
 common stock equivalents.............    13,249,399    3,918,869     3,382,518
                                         ===========   ==========    ==========

          See accompanying notes to consolidated financial statements.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  (dollars in thousands, except share amounts)

      Year ended September 30, 2000, nine months ended September 30, 1999, and the year ended December 31, 1998

                                                                                    Total
                            Common stock    Additional               Unearned   stockholders'
                          -----------------  paid-in   Accumulated stock option     equity
                            Shares   Amount  capital     deficit   compensation   (deficit)
                          ---------- ------ ---------- ----------- ------------ -------------
Balance at December 31,
 1997...................         --   $--    $  4,712   $  (6,462)   $   --       $ (1,750)
Formation of AirGate
 PCS, Inc. (note 1(a))..   3,382,518    34        (34)        --         --            --
Distribution of AirGate
 Wireless, LLC..........         --    --       1,593         --         --          1,593
Net loss................         --    --         --       (5,193)       --         (5,193)
                          ----------  ----   --------   ---------    -------      --------
Balance at December 31,
 1998...................   3,382,518    34      6,271     (11,655)       --         (5,350)
Issuance of stock
 purchase warrants in
 connection with
 issuance of convertible
 notes payable to
 stockholders and Lucent
 Financing (notes
 8(b)(i) and 8(b)(ii))..         --    --       2,369         --         --          2,369
Beneficial conversion
 feature of convertible
 notes payable to
 stockholders (note
 8(a)(iii)).............         --    --       6,979         --         --          6,979
Unearned compensation
 related to grant of
 compensatory stock
 options (note 8(c))....         --    --       3,225         --      (3,225)          --
Stock option
 compensation (note
 8(c))..................         --    --         --          --         325           325
Issuance of common
 stock, net of offering
 costs (note 8(a)(ii))..   7,705,000    77    120,391         --         --        120,468
Issuance of warrants in
 connection with units
 offering (note
 8(b)(iii)).............         --    --      10,948         --         --         10,948
Conversion of notes
 payable to stockholders
 to common stock (note
 8(a)(iii)).............     869,683     9      7,697         --         --          7,706
Net loss................         --    --         --      (15,599)       --        (15,599)
                          ----------  ----   --------   ---------    -------      --------
Balance at September 30,
 1999...................  11,957,201   120    157,880     (27,254)    (2,900)      127,846
Conversion of notes
 payable to stockholders
 to common stock
 including beneficial
 conversion feature
 (note 8(a)(iii)).......      12,533   --         213         --         --            213
Exercise of common stock
 purchase warrants in
 connection with
 issuance of convertible
 notes payable to
 stockholders, the
 Lucent Financing and
 the units offering
 (notes 8(b)(i), 8(b)(ii)
 and 8(b)(iii)).........     762,444     8         (3)        --         --              5
Unearned compensation
 related to grant of
 compensatory stock
 options (note 8(c))....         --    --       2,231         --      (2,231)          --
Issuance of stock
 purchase warrants in
 connection with Lucent
 Financing (note
 8(b)(ii))..............         --    --         282         --         --            282
Exercise of stock
 options (note 8(c))....      84,605   --       1,185         --         --          1,185
Forfeiture of
 compensatory stock
 options (note 8(c))....         --    --        (213)        --         213           --
Stock option
 compensation (note
 8(c))..................         --    --         --          --       1,665         1,665
Net loss................         --    --         --      (81,323)       --        (81,323)
                          ----------  ----   --------   ---------    -------      --------
Balance at September 30,
 2000...................  12,816,783  $128   $161,575   $(108,577)   $(3,253)     $ 49,873
                          ==========  ====   ========   =========    =======      ========

          See accompanying notes to consolidated financial statements.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                       Nine Months
                                         Year Ended       Ended      Year Ended
                                        September 30, September 30, December 31,
                                            2000          1999          1998
                                        ------------- ------------- ------------
Cash flows from operating activities:
 Net loss.............................    $ (81,323)    $(15,599)     $(5,193)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
   Depreciation and amortization......       12,034          622        1,204
   Amortization of financing costs....        1,192          --           --
   Provision for doubtful accounts....          563          --           --
   Loss on sale of fixed assets.......          --            19          --
   Interest expense associated with
    accretion of discount and
    beneficial conversion feature.....       23,043        8,707          --
   Stock option compensation..........        1,665          325          --
   (Increase) decrease in:
     Trade receivables................       (9,259)         --           --
     Inventories......................       (2,902)         --           --
     Prepaid expenses.................         (511)      (1,496)         (95)
     Other current assets.............         (253)        (373)        (378)
     Other assets.....................       (1,709)        (114)        (131)
   Increase (decrease) in:
     Accounts payable.................        5,016          767        1,411
     Accrued expenses.................        4,126        3,942          --
     Payable to Sprint PCS............        5,292          --           --
     Deferred revenue.................        2,499          --           --
     Accrued interest.................       (1,082)         727        1,007
                                          ---------     --------      -------
      Net cash used in operating
       activities.....................      (41,609)      (2,473)      (2,175)
                                          ---------     --------      -------
Cash flows from investing activities:
 Capital expenditures.................     (152,397)     (15,706)      (5,176)
                                          ---------     --------      -------
      Net cash used in investing
       activities.....................     (152,397)     (15,706)      (5,176)
                                          ---------     --------      -------
Cash flows from financing activities:
 Proceeds from issuance of notes
  payable and related warrants to
  Lucent..............................          --        18,500        5,000
 Payment on notes payable to Lucent...          --       (10,000)         --
 Proceeds from issuance of warrants
  and senior subordinated discount
  notes in units offering.............          --       156,057          --
 Financing cost on Lucent Financing
  and units offering..................          --       (11,622)         --
 Proceeds from issuance of common
  stock...............................          --       130,985          --
 Offering costs.......................          --       (10,517)         --
 Payment of note payable..............          --        (1,000)         --
 Payment of note payable to Sprint
  PCS.................................       (7,700)         --           --
 Proceeds from issuance of convertible
  notes payable to stockholders and
  related warrants....................          --         2,530        5,200
 Payments on notes payable to
  stockholders........................          --          (150)        (700)
 Proceeds from exercise of stock
  purchase warrants...................            5          --           --
 Proceeds from exercise of employee
  stock options.......................        1,185          --           --
                                          ---------     --------      -------
      Net cash (used in) provided by
       financing activities...........       (6,510)     274,783        9,500
                                          ---------     --------      -------
      Net (decrease) increase in cash
       and cash equivalents...........     (200,516)     256,604        2,149
Cash and cash equivalents at beginning
 of period............................      258,900        2,296          147
                                          ---------     --------      -------
Cash and cash equivalents at end of
 period...............................    $  58,384     $258,900      $ 2,296
                                          =========     ========      =======
Supplemental disclosure of cash flow
 information--cash paid for interest..    $   2,609     $    503      $ 1,279
                                          =========     ========      =======

                                  (continued)

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                      Nine Months
                                        Year Ended       Ended      Year Ended
                                       September 30, September 30, December 31,
                                           2000          1999          1998
                                       ------------- ------------- ------------
Supplemental disclosure of non-cash
 investing and financing activities:
 Capitalized interest.................    $ 5,938       $ 1,109      $    --
 Grant of common stock purchase
  warrants related to convertible
  notes payable to stockholders and
  Lucent Financing....................        282         2,369           --
 Convertible notes payable to
  stockholders and accrued interest
  converted to equity.................        102         7,706           --
 Beneficial conversion feature of
  convertible notes payable to
  stockholders........................        111         6,979           --
 Grant of compensatory stock
  options.............................      2,231         3,225           --
 Forfeiture of compensatory stock
  options.............................       (213)          --            --
 Network assets acquired and not yet
  paid for............................     15,248        16,236           --
 Assets acquired through debt
  financing...........................        --            --          7,700
 Distribution of FCC licenses:
   Accrued interest...................        --            --           (894)
   Long-term debt.....................        --            --        (11,745)
   FCC licenses.......................        --            --         12,846
   Line of credit.....................        --            --         (1,800)



          See accompanying notes to consolidated financial statements.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 2000 and 1999

(1) Business, Basis of Presentation and Summary of Significant Accounting
Policies

 (a) Business and Basis of Presentation

   AirGate PCS, Inc. and subsidiaries (collectively, the "Company") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). AirGate PCS, Inc., formed in October 1998, is the exclusive affiliate of Sprint PCS in its territory and is licensed to use the Sprint PCS brand name in 21 markets located in the southeastern United States. The consolidated financial statements included herein include the accounts of AirGate PCS, Inc. and its wholly-owned subsidiaries, AGW Leasing Company, Inc. and AirGate Network Services, LLC, for all periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Prior to October 1998, the predecessor entities' operating activities focused on developing a PCS business in the southeastern United States. These activities included the purchase of four Federal Communications Commission ("FCC") PCS licenses. In July 1998, the Company decided to pursue a different PCS business opportunity and signed a series of agreements with Sprint and Sprint PCS (the "Sprint Agreements") to build, construct and manage a PCS network that will support the offering of Sprint PCS products and services in the Company's territory. As a result of this change in business strategy, AirGate Wireless, LLC, which consisted solely of the FCC licenses and related liabilities, was not transferred to its successor entity, AirGate PCS, Inc. because its assets and liabilities were not included in the continuing operations of AirGate PCS, Inc.

   The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the Sprint Agreements. Additionally, the Company's ability to attract and maintain a sufficient customer base is critical to achieving breakeven cash flow. Changes in technology, increased competition, economic conditions or the inability to achieve breakeven cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

 (b) Cash and Cash Equivalents

   Cash and cash equivalents include cash on hand, demand deposits, money market accounts, and investments in commercial paper rated A-1/P-1 or better with original maturities of three months or less.

 (c) Inventories

   Inventories consist of handsets and related accessories. Inventories are carried at the lower of cost (determined using the weighted average method) or market (replacement cost).

 (d) Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Asset lives used by the Company are as follows:

                                                                         USEFUL
                                                                          LIFE
                                                                         -------
   Network assets....................................................... 7 years
   Computer equipment................................................... 3 years
   Furniture, fixtures, and office equipment............................ 5 years

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   Construction in progress includes expenditures for the purchase of capital equipment, design services, construction services, and testing of the Company's network. The Company capitalizes interest on its construction in progress activities. Interest capitalized for the year ended September 30, 2000 totaled $5.9 million and $1.1 million for the nine months ended September 30, 1999. Capitalized interest on construction activities in prior periods was not material. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

 (e) Financing Costs

   Costs incurred in connection with the Lucent Financing and the Company's issuance of senior subordinated discount notes were deferred and are amortized into interest expense over the term of the respective financing using the effective interest method.

 (f) Income Taxes

   Prior to the formation of AirGate PCS, Inc. in October 1998, the predecessors of AirGate PCS, Inc. were operated as limited liability companies. As a result, income taxes were passed through to and were the responsibility of the stockholders of the predecessors.

   The Company has not provided any pro forma income tax information for periods prior to October 1998 because such information would not be significant to the accompanying consolidated financial statements.

   The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

 (g) Net Loss Per Share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Basic and diluted net loss per share of common stock is computed by dividing net loss for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share are the same for basic and diluted net loss per share calculations for all periods presented.

 (h) Revenue Recognition

   The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. Roaming revenue is recorded when Sprint PCS subscribers, other Sprint PCS affiliate subscribers and non-Sprint PCS subscribers roam onto the Company's network.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with current interpretations of SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." Accordingly, activation fee revenue and direct customer activation costs have been deferred and will be recorded over the average life for those customers (30 months) who do not sign a fixed term service agreement. Activation fee revenue and direct customer activation costs have been deferred and will be recorded over the contractual term (12 months) for those customers who sign a fixed term service agreement. As of September 30, 2000, the Company has recognized approximately $0.1 million of activation fee revenue and direct customer activation costs and has deferred $1.2 million of activation fee revenue and $1.0 million of direct customer activation costs to future periods.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

   The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. At September 30, 2000 and 1999, the Company had no impaired assets.

 (j) Advertising Costs

   The Company expenses advertising costs when the advertisement occurs. Total advertising expense was approximately $7.5 million and $0.1 million for the year ended September 30, 2000 and the nine months ended September 30, 1999, respectively. No advertising expense was recorded in 1998.

 (k) New Accounting Pronouncements

   On July 8, 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Deferral of the Effective Date of SFAS 133." SFAS No. 137 defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

   In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN No. 44"). FIN No. 44 clarifies the application of APB No. 25, Accounting for Stock Issued to Employees, to certain areas of stock-based compensation. Among other issues, FIN No. 44 clarifies the accounting consequences of a modification to the terms of a fixed stock option award. FIN No. 44 is effective July 1, 2000 but covers specific events, such as option repricing, which occurred after either December 15, 1998 or January 12, 2000.

 (l) Development Stage Enterprise

   AirGate LLC, the first predecessor of the Company, was established on June 15, 1995 (inception). The Company and its predecessor devoted most of their efforts through December 31, 1999, to activities such as preparing business plans, raising capital and planning and executing the build-out of its PCS network. With the

                      AIRGATE PCS, INC. AND SUBSIDIARIES
launch of commercial service in several markets during the second fiscal quarter of 2000, the Company has completed its development stage activities.

 (m) Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

 (n) Change of Fiscal Year

   On October 21, 1999, the Company changed its fiscal year from a calendar year ending on December 31 to a fiscal year ending on September 30 effective September 30, 1999.

 (o) Concentration of Risk

   The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The financial institution is one of the five largest banks in the United States and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

   Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

 (p) Comprehensive Income

   No statements of comprehensive income have been included in the accompanying consolidated financial statements since the Company does not have any "Other Comprehensive Income" to report.

 (q) Reclassification

   Certain reclassifications have been made to prior year balances to conform to the current year presentation.

(2) Sprint Agreements

   In July 1998, the Company signed four major agreements with Sprint and Sprint PCS. They are the management agreement, the services agreement, the trademark and service license agreement with Sprint and the trademark and service license agreement with Sprint PCS. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's territory.

   The management agreement has an initial term of 20 years with three 10-year renewals, the first renewal being automatic. The key clauses within the management agreement refer to exclusivity, network build-out, products and services offered for sale, service pricing, roaming, advertising and promotion, program requirements including technical and customer care standards, non-competition, the inability to use non-Sprint PCS brands and rights of first refusal and are summarized as follows:

     (a) Exclusivity. The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's territory. Sprint PCS is prohibited from owning,

                       AIRGATE PCS, INC. AND SUBSIDIARIES
  operating, building or managing another wireless mobility communications network in the Company's territory while the management agreement is in place.

     (b) Network build-out. In the management agreement, the Company has agreed to cover a specified percentage of the population at coverage levels ranging from 39% to 86% within each of the 21 markets that comprise the Company's territory by specified dates beginning on March 31, 2000 and ending on December 31, 2000. The required aggregate coverage of all markets is approximately 65% of the 7.1 million in population within the Company's territory by December 31, 2000. As of October 16, 2000, the Company had exceeded its build-out requirements in all 21 of its markets.

     (c) Products and services offered for sale. The management agreement identifies the products and services that can be offered for sale in the Company's territory. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas where Sprint owns the local exchange carrier unless the Sprint owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

     (d) Service pricing. The Company must offer Sprint PCS subscriber pricing plans designated for national offerings. The Company is permitted to establish local price plans for Sprint PCS products and services only offered in the Company's market. Sprint PCS will retain 8% of the Company's collected service revenues but will remit 100% of revenues derived from roaming and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

     (e) Roaming. The Company will earn roaming revenues when a Sprint PCS customer from outside of the Company's territory roams onto the Company's network. There are established rates for Sprint PCS subscribers, Sprint PCS affiliates' subscribers, and non-Sprint PCS subscribers roaming and similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's territory. Sprint PCS reserves the right to change the established per minute rate for roaming.

     (f) Advertising and Promotion. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for local advertising and promotion in the Company's territory.

     (g) Program requirements including technical and customer care standards. The Company will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

     (h) Non-competition. The Company may not offer Sprint PCS products and services outside the Company's territory.

     (i) Inability to use non-Sprint PCS brands. Without Sprint PCS' consent, the Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

     (j) Rights of first refusal. Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

   The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is not renewed or terminated, certain formulas apply to the valuation and disposition of the Company's assets.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The services agreement outlines various support services such as activation, billing and customer care that are provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS has agreed that the services presently offered will be available until at least December 31, 2001. After that date, Sprint PCS may discontinue a service provided that it gives nine months written notice. The services agreement automatically terminates upon the termination of the management agreement.

   The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

(3) Accounts Receivable, Net

   Accounts receivable, net includes amounts due from Sprint PCS relating to roaming revenues, amounts from customers with respect to airtime service charges and amounts from local third party vendors relating to the sale of handsets and accessories. For the year ended September 30, 2000, roaming revenues from Sprint PCS totaled $12.3 million, or 50% of total revenues. Of this amount, $5.3 million was recorded as accounts receivable at September 30, 2000. There were no revenues for the nine months ended September 30, 1999 or the year ended December 31, 1998.

   The Company records an allowance for doubtful accounts to reflect the expected loss on the collection of receivables. Such allowance is recorded for accounts receivable from customers and third party vendors and totaled $0.6 million at September 30, 2000. There were no accounts receivable outstanding at September 30, 1999.

(4) Other Current Assets

   Other current assets consists of the following at September 30 (dollars in thousands):

                                                                   2000   1999
                                                                  ------ ------
   Current portion of financing costs............................ $1,215 $1,223
   Direct customer activation costs..............................    627    --
   Due from AirGate Wireless, LLC................................    --     751
   Interest receivable and other.................................    385    --
                                                                  ------ ------
     Other current assets........................................ $2,227 $1,974
                                                                  ====== ======

   The assets and liabilities of AirGate Wireless, LLC, a predecessor entity, which consisted solely of the FCC licenses and related liabilities, were not transferred to AirGate PCS, Inc. because its assets and liabilities would not be used in the continuing operations of the Company. The Company made interest payments totaling $0.4 million during the nine month period ended September 30, 1999 and $0.4 million during the year ended December 31, 1998 related to these liabilities on behalf of AirGate Wireless, LLC. On January 28, 2000, AirGate Wireless LLC repaid the Company $0.8 million representing amounts previously paid by AirGate PCS plus accrued interest.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

(5) Property and Equipment

   Property and equipment consists of the following at September 30 (dollars in thousands):

                                                              2000     1999
                                                            --------  -------
   Network assets.......................................... $158,720  $ 7,700
   Computer equipment......................................    3,081       89
   Furniture, fixtures, leasehold improvements, and office
    equipment..............................................    6,800       87
                                                            --------  -------
     Total network assets and equipment....................  168,601    7,876
   Less accumulated depreciation and amortization..........  (13,005)    (971)
                                                            --------  -------
     Total network assets and equipment, net...............  155,596    6,905
   Construction in progress................................   27,985   37,301
                                                            --------  -------
     Property and equipment, net........................... $183,581  $44,206
                                                            ========  =======

(6) Long-Term Debt

   Long-term debt consists of the following at September 30 (dollars in thousands):

                                                                2000     1999
                                                              -------- --------
   Unsecured promissory note payable to Sprint PCS dated
    July 22, 1998; interest at 14%; due November 15, 1999...  $    --  $  7,700
   Lucent Financing dated August 16, 1999; variable interest
    of LIBOR + 3.75% (10.44% and 9.25% at September 30, 2000
    and 1999, respectively); interest due quarterly; (net of
    unaccreted original issue discount of $772 and $642 at
    September 30, 2000 and 1999, respectively, see note
    8(b)(ii))...............................................    12,728   12,858
   Senior Subordinated Discount Notes due 2009; interest at
    13.5%; interest accretes until October 1, 2004 after
    which semi-annual interest payments are required
    beginning April 1, 2005 (net of unaccreted original
    issue discount of $9,853 and $10,948 at September 30,
    2000 and 1999, respectively, see note 8(b)(iii))........   167,999  145,109
                                                              -------- --------
     Total long-term debt...................................   180,727  165,667
   Less current maturities of long-term debt................       --    (7,700)
                                                              -------- --------
     Long-term debt, excluding current maturities...........  $180,727 $157,967
                                                              ======== ========

 Unsecured Promissory Note Payable to Sprint PCS

   On August 31, 1999, the Company entered into a loan modification agreement with the holder to defer the initial principal and interest payments due on the Company's $7.7 million unsecured promissory note from March 1, 1999 to October 15, 1999. On November 15, 1999, the Company entered into an additional loan modification to defer the maturity date to November 15, 1999. On November 15, 1999, the Company paid all outstanding principal and interest due under the unsecured promissory note.

 Lucent Financing

   On August 16, 1999, the Company entered into a $153.5 million Credit Agreement with Lucent (the "Lucent Financing" or "Credit Facility"). The Credit Facility provides for (i) a $13.5 million senior secured term loan (the "Tranche I Term Loan") which matures on June 6, 2007, and (ii) a $140.0 million senior secured term loan (the "Tranche II Term Loan") which matures on September 30, 2008. Mandatory

                       AIRGATE PCS, INC. AND SUBSIDIARIES
quarterly payments of principal are required beginning December 31, 2002 for the Tranche I Term Loan and March 31, 2004 for the Tranche II Term Loan initially in the amount of 3.75% of the loan balance then outstanding and increasing thereafter. A commitment fee of 3.75% on unused borrowings under the Credit Facility is payable quarterly. For the year ended September 30, 2000, commitment fees totaled $6.0 million. After October 1, 2000, if the Company borrows at least 30% of the Tranche II Term Loan, or $42 million, the commitment fee on unused borrowings decreases to 1.50%, payable quarterly. The Lucent Facility is secured by all the assets of the Company. In connection with this financing, the Company issued to Lucent warrants to purchase 139,035 shares of common stock that were exercisable upon issuance (see note 8(b)(ii)). Additionally, the Company incurred origination fees and expenses of $5.0 million which have been recorded as financing cost and are recorded as interest expense using the effective interest method.

   The Lucent Financing is subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth and network covered population goals, and limiting annual capital expenditures. Further, the Credit Facility restricts the payment of dividends on the Company's common stock. As of September 30, 2000, management believes that the Company is in compliance with all covenants governing the Lucent Financing.

 Senior Subordinated Discount Notes

   On September 30, 1999, the Company received proceeds of $156.1 million from the issuance of 300,000 units, each unit consisting of $1,000 principal amount at maturity of 13.5% senior subordinated discount notes due 2009 and one warrant to purchase 2.148 shares of common stock at a price of $0.01 per share (see note 8(b)(iii)) pursuant to a registration statement filed on Form S-1 declared effective by the Securities and Exchange Commission on September 27, 1999. The aggregate principal amount outstanding as of September 30, 2000 of the senior subordinated discount notes was $168.0 million (net of original issue discount of $9.9 million) which will accrete to the full aggregate principal amount of $300.0 million by October 1, 2004. The Company incurred expenses, underwriting discounts and commissions of $6.6 million related to the units offering which have been recorded as financing costs and are recorded as interest expense using the effective interest method.

   The senior subordinated discount notes contain certain covenants relating to limitations on the Company's ability to, among other acts, sell assets, incur additional indebtedness, and make certain payments. As of September 30, 2000, management believes that the Company is in compliance with all covenants governing the senior subordinated discount notes.

   Aggregate minimum annual principal payments due on all issues of long-term debt for the next five years at September 30, 2000 and thereafter are as follows (dollars in thousands):

   Years ending September 30,
   --------------------------
   2001............................................................... $     --
   2002...............................................................       --
   2003...............................................................     2,025
   2004...............................................................     2,025
   2005...............................................................     2,700
   Thereafter.........................................................   305,978
                                                                       ---------
       Total..........................................................   312,728
   Less: Unaccreted interest portion of long-term debt................  (122,148)
      Unaccreted original issue discounts.............................    (9,853)
                                                                       ---------
       Total long-term debt........................................... $ 180,727
                                                                       =========

                      AIRGATE PCS, INC. AND SUBSIDIARIES

(7) Fair Value of Financial Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts (dollars in thousands).

                                           September 30, 2000 September 30, 1999
                                           ------------------ ------------------
                                                    Estimated          Estimated
                                           Carrying   fair    Carrying   fair
                                            amount    value    amount    value
                                           -------- --------- -------- ---------
Cash and cash equivalents................. $ 58,384 $ 58,384  $258,900 $258,900
Accounts receivable, net..................    8,696    8,696       --       --
Accounts payable..........................   21,009   21,009     2,216    2,216
Accrued expenses..........................    9,320    9,320    20,178   20,178
Payable to Sprint PCS.....................    5,292    5,292       --       --
Long-term debt............................  180,727  181,500   165,667  165,667

 (a) Cash and cash equivalents, net accounts receivable, accounts payable, accrued expenses, and payable to Sprint PCS

   The carrying amounts of these items are a reasonable estimate of their fair value due to the short-term nature of the instruments.

 (b) Long-term debt

   Long-term debt is comprised of the senior subordinated discount notes, the Lucent Financing, and the unsecured promissory note payable to Sprint PCS. The fair value of the senior subordinated discount notes is stated at quoted market value as of September 30, 2000 and September 30, 1999. As there is no active market for the remaining items of long-term debt, management believes that the carrying amounts of the Lucent Financing and the unsecured promissory note payable to Sprint PCS are a reasonable estimate of their fair value.

(8) Stockholders' Equity

 (a) Common stock

  (i) Increase in authorized common shares

   On May 26, 2000, at a Special Meeting of the stockholders of AirGate PCS, Inc., the stockholders voted to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $0.01 per share, from 25,000,000 to 150,000,000 shares.

  (ii) Initial Public Offering

   On September 30, 1999, the Company sold 7,705,000 shares of its common stock at a price of $17.00 per share in its initial public offering pursuant to a registration statement filed on Form S-1 declared effective by the Securities and Exchange Commission on September 27, 1999. Proceeds from the initial public offering were $131.0 million. The Company incurred expenses, underwriting discounts and commissions related to the initial public offering of $10.5 million, which have been reflected as a reduction of the offering proceeds.

  (iii) Conversion of Notes Payable to Stockholders to Common Stock

   On September 30, 1999, $7.3 million of convertible notes payable to stockholders and accrued interest were converted into 869,683 shares of common stock at the applicable conversion price of $8.84 per share, a

                       AIRGATE PCS, INC. AND SUBSIDIARIES

48% discount from the initial public offering price. The amount related to the fair value of the beneficial conversion feature of $7.0 million as of the date of issuance (May 1999) has been recorded as additional paid-in-capital and recognized as interest expense from the date of issuance to the expected date of conversion (August 1999).

   On October 21, 1999, the Company's Board of Directors authorized the issuance of 12,533 additional shares of common stock to the affiliates of Weiss, Peck & Greer Venture Partners and the affiliates of JAFCO American Ventures, Inc. pursuant to a previously authorized promissory note issued by the Company. The shares were authorized for issuance in consideration of $0.1 million of interest that accrued from the period June 30, 1999 to September 28, 1999 on promissory notes issued to the affiliates of Weiss, Peck & Greer Venture Partners and the affiliates of JAFCO American Ventures, Inc. The promissory notes and related accrued interest were converted into shares of common stock at a price 48% less than the price of a share of common stock sold in the Company's initial public offering of common stock. The amount related to the fair value of the beneficial conversion feature of $0.1 million has been recorded as additional paid-in-capital and recognized as interest expense in the year ended September 30, 2000.

  (iv) Stock splits

   Shares of common stock outstanding reflect a 39,134-for-one stock split effective July 9, 1999 and subsequent reverse stock splits of 0.996-for-one, which was effective July 28, 1999, 0.900-for-one which was effective September 15, 1999, and 0.965-for-one which was effective September 27, 1999. All share and stockholders' equity amounts have been restated for all periods presented for these stock splits.

 (b) Common Stock Purchase Warrants

  (i) Warrants Issued to Stockholders

   In August 1998, the Company issued stock purchase warrants to stockholders in consideration for: (1) loans made by the stockholders to the Company which have been converted to additional paid-in capital, (2) guarantees of certain bank loans provided by the stockholders, and (3) in connection with $4.8 million in financing provided by the stockholders.

   In connection with a refinancing of the convertible notes payable to stockholders in May 1999, the Company cancelled the August 1998 warrants and issued new warrants to Weiss, Peck & Greer Venture Partners Affiliated Funds to purchase shares of common stock for an aggregate amount up to $2.7 million at an exercise price 25% less than the price of a share of common stock sold in the initial public offering, or $12.75 per share. The warrants for 214,413 shares were exercisable upon issuance and may be exercised for two years from the date of issuance. The Company allocated $1.7 million of the proceeds from this refinancing to the fair value of the warrants and recorded a discount on the related debt, which was recognized as interest expense from the date of issuance (May 1999) to the expected date of conversion (August 1999).

   On July 11, 2000, all such warrants were exercised. Net of 40,956 shares surrendered in payment of the exercise price, 173,457 shares of common stock were issued.

  (ii) Lucent Financing

   On August 16, 1999, the Company issued stock purchase warrants to Lucent in consideration of the Lucent Financing. The base price of the warrants equals 120% of the price of one share of common stock at the closing of the initial public offering, or $20.40 per share, and the warrants are exercisable for an aggregate of 128,860 shares of the Company's common stock. The warrants expire on the earlier of August 15, 2004 or

                       AIRGATE PCS, INC. AND SUBSIDIARIES

August 15, 2001, if, as of such date, the Company has paid in full all outstanding amounts under the Lucent Financing and has terminated the remaining unused portion of the commitments under the Lucent Financing. The Company allocated $0.7 million of the proceeds from the Lucent Financing to the fair value of the warrants and recorded a discount on the associated credit facility, which is recognized as interest expense over the period from the date of issuance to the maturity date using the effective interest method.

   On June 1, 2000, AirGate PCS issued stock purchase warrants for Lucent Technologies to acquire 10,175 shares of common stock on terms identical to those identified above. The Company recorded a discount on the associated credit facility of $0.3 million, which represents the fair value of the warrants on the date of grant using a Black-Scholes valuation. The discount is recognized as interest expense over the period from the date of issuance to maturity using the effective interest method. Interest expense relating to both grants of warrants to Lucent Technologies for the year ended September 30, 2000 and the nine months ended September 30, 1999, was $0.2 million and $0.1 million, respectively.

   On September 14, 2000, warrants to acquire 128,860 shares of common stock at a price of $20.40 per share were exercised. Net of 48,457 shares surrendered in payment of the exercise price, 80,403 shares of common stock were issued. As of September 30, 2000, warrants to acquire 10,175 shares of common stock remain outstanding.

  (iii) Senior Subordinated Discount Notes

   On September 30, 1999, as part of the Company's senior subordinated discount note offering, the Company issued warrants to purchase 2.148 shares of common stock for each unit at a price of $0.01 per share. On January 3, 2000, the Company's registration statement on Form S-1, relating to warrants to purchase 644,400 shares of common stock, was declared effective by the Securities and Exchange Commission. The warrants expire October 1, 2009. The Company allocated $10.9 million of the proceeds from the units offering to the fair value of the warrants and recorded a discount on the notes, which is recognized as interest expense over the period from issuance to the maturity date using the effective interest method. For the year ended September 30, 2000, amortization of the fair value of the warrants totaling $1.1 million was recorded as interest expense. As of September 30, 2000, warrants representing 508,584 shares of common stock had been exercised and warrants representing 135,816 shares of common stock remain outstanding.

 (c) Stock Option Plan

   On July 28, 1999, the Board of Directors approved an incentive stock option plan, whereby 2.0 million shares of common stock were reserved for issuance to current and future employees. Options under the plan vest at various terms up to a 5 year period beginning at the grant date and expire ten years from the date of grant. In the nine months ended September 30, 1999, unearned noncash stock option compensation of $3.2 million was recorded for compensatory stock options, for the difference between the initial public offering price of $17.00 per share and the exercise price at the date of grant of $14.00 per share. During the year ended September 30, 2000, unearned noncash stock option compensation of $2.2 million was recorded for compensatory stock options granted during 2000. Noncash stock option compensation is recognized over the period in which the related employee services are rendered and totaled $1.7 million and $0.3 million for the year ended September 30, 2000 and nine months ended September 30, 1999, respectively.

   The Company applies the provisions of APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Had compensation costs for the Company's stock option plan been determined in accordance with SFAS No. 123, the Company's net loss and basic and diluted net loss per share of common

                       AIRGATE PCS, INC. AND SUBSIDIARIES
stock for the year ended September 30, 2000 and the nine months ended September 30, 1999 would have increased to the pro forma amounts indicated below (dollars in thousands, except for per share amounts):

                                                     Nine Months
                                       Year Ended       Ended      Year Ended
                                      September 30, September 30, December 31,
                                          2000          1999          1998
                                      ------------- ------------- ------------
   Net loss:
     As reported.....................   $(81,323)     $(15,599)     $(5,193)
     Pro forma.......................    (84,521)      (16,274)      (5,193)
   Basic and diluted net loss per
    share of common stock:
     As reported.....................   $  (6.60)     $  (4.57)     $ (1.54)
     Pro forma.......................   $  (6.86)     $  (4.77)     $ (1.54)

   The fair value for stock options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                       Nine Months
                                         Year Ended       Ended      Year Ended
                                        September 30, September 30, December 31,
                                            2000          1999          1998
                                        ------------- ------------- ------------
   Risk-free rate of return............       6.5%         6.0%         --
   Volatility..........................     120.0%        60.0%         --
   Dividend yield......................         0            0          --
   Expected life in years..............         5            5          --

   The following table summarizes activity under the stock option plan:

                                                               Weighted-average
                                                    Number of   exercise price
                                                     options      per share
                                                    ---------  ----------------
   Options outstanding as of December 31, 1998.....       --           --
     Granted....................................... 1,075,000       $14.00
                                                    ---------       ------
   Options outstanding as of September 30, 1999.... 1,075,000       $14.00
     Granted.......................................   600,500       $51.63
     Exercised.....................................   (84,605)      $14.00
     Forfeited.....................................   (86,250)      $19.15
                                                    ---------       ------
   Options outstanding as of September 30, 2000.... 1,504,645       $28.72
   Options exercisable as of September 30, 2000....   285,395       $14.00
                                                    =========       ======

   The following table summarizes information for stock options outstanding at September 30, 2000:

                                                                      Options
                                                Weighted-average    exercisable
                                                   remaining            at
   Exercise      Number of   Weighted-average   contractual life   September 30,
    prices        options     exercise price       (in years)          2000
   --------      ---------   ----------------   ----------------   -------------
    $ 2.00          20,000        $ 2.00              9.18                --
    14.00          959,145         14.00              8.83            285,395
35.875 - 47.50     270,500         44.50              9.45                --
65.125 - 66.94     230,000         66.31              9.71                --
    98.50           25,000         98.50              9.44                --
                 ---------        ------              ----            -------
                 1,504,645        $28.72              9.09            285,395
                 =========        ======              ====            =======

                       AIRGATE PCS, INC. AND SUBSIDIARIES

 (d) Preferred Stock

   The Company's articles of incorporation authorize the Company's Board of Directors to issue up to 5 million shares of preferred stock without stockholder approval. The Company has not issued any preferred stock as of September 30, 2000.

(9) Income Taxes

   Prior to the formation of AirGate PCS, Inc. in October 1998, the predecessors of the Company were operated as limited liability companies. As a result, income taxes were passed through to and were the responsibility of the stockholders of the predecessors.

   The Company has not provided any pro forma tax information for periods prior to October 1998 because such information would not be significant to the accompanying consolidated financial statements.

   The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future and any increase or decrease in the valuation allowance for deferred income tax assets.

   Income tax benefit for the year ended September 30, 2000, the nine months ended September 30, 1999 and the year ended December 31, 1998 differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following (dollars in thousands):

                                                      Nine Months
                                        Year Ended       Ended      Year Ended
                                       September 30, September 30, December 31,
                                           2000          1999          1998
                                       ------------- ------------- ------------
   Computed "expected" tax benefit...    $(27,650)      $(5,304)     $(1,765)
   (Increase) decrease in income tax
    benefit resulting from:
     Expenses related to LLC
      predecessors...................         --              7          569
     State income tax benefit, net of
      Federal effect.................      (5,116)         (325)        (187)
     Increase in valuation
      allowance......................      31,000         3,869        1,893
     Benefit derived from
      contribution of tax assets.....         --            --          (415)
     Nondeductible interest expense..       1,224         1,916          --
     Other, net......................         542          (163)         (95)
                                         --------       -------      -------
       Total income tax benefit......    $    --        $   --       $   --
                                         ========       =======      =======

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The income tax effect of temporary differences that give rise to significant portions of the Company's deferred income tax assets and liabilities as of September 30, 2000 and 1999 are presented below (dollars in thousands):

                                                               2000     1999
                                                             --------  -------
   Deferred income tax assets:
     Net operating loss carryforwards......................  $ 24,549  $ 1,784
     Capitalized start-up costs............................     7,259    3,669
     Accrued expenses......................................       295       10
     Deferred interest expense.............................     7,321      --
     Property and equipment, principally due to differences
      in depreciation and amortization.....................       --       299
                                                             --------  -------
       Gross deferred income tax assets....................    39,424    5,762
   Less valuation allowance................................   (36,762)  (5,762)
                                                             --------  -------
       Net deferred income tax assets......................     2,662      --
   Deferred income tax liabilities, principally due to
    differences in depreciation and amortization...........    (2,662)     --
                                                             --------  -------
       Net deferred income tax assets......................  $    --   $   --
                                                             ========  =======

   Deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax basis of assets and liabilities which result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has provided a valuation allowance against all of its deferred income tax assets because the realization of those deferred tax assets is uncertain.

   The valuation allowance for deferred income tax assets as of September 30, 2000 and 1999 was $36.8 million and $5.8 million, respectively. The net change in the total valuation allowance for the year ended September 30, 2000 and the nine months ended September 30, 1999 was an increase of $31.0 million and $3.9 million, respectively.

   At September 30, 2000, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $60.0 million, which will expire in various amounts beginning in the year 2019. Approximately $1.4 million of the net operating loss carryforwards that the Company may use to offset taxable income in future years is limited as a result of an ownership change, as defined under Internal Revenue Code Section 382, which occurred effective with the Company's initial public offering of stock on September 30, 1999. The amount of this annual limitation is approximately $2.8 million per year. As a result, it is anticipated that the net operating losses of the Company will be free of any limitation, as a result of the September 30, 1999 change of ownership, in the year ended September 30, 2001. At September 30, 2000, the Company also has a South Carolina general business credit carryforward of approximately $0.5 million available to offset income tax expense from this state that will expire in the year 2009.

(10) Condensed Consolidating Financial Information

   AGW Leasing Company, Inc. ("AGW") is a wholly-owned subsidiary of AirGate PCS, Inc. AGW has fully and unconditionally guaranteed the Company's senior subordinated discount notes and the Lucent Financing.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

AGW was formed to hold the real estate interests for the Company's PCS network. AGW also was a registrant under the Company's registration statement declared effective by the Securities and Exchange Commission on September 27, 1999. AGW jointly and severably guarantees the Company's long-term debt.

   During fiscal 2000, AirGate Network Services, LLC ("ANS") was created as a wholly-owned subsidiary of AirGate PCS, Inc. ANS has fully and unconditionally guaranteed the Company's senior subordinated discount notes and Lucent Financing. ANS was formed to provide construction management services for the Company's PCS network. ANS jointly and severably guarantees the Company's long-term debt.

   The unaudited condensed consolidating financial information for AGW and ANS as of September 30, 2000 and for the year then ended is as follows (dollars in thousands):

                                                     AirGate
                           AirGate    AGW Leasing    Network
                          PCS, Inc.  Company, Inc. Services LLC Eliminations Consolidation
                          ---------  ------------- ------------ ------------ -------------
Cash and cash
 equivalents............  $  58,636    $    --       $   (252)    $    --      $  58,384
Property and equipment,
 net....................    138,924         --         44,657          --        183,581
Other assets............     85,055         --            500      (58,572)       26,983
                          ---------    --------      --------     --------     ---------
  Total assets..........  $ 282,615    $    --       $ 44,905     $(58,572)    $ 268,948
                          =========    ========      ========     ========     =========
Current liabilities.....  $  36,760    $ 11,133      $ 48,356     $(58,572)    $  37,677
Long-term deferred
 revenue................        671         --            --           --            671
Long-term debt..........    180,727         --            --           --        180,727
                          ---------    --------      --------     --------     ---------
  Total liabilities.....    218,158      11,133        48,356      (58,572)      219,075
                          ---------    --------      --------     --------     ---------
Common stock............        128         --            --           --            128
Additional paid-in-
 capital................    161,575         --            --           --        161,575
Accumulated deficit.....    (93,993)    (11,133)       (3,451)         --       (108,577)
Unearned stock option
 compensation...........     (3,253)        --            --           --         (3,253)
                          ---------    --------      --------     --------     ---------
  Total liabilities and
   stockholders'
   equity...............  $ 282,615    $    --       $ 44,905     $(58,572)    $ 268,948
                          =========    ========      ========     ========     =========
Total revenues..........     24,502         --            --           --         24,502
Cost of service and
 roaming................    (18,350)     (8,857)          --           --        (27,207)
Selling and marketing...    (27,832)       (525)          --           --        (28,357)
General and
 administrative.........    (13,706)       (372)          --           --        (14,078)
Other...................    (24,149)        --            --           --        (24,149)
Depreciation and
 amortization...........     (8,583)        --         (3,451)         --        (12,034)
                          ---------    --------      --------     --------     ---------
Total expenses..........    (92,620)     (9,754)       (3,451)         --       (105,825)
                          ---------    --------      --------     --------     ---------
Net loss................  $ (68,118)   $ (9,754)     $ (3,451)    $    --      $ (81,323)
                          =========    ========      ========     ========     =========
Operating activities,
 net....................  $ (89,165)        --       $ 47,556          --      $ (41,609)
Investment activities -
 capital expenditures...   (104,589)        --        (47,808)         --       (152,397)
Financing activities....     (6,510)        --            --           --         (6,510)
                          ---------    --------      --------     --------     ---------
Decrease in cash or cash
 equivalents............   (200,264)        --           (252)         --       (200,516)
Cash and cash
 equivalents at end of
 period.................  $  58,636    $    --       $   (252)    $    --      $  58,384
                          =========    ========      ========     ========     =========

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The unaudited condensed consolidating financial information for AGW and ANS as of September 30, 1999 and for the nine months then ended is as follows (dollars in thousands):

                         AirGate                   AirGate
                           PCS,     AGW Leasing    Network
                           Inc.    Company, Inc. Services LLC Eliminations Consolidation
                         --------  ------------- ------------ ------------ -------------
Cash and cash
 equivalents............ $258,900     $   --        $ --        $   --       $258,900
Property and equipment,
 net....................   44,206         --          --            --         44,206
Other assets............   15,593         --          --         (1,379)       14,214
                         --------     -------       -----       -------      --------
  Total assets.......... $318,699     $   --        $ --        $(1,379)     $317,320
                         ========     =======       =====       =======      ========
Current liabilities..... $ 31,507     $ 1,379       $ --        $(1,379)     $ 31,507
Long-term debt..........  157,967         --          --            --        157,967
                         --------     -------       -----       -------      --------
  Total liabilities.....  189,474       1,379         --         (1,379)      189,474
                         --------     -------       -----       -------      --------
Common stock............      120         --          --            --            120
Additional paid-in-
 capital................  157,880         --          --            --        157,880
Accumulated deficit.....  (25,875)     (1,379)        --            --        (27,254)
Unearned stock option
 compensation...........   (2,900)        --          --            --         (2,900)
                         --------     -------       -----       -------      --------
  Total liabilities and
   stockholders'
   equity............... $318,699     $   --        $ --        $(1,379)     $317,320
                         ========     =======       =====       =======      ========
Total expenses..........  (14,220)     (1,379)        --            --        (15,599)
                         --------     -------       -----       -------      --------
Net loss................ $(14,220)    $(1,379)      $ --        $   --       $(15,599)
                         ========     =======       =====       =======      ========

(11) Commitments

 (a) Leases

   The Company is obligated under noncancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum annual lease payments under these noncancelable operating lease agreements for the next five years and in the aggregate at September 30, 2000, are as follows (dollars in thousands):

   Years ending September 30,
   --------------------------
   2001.................................................................. $14,022
   2002..................................................................  14,149
   2003..................................................................  13,585
   2004..................................................................  12,787
   2005..................................................................   7,303
   Thereafter............................................................  18,463
                                                                          -------
     Total future minimum annual lease payments.......................... $80,309
                                                                          =======

   Rental expense for all operating leases was $9.8 million, $1.4 million and $0.3 million for the year ended September 30, 2000, the nine months ended September 30, 1999, and the year ended December 31, 1998, respectively.

 (b) Employment Agreements

   The Company has entered into employment agreements with certain employees which provide that the employee will not compete in the business of wireless telecommunications in the Company's territory for a specified period after their respective termination dates. The employment agreements also define employment terms including salary, bonus and benefits to be provided to the respective employees.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   On May 4, 2000, the Company entered into a retention bonus agreement with Thomas M. Dougherty, its Chief Executive Officer. So long as Mr. Dougherty is not terminated for cause or does not voluntarily terminate employment, the Company must make on specified payment dates, generally quarterly, extending to January 15, 2004, periodic retention bonus payments totaling $3.6 million. Compensation expense of $1.2 million was recorded in the year ended September 30, 2000 related to amounts earned under the retention bonus agreement. Under the terms of the agreement, partial acceleration of the future payments would occur upon a change in control of the Company.

 (c) Employee Benefit Plans

   In February 2000, the Company established the AirGate PCS 401(k) Retirement Plan, a defined contribution employee savings plan under Section 401(k) of the Internal Revenue Code. For the year ended September 30, 2000, employer contributions of $0.2 million were made to the plan.

(12) Related Party

   For the year ended September 30, 2000, an affiliated company provided the Company investment management services with fees totaling $44,000.

(13) Selected Quarterly Financial Data (Unaudited):

                               First    Second    Third     Fourth
                              Quarter  Quarter   Quarter   Quarter    Total
                              -------  --------  --------  --------  --------
Year Ended September 30,
 2000:
  Total revenue.............. $   130  $  1,580  $  6,542  $ 16,250  $ 24,502
  Operating loss.............  (6,331)  (13,987)  (20,300)  (23,906)  (64,524)
  Net loss...................  (9,828)  (17,104)  (25,196)  (29,195)  (81,323)
  Net loss per share:
    Basic and diluted........   (0.82)    (1.40)    (2.03)    (2.30)    (6.60)
Nine Months Ended September
 30, 1999:
  Total revenue.............. $   --   $    --   $    --   $    --   $    --
  Operating loss.............    (836)   (1,372)   (4,033)      --     (6,241)
  Net loss...................  (1,580)   (6,185)   (7,834)      --    (15,599)
  Net loss per share:
    Basic and diluted........   (0.47)    (1.83)    (2.25)      --      (4.57)

(14) Subsequent Events

   (a) On October 2, 2000, the Company borrowed an additional $42.0 million under the Lucent Financing. As a result, the commitment fee for undrawn commitments under the facility decreased to 1.50% per annum, payable quarterly.

   (b) On August 28, 2001, the Company signed an agreement and plan of merger under which AirGate PCS, Inc. and iPCS, Inc. will combine in a tax-free, stock for stock transaction for up to 13.5 million shares of AirGate PCS, Inc. common stock, which includes 1.1 million shares reserved for issuance upon the exercise of outstanding iPCS, Inc. options and warrants. At the effective date of the merger, each issued and outstanding share of iPCS, Inc. common stock will be converted in the right to receive approximately 0.1594 of a share of the common stock of AirGate PCS, Inc. Assuming the full conversion of each company's outstanding options and warrants, shareholders of AirGate PCS, Inc. will own 52.5 percent of the combined company, and iPCS' shareholders will own
47.5 percent of the combined Company immediately following the merger. The combination will be accounted for using the purchase method of accounting. The transaction is subject to the customary regulatory review, approvals by the stockholders of AirGate PCS, Inc., both companies' senior secured lenders, and Sprint PCS, and is expected to close on or before March 1, 2002.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                                    SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS
                     For the Year Ended September 30, 2000,
                   the Nine Months Ended September 30, 1999,
                      and the Year Ended December 31, 1998
                                 (in thousands)

                                Balance at  Additions
                               Beginning of Charged to             Balance at
     Classification               Period     Revenues  Deductions End of Period
     --------------            ------------ ---------- ---------- -------------
September 30, 2000
  Allowance for Doubtful
   Accounts...................    $  --      $   563     $ --        $   563
  Income Tax Valuation
   Allowance..................    $5,762     $31,000     $ --        $36,762

September 30, 1999
  Allowance for Doubtful
   Accounts...................    $  --      $   --      $ --        $   --
  Income Tax Valuation
   Allowance..................    $1,893     $ 3,869     $ --        $ 5,762

December 31, 1998
  Allowance for Doubtful
   Accounts...................    $  --      $   --      $ --        $   --
  Income Tax Valuation
   Allowance..................    $  --      $ 1,893     $ --        $ 1,893

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                       June 30,   September 30,
                                                         2001         2000
                                                       ---------  -------------
                        ASSETS

Current assets:
  Cash and cash equivalents........................... $   7,846    $  58,384
  Trade receivables, net..............................    28,458        8,696
  Inventories, net....................................     1,456        2,902
  Prepaid expenses....................................     3,137        2,106
  Direct customer activation costs....................     3,380          627
  Other current assets................................     1,364        1,600
                                                       ---------    ---------
    Total current assets..............................    45,641       74,315
Property and equipment, net...........................   203,157      183,581
Financing costs, net..................................     8,307        9,098
Other assets..........................................       711        1,954
                                                       ---------    ---------
                                                       $ 257,816    $ 268,948
                                                       =========    =========

    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable.................................... $   4,995    $  21,009
  Accrued expenses....................................     8,591        9,548
  Payable to Sprint PCS...............................    20,091        5,292
  Deferred revenue....................................    11,009        1,828
                                                       ---------    ---------
    Total current liabilities.........................    44,686       37,677
Deferred revenue......................................       273          671
Long-term debt........................................   242,122      180,727
                                                       ---------    ---------
    Total liabilities.................................   287,081      219,075
                                                       ---------    ---------
Stockholders' equity (deficit):
  Preferred stock, par value, $.01 per share;
   5,000,000 shares authorized; no shares issued and
   outstanding........................................       --           --
  Common stock, par value, $.01 per share; 150,000,000
   shares authorized; 13,271,488 and 12,816,783 shares
   issued and outstanding at June 30, 2001 and
   September 30, 2000, respectively...................       133          128
  Additional paid-in capital..........................   167,103      161,575
  Accumulated deficit.................................  (194,555)    (108,577)
  Unearned stock option compensation..................    (1,946)      (3,253)
                                                       ---------    ---------
    Total stockholders' equity (deficit)..............   (29,265)      49,873
    Commitments and contingencies.....................
                                                       ---------    ---------
                                                       $ 257,816    $ 268,948
                                                       =========    =========

     See accompanying notes to unaudited consolidated financial statements

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
           (dollars in thousands, except share and per share amounts)

                                                           Nine Months
                                                              Ended
                                                            June 30,
                                                     ------------------------
                                                        2001         2000
                                                     -----------  -----------
Revenues:
  Service revenue................................... $    61,882  $     2,494
  Roaming revenue...................................      35,516        4,717
  Equipment revenue.................................       7,400        1,041
                                                     -----------  -----------
    Total revenues..................................     104,798        8,252
Operating expenses:
  Cost of service and roaming.......................     (71,420)     (15,786)
  Cost of equipment.................................     (14,408)      (1,974)
  Selling and marketing.............................     (49,170)     (13,723)
  General and administrative........................     (12,149)      (9,525)
  Noncash stock option compensation.................      (1,225)      (1,067)
  Depreciation and amortization.....................     (21,463)      (6,795)
                                                     -----------  -----------
  Operating loss....................................     (65,037)     (40,618)
Interest income.....................................       2,350        8,083
Interest expense....................................     (23,291)     (19,593)
                                                     -----------  -----------
Net loss............................................ $   (85,978) $   (52,128)
                                                     ===========  ===========
Basic and diluted net loss per share of common
 stock.............................................. $     (6.61) $     (4.27)
                                                     ===========  ===========
Weighted-average outstanding common shares..........  13,007,119   12,212,480
                                                     ===========  ===========


     See accompanying notes to unaudited consolidated financial statements

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                             (dollars in thousands)

                                                               Nine Months
                                                              Ended June 30,
                                                            -------------------
                                                              2001      2000
                                                            --------  ---------
Cash flows from operating activities:
 Net loss.................................................  $(85,978) $ (52,128)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................    21,463      6,795
  Amortization of financing costs.........................       908        897
  Provision for doubtful accounts.........................     5,037        162
  Interest expense associated with accretion of discount
   and beneficial conversion feature......................    19,395     17,091
  Stock option compensation...............................     1,225      1,067
   (Increase) decrease in:
    Due from AirGate Wireless, LLC........................       --         751
    Trade receivables.....................................   (24,799)    (3,821)
    Inventories, net......................................     1,446     (1,378)
    Prepaid expenses......................................    (1,031)    (1,530)
    Other assets..........................................    (1,140)      (910)
   Increase (decrease) in:
    Accounts payable......................................    (2,236)     1,238
    Accrued expenses......................................       398      5,445
    Payable to Sprint PCS.................................    14,799        --
    Deferred revenue......................................     8,783        743
                                                            --------  ---------
     Net cash used in operating activities................   (41,730)   (25,578)
                                                            --------  ---------
Cash flows from investing activities:
 Capital expenditures.....................................   (55,920)  (133,506)
 Acquisition of assets....................................      (502)       --
                                                            --------  ---------
     Net cash used in investing activities................   (56,422)  (133,506)
                                                            --------  ---------
Cash flows from financing activities:
 Proceeds from senior credit facility.....................    42,000        --
 Payment on notes payable to Sprint PCS...................       --      (7,700)
 Proceeds from exercise of stock purchase warrants........       --           5
 Proceeds from exercise of employee stock options.........     5,614        100
                                                            --------  ---------
     Net cash provided by (used in) financing activities..    47,614     (7,595)
                                                            --------  ---------
     Net decrease in cash and cash equivalents............   (50,538)  (166,679)
Cash and cash equivalents at beginning of period..........    58,384    258,900
                                                            --------  ---------
Cash and cash equivalents at end of period................  $  7,846  $  92,221
                                                            ========  =========
Supplemental disclosure of cash flow information--cash
 paid for interest........................................  $  4,015  $   2,094
                                                            ========  =========
Supplemental disclosure of noncash investing and financing
 activities:
    Capitalized interest..................................  $  2,199  $   4,733
    Grant of common stock purchase warrants related to
     Lucent Financing.....................................       --         282
    Grant of compensatory stock options...................       --       2,231
    Convertible notes payable to stockholders and accrued
     interest converted to equity.........................       --         102
    Beneficial conversion feature of convertible notes
     payable to stockholders..............................       --         111

     See accompanying notes to unaudited consolidated financial statements

                       AIRGATE PCS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 2001
                                  (unaudited)

(1) Basis of Presentation

   The accompanying consolidated financial statements are unaudited and have been prepared by management. The consolidated financial statements included herein include the accounts of AirGate PCS, Inc. and its wholly-owned subsidiaries, AGW Leasing Company, Inc. ("AGW") and AirGate Network Services, LLC ("ANS"), for all periods presented. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized form, the financial position and the results of operations of AirGate PCS, Inc. and subsidiaries (collectively "AirGate" or the "Company"). The results of operations for the nine months ended June 30, 2001 are not indicative of the results that may be expected for the full fiscal year of 2001. The financial information presented herein should be read in conjunction with the Company's Form 10-K for the year ended September 30, 2000 which includes information and disclosures not included herein. All significant intercompany accounts or balances have been eliminated in consolidation. Certain amounts have been reclassified to conform to the current year presentation.

(2) Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations ("SFAS 141"), which is effective for all business combinations initiated after June 30, 2001. SFAS 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. The Company has adopted SFAS No. 141 as of July 1, 2001, and the impact of such adoption is not anticipated to have a material adverse impact on the Company's financial statements.

   In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires nonamortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairments of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in its financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the nonamortization provisions of the statement. The Company will adopt SFAS No. 142 beginning October 1, 2001, and the impact of such adoption is not anticipated to have a material adverse impact on the Company's financial statements.

(3) Net Loss Per Share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share." Basic and diluted net loss per share of common stock is computed by dividing net loss for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share are the same for both the basic and diluted net loss per share calculations for all periods presented.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The reconciliation of weighted-average outstanding common shares to weighted-average outstanding shares including potentially dilutive common stock equivalents is set forth below:

                                                           Nine Months Ended
                                                               June 30,
                                                         ---------------------
                                                            2001       2000
                                                         ---------- ----------
Weighted-average outstanding common shares.............. 13,007,119 12,212,480
Weighted-average potentially dilutive common stock
 equivalents:
  Common stock options..................................    382,457    884,135
  Non-executive common stock options and employee stock
   purchase plan........................................        239        --
  Stock purchase warrants...............................     93,613    407,787
                                                         ---------- ----------
Weighted-average outstanding shares including
 potentially dilutive common stock equivalents.......... 13,483,428 13,504,402
                                                         ========== ==========

(4) Revenue Recognition and Customer Activation Costs

   The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with current interpretations of Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." The Company does not recognize revenue from subscribers for which the likelihood of collecting such revenue is not reasonably assured.

   Pursuant to SAB 101, activation fee revenue and direct customer activation costs have been deferred and are recorded either: over the average life for those customers (30 months) that do not commit to a fixed service term or the contractual service term (generally 12 months) for those customers that do commit to a fixed service term. For the nine months ended June 30, 2001, the Company recognized approximately $1.7 million of activation fee revenue and $1.3 million of direct customer activation costs. The Company has deferred $4.3 million of activation fee revenue and $3.6 million of direct customer activation costs to future periods, as of June 30, 2001. As of June 30, 2000, the Company had recognized $20,000 of activation fee revenue and expense and had deferred $0.4 million of activation fee revenue and expense to future periods.

(5) Trade Receivables, net

   Trade receivables, net, including $10.5 million due from Sprint PCS, relates to roaming revenues, amounts due from customers with respect to airtime service charges and amounts due from local third party resellers relating to the sale of handsets and accessories. For the nine months ended June 30, 2001, roaming revenues from Sprint PCS totaled $35.5 million, or 34% of total revenues. For the nine months ended June 30, 2000, roaming revenues from Sprint PCS totaled $4.7 million, or 57% of total revenues.

   On April 27, 2001, the Company and Sprint PCS announced that they had reached an agreement in principle to reduce the reciprocal roaming rate exchanged between Sprint PCS and AirGate PCS for customers who roam into the other party's territory. The rate was reduced from $.20 per minute of use to $.15 per minute of use beginning June 1, 2001, and to $.12 per minute of use beginning October 1, 2001. Beginning January 1, 2002, and for the remainder of the term of the management agreement with Sprint PCS, the rate will be adjusted to provide a fair and reasonable return on the cost of the underlying network.

   In accordance with the agreement in principle, on May 1, 2001, Sprint PCS provided notice of reduction of the roaming rate to $0.15 per minute of use on June 1, 2001, and to $0.12 per minute of use on October 1, 2001. The details of the agreement in principle with respect to periods after December 31, 2001 have not yet been finalized.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The Company records an allowance for doubtful accounts to reflect the expected loss on the collection of receivables. Such allowance is recorded for accounts receivables from customers and third party vendors and totaled $2.7 million at June 30, 2001 compared to $0.6 million at September 30, 2000.

(6) Property and Equipment

   Property and equipment consist of the following at June 30, 2001 and September 30, 2000 (dollars in thousands):

                                                       June 30,  September 30,
                                                         2001        2000
                                                       --------  -------------
   Network assets..................................... $195,838    $158,720
   Computer equipment.................................    3,175       3,081
   Furniture, fixtures, leasehold improvements, and
    office equipment..................................   10,832       6,800
                                                       --------    --------
     Total network assets and equipment...............  209,845     168,601
   Less accumulated depreciation and amortization.....  (34,442)    (13,005)
                                                       --------    --------
     Total network assets and equipment, net..........  175,403     155,596
   Construction in progress...........................   27,754      27,985
                                                       --------    --------
     Property and equipment, net...................... $203,157    $183,581
                                                       ========    ========

(7) Payable to Sprint PCS

   The payable to Sprint PCS consists of amounts owed to Sprint PCS related to roaming, purchases of handsets and accessories, services provided including customer care and customer billing, equipment subsidies payable to third party national retailers and the 8% affiliation fee. The amount payable to Sprint PCS totaled $20.1 million and $5.3 million at June 30, 2001 and September 30, 2000, respectively.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

(8) Long-Term Debt

   On April 26, 2001, Lehman Brothers Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc., assumed the responsibilities of Lucent Technologies Inc. as Administrative Agent under the $153.5 Senior Credit Facility (formerly the Lucent Financing). Lucent Technologies Inc. no longer holds a financial position in the Senior Credit Facility.

   Long-term debt consists of the following at June 30, 2001 and September 30, 2000 (dollars in thousands):

                                                         June 30,  September 30,
                                                           2001        2000
                                                         --------  -------------
   Senior Credit Facility:
     Gross borrowings................................... $ 55,500    $ 13,500
     Unaccreted original issue discount.................     (623)       (772)
                                                         --------    --------
   Net Senior Credit Facility...........................   54,877      12,728
                                                         --------    --------
   Senior Subordinated Discount Notes:
     Outstanding borrowings.............................  196,277     177,852
     Unaccreted original issue discount.................   (9,032)     (9,853)
                                                         --------    --------
   Net Senior Subordinated Discount Notes...............  187,245     167,999
                                                         --------    --------
     Long-term debt..................................... $242,122    $180,727
                                                         ========    ========

   As of June 30, 2001, $98 million was available for borrowing under the Senior Credit Facility.

(9) Common Stock Purchase Warrants

 (a) Senior Credit Facility

   On June 1, 2000, the Company issued stock purchase warrants to Lucent Technologies in consideration of the Senior Credit Facility. The exercise price of the warrants equals $20.40 per share, and the warrants are exercisable for an aggregate of 10,175 shares of the Company's common stock at any time. The warrants expire on the earlier of August 15, 2004 or August 15, 2001, if, as of such date, the Company has paid in full all outstanding amounts under the Senior Credit Facility and has terminated the remaining unused portion of the commitments. The Company recorded a discount on the associated credit facility of $0.3 million which represents the fair value of the warrants on the date of grant using the Black-Scholes option pricing model. The discount is recognized as interest expense over the period from the date of issuance to maturity using the effective interest method. All of these warrants remain outstanding at June 30, 2001.

 (b) Senior Subordinated Discount Notes

   On January 3, 2000, the Company's registration statement on Form S-1, relating to warrants to purchase 644,400 shares of common stock issued together, as units, with the Company's $300 million of 13.5% senior subordinated discount notes due 2009, was declared effective by the Securities and Exchange Commission. On September 30, 1999, the Company received gross proceeds of $156.1 million from the issuance of 300,000 units, each unit consisting of a $1,000 principal amount at maturity 13.5% senior subordinated discount note due 2009 and one warrant to purchase 2.148 shares of common stock at a price of $0.01 per share. The warrants were exercisable beginning upon the effective date of the registration statement registering such warrants, for an aggregate of 644,400 shares of common stock. The warrants expire October 1, 2009. As of June 30, 2001, warrants representing 555,843 shares of common stock had been exercised, and warrants representing 88,557 shares of common stock remain outstanding.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

(10) Stockholders' Equity

   (a) On January 31, 2001, the Board of Directors approved the 2001 Non-Executive Stock Option Plan, whereby 150,000 shares of common stock were reserved for issuance to current and future employees. Options under the plan vest ratably over a four year period beginning at the grant date and expire ten years from the date of grant. As of June 30, 2001, 86,400 shares had been granted under the terms of the plan.

   (b) On January 31, 2001, the Board of Directors approved the 2001 Employee Stock Purchase Plan which made available for issuance 200,000 shares of common stock. The 2001 Employee Stock Purchase Plan provides for employees to make payroll contributions to an account. At the end of the offering period, initially the calendar year, the employee will be able to purchase stock at a 15% discount to the market price of AirGate PCS stock at the beginning or end of the offering period, whichever is lower. As of June 30, 2001, employees had contributed $171,000 to the plan.

   The shares issuable pursuant to the 2001 Employee Stock Purchase Plan and the 2001 Non-Executive Stock Option Plan were registered under Form S-8 dated February 28, 2001.

(11) Acquisition of Assets

   On February 28, 2001, certain operating assets and intangibles were acquired to convert one of the Company's resellers into Company owned retail outlets. The Company paid a total purchase price of approximately $0.5 million, representing $0.3 million of operating equipment and leasehold improvements for eight retail stores and two mall kiosks and $0.2 million assigned to a two year non-compete agreement. The amount relating to the non-compete agreement will be amortized over the contractual period of two years.

(12) Capital Expenditures

   Capital expenditures include equipment purchased for the build-out of the digital PCS network (cell site base stations and switches), leasehold improvements and computer equipment used in the Company's Sprint PCS retail stores, and capitalized interest on capital expenditures not yet placed in service. For the nine months ended June 30, 2001, cash outlays of $55.9 million for capital expenditures represented cash payments of $15.2 million made for equipment purchases made through accounts payable and accrued expenses at September 30, 2000, in addition to $40.7 million of capital expenditures paid in cash during the nine months ended June 30, 2001. For the nine months ended June 30, 2000 cash outlays of $133.5 million for capital expenditures represented cash payments used in building the PCS network to three switches and 519 cell sites.

(13) Condensed Consolidated Financial Information

   AGW Leasing Company, Inc. ("AGW") and AirGate Network Services LLC ("ANS") are wholly-owned subsidiaries of AirGate PCS, Inc. Both AGW and ANS have jointly, fully and unconditionally guaranteed the Company's senior subordinated discount notes and Senior Credit Facility. AGW was formed to hold the real estate interests for the Company's PCS network. ANS was formed to provide construction management services for the Company's PCS network.

                       AIRGATE PCS, INC. AND SUBSIDIARIES

   The unaudited condensed consolidating financial information of AGW and ANS as of and for the nine months ended June 30, 2001 is as follows (dollars in thousands):

                                       AGW      AirGate
                                     Leasing    Network
                           AirGate   Company,  Services,
                          PCS, Inc.    Inc.       LLC    Eliminations Consolidated
                          ---------  --------  --------- ------------ ------------
Cash and cash
 equivalents............  $   7,846  $    --    $   --     $    --     $   7,846
Trade receivables and
 other current assets...     37,664       --        131         --        37,795
Property and equipment,
 net....................    155,124       --     48,033         --       203,157
Other assets............     80,798       --        --      (71,780)       9,018
                          ---------  --------   -------    --------    ---------
 Total assets...........  $ 281,432  $    --    $48,164    $(71,780)   $ 257,816
                          =========  ========   =======    ========    =========
Current liabilities.....     40,020  $ 22,076   $54,370    $(71,780)   $  44,686
Long-term deferred
 revenue................        273       --        --          --           273
Long-term debt..........    242,122       --        --          --       242,122
                          ---------  --------   -------    --------    ---------
 Total liabilities......    282,415    22,076    54,370     (71,780)     287,081
Common stock............        133       --        --          --           133
Additional paid-in
 capital................    167,103       --        --          --       167,103
Accumulated deficit.....   (166,273)  (22,076)   (6,206)        --      (194,555)
Unearned stock option
 compensation...........     (1,946)      --        --          --        (1,946)
                          ---------  --------   -------    --------    ---------
 Total liabilities and
  stockholders' equity
  (deficit).............  $ 281,432  $    --    $48,164    $(71,780)   $ 257,816
                          =========  ========   =======    ========    =========
Total revenues..........  $ 104,798  $    --    $   --     $    --     $ 104,798
Total expenses..........   (175,888)  (10,943)   (3,945)        --      (190,776)
                          ---------  --------   -------    --------    ---------
 Net loss...............  $ (71,090) $(10,943)  $(3,945)   $    --     $ (85,978)
                          =========  ========   =======    ========    =========
Operating activities,
 net....................    (50,511)      --      8,781         --       (41,730)
Investing activities,
 net....................    (47,893)      --     (8,529)        --       (56,422)
Financing activities,
 net....................     47,614       --        --          --        47,614
                          ---------  --------   -------    --------    ---------
(Decrease) increase in
 cash and cash
 equivalents............    (50,790)      --        252         --       (50,538)
Cash and cash
 equivalents at
 beginning of period....     58,636       --       (252)        --        58,384
                          ---------  --------   -------    --------    ---------
Cash and cash
 equivalents at end of
 period.................  $   7,846  $    --    $   --     $    --     $   7,846
                          =========  ========   =======    ========    =========

(14) Subsequent Events

   (a) On July 23, 2001, the Company borrowed an additional $10 million under the Senior Credit Facility. As a result, as of July 23, 2001, availability under the Senior Credit Facility totaled $88 million.

   (b) On August 28, 2001, the Company signed an agreement and plan of merger under which AirGate PCS, Inc. and iPCS, Inc. will combine in a tax-free, stock for stock transaction for up to 13.5 million shares of AirGate PCS, Inc. common stock, which includes 1.1 million shares reserved for issuance upon the exercise of outstanding iPCS, Inc. options and warrants. At the effective date of the merger, each issued and outstanding share of iPCS, Inc. common stock will be converted in the right to receive approximately 0.1594 of a share of the common stock of AirGate PCS, Inc. Assuming the full conversion of each company's outstanding options and warrants, shareholders of AirGate PCS, Inc. will own 52.5 percent of the combined company, and iPCS' shareholders will own
47.5 percent of the combined Company immediately following the merger. The combination will be accounted for using the purchase method of accounting. The transaction is subject to the customary regulatory review, approvals by the stockholders of AirGate PCS, Inc., both companies' senior secured lenders, and Sprint PCS, and is expected to close on or before March 1, 2002.

                          INDEPENDENT AUDITORS' REPORT

iPCS, Inc.
Schaumburg, Illinois

   We have audited the accompanying consolidated balance sheets of iPCS, Inc. and Subsidiaries and Predecessor (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, redeemable preferred stock and equity, and cash flows for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE, LLP

Davenport, Iowa
February 7, 2001, except for Notes 9 and 20, as to which the dates are February 23, 2001 and August 28, 2001, respectively
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                     December 31, December 31,
                                                         2000         1999
                                                     ------------ ------------
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................   $165,958     $ 2,733
  Accounts receivable, less allowance: 2000--$328;
   1999--$1.........................................      5,350          92
  Other receivables.................................        231          39
  Inventories.......................................      3,314         927
  Prepaid expenses and other assets.................      1,839         432
                                                       --------     -------
    Total current assets............................    176,692       4,223
Property and equipment including construction in
 progress, net......................................    126,803      39,106
Financing costs, less accumulated
 amortization: 2000--$445; 1999--$66................     10,045       1,514
Intangible assets, net..............................     14,643
Other assets........................................        392
                                                       --------     -------
    Total assets....................................   $328,575     $44,843
                                                       ========     =======

         LIABILITIES, REDEEMABLE PREFERRED
                  STOCK AND EQUITY

Current Liabilities:
  Accounts payable..................................   $ 27,294     $ 3,839
  Accrued expenses..................................      2,686         393
  Accrued interest..................................         22         265
  Deferred revenue..................................      1,346
  Capital lease obligations--current portion........         12
  Advance on tower sales............................                  2,000
                                                       --------     -------
    Total current liabilities.......................     31,360       6,497
Deferred gain on tower sales........................      6,000       1,655
Capital lease obligations--long-term................        225
Deferred revenue....................................        392
Accrued interest....................................      6,219
Long-term debt......................................    157,581      27,571
                                                       --------     -------
    Total liabilities...............................    201,777      35,723
                                                       --------     -------
Redeemable preferred stock, $0.01 par value;
 75,000,000 shares authorized; 23,090,909 shares
 issued and outstanding.............................    114,080
                                                       --------     -------
Commitments and Contingencies
Equity:
  Common stock, $0.01 par value; 300,000,000 shares
   authorized; 44,869,643 shares issued and
   outstanding......................................        449
  Additional paid in capital........................     78,321
  Contributed capital--Predecessor Company..........                 13,500
  Unearned compensation.............................     (5,515)
  Accumulated deficit...............................    (60,537)     (4,380)
                                                       --------     -------
    Total equity....................................     12,718       9,120
                                                       ========     =======
    Total liabilities, redeemable preferred stock
     and equity.....................................   $328,575     $44,843
                                                       ========     =======

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)

                                                           For the Period from
                                               For the      January 22, 1999
                                              Year Ended   (date of inception)
                                             December 31,        through
                                                 2000       December 31, 1999
                                             ------------  -------------------
Revenues:
  Service................................... $    20,623       $        71
  Equipment and other.......................       3,355               144
                                             -----------       -----------
    Total revenues..........................      23,978               215
                                             -----------       -----------
Operating Expenses:
  Cost of service (excluding non-cash
   compensation of $157 in 2000)............      17,026             1,695
  Cost of equipment.........................      10,462               484
  Selling (excluding non-cash compensation
   of $97 in 2000)..........................      12,883               778
  General and administrative:
    Non-cash compensation...................      11,212
    Taxes on non-cash compensation..........       1,567
    Other general and administrative........       9,319             1,520
  Depreciation and amortization.............       8,609               381
                                             -----------       -----------
    Total operating expenses................      71,078             4,858
                                             -----------       -----------
Loss from operations........................     (47,100)           (4,643)
Other Income (Expense):
  Interest income...........................       3,443                89
  Interest expense..........................     (11,741)
  Other income..............................         726               174
                                             -----------       -----------
Loss Before Extraordinary Item..............     (54,672)           (4,380)
Extraordinary item--loss on early
 extinguishment of debt.....................      (1,485)
                                             -----------       -----------
Net Loss.................................... $   (56,157)      $    (4,380)
                                             ===========       ===========
Loss before extraordinary item.............. $   (54,672)      $    (4,380)
Beneficial conversion feature related to
 redeemable preferred stock.................     (46,387)
Dividends and accretion on redeemable
 preferred stock............................      (1,963)
                                             -----------       -----------
Loss available to common stockholders.......    (103,022)           (4,380)
Extraordinary item..........................      (1,485)
                                             -----------       -----------
Net loss available to common stockholders... $  (104,507)      $    (4,380)
                                             ===========       ===========
Pro forma basic and diluted loss per share
 of common stock (unaudited):
  Loss available to common stockholders
   before extraordinary item................ $     (2.30)      $     (0.10)
  Extraordinary item........................ $     (0.03)
  Net loss available to common
   stockholders............................. $     (2.33)      $     (0.10)
Pro forma weighted average common shares
 outstanding (unaudited)....................  44,869,643        44,869,643
                                             ===========       ===========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

        CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY
                       (In thousands, except share data)

                                                        Redeemable                                   Contributed
                                                      Preferred Stock     Common Stock    Additional  Capital--
                                                    ------------------- -----------------  Paid in   Predecessor   Unearned
                                                      Shares    Amount    Shares   Amount  Capital     Company   Compensation
                                                    ---------- -------- ---------- ------ ---------- ----------- ------------
BALANCE AT JANUARY 22, 1999
 (DATE OF INCEPTION)
 Members' contributions............                                                                   $ 13,500
 Net loss..........................
                                                    ---------- -------- ---------- -----   --------   --------     -------
BALANCE AT DECEMBER 31, 1999.......                                                                     13,500
 Members' contributions from
  January 1, 2000 to July 11,
  2000.............................                                                                     16,500
 Issuance of 1.5%
  interest in Predecessor Company
  to Mr. Yager.....................                                                                      8,480
 Reorganization of Predecessor
  Company to C Corporation.........                                     44,869,643 $ 449   $ 38,031    (38,480)
 Sale of Series A-1 redeemable
  preferred stock..................                  9,090,909 $ 46,387
 Beneficial conversion feature
  related to Series A-1 redeemable
  preferred stock..................                                                          46,387
 Accretion of Series A-1
  redeemable preferred stock
  beneficial conversion feature....                                                         (46,387)
 Accrued dividends on Series A-1
  redeemable preferred stock.......                               1,750                      (1,750)
 Accretion to redemption amount of
  Series A-1 redeemable preferred
  stock............................                                 150                        (150)
 Grant of stock options............                                                           8,247                $(8,247)
 Amortization of unearned
  compensation.....................                                                                                  2,732
 Issuance of warrants in
  connection with the senior
  discount notes...................                                                          24,859
 Issuance of warrants to Sprint
  PCS..............................                                                           9,147
 Sale of Series A-2 redeemable
  preferred stock..................                 14,000,000   65,730
 Accrued dividends on Series A-2
  redeemable preferred stock.......                                  58                         (58)
 Accretion to redemption amount of
  Series A-2 redeemable preferred
  stock............................                                   5                          (5)
 Net loss..........................
                                                    ---------- -------- ---------- -----   --------   --------     -------
BALANCE AT DECEMBER 31, 2000.......                 23,090,909 $114,080 44,869,643 $ 449   $ 78,321   $    --      $(5,515)
--------------------------------------------------
                                                    ========== ======== ========== =====   ========   ========     =======
                                                    Accumulated
                                                      Deficit
                                                    -----------
BALANCE AT JANUARY 22, 1999
 (DATE OF INCEPTION)
 Members' contributions............
 Net loss..........................                  $ (4,380)
                                                    -----------
BALANCE AT DECEMBER 31, 1999.......                    (4,380)
 Members' contributions from
  January 1, 2000 to July 11,
  2000.............................
 Issuance of 1.5%
  interest in Predecessor Company
  to Mr. Yager.....................
 Reorganization of Predecessor
  Company to C Corporation.........
 Sale of Series A-1 redeemable
  preferred stock..................
 Beneficial conversion feature
  related to Series A-1 redeemable
  preferred stock..................
 Accretion of Series A-1
  redeemable preferred stock
  beneficial conversion feature....
 Accrued dividends on Series A-1
  redeemable preferred stock.......
 Accretion to redemption amount of
  Series A-1 redeemable preferred
  stock............................
 Grant of stock options............
 Amortization of unearned
  compensation.....................
 Issuance of warrants in
  connection with the senior
  discount notes...................
 Issuance of warrants to Sprint
  PCS..............................
 Sale of Series A-2 redeemable
  preferred stock..................
 Accrued dividends on Series A-2
  redeemable preferred stock.......
 Accretion to redemption amount of
  Series A-2 redeemable preferred
  stock............................
 Net loss..........................                   (56,157)
                                                    -----------
BALANCE AT DECEMBER 31, 2000.......                  $(60,537)
--------------------------------------------------
                                                    ===========

                 See notes to consolidated financial statements
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               For the Period
                                                              from January 22,
                                                 For the Year   1999 (date of
                                                    Ended        inception)
                                                 December 31,      through
                                                     2000     December 31, 1999
                                                 ------------ -----------------
Cash Flows from Operating Activities:
 Net loss.......................................   $(56,157)      $ (4,380)
 Adjustments to reconcile net loss to net cash
  flows from operating activities:
  Depreciation and amortization.................      8,609            381
  Loss on disposal of property and equipment....         56
  Gain on tower sales...........................       (778)          (174)
  Amortization of deferred gain on tower sales..       (298)           (22)
  Amortization of financing costs...............        604
  Non-cash interest.............................      5,109
  Extraordinary loss on early extinguishment of
   debt.........................................      1,485
  Non-cash compensation.........................     11,212
  Changes in assets and liabilities:
   Accounts receivable..........................     (5,258)           (92)
   Other receivables............................       (192)           (39)
   Inventories..................................     (2,387)          (927)
   Prepaid expenses and other assets............     (1,799)          (432)
   Accounts payable, accrued expenses and
    accrued interest............................     16,020          1,758
   Deferred revenue.............................      1,738
                                                   --------       --------
    Net cash flows from operating activities....    (22,036)        (3,927)
                                                   --------       --------
Cash Flows from Investing Activities:
 Capital expenditures...........................    (90,489)       (39,331)
 Microwave relocation costs.....................       (504)
 Intangible acquired in purchase of network
  assets........................................     (3,526)
 Proceeds from tower sales......................     12,036          4,500
 Advance on tower sales.........................                     2,000
                                                   --------       --------
    Net cash flows from investing activities....    (82,483)       (32,831)
                                                   --------       --------
Cash Flows from Financing Activities:
 Proceeds from long-term debt...................    190,106         27,571
 Repayment of Nortel debt.......................    (40,346)
 Payments on capital lease obligations..........        (13)
 Debt financing costs...........................    (10,620)        (1,580)
 Proceeds from sale of Series A-1 redeemable
  preferred stock, net of offering costs of
  $3,613........................................     46,387
 Proceeds from sale of Series A-2 redeemable
  preferred stock, net of offering costs of
  $4,270........................................     65,730
 Members' contributions.........................     16,500         13,500
                                                   --------       --------
    Net cash flows from financing activities....    267,744         39,491
                                                   --------       --------
Increase in cash and cash equivalents...........    163,225          2,733
Cash and cash equivalents at beginning of
 period.........................................      2,733
                                                   --------       --------
Cash and cash equivalents at end of period......   $165,958       $  2,733
                                                   ========       ========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OPERATIONS

   Illinois PCS, LLC was formed in January 1999 as an Illinois limited liability company for the purpose of becoming a provider of wireless personal communication services ("PCS"). On July 12, 2000, Illinois PCS, LLC (the "Predecessor Company") reorganized its business into a C Corporation in which members of the Predecessor Company received 44,869,643 shares of common stock of iPCS, Inc. in exchange for their ownership interests in the Predecessor Company. The ownership percentages among the members following the reorganization remained consistent with the ownership percentages at December 31, 1999 as adjusted for the effects of the agreement described in Note 14. As of July 12, 2000, the Predecessor Company merged with and into iPCS Wireless, Inc., a wholly owned subsidiary of iPCS, Inc., and iPCS Equipment, Inc. was also formed and is a wholly owned subsidiary of iPCS Wireless, Inc. iPCS Wireless, Inc. will continue the activities of the Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C Corporation. iPCS, Inc. and its subsidiaries, including the Predecessor Company, are collectively referred to as the "Company."

   In January 1999, the Company entered into affiliation agreements (the "Sprint PCS Agreements") with Sprint Communications Company, L.P. ("Sprint") and Sprint Spectrum L.P. and SprintCom, Inc., entities controlled by the PCS Group of Sprint ("Sprint PCS"). The Sprint PCS Agreements, as amended, provide the Company with the exclusive right to build, own and manage a wireless voice and data services network in 35 basic trading areas ("BTAs") located in Illinois, Iowa, Michigan and Nebraska under the Sprint PCS brand.

   The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint PCS' ability to perform its obligations under the Sprint PCS Agreements and the ability of the Company to raise sufficient capital to fund operating losses, to meet debt service requirements, and to complete the build-out of its PCS network. Additionally, the Company's ability to attract and maintain a sufficient customer base is critical to achieving breakeven operating cash flow. Changes in technology, increased competition, or the inability to obtain required financing or achieve breakeven operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation:

   The consolidated financial statements of the Company include its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., and the Predecessor Company. All significant intercompany accounts or balances have been eliminated in consolidation.

 Use of Estimates:

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

 Concentration of Risk:

   The Company's operations as currently conducted rely heavily on critical functions performed by Sprint PCS. The termination of the Company's strategic relationship with Sprint PCS or Sprint PCS' failure to perform its obligations under the Sprint PCS Agreements (see Note 3) would severely restrict the Company's ability to conduct its business.

   The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

 Cash and Cash Equivalents:

   For purposes of reporting cash flows, the Company considers all highly liquid investments, with an original maturity of three months or less at the time of purchase, to be a cash equivalent.

 Inventories:

   Inventories consist of handsets and related accessories. Inventories purchased for resale will be carried at the lower of cost, determined using weighted average cost, or market, determined using replacement cost.

 Property, Equipment and Construction in Progress:

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Asset lives used by the Company are as follows:

                                                                 Useful life:
                                                                 -------------
   Network assets............................................... 3 to 15 years
   Computer equipment...........................................  3 to 5 years
   Furniture, fixtures, office equipment and leasehold
    improvements................................................ 5 to 21 years

   Construction in progress includes expenditures for the purchase of capital equipment, design services, and construction services of the Company's network. The Company capitalizes interest on its construction in progress activities. Interest capitalized for the year ended December 31, 2000 and the period ended December 31, 1999 totaled approximately $2,967,000 and $471,000, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

 Financing Costs:

   Deferred financing costs are amortized as interest expense over the term of the respective financing using the effective interest method.

 Intangible Assets--Microwave Clearing Costs:

   Microwave clearing costs represent costs incurred to relocate incumbent carriers from Sprint PCS' spectrum. In accordance with the Sprint PCS agreement, the Company reimburses Sprint PCS 50% of these microwave clearing costs. The Company amortizes the microwave relocation costs over the remaining term of the Sprint PCS agreement. The amortization of microwave relocation costs was approximately $51,000 for the year ended December 31, 2000.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

 Income Taxes:

   Prior to July 12, 2000, the Predecessor Company operated as a limited liability company ("LLC") and, as a result, its losses were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any income tax amounts prior to July 12, 2000. Subsequent to July 12, 2000, the date of reorganization as discussed in
Note 1, the Company became a C Corporation and began accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the year and the change during the period in deferred tax assets and liabilities. The Company has not provided any pro forma income tax information because any net deferred tax asset would have been offset by a full valuation allowance due to the Company's losses since inception.

 Revenue Recognition:

   The Company began offering service to customers in December 1999.

   The Company recognizes revenue as services are performed. Sprint PCS collects all revenues from the Company's customers and remits the net amount to the Company. An affiliation fee of 8% of collected service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network is retained by Sprint PCS and recorded as a cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee.

   Sprint PCS pays the Company a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber based outside of the Company's territory roams onto the Company's network. Revenues from these services are recognized as the services are performed. Similarly, the Company pays roaming fees to Sprint PCS when a Sprint PCS subscriber based in the Company's territory roams on the Sprint PCS network outside of the Company's territory. These costs are included as cost of services when incurred.

   Equipment revenues consisting of proceeds from sales of handsets and accessories are recorded net of an allowance for sales returns. The allowance is estimated based on Sprint PCS' handset return policy, which allowed customers to return handsets for a full refund within 14 days of purchase at December 31, 2000 and within 30 days of purchase at December 31, 1999. When handsets are returned to the Company, the Company may be able to reissue the handsets in the future to other customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company receives a credit from Sprint PCS, which is less than the amount the Company originally paid for the handset.

   The Company recognizes activation fee revenue over the periods such revenue is earned in accordance with the current interpretations of SEC Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 was adopted by the Company in the fourth quarter of 2000. Accordingly, activation fee revenue and direct customer activation expense has been deferred and is being recognized over the average life for customers assessed an activation fee (30 months). During the year ended December 31, 2000, the Company recognized approximately $42,000 of activation fee revenue and direct customer activation expense and has deferred approximately $681,000 of activation fee revenue and direct customer activation expense to future periods.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of:

   The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

 Advertising Costs:

   The Company expenses advertising costs when the advertisement occurs. Total advertising expense was approximately $6,139,000 and $171,000 for the year ended December 31, 2000 and the period ended December 31, 1999, respectively.

 Start-Up Activities:

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective January 1, 1999 and requires that costs of start-up activities and organization costs be expensed as incurred. The Company has expensed all costs of start-up activities and organization costs.

 Stock Compensation:

   As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has chosen to account for compensation expense associated with its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company will disclose pro forma net loss as if compensation expense had been determined consistent with SFAS No. 123.

 Comprehensive Income:

   A statement of comprehensive income has not been included in the accompanying consolidated financial statements since the Company does not have any "Other Comprehensive Income" to report.

 Accretion on Redeemable Preferred Stock:

   Up to the date of redemption, the Company accretes the carrying value of the redeemable preferred stock to the redemption amount using the effective interest method.

 Cumulative Dividends on Redeemable Preferred Stock:

   Cumulative dividends on the redeemable preferred stock are recorded as a charge to additional paid-in-capital and an increase to the carrying value of the redeemable preferred stock as the dividends are earned by the holders.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

 Pro Forma Loss Per Share (Unaudited):

   Pro forma basic and diluted loss per share are calculated by dividing the net loss available to common stockholders by the pro forma weighted average number of shares of common stock of iPCS, Inc. as if the shares of common stock of iPCS, Inc. into which the Predecessor Company's members' interests were converted had been outstanding for all of the periods presented. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The pro forma basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed conversion of redeemable preferred stock or exercise of options and warrants is antidilutive.

   Potential common shares excluded from the pro forma loss per share computations because they were antidilutive are as follows:

   Convertible preferred stock....................................... 23,090,909
   Options...........................................................  1,590,000
   Warrants..........................................................  4,134,637
                                                                      ----------
     Total........................................................... 28,815,546
                                                                      ==========

 Recently Issued Accounting Pronouncements:

   In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. The adoption by the Company on January 1, 2001 did not have an effect on the Company's results of operations, financial position, or cash flows. However, as discussed in Note 18, the Company did enter into an interest rate cap agreement subsequent to December 31, 2000.

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board Opinion 25" ("Opinion 25"). FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000; however, certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have an effect on the Company's results of operations, financial position, or cash flows.

3. SPRINT PCS AGREEMENTS

   In January 1999, the Company signed the following four agreements with Sprint and Sprint PCS: management agreement, services agreement, trademark and service license agreement with Sprint PCS, and the trademark and service license agreement with Sprint. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's territory.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The management agreement has an initial term of 20 years with three 10-year automatic renewals. The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is terminated or not renewed, certain formulas apply to the valuation and disposition of the Company's assets. The key clauses of the management agreement are summarized as follows:

     (a) Exclusivity: The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's territory while the management agreement is in place.

     (b) Network build-out: The Company has agreed to build out the service area network in accordance with build-out plans developed jointly by Sprint PCS and the Company. Sprint PCS and the Company intend to expand network coverage to cover population areas of at least ten thousand residents and all interstate and major highways.

     (c) Products and services offered for sale: The management agreement identifies the products and services that can be offered for sale in the Company's territory. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas where Sprint owns the local exchange carrier unless the Sprint-owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

     (d) Service pricing: The Company must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. With prior approval from Sprint PCS, the Company is permitted to establish local price plans for Sprint PCS products and services offered only in the Company's territory. Sprint PCS will pay to the Company 92% of the Company's collected service revenues and of its roaming revenues from non-Sprint PCS subscribers but will remit 100% of revenues derived from roaming of other Sprint PCS customers and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

     (e) Roaming: When a Sprint PCS customer from outside of the Company's territory roams onto the Company's network, the Company will earn roaming revenues based on established rates. Similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's territory.

     (f) Advertising and promotion: Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's territory.

     (g) Program requirements including technical and customer care standards: The Company will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

     (h) Non-competition: The Company may not offer Sprint PCS products and services outside the Company's territory.

     (i) Inability to use non-Sprint PCS brands: The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

     (j) Rights of first refusal: Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The services agreement outlines various support services such as activation, billing, collections and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides the Company with nine months prior written notice. The services agreement automatically terminates upon termination of the management agreement.

   The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

   Amounts related to the Sprint PCS Agreements for the year ended December 31, 2000 and for the period ended December 31, 1999 are as follows (in thousands):

                                                     Year Ended  Period Ended
                                                    December 31, December 31,
                                                        2000         1999
                                                    ------------ ------------
   Amounts included in the Consolidated Statements
    of Operations:
     Cost of service...............................   $ 8,527        $115
     Cost of equipment.............................    10,255         222
     Selling expense...............................     1,184          81
     General and administrative expense............        36           7
   Amount included in the Consolidated Balance
    Sheets:
     Inventory.....................................     3,236         918

   Amounts due from and due to Sprint PCS, included in accounts receivable and accounts payable, respectively, are as follows (in thousands):

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
   Due from Sprint PCS................................    $5,499        $ 92
   Due to Sprint PCS..................................     6,610         663

4. PROPERTY AND EQUIPMENT INCLUDING CONSTRUCTION IN PROGRESS

   Property and equipment including construction in progress consists of the following (in thousands):

                                                     December 31, December 31,
                                                         2000         1999
                                                     ------------ ------------
   Network assets...................................   $ 74,443     $22,737
   Computer equipment...............................      1,816         675
   Furniture, fixtures, office equipment and
    leasehold improvements..........................      8,012         626
                                                       --------     -------
   Total property and equipment.....................     84,271      24,038
   Less accumulated depreciation and amortization...     (8,285)       (315)
                                                       --------     -------
   Property and equipment, net......................     75,986      23,723
   Construction in progress (network build-out).....     50,817      15,383
                                                       --------     -------
   Property and equipment including construction in
    progress, net...................................   $126,803     $39,106
                                                       ========     =======

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

5. INTANGIBLE ASSETS

   Intangible assets consist of the following (in thousands):

                                                                 December 31,
                                                                     2000
                                                                 ------------
   Exclusive provider rights which arose with the issuance of
    warrants to Sprint PCS (see Note 6).........................   $  9,147
   Exclusive provider rights which arose with the purchase of
    assets from Sprint PCS (see Note 6).........................      3,526
   Microwave clearing costs.....................................      2,337
                                                                   --------
   Total intangible assets......................................     15,010
   Less accumulated amortization................................       (367)
                                                                   --------
   Intangible assets, net.......................................   $ 14,643
                                                                   ========

6. AMENDMENT TO SPRINT PCS AGREEMENT

   On March 8, 2000, the Company entered into an amendment to the Sprint PCS agreements to expand its service area to include 20 BTAs located in Michigan, Iowa and Nebraska (the "Expansion"). In connection with the Expansion, the Company agreed to purchase certain network assets under construction in four BTAs in Michigan, for a purchase price to be determined on the closing date based upon the assets to be purchased and the stage of completion of those assets as of the closing date. In addition, in connection with the Expansion, the Company was granted an option, exercisable by the Company at any time prior to January 31, 2001, to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area, for an initial purchase price of $25.2 million escalating monthly to a purchase price of $28.8 million if the option is exercised during January 2001. The purchase price is subject to an upward adjustment based upon the number of subscribers in the two additional markets at the option exercise date. See Note 18 for the exercise of the option by the Company subsequent to December 31, 2000. As consideration to be the exclusive provider of Sprint PCS services in the Expansion territory, the Company committed to grant to Sprint PCS a warrant to acquire 2% of the equity of the Company at the earliest of July 15, 2000, the closing of an initial public offering, or the consummation of a private placement of equity in an amount equal to at least $70.0 million. In connection with the closing of the sale of the convertible preferred stock discussed in Note 13, the Company issued Sprint PCS a warrant to acquire 1,151,938 shares of common stock of the Company on July 12, 2000 at an exercise price of $4.95 per share. The warrants are exercisable by Sprint PCS beginning on or after July 15, 2001 and expiring on July 15, 2007. The fair value of the warrants, as determined using the Black-Scholes model, was approximately $9.1 million and was recorded as an increase to paid in capital with a corresponding amount recorded as an intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Expansion territory. Such intangible asset is being amortized over a life of 18.5 years, which is the remaining term of the Sprint PCS agreement at the date the warrants were issued. The fair value of the warrants was calculated using the following assumptions:

     (1) risk free interest rate of 6.35%;

     (2) stock price based on a planned initial public offering;

     (3) dividend yield of 0%;

     (4) life of 7 years; and

     (5) volatility of 40%.

   Also, on July 12, 2000 the Company purchased the assets under construction in Michigan from Sprint PCS for approximately $12.7 million. The Company allocated approximately $9.2 million of the purchase price to
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR property based on the fair value of the assets acquired, with the excess amount of $3.5 million allocated to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in Michigan. The intangible asset is being amortized over a life of 18.5 years, which is the remaining term of the Sprint PCS agreement at the date the assets were acquired.

7. DEFERRED GAIN ON TOWER SALES

   On May 28, 1999 the Company signed a tower sale and leaseback agreement with American Tower Corporation ("American Tower"). Under the agreement, the Company will locate sites for, develop and construct between sixty and eighty wireless communication towers and then sell the towers to American Tower. The term of this agreement will expire at the earliest of the final tower sale or December 31, 2000. In November 2000 the agreement was amended to extend the agreement until February 28, 2001 for the sale of the first eighty towers and increase the sales price of each tower from $250,000 to $272,000 for any tower that has an extendable height of 249 feet. At December 31, 2000, a total of seventy-three towers have been sold to American Tower.

   In 1999, American Tower advanced $2.0 million to the Company for the purchases of the fifty-third through sixtieth towers. If the Company did not construct and sell the required number of towers to American Tower by December 31, 2000, the Company was required to repay the advance plus accrued interest at 5%. The advance on tower sales of $2.0 million at December 31, 1999 was reduced to zero because the fifty-third through sixtieth towers were sold by the Company by November 21, 2000.

   During the year ended December 31, 2000, fifty-five towers were sold to American Tower for approximately $14.0 million, of which approximately $12.0 million was received in cash and $2.0 million represented a reduction in the advance on tower sales. These tower sales resulted in a gain of approximately $5.4 million, of which approximately $0.8 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years. For the period ended December 31, 1999, eighteen towers were sold to American Tower for $4.5 million in cash, resulting in a gain of $1.9 million, of which $174,000 was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years.

   Upon the sale of a tower, the Company leases a portion, generally one-third, of the tower to collocate antennas and other network communication equipment. The leases are operating leases. The monthly rent to be paid by the Company for tower space on each tower is $1,100 plus an annual 3 percent escalator for a ten-year initial term with three five-year renewal option periods, subject to the terms of the underlying ground leases.

8. INCOME TAXES

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the period from July 12, 2000 to December 31, 2000.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The income tax expense (benefit) for the period differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 35% as set forth below:

                                                                    Year Ended
                                                                   December 31,
                                                                       2000
                                                                   ------------
   U.S. Federal statutory rate....................................     35.00 %
   State income taxes, net of federal tax benefit.................      5.00
   Nondeductible interest associated with senior discount notes...     (2.90)
   Change in valuation allowance for deferred tax assets..........    (37.10)%
                                                                      ------
   Effective tax rate.............................................      0.00 %
                                                                      ======

   The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                    December 31,
                                                                        2000
                                                                    ------------
   Deferred tax assets:
     Accrued liabilities...........................................   $     72
     Deferred transaction costs....................................      1,068
     Compensation expense..........................................      1,093
     Interest expense..............................................      2,720
     Deferred gain on tower sales..................................      2,400
     Net operating loss carryforward...............................      9,299
     Other.........................................................        134
                                                                      --------
   Total gross deferred tax assets.................................     16,786
   Less valuation allowance........................................    (12,647)
                                                                      --------
   Net deferred tax assets.........................................      4,139
                                                                      --------
   Deferred tax liabilities:
     Intangible assets.............................................        (43)
     Capitalized interest..........................................       (649)
     Property and equipment........................................     (3,235)
     Other.........................................................       (212)
                                                                      --------
   Total gross deferred tax liabilities............................     (4,139)
                                                                      --------
   Net deferred tax liabilities....................................   $    --
                                                                      ========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended December 31, 2000 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception. At December 31, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $23.2 million which are available to offset future taxable income through 2020.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

9. DEBT

 Senior Discount Notes and Warrants

   On July 12, 2000, the Company issued 300,000 units consisting of $300.0 million 14% senior discount notes due July 15, 2010 (the "Notes") and warrants to purchase 2,982,699 shares of common stock. The warrants become exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The Notes were issued at a substantial discount such that the Company received gross proceeds from the issuance of the units of approximately $152.3 million. On July 15, 2005 the Company will begin accruing cash interest on the principal amount of the Notes at the rate of 14% per annum, compounded semi-annually, payable beginning January 15, 2006, and on each January 15 and July 15 thereafter. The Company is amortizing the discount on the Notes as interest expense over the period from date of issuance to the maturity date utilizing the effective interest method. For the year ended December 31, 2000, the Company recorded approximately $4.4 million as interest expense related to the amortization of the discount and recorded accrued interest of approximately $6.2 million utilizing the effective interest method.

   The Notes are a general unsecured obligation, subordinated in right of payment to all senior debt, including all obligations under the credit facility. The Notes contain covenants which restrict the Company's ability to incur additional indebtedness, pay dividends, merge, dispose of its assets, and certain other matters as defined in the Indenture. During the first 36 months, the Company may redeem up to 35% of the Accreted Value of Notes (as defined in the Notes agreement) at a redemption price of 114% with the net cash proceeds of one or more equity offerings excluding the first $70.0 million of equity offerings. After July 15, 2005, the Notes may be redeemed at a price of 107% beginning in 2005, 105% beginning in 2006, 102% beginning in 2007 and 100% thereafter. Upon a change in control as defined in the Notes agreement, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the Accreted Value of Notes (as defined in the Notes agreement) on any purchase date prior to July 15, 2005 or 101% of the aggregate principal amount therefor, plus accrued and unpaid interest and Liquidated Damages (as defined in the Notes agreement), if any, to the date of purchase if on or after July 15, 2005.

   The Company allocated approximately $24.9 million to the fair value of the warrants, as determined by using the Black-Scholes model, and recorded a discount on the Notes, which is being recognized as interest expense over the period from date of issuance to the maturity date. For the year ended December 31, 2000, the Company recorded approximately $0.7 million as interest expense related to the amortization of the value of the warrants.

   The fair value of the warrants was calculated using the following assumptions:

     (1) risk free interest rate of 6.35%;

     (2) stock price based on a planned initial public offering;

     (3) dividend yield of 0%;

     (4) life of 10 years; and

     (5) volatility of 40%.

   The Company incurred approximately $6.3 million of costs associated with the issuance of the Notes. Those costs consisted of investment banker fees, legal fees and other issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the Notes.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

 Nortel Credit Facility

   Effective May 14, 1999, the Company entered into a credit facility agreement (the "Nortel Credit Facility") with Nortel Networks Inc. ("Nortel"). The proceeds were used to purchase equipment and to fund the construction of the Company's portion of the Sprint PCS network. The financing terms permitted the Company to borrow $48.0 million through three commitment tranches (Tranche A-- $32.0 million, Tranche B--$11.0 million and Tranche C--$5.0 million) through May 14, 2002, and required minimum equipment purchases of $32.0 million (see
Note 11).

   The Company could borrow money at the lesser of either: (1) a base rate loan with an interest rate equal to 3 percent plus the higher of (A) the prime rate of Citibank, N.A. (New York) or (B) the federal funds effective rate plus one half of a percent; or (2) a London interbank offered rate (Libor), as adjusted for reserve requirements, plus 4 percent. All borrowings were based on the Libor rate plus 4 percent (10% at December 31, 1999). Accrued interest was generally payable quarterly. Interest incurred and capitalized for the period ended December 31, 1999 totaled $471,000. The Company had outstanding borrowings under the Nortel Credit Facility of approximately $27.6 million at December 31, 1999.

   On July 12, 2000, the Nortel Credit Facility was repaid in full with the proceeds from the issuance of the Notes. In connection with the early extinguishment of the Nortel Credit Facility, the Company recorded an extraordinary loss of approximately $1.5 million related to the write-off of the unamortized deferred financing costs at July 12, 2000.

   An unused facility commitment fee ranging from 0.75% to 1.5% on the daily average unused portion of the Nortel Credit Facility was due on a quarterly basis. The commitment fee expense for each of the year ended December 31, 2000 and the period ended December 31, 1999 was approximately $81,000.

   For the period ended December 31, 1999, the Company incurred expenses of approximately $1.6 million for a loan origination fee and for debt issuance costs associated with obtaining the Nortel Credit Facility which were capitalized.

 Senior Secured Credit Facility

   On July 12, 2000, the Company entered into an amended and restated credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility ("credit facility") to replace the Nortel Credit Facility. The credit facility permits the Company to borrow up to $140.0 million through two tranches (Tranche A--$90.0 million and Tranche B--$50.0 million) subject to a borrowing base limitation which is an amount equal to 100% of the gross book value of all the property and equipment owned by the Company. The credit facility contains certain financial ratios and other financial conditions similar to the Nortel Credit Facility and is collateralized by all of the Company's assets and assignment of the Sprint PCS Agreements. The Company has borrowed $25.0 million under this credit facility as of December 31, 2000 and such borrowings bear interest at 10.44% as of December 31, 2000.

   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.50% per quarter.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The Tranche B commitment shall be automatically and permanently reduced by the amount of any available Tranche B commitment as of and on June 30, 2001.

   Commencing March 31, 2004, the Company must begin to repay, in quarterly installments, the principal on all borrowings outstanding as of March 30, 2004 made under the Tranche B commitment. A fixed percentage on all Tranche B borrowings will be due each quarter as follows:

  . for the first four quarters commencing with the fiscal quarter ending
    March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.50% per quarter.

   If the Company borrows the maximum amount under Tranche B, the aggregate amount required to be repaid for each of the four periods above will be $5.0 million, $7.5 million, $25.0 million, and $12.5 million, respectively.

   Any principal that has not been paid by the maturity date, June 30, 2008, is due at that time.

   The Company may voluntarily prepay any of the loans at any time. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

   The Company will have to make mandatory prepayments under certain circumstances, including among others:

  . 50% of the Company's excess annual cash flow as computed under the senior secured credit agreement, commencing April 30, 2004 with respect to the fiscal year ending December 31, 2003;

  . Any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds subject to certain exceptions, to the extent not reinvested in property or assets within a stated period of time;

  . 50% of the net proceeds of any equity issuance excluding the committed issuance of the convertible preferred stock, an initial public offering and any offering to a borrower or guarantor party to the senior secured financing; and

  . 100% of the net proceeds of a debt issuance excluding permitted indebtedness.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across the maturities.

   From the date of the senior secured credit agreement through and including the date on which earnings before interest, taxes and depreciation and amortization ("EBITDA") is greater than zero for two consecutive fiscal quarters, the Company may borrow money at the lesser of either:

  . A base rate loan with an interest rate equal to 2.75% plus the higher of:

   . The prime rate of the Toronto-Dominion Bank, New York Branch or

   . The federal funds effective rate plus 0.5%; or
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

  . A Eurodollar loan with an interest rate equal to the London interbank offered rate ("LIBOR"), plus 3.75%.

   After the date of which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.75% to 2.25% and the Eurodollar loan margin will range from 3.75% to 3.25%, depending upon the leverage ratio as of the most recently ended fiscal quarter.

   The Company is required within six months from the effective date of the credit agreement to maintain in full force and effect through the maturity date one or more interest rate protection agreements (i.e. swap, cap, collar or similar agreement) for a period of three years or the date ending on the earlier to occur of the maturity date or the date upon which all of the loans have been paid in full or have terminated or expired, to fix or place a limit upon a rate of interest with respect to not less than an aggregate notional amount equal to fifty percent of the aggregate principal amount of debt that does not have a fixed interest rate. On January 12, 2001, the Company entered into an interest rate cap agreement (see Note 18).

   The Company incurred approximately $4.1 million of costs associated with obtaining the credit facility. Those costs consisted of loan origination fees, legal fees and other debt issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the credit facility.

   An unused facility commitment fee ranging from 1.0% to 1.5% on the daily average unused portion of the credit facility is due on a quarterly basis. The commitment fee expense for the year ended December 31, 2000 was approximately $1,009,000.

   As a condition of the credit facility, Sprint PCS has entered into a consent and agreement with the lenders that modifies Sprint PCS' rights and remedies under its management agreement with the Company. Among other things, Sprint PCS consented to the pledge of substantially all of the Company's assets, including the management agreement, to the lenders. In addition, Sprint PCS may not terminate the management agreement with the Company and must maintain 10 MHz of PCS spectrum in the Company's markets until the credit facility is satisfied or the Company's assets are sold pursuant to the terms of the consent and assignment with the lenders.

   The Company is required to maintain certain financial ratios and other financial conditions including debt coverage ratios, minimum levels of revenue and wireless subscribers, and limitations on capital expenditures. Additionally, the Company has agreed not to merge, dispose of its assets, make restricted payments, including dividends, and certain other matters as defined in the credit facility. On February 23, 2001, the Company entered into an amendment to the credit facility which included a consent to the purchase from Sprint PCS of the Iowa City and Cedar Rapids, Iowa BTAs discussed in Note 18 and which amended certain covenant definitions and requirements. At December 31, 2000, the Company was in compliance with these covenants in accordance with the amended credit facility.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Annual maturities of the long-term debt are as follows as of December 31, 2000:

   December 31,
     2001........................................................ $         --
     2002........................................................           --
     2003........................................................           --
     2004........................................................     2,500,000
     2005........................................................     3,750,000
     Thereafter..................................................   318,750,000
                                                                  -------------
     Total.......................................................   325,000,000
     Less: Unamortized discount..................................  (167,419,000)
                                                                  -------------
       Total long-term debt...................................... $ 157,581,000
                                                                  =============

10. LEASE COMMITMENTS

   The Company is obligated under non-cancelable operating lease agreements for offices, stores, network equipment space and cell sites. At December 31, 2000, the future minimum annual lease payments under these non-cancelable operating lease agreements are as follows (in thousands):

   December 31,
     2001............................................................... $ 5,555
     2002...............................................................   5,509
     2003...............................................................   5,238
     2004...............................................................   4,609
     2005...............................................................   3,176
     Thereafter.........................................................  11,153
                                                                         -------
       Total............................................................ $35,240
                                                                         =======

   Rental expense was approximately $3,045,000 and $446,000 for the year ended December 31, 2000 and the period ended December 31, 1999, respectively, of which approximately $53,000 and $31,000, respectively, was paid to one of the Company's stockholders/members. Included in minimum lease commitments is approximately $474,000 and $527,000 for the year ended December 31, 2000 and the period ended December 31, 1999, respectively, payable to one of the Company's stockholders/members.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The Company leases a tower site and several phone systems under capital leases. At December 31, 2000, the future payments under the capital lease obligations, less imputed interest, are as follows (in thousands):

   December 31,
     2001................................................................ $  37
     2002................................................................    27
     2003................................................................    26
     2004................................................................    27
     2005................................................................    28
     Thereafter..........................................................   344
                                                                          -----
     Total minimum lease payments........................................   489
     Less amount representing interest...................................  (252)
                                                                          -----
     Present value of net minimum lease payments.........................   237
     Less current obligations under a capital lease......................   (12)
                                                                          -----
     Long-term obligations under a capital lease......................... $ 225
                                                                          =====

   The following is a summary of property and equipment under capital leases included in the accompanying consolidated balance sheet at December 31, 2000 (in thousands):

   Network assets......................................................... $224
   Office equipment.......................................................   26
                                                                           ----
                                                                            250
   Less accumulated depreciation..........................................   (5)
                                                                           ----
                                                                           $245
                                                                           ====

11. PURCHASE COMMITMENTS

   On May 24, 1999 the Company entered into a three-year $32.0 million agreement with Nortel for the purchase of network equipment and infrastructure, including switches and base station controllers. On July 11, 2000 the amount was increased from $32.0 million to $60.0 million. Nortel did provide financing to the Company until July 12, 2000 for these purchases pursuant to the Nortel Credit Facility discussed in Note 9. Under the agreement, the Company receives a discount on the network equipment and services because of the Sprint PCS affiliation, but pays a slight premium to the discounted price on any equipment and services financed by Nortel. If the Company's affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with the Company's consent, modify the agreement to establish new prices, terms and conditions. As of December 31, 2000, the Company has a remaining commitment to purchase approximately $18.7 million of equipment and services from Nortel.

   In July 2000 the Company entered into an equipment purchase agreement with Lucent Technologies Inc. ("Lucent") for the purchase of network equipment and infrastructure which includes one switch and 100 base station controllers for the Michigan markets within the first year of the agreement and an additional 32 base station controllers during the second year. In addition, the Company has agreed to use Lucent's equipment exclusively in the construction of the Company's network located within the state of Michigan. As of December 31, 2000, the Company has purchased approximately $10.5 million of equipment and has a remaining commitment to purchase approximately $6.7 million of equipment. The Company has entered into this agreement with Lucent as an additional affiliate of Sprint PCS and is subject to the terms and conditions of a procurement and services contract between Lucent and an affiliate of Sprint PCS which will expire on January 31, 2006.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

12. EMPLOYEE BENEFITS

   The Company has established a 401(k) plan (the "Plan") in which substantially all employees may participate. The Plan allows eligible employees to contribute up to 15% of their compensation and provides that the Company will make matching contributions of 50% up to the first eight percent of an employee's contribution. In addition, the Company may make discretionary contributions to the Plan. Company contributions to the Plan were approximately $38,000 and $14,000 for the year ended December 31, 2000 and the period ended December 31, 1999, respectively.

13. REDEEMABLE PREFERRED STOCK

   Contemporaneously with the issuance of the 300,000 units discussed in Note 9, the Company issued to an investor group 9,090,909 shares of Series A-1 convertible participating preferred stock ("Series A-1 preferred stock") at a purchase price of $5.50 per share, yielding gross proceeds of $50.0 million; net proceeds were approximately $46.4 million. On December 28, 2000, the Company issued to the same investor group 14,000,000 shares of Series A-2 convertible participating preferred stock ("Series A-2 preferred stock") at a purchase price of $5.00 per share, yielding gross proceeds of $70.0 million; net proceeds were approximately $65.8 million.

   The holders of Series A-1 preferred stock and Series A-2 preferred stock may, at their option, convert all or any such shares into shares of common stock. Each share of Series A-1 preferred stock and Series A-2 preferred stock shall automatically convert into common stock under certain conditions including a public offering of securities with gross proceeds of $50 million or a change of control. The holders of Series A-1 preferred stock and Series A-2 preferred stock have the same voting rights as common stockholders. The Series A-1 preferred stock ranks senior to common stock and on parity with the Series A-2 preferred stock. In the event that the Company has not completed an initial public offering of common stock or consummated a business transaction meeting certain criteria by the fifth anniversary of the investment, the investor group has the right to request the Company to repurchase the Series A-1 preferred stock and Series A-2 preferred stock at fair market value, unless the Company's Board of Directors determines, in its sole discretion, that it is not in the Company's best interests to do so, whereupon the investor group would have the right to force a sale of the Company subject to the rights of Sprint and Sprint PCS under the Sprint PCS Agreements. The Series A-1 preferred stock and Series A-2 preferred stock have a mandatory redemption for cash at an amount equal to the stated value plus accrued dividends on July 12, 2011. The Company accretes the carrying value of the Series A-1 preferred stock and Series A-2 preferred stock (net of offering costs incurred) to the redemption amount by the effective interest method. During the year ended December 31, 2000, the Company recorded approximately $150,000 and approximately $4,000 of accretion on the Series A-1 preferred stock and Series A-2 preferred stock, respectively.


   The Company allocated the entire net proceeds received from the issuance of Series A-1 preferred stock of approximately $46.4 million to the beneficial conversion feature on the issuance of Series A-1 preferred stock in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." The beneficial conversion feature was calculated at the issuance date of the Series A-1 preferred stock based on the difference between the conversion price of $5.50 per share and estimated fair value of the common stock at that date. This amount, however, was limited to the proceeds received from issuing the beneficial convertible security. As the Series A-1 preferred stock was immediately convertible, the Company also recorded accretion of approximately $46.4 million to additional paid-in capital.

   The Company allocated the entire net proceeds received from the issuance of the Series A-2 preferred stock of approximately $65.8 million to the Series A-2 preferred stock in accordance with EITF Issue
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

No. 00-27 "Application of EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." No beneficial conversion feature was considered to exist due to the conversion price of the Series A-2 preferred stock at time of issuance exceeding the estimated fair value of the common stock at that date.

   The Series A-1 preferred stock and Series A-2 preferred stock bear cumulative dividends, whether or not declared, at the rate of 7.5% of the preferred liquidation preference per year and, when paid, shall be paid only in additional shares of preferred stock. Dividends shall accumulate and compound semi-annually. The preferred liquidation preference is equal to $5.50 (Series A-1) and $5.00 (Series A-2) per share plus any accrued but unpaid dividends on such share of preferred stock. Dividends on each share shall accrue on a daily basis and be cumulative from the date of original issue. During the year ended December 31, 2000, the Company recorded approximately $1.8 million and approximately $58,000 for accrued dividends on Series A-1 preferred stock and Series A-2 preferred stock, respectively, as a charge to additional paid in capital.

   In addition to the 7.5% dividend, when and if the Board of Directors declares a dividend payable with respect to the then outstanding shares of common stock, the holders of the Series A-1 preferred stock and Series A-2 preferred stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of common stock into which such shares of Series A-1 preferred stock and Series A-2 preferred stock could then be converted. Upon the occurrence of a change of control prior to July 12, 2005, the Company will be obligated to pay a special dividend to each holder of Series A-1 preferred stock and Series A-2 preferred stock (except as to any changes of control in connection with a business combination with a private company as to which the investor group waives its right to receive such dividend) in an amount equal to the amount of all unpaid dividends that would have been payable through July 12, 2005.

14. EQUITY

   The Predecessor Company was organized as a LLC and, as such, had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Company is reflected as Contributed Capital--Predecessor Company in the accompanying consolidated balance sheet and consolidated statement of redeemable preferred stock and equity as of December 31, 1999.

   On March 12, 1999, the Company entered into a management agreement (the "Management Agreement") with Mr. Yager to act as the Manager of the Predecessor Company. The Management Agreement entitled Mr. Yager to a cash bonus equal to 2.5% of the fair market value of the Company in the event of a Transfer (as defined in the Management Agreement) of all or substantially all of the assets of the Company, or 2.5% of the fair market value of any transferred interests in the Company, in excess of the applicable member's cumulative contributions. Effective as of February 29, 2000, Mr. Yager and the Company agreed to terminate the Management Agreement, and in exchange therefor Mr. Yager received a 1.5% ownership interest in the Predecessor Company. In addition, the Company paid the withholding tax obligation arising by reason of the issuance of the 1.5% ownership interest to Mr. Yager, and the federal and state taxes on the issuance of the ownership interest and payment of the withholding tax obligation. Based upon the expected offering price of the initial public offering as determined on April 24, 2000, the Company recorded non-cash compensation expense of approximately $8.5 million related to the ownership interest granted and recorded general and administrative expense of approximately $1.6 million related to taxes paid by the Company on behalf of Mr. Yager for the year ended December 31, 2000.

   On July 11, 2000, the Board of Directors approved the amended and restated 2000 Long Term Incentive Stock Plan. Under the plan, the Company may grant stock options, stock appreciation rights, shares of common
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR stock and performance units to employees, consultants and directors. The total number of shares of common stock that can be awarded under the plan is 6,500,000 shares, which will be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of shares then outstanding, up to maximum of 8,000,000. On July 12, 2000, the Board of Directors granted options to members of management, employees and directors to acquire 1,558,750 shares of common stock with an exercise price of $5.50 per share.

   At December 31, 2000, the following is a summary of options outstanding and exercisable:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
   Outstanding at beginning of period
     Granted................................................ 1,558,750   $5.50
     Granted................................................    34,000    6.25
     Exercised..............................................
     Forfeited..............................................    (2,750)   5.50
                                                             ---------   -----
   Outstanding at end of period............................. 1,590,000   $5.52
                                                             =========   =====
   Options exercisable......................................   490,106
   Weighted-average remaining contractual life.............. 9.5 years

   The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the then expected offering price of a planned initial public offering, the Company recognized total unearned compensation expense of approximately $8.3 million related to these grants on July 12, 2000. This amount is being amortized as compensation expense over the vesting period of the options; such vesting period begins on the employee's date of hire and extends for four years. For directors and all future grants to employees, the vesting period begins on the date of grant and extends for four years. Total non-cash compensation expense related to such options was approximately $2.7 million for the year ended December 31, 2000.

   If compensation expense for the stock option grants had been determined based on fair value at the grant date consistent with the requirements of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts indicated below for the year ended December 31, 2000:

   Net loss applicable to common stockholders (in thousands):
     As reported.................................................... $(104,507)
     Pro forma...................................................... $(105,290)
   Basic and diluted loss per common share:
     As reported.................................................... $   (2.33)
     Pro forma...................................................... $   (2.35)

   The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

     (1) risk free interest rate of 6.35%;

     (2) stock price based on a planned initial public offering;

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

     (3) dividend yield of 0%;

     (4) life of 4 years; and

     (5) volatility of 40%.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at December 31, 2000 and December 31, 1999 for cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities, and variable rate long-term debt are reasonable estimates of their fair values. The carrying amount of fixed-rate long-term debt at December 31, 2000 is believed to approximate fair value because such debt was discounted to reflect a market interest rate at inception and such discount continues to result in an interest rate commensurate with the nature of this debt.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                        Year Ended  Period Ended
                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Supplemental disclosure of cash flow information--
    cash paid for interest...........................    $ 1,971       $  206
   Supplemental schedule of noncash investing and
    financial activities:
     Accounts payable incurred for the acquisition of
      property, equipment and construction in
      progress.......................................     16,610       $2,739
     Accounts payable incurred for the acquisition of
      microwave relocation costs.....................      1,833          --
     Capital lease obligations incurred for the
      acquisition of property and equipment..........        250
     Accrued dividends on redeemable preferred
      stock..........................................      1,808          --
     Accretion to the redemption amount of redeemable
      preferred stock................................        155          --
     Grant of stock options..........................      8,247          --
     Issuance of warrants in connection with the
      senior discount notes..........................     24,859          --
     Issuance of warrants to Sprint PCS..............      9,147          --

17. VALUATION AND QUALIFYING ACCOUNTS (in thousands)

                                                                      Balance
                                      Beginning Costs and            at end of
                                      of Period Expenses  Write-Offs  Period
                                      --------- --------- ---------- ---------
Period ended December 31, 1999
 allowance for doubtful accounts.....   $ --      $  1      $  --      $  1
                                        =====     ====      ======     ====
Year ended December 31, 2000
 allowance for doubtful accounts.....   $   1     $614      $ (287)    $328
                                        =====     ====      ======     ====

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

18. SUBSEQUENT EVENTS

   On January 10, 2001 the Company exercised its option to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area as discussed in Note 6. The purchase price is expected to be approximately $30.5 million, subject to adjustments for net accounts receivable and unbilled amounts, and the closing is scheduled for February 28, 2001. The Company and Sprint PCS will agree upon a purchase price allocation based on the fair value of the assets and liabilities acquired with any excess amount over fair value being allocated to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in Iowa City and Cedar Rapids.

   On January 12, 2001 the Company entered into an interest rate cap agreement with a counter party for a notional amount of $12.5 million. The agreement expires in three years and caps the three-month floating LIBOR interest rate at 7.25%.

19. CONSOLIDATING FINANCIAL INFORMATION

   The Notes are fully, unconditionally, and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly-owned subsidiaries of iPCS, Inc. The following consolidating financial information as of and for the year ended December 31, 2000 is presented for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc., (in thousands):



              Consolidating Balance Sheet as of December 31, 2000

                                          iPCS
                                   Wireless, Inc. and    iPCS
                           iPCS,      Predecessor     Equipment,
                            Inc.        Company          Inc.    Eliminations Consolidated
                          -------- ------------------ ---------- ------------ ------------
         ASSETS
Current Assets:
  Cash and cash
   equivalents..........  $    302      $165,287       $   369                  $165,958
  Accounts receivable,
   less allowance.......                   5,350                                   5,350
  Other receivables.....                     231                                     231
  Intercompany
   receivables..........   307,110        15,930                  $(323,040)
  Inventories...........                   3,314                                   3,314
  Prepaid expenses and
   other assets.........       150         1,689                                   1,839
                          --------      --------       -------    ---------     --------
    Total current
     assets.............   307,562       191,801           369     (323,040)     176,692
Property and equipment
 including construction
 in progress, net.......                 107,095        19,708                   126,803
Financing costs, less
 accumulated
 amortization...........     6,156         3,889                                  10,045
Intangible assets, net..     8,921         5,722                                  14,643
Other assets............                     392                                     392
                          --------      --------       -------    ---------     --------
    Total assets........  $322,639      $308,899       $20,077    $(323,040)    $328,575
                          ========      ========       =======    =========     ========

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                                            iPCS
                                     Wireless, Inc. and    iPCS
                            iPCS,       Predecessor     Equipment,
                             Inc.         Company          Inc.    Eliminations Consolidated
                           --------  ------------------ ---------- ------------ ------------
 LIABILITIES, REDEEMABLE
    PREFERRED STOCK AND
          EQUITY

 Current Liabilities:
   Accounts payable......  $    729       $ 21,785       $ 4,780                  $ 27,294
   Accrued expenses......        72          2,614                                   2,686
   Accrued interest......                       22                                      22
   Intercompany
    payables.............                  307,110        15,930    $(323,040)
   Deferred revenue......                    1,346                                   1,346
   Capital lease
    obligations--current
    portion..............                       12                                      12
                           --------       --------       -------    ---------     --------
     Total current
      liabilities........       801        332,889        20,710     (323,040)      31,360
 Deferred gain on tower
  sales..................                    6,000                                   6,000
 Capital lease
  obligations--long-
  term...................                      225                                     225
 Deferred revenue........                      392                                     392
 Accrued interest........     6,219                                                  6,219
 Long-term debt..........   132,581         25,000                                 157,581
                           --------       --------       -------    ---------     --------
     Total liabilities...   139,601        364,506        20,710     (323,040)     201,777
                           --------       --------       -------    ---------     --------
 Redeemable preferred
  stock..................   114,080                                                114,080
                           --------       --------       -------    ---------     --------
 Equity:
   Common stock..........       449                                                    449
   Additional paid in
    capital..............    78,321                                                 78,321
   Unearned
    compensation.........    (5,515)                                                (5,515)
   Accumulated deficit...    (4,297)       (55,607)         (633)                  (60,537)
                           --------       --------       -------    ---------     --------
     Total equity........    68,958        (55,607)         (633)                   12,718
                           --------       --------       -------    ---------     --------
     Total liabilities,
      redeemable
      preferred stock and
      equity.............  $322,639       $308,899       $20,077    $(323,040)    $328,575
                           ========       ========       =======    =========     ========

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Consolidating Statement of Operations for the Year Ended December 31, 2000

                                          iPCS
                                   Wireless, Inc. and    iPCS
                           iPCS,      Predecessor     Equipment,
                           Inc.         Company          Inc.    Eliminations Consolidated
                          -------  ------------------ ---------- ------------ ------------
Revenues:
  Service...............                $ 20,623                                $ 20,623
  Equipment and other...                   3,355                                   3,355
                                        --------                                --------
      Total revenues....                  23,978                                  23,978
                                        --------                                --------
Operating Expenses:
  Cost of service.......                  17,026                                  17,026
  Cost of equipment.....                  10,462                                  10,462
  Selling...............                  12,883                                  12,883
  General and
   administrative:
    Non-cash
     compensation.......                  11,212                                  11,212
    Taxes on non-cash
     compensation.......                   1,567                                   1,567
    Other general and
     administrative.....   $3,925          5,278        $ 116                      9,319
  Depreciation and
   amortization.........      227          8,382                                   8,609
                          -------       --------        -----      -------      --------
      Total operating
       expenses.........    4,152         66,810          116                     71,078
                          -------       --------        -----      -------      --------
Loss from operations....   (4,152)       (42,832)        (116)                   (47,100)
Other Income (Expense):
  Interest income.......    9,403          3,780                   $(9,740)        3,443
  Interest expense......   (9,548)       (11,416)        (517)       9,740       (11,741)
  Other income..........                     726                                     726
                          -------       --------        -----      -------      --------
Loss Before
 Extraordinary Item.....   (4,297)       (49,742)        (633)                   (54,672)
Extraordinary item--loss
 on early extinguishment
 of debt................                  (1,485)                                 (1,485)
                          -------       --------        -----      -------      --------
Net Loss................  $(4,297)      $(51,227)       $(633)     $            $(56,157)
                          -------       --------        -----      -------      --------

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Consolidating Statement of Cash Flows for the Year Ended December 31, 2000

                                           iPCS
                                    Wireless, Inc. and    iPCS
                           iPCS,       Predecessor     Equipment,
                           Inc.          Company          Inc.    Eliminations Consolidated
                         ---------  ------------------ ---------- ------------ ------------
Cash Flows from
 Operating Activities
 Net loss............... $  (4,297)      $(51,227)      $   (633)                $(56,157)
 Adjustment to reconcile
  net loss to net cash
  flows from operating
  activities:
 Depreciation and
  amortization..........       227          8,382                                   8,609
 Loss on disposal of
  property and
  equipment.............                       56                                      56
 Gain on tower sales....                     (778)                                   (778)
 Amortization of
  deferred gain on
  tower sales...........                     (298)                                   (298)
 Amortization of
  financing costs.......       185            419                                     604
 Non-cash interest......     5,109                                                  5,109
 Extraordinary loss on
  early extinguishment
  of debt...............                    1,485                                   1,485
 Non-cash
  compensation..........                   11,212                                  11,212
 Changes in assets and
  liabilities:
  Accounts receivable...                   (5,258)                                 (5,258)
  Other receivables.....                     (192)                                   (192)
  Inventories...........                   (2,387)                                 (2,387)
  Prepaid expenses and
   other assets.........      (150)        (1,649)                                 (1,799)
  Accounts payable,
   accrued expenses and
   accrued interest.....     7,020          8,972             28                   16,020
  Deferred revenue......                    1,738                                   1,738
                         ---------       --------       --------      ----       --------
   Net cash flows from
    operating
    activities..........     8,094        (29,525)          (605)                 (22,036)
                         ---------       --------       --------      ----       --------
Cash Flows from
 Investing Activities:
 Capital expenditures...                  (75,533)       (14,956)                 (90,489)
 Microwave relocation
  costs.................                     (504)                                   (504)
 Intangible acquired in
  purchase of network
  assets................                   (3,526)                                 (3,526)
 Proceeds from tower
  sales.................                   12,036                                  12,036
                         ---------       --------       --------      ----       --------
   Net cash flows from
    investing
    activities..........                  (67,527)       (14,956)                 (82,483)
                         ---------       --------       --------      ----       --------
Cash Flows from
 Financing Activities:
 Proceeds from long-term
  debt..................   152,331         37,775                                 190,106
 Repayment of Nortel
  debt..................                  (40,346)                                (40,346)
 Payments on capital
  lease obligations.....                      (13)                                    (13)
 Debt financing costs...    (6,341)        (4,279)                                (10,620)
 Proceeds from sale of
  Series A-1 redeemable
  preferred stock, net
  of offering costs.....    46,387                                                 46,387
 Proceeds from sale of
  Series A-2 redeemable
  preferred stock, net
  of offering costs.....    65,730                                                 65,730
 Members'
  contributions.........                   16,500                                  16,500
 Intercompany
  receivables/payables..  (265,899)       249,969         15,930
                         ---------       --------       --------      ----       --------
   Net cash flows from
    financing
    activities..........    (7,792)       259,606         15,930                  267,744
                         ---------       --------       --------      ----       --------
Increase in cash and
 cash equivalents.......       302        162,554            369                  163,225
Cash and cash
 equivalents at
 beginning of period....                    2,733                                   2,733
                         ---------       --------       --------      ----       --------
Cash and cash
 equivalents at end of
 period................. $     302       $165,287       $    369      $          $165,958
                         =========       ========       ========      ====       ========

   The consolidating financial information for 1999 has not been provided since iPCS, Inc. and its two wholly-owned subsidiaries did not acquire the business of the Predecessor Company until July 12, 2000 as discussed in Note 1 and only the Predecessor Company had activities in 1999. Therefore, the 1999 consolidating financial information is identical to the Consolidated Financial Statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

20. MERGER

   On August 28, 2001, the Company signed an agreement and plan of merger with AirGate PCS, Inc., a Sprint PCS affiliate, under which AirGate and the Company will combine in a tax-free stock for stock transaction. At the effective time of the merger, each issued and outstanding share of the Company's common stock will be converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock will be converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, AirGate will assume each unexpired and unexercised option and warrant to purchase shares of the Company's common stock and convert it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant will be equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options will be fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the applicable warrant agreement. The total number of shares of AirGate common stock to be issued by AirGate in connection with the merger will not exceed 13,500,000. The transaction is subject to customary regulatory review, and approvals by the stockholders of AirGate and the Company, both companies' senior secured lenders, and Sprint PCS. The merger agreement will terminate if the merger is not consummated on before March 1, 2002.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                         June 30,   December 31,
                                                           2001         2000
                                                        ----------- ------------
                                                        (Unaudited)
                        ASSETS
                        ------

Current Assets:
 Cash and cash equivalents............................   $ 90,780     $165,958
 Accounts receivable, less allowance: 2001--$1,070;
  2000--$328..........................................     11,390        5,350
 Other receivables....................................      2,633          231
 Inventories..........................................      1,345        3,314
 Prepaid expenses and other assets....................      3,218        1,839
                                                         --------     --------
   Total current assets...............................    109,366      176,692
Property and equipment including construction in
 progress, net........................................    183,508      126,803
Financing costs, less accumulated amortization: 2001--
 $930; 2000--$445.....................................      9,802       10,045
Intangible assets, net................................     42,145       14,643
Other assets..........................................      1,416          392
                                                         --------     --------
   Total assets.......................................   $346,237     $328,575
                                                         ========     ========

     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                  EQUITY (DEFICIENCY)

Current Liabilities:
 Accounts payable.....................................   $ 31,363     $ 27,294
 Accrued expenses.....................................      4,064        2,686
 Accrued interest.....................................        456           22
 Deferred revenue.....................................      3,700        1,346
 Capital lease obligations--current portion...........          9           12
                                                         --------     --------
   Total current liabilities..........................     39,592       31,360
Deferred gain on tower sales..........................      7,883        6,000
Deferred rent.........................................      1,496
Capital lease obligations--long-term portion..........        222          225
Deferred revenue......................................      1,385          392
Accrued interest......................................     13,275        6,219
Long-term debt........................................    188,378      157,581
                                                         --------     --------
   Total liabilities..................................    252,231      201,777
                                                         --------     --------
Redeemable preferred stock $0.01 par value; 75,000,000
 shares authorized; 23,090,909 shares issued and
 outstanding..........................................    118,999      114,080
                                                         --------     --------

Commitments and contingencies

Equity (Deficiency):
 Common stock, $0.01 par value; 300,000,000 shares
  authorized; 44,869,643 shares issued and
  outstanding.........................................        449          449
 Additional paid in capital...........................     73,402       78,321
 Unearned compensation................................     (4,495)      (5,515)
 Accumulated deficit..................................    (94,349)     (60,537)
                                                         --------     --------
   Total equity (deficiency)..........................    (24,993)      12,718
                                                         --------     --------
   Total liabilities, redeemable preferred stock and
    equity (deficiency)...............................   $346,237     $328,575
                                                         ========     ========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                       (In thousands, except share data)

                                                        For the Six Months
                                                               Ended
                                                      ------------------------
                                                       June 30,     June 30,
                                                         2001         2000
                                                      -----------  -----------
Revenues:
 Service............................................. $    38,674  $     4,100
 Equipment and other.................................       3,337        1,005
                                                      -----------  -----------
     Total revenues..................................      42,011        5,105
                                                      -----------  -----------
Operating Expenses:
 Cost of service (excluding non-cash compensation of
  $98 for the
  six months ended June 30, 2001)....................      31,494        4,708
 Cost of equipment...................................      10,852        2,583
 Selling (excluding non-cash compensation of $38 for
  the
  six months ended June 30, 2001)....................      12,971        2,565
 General and administrative:
   Non-cash compensation.............................       1,020        8,480
   Taxes on non-cash compensation....................         --         1,567
   Other general and administrative..................       4,030        2,390
 Depreciation and amortization.......................       8,559        2,927
                                                      -----------  -----------
     Total operating expenses........................      68,926       25,220
                                                      -----------  -----------
Loss from operations.................................     (26,915)     (20,115)
Other income (expense):
 Interest income.....................................       2,898           95
 Interest expense....................................     (10,682)        (594)
 Other income, net...................................         887          198
                                                      -----------  -----------
Net loss............................................. $   (33,812) $   (20,416)
                                                      ===========  ===========
Net loss............................................. $   (33,812) $   (20,416)
Dividends and accretion on redeemable preferred
 stock...............................................      (4,919)         --
                                                      -----------  -----------
Net loss available to common stockholders............ $   (38,731) $   (20,416)
                                                      ===========  ===========
Basic and diluted net loss per share of common
 stock............................................... $     (0.86) $     (0.46)
                                                      ===========  ===========
Weighted average common shares outstanding...........  44,869,643   44,869,643
                                                      ===========  ===========

                 See notes to consolidated financial statements
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

  CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIENCY)
                                  (Unaudited)
                       (In thousands, except share data)

                                                        Redeemable
                                                      Preferred Stock     Common Stock    Additional
                                                    ------------------- -----------------  Paid in     Unearned   Accumulated
                                                      Shares    Amount    Shares   Amount  Capital   Compensation   Deficit
                                                    ---------- -------- ---------- ------ ---------- ------------ -----------
BALANCE AT JANUARY 1, 2001......................    23,090,909 $114,080 44,869,643  $449   $78,321     $(5,515)    $(60,537)
 Accrued dividends on redeemable preferred
  stock.........................................                  4,568                     (4,568)
 Accretion to redemption amount of redeemable
  preferred stock...............................                    351                       (351)
 Amortization of unearned compensation..........                                                         1,020
 Net loss.......................................                                                                    (33,812)
                                                    ---------- -------- ----------  ----   -------     -------     --------
BALANCE AT JUNE 30, 2001........................    23,090,909 $118,999 44,869,643  $449   $73,402     $(4,495)    $(94,349)
--------------------------------------------------
                                                    ========== ======== ==========  ====   =======     =======     ========


                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                               For the Six
                                                              Months Ended
                                                            ------------------
                                                            June 30,  June 30,
                                                              2001      2000
                                                            --------  --------
Cash Flows from Operating Activities:
Net loss................................................... $(33,812) $(20,416)
 Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation and amortization............................    8,559     2,927
  Loss on disposal of property and equipment...............      649        57
  Gain on tower sales......................................   (1,535)     (257)
  Amortization of deferred gain on tower sales.............     (327)      (87)
  Amortization of deferred rent............................      (54)      --
  Amortization of financing costs..........................      485       143
  Non-cash interest........................................    5,811       --
  Non-cash compensation....................................    1,020     8,480
  Changes in assets and liabilities:
   Accounts receivable.....................................   (6,040)     (954)
   Other receivables.......................................      251      (131)
   Inventories.............................................    1,969       567
   Prepaid expenses and other assets.......................   (2,374)   (1,055)
   Accounts payable, accrued expenses and accrued
    interest...............................................   14,947     3,247
   Deferred revenue........................................    3,347       --
                                                            --------  --------
    Net cash flows from operating activities...............   (7,104)   (7,479)
                                                            --------  --------
Cash Flows from Investing Activities:
 Capital expenditures......................................  (70,349)  (21,727)
 Microwave relocation costs................................      (66)      --
 Acquisition of the Iowa City/Cedar Rapids, Iowa markets...  (31,840)      --
 Proceeds from disposition of fixed assets.................       33       --
 Proceeds from build-to-suit agreement.....................    1,239       --
 Proceeds from tower sales.................................    8,204     5,500
                                                            --------  --------
    Net cash flows from investing activities...............  (92,779)  (16,227)
                                                            --------  --------
Cash Flows from Financing Activities:
  Proceeds from long-term debt.............................   25,000     6,364
  Payments on capital lease obligations....................      (6)       --
  Debt financing costs.....................................     (243)      (82)
  Interest rate protection costs...........................      (46)      --
  Members' contributions...................................      --     16,500
                                                            --------  --------
    Net cash flows from financing activities...............   24,705    22,782
                                                            --------  --------
Decrease in cash and cash equivalents......................  (75,178)     (924)
Cash and cash equivalents at beginning of period...........  165,958     2,733
                                                            --------  --------
Cash and cash equivalents at end of period................. $ 90,780  $  1,809
                                                            ========  ========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2001 and 2000
                                  (Unaudited)

1. BASIS OF PRESENTATION OF UNAUDITED INTERIM FINANCIAL INFORMATION

   The accompanying unaudited interim consolidated financial statements have been prepared in accordance with rules issued by the Securities and Exchange Commission for preparing interim financial information and, therefore, do not include all information and footnotes necessary for a presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position and results of operations have been included. Operating results for the six months ended June 30, 2001 are not necessarily indicative of results that may be expected for the year ending December 31, 2001. These unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and footnotes thereto for the year ended December 31, 2000, included in the Company's Form 10-K as filed with the Securities and Exchange Commission on March 29, 2001.

   All significant intercompany accounts or balances have been eliminated in consolidation. Certain amounts in the 2000 financial statements have been reclassified to conform to the current period's presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition:

   Prior to January 1, 2001, the Company recorded promotional cash credits and rebates granted to customers as expenses. Effective January 1, 2001, the Company adopted the Emerging Issues Task Force ("EITF") 00-14, "Accounting for Certain Sales Incentives." The EITF requires that, when recognized, the reduction in or refund of the selling price of the product or service resulting from any cash incentive should be classified as a reduction in revenue and not as an operating expense. The Company adopted EITF 00-14 in the first quarter of 2001. For the six months ended June 30, 2001, a reduction in revenue of approximately $6.4 million, and an offsetting reduction in operating expenses for these same six months was recorded. In accordance with the provisions of EITF 00-14, approximately $0.4 million of operating expenses for the six months ended June 30, 2000 have been reclassified as a reduction in revenue.

 Loss Per Share:

   Basic and diluted loss per share are calculated by dividing the net loss by the pro forma weighted average number of shares of common stock of iPCS, Inc. outstanding. For the six months ended June 30, 2000, the calculation is based on the number of shares that would have been outstanding as if the shares of common stock of iPCS, Inc. into which the Predecessor Company's members' interests were converted had been outstanding for the period presented. The calculation was made in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." The basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed conversion of redeemable preferred stock or exercise of options and warrants is antidilutive.

 Recently Issued Accounting Pronouncements:

   In July 2001 the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001, will be adopted by the Company on January 1, 2002. The Company is currently assessing but has not yet determined the impact of these pronouncements on its financial position and results of operations.

   In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. The adoption by the Company on January 1, 2001 did not have an effect on the Company's results of operations, financial position, or cash flows. However, as discussed in Note 10, the Company did enter into an interest rate cap agreement on January 12, 2001.

3. REORGANIZATION

   On July 12, 2000, Illinois PCS, LLC (the "Predecessor Company") reorganized its business into a C Corporation in which members of the Predecessor Company received 44,869,643 shares of common stock of iPCS, Inc. in exchange for their ownership interests in the Predecessor Company. As of July 12, 2000, the Predecessor Company merged with and into iPCS Wireless, Inc., a wholly-owned subsidiary of iPCS, Inc. iPCS Equipment, Inc. was also formed and is a wholly-owned subsidiary of iPCS Wireless, Inc. iPCS Wireless, Inc. will continue the activities of the Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C Corporation. iPCS, Inc. and its subsidiaries, including the Predecessor Company, are collectively referred to as the "Company."

4. SPRINT PCS AGREEMENTS

   On January 10, 2001, the Company exercised its option to purchase from Sprint PCS certain telecommunications equipment and retail store assets and inventory located in the Iowa City and Cedar Rapids, Iowa markets. Concurrently with the closing, the Sprint PCS Management Agreement, which sets forth the terms of the Company's long-term affiliation with Sprint PCS, was amended to reflect the expansion of the Company's territory to include these two additional Iowa markets, which included over 14,000 customers. The Company closed on this transaction on February 28, 2001 and paid approximately $31.6 million to Sprint PCS. The Company has accounted for this business combination using the purchase method. The Company made a preliminary allocation of the purchase price based on the fair values of the assets and liabilities acquired and allocated any excess amount over fair value to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Iowa City and Cedar Rapids, Iowa markets.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Amounts related to the Sprint PCS agreements for the six months ended June 30, 2001 and June 30, 2000 are as follows (in thousands):

                                                          Six Months Ended
                                                        ----------------------
                                                        June 30,    June 30,
                                                          2001        2000
                                                        --------  ------------
Amounts included in the Consolidated Statement of
 Operations:
  Cost of service...................................... $ 21,336    $  1,937
  Cost of equipment....................................   10,851       2,486
  Selling..............................................    1,361         345
  General and administrative...........................       29          10
                                                        June 30,  December 31,
                                                          2001        2000
                                                        --------  ------------
Amount included in the Consolidated Balance Sheets:
  Inventory............................................    1,345       3,236

   Amounts due from and due to Sprint PCS, included in accounts receivable and accounts payable, respectively, are as follows (in thousands):

                                                        June 30,  December 31,
                                                          2001        2000
                                                        --------  ------------
Due from Sprint PCS.................................... $ 12,607    $  5,499
Due to Sprint PCS......................................   10,454       6,610

5. PROPERTY AND EQUIPMENT INCLUDING CONSTRUCTION IN PROGRESS

   Property and equipment including construction in progress consists of the following (in thousands):

                                                        June 30,  December 31,
                                                          2001        2000
                                                        --------  ------------
Network assets......................................... $123,924    $ 79,757
Computer equipment.....................................    2,426       1,816
Furniture, fixtures, office equipment and leasehold
 improvements..........................................    3,710       2,698
                                                        --------    --------
Total property and equipment...........................  130,060      84,271
Less accumulated depreciation and amortization.........  (15,743)     (8,285)
                                                        --------    --------
Property and equipment, net............................  114,317      75,986
Construction in progress (network build-out)...........   69,191      50,817
                                                        --------    --------
Property and equipment including construction in
 progress, net......................................... $183,508    $126,803
                                                        ========    ========

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

6. INTANGIBLE ASSETS, NET

   Intangible assets consists of the following (in thousands):

                                                          June
                                                           30,    December 31,
                                                          2001        2000
                                                         -------  ------------
Exclusive provider rights which arose with the issuance
 of warrants to Sprint PCS.............................. $ 9,147    $ 9,147
Exclusive provider rights which arose with the purchase
 of assets in Michigan from Sprint PCS..................   3,526      3,526
Exclusive provider rights which arose with the
 acquisition of the Iowa markets from Sprint PCS (see
 Note 4)................................................  28,390        --
Microwave clearing costs................................   2,337      2,337
                                                         -------    -------
Total intangible assets.................................  43,400     15,010
Less accumulated amortization...........................  (1,255)      (367)
                                                         -------    -------
Intangible assets, net.................................. $42,145    $14,643
                                                         =======    =======

7. DEFERRED GAIN ON TOWER SALES

   On May 28, 1999, the Company signed a tower sale and leaseback agreement with American Tower Corporation ("American Tower"). Under this agreement, the Company was to locate sites for, develop and construct between sixty and eighty wireless communication towers and then sell the towers to American Tower. The term of this agreement, which was set to expire at the earlier date of the final tower sale or December 31, 2000, was amended in November 2000 to extend the expiration date to February 28, 2001.

   On January 2, 2001, twelve towers were sold to American Tower for approximately $3.4 million, resulting in a gain of approximately $1.6 million of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years. The sale of the first seven towers in this transaction satisfied the terms of the agreement signed in 1999. The remaining five towers were sold as individual tower sales to American Tower.

   On June 29, 2001, the Company signed a tower sale and leaseback agreement with Trinity Wireless Towers, Inc. ("Trinity"). The Company has constructed wireless communication towers, which it agreed to sell and lease back a portion of these towers from Trinity. The agreement expires on December 31, 2001.

   On June 29, 2001, the Company sold sixteen towers to Trinity for approximately $4.8 million, resulting in a gain of approximately $2.1 million of which approximately $1.0 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial tower lease term of five years.

8. DEFERRED RENT

   On December 29, 2000, the Company signed a build-to-suit agreement with Trinity whereby the Company agreed to locate and obtain ground leases for tower sites and deliver assignments of these leases to Trinity for at least seventy-five towers located in Iowa and Nebraska. Trinity agreed to reimburse the Company for site acquisition and development costs, build a tower at these sites, and to purchase the site at the time of the commencement of the tower lease with Trinity.

   For the six months ended June 30, 2001, the Company recorded approximately $1.6 million as deferred tower rent that will be amortized as a reduction to rental expense over the life of the initial tower lease term of five years. As of June 30, 2001, the Company has entered into leases for thirty-one build-to-suit towers.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

9. INCOME TAXES

   Prior to July 12, 2000, the Predecessor Company operated as a limited liability company ("LLC") and, as a result, its losses were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any income tax amounts prior to July 12, 2000. Subsequent to July 12, 2000, the date of reorganization as discussed in
Note 3, the Company became a C Corporation and began accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." No benefit for federal income taxes has been recorded for the six months ended June 30, 2001, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carry forwards, would have been offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's limited operating history. For the year ending December 31, 2001, management currently estimates that a valuation allowance will be provided for the expected loss to be incurred.

10. SENIOR SECURED CREDIT FACILITY

   On January 12, 2001, as required under the terms of the senior secured credit facility, the Company entered into an interest rate cap agreement with a counter party for a notional amount of $12.5 million to manage the interest rate risk on the Company's variable rate debt. The agreement expires in three years and caps the three-month LIBOR interest rate at 7.25%. A loss of approximately $14,000 was recorded for this derivative for the six months ended June 30, 2001.

   On February 23, 2001, the Company entered into an amendment to the senior secured credit facility which included a consent to the expansion of its territory to include the Iowa City and Cedar Rapids, Iowa BTA's as discussed in
Note 4 and which amended certain covenant definitions and requirements.

   On June 29, 2001, the Company borrowed an additional $25.0 million under Tranche B bringing the total borrowings to date to $50.0 million, the entire Tranche B commitment. At June 30, 2001, the weighted average interest rate on these borrowings was 8.03%.

11. STOCK OPTIONS

   On February 28, 2001, the Board of Directors approved options for members of management, employees and directors, with a grant date of January 1, 2001. The vesting period for these employee stock options begins on the later of the employee's hire date or January 1, 2001, and extends for four years. For directors, the vesting period begins on January 1, 2001, and extends for four years. During the six months ended June 30, 2001, 1,416,750 options were granted at an exercise price of $4.65.

   At June 30, 2001, the following is a summary of options granted and outstanding:

                                                                Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
   Outstanding at December 31, 2000................. 1,590,000       $5.52
   Granted.......................................... 1,416,750        4.65
   Exercised........................................       --          --
   Forfeited........................................    (6,750)       5.50
                                                     ---------       -----
   Outstanding at June 30, 2001..................... 3,000,000       $5.11
                                                     =========       =====

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the then expected offering price of a planned initial public offering in 2000, the Company recognized total unearned compensation expense of approximately $8.3 million related to the grants made in July 2000. This amount is being amortized as compensation expense over the vesting period of the options; such vesting period begins on the employee's date of hire and extends for four years. For directors and all employee grants subsequent to February 28, 2001, the vesting period begins on the date of grant and extends for four years. Total non-cash compensation expense related to such options for the six months ended June 30, 2001 was approximately $1.0 million. There was no compensation expense recorded for the grants made during the six months ended June 30, 2001 since the exercise price was equal to the estimated fair value of the Company's common stock.

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                For the Six
                                                               Months Ended
                                                             -----------------
                                                             June 30, June 30,
                                                               2001     2000
                                                             -------- --------
                                                              (in thousands)
   Supplemental disclosure of cash flow information--Cash
    paid for interest.......................................  $  749   $1,710
   Supplemental schedule of noncash investing and financing
    activities:
   Accounts payable incurred for the acquisition of
    property, equipment and construction in process.........  14,666    7,732
   Accrued dividends on redeemable preferred stock..........   4,568      --
   Accretion to the redemption amount of preferred stock....     351      --

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

13. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

   The senior discount notes are fully, unconditionally, and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly-owned subsidiaries of iPCS, Inc. The following unaudited condensed consolidating financial information as of and for the six months ended June 30, 2001 is presented for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (in thousands):

                                      iPCS        iPCS
                           iPCS,    Wireless,  Equipment,
                            Inc.      Inc.        Inc.    Eliminations Consolidated
                          --------  ---------  ---------- ------------ ------------
                      Condensed Consolidated Balance Sheet
         ASSETS
         ------
Current Assets:
 Cash and cash
  equivalents...........  $    303  $ 90,170    $   307                  $ 90,780
 Accounts and other
  receivable, net.......       --     14,023        --                     14,023
 Intercompany
  receivables...........   100,761       --           7    $(100,768)         --
 Other current assets...        11     4,552        --           --         4,563
                          --------  --------    -------    ---------     --------
 Total current assets...   101,075   108,745        314     (100,768)     109,366
 Property and equipment,
  net...................       --    145,853     37,667          (12)     183,508
 Intangibles, net.......     8,673    33,472        --           --        42,145
 Intercompany
  receivables--long
  term..................   225,060    38,365      2,918     (266,343)         --
 Other non-current
  assets................     6,173     5,045        --           --        11,218
                          --------  --------    -------    ---------     --------
 Total assets...........  $340,981  $331,480    $40,899    $(367,123)    $346,237
                          ========  ========    =======    =========     ========
LIABILITIES, REDEEMABLE
   PREFERRED STOCK AND
   EQUITY/(DEFICIENCY)
-----------------------
Current Liabilities:
 Accounts payable.......  $      3  $ 26,604    $ 4,756                  $ 31,363
 Intercompany payables..             100,768        --     $(100,768)         --
 Other current
  liabilities...........        12     8,208          9          --         8,229
                          --------  --------    -------    ---------     --------
 Total current
  liabilities...........        15   135,580      4,765     (100,768)      39,592
 Accrued interest.......    13,275       --         --           --        13,275
 Intercompany payables--
  long term.............             227,977     38,366     (266,343)         --
 Long-term debt.........   138,378    50,000        --           --       188,378
 Other non-current
  liabilities...........       --     10,986        --           --        10,986
                          --------  --------    -------    ---------     --------
 Total liabilities......   151,668   424,543     43,131     (367,111)     252,231
                          --------  --------    -------    ---------     --------
Redeemable preferred
 stock..................   118,999       --         --           --       118,999
                          --------  --------    -------    ---------     --------
Common stock............       449       --         --           --           449
Additional paid in
 capital................    73,402       --         --           --        73,402
Unearned compensation...    (4,495)      --         --           --        (4,495)
Accumulated
 equity/(deficiency)....       958   (93,063)    (2,232)         (12)     (94,349)
                          --------  --------    -------    ---------     --------
 Total
  equity/(deficiency)...    70,314   (93,063)    (2,232)         (12)     (24,993)
                          --------  --------    -------    ---------     --------
 Total liabilities,
  redeemable preferred
  stock and
  equity/(deficiency)...  $340,981  $331,480    $40,899    $(367,123)    $346,237
                          ========  ========    =======    =========     ========
Total revenues..........            $ 42,011    $ 3,151    $  (3,151)    $ 42,011
                          --------  --------    -------    ---------     --------
Operating expenses......  $    520    68,370      3,175       (3,139)      68,926
                          --------  --------    -------    ---------     --------
Loss from operations....      (520)  (26,359)       (24)         (12)     (26,915)
                          --------  --------    -------    ---------     --------
Other income/(expense)..     5,775   (11,098)    (1,574)         --        (6,897)
                          --------  --------    -------    ---------     --------
Net income/(loss).......  $  5,255  $(37,457)   $(1,598)   $     (12)    $(33,812)
                          ========  ========    =======    =========     ========

                 Condensed Consolidated Statement of Operations
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                                     iPCS        iPCS
                           iPCS,   Wireless,  Equipment,
                           Inc.      Inc.        Inc.    Eliminations Consolidated
                          -------  ---------  ---------- ------------ ------------

                 Condensed Consolidated Statement of Cash Flows

Operating activities,
 net....................  $17,934  $(23,696)   $ (1,330)     $(12)      $(7,104)
Financing activities:
 Capital expenditures...      --    (52,120)    (18,241)       12       (70,349)
 Acquisition of Iowa
  City/Cedar Rapids,
  Iowa markets..........      --    (31,840)        --        --        (31,840)
 Other financing
  activities............      --      9,410         --        --          9,410
                          -------  --------    --------      ----       -------
Financing activities,
 net....................      --    (74,550)    (18,241)       12       (92,779)
                          -------  --------    --------      ----       -------
Investing activities,
 net....................  (17,933)   23,129      19,509       --         24,705
                          -------  --------    --------      ----       -------
Increase/(decrease) in
 cash and cash
 equivalents............        1   (75,117)        (62)      --        (75,178)
Cash and cash
 equivalents at
 beginning of period....      302   165,287         369       --        165,958
                          -------  --------    --------      ----       -------
Cash and cash
 equivalents at end of
 period.................  $   303  $ 90,170    $    307      $--        $90,780
                          =======  ========    ========      ====       =======

14. SUBSEQUENT EVENT

   On August 28, 2001, the Company signed an agreement and plan of merger with AirGate PCS, Inc., a Sprint PCS affiliate, under which AirGate and the Company will combine in a tax-free stock for stock transaction. At the effective time of the merger, each issued and outstanding share of the Company's common stock will be converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock will be converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, AirGate will assume each unexpired and unexercised option and warrant to purchase shares of the Company's common stock and convert it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant will be equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options will be fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the applicable warrant agreement. The total number of shares of AirGate common stock to be issued by AirGate in connection with the merger will not exceed 13,500,000. The transaction is subject to customary regulatory review, and approvals by the stockholders of AirGate and the Company, both companies' senior secured lenders, and Sprint PCS. The merger agreement will terminate if the merger is not consummated on before March 1, 2002.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                               AIRGATE PCS, INC.

                                      and

                                   iPCS, INC.

                          dated as of August 28, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


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
 ARTICLE I  THE MERGER.....................................................   1

  1.1  The Merger.........................................................    1
  1.2  Effective Time.....................................................    2
  1.3  Effects of the Merger..............................................    2
  1.4  Conversion of Company Common Stock.................................    2
  1.5  Stock Options......................................................    3
  1.6  Assumption of Warrants.............................................    3
  1.7  Public Common Stock; Merger Sub Common Stock.......................    4
  1.8  Shares of Dissenting Stockholders..................................    4
  1.9  Certificate of Incorporation and By-Laws...........................    4
  1.10 Directors and Officers.............................................    4
  1.11 Tax Consequences...................................................    4

 ARTICLE II  EXCHANGE OF SHARES............................................   4

  2.1  Exchange of Shares, Distributions; Voting Rights...................    4

 ARTICLE III  DISCLOSURE SCHEDULES.........................................   6

  3.1  Disclosure Schedules...............................................    6

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   6

  4.1  Corporate Organization.............................................    7
  4.2  Capitalization.....................................................    7
  4.3  Authority; No Violation............................................    8
  4.4  Consents and Approvals.............................................    9
  4.5  Financial Statements...............................................    9
  4.6  No Undisclosed Liabilities.........................................   10
  4.7  Absence of Certain Changes or Events...............................   10
  4.8  SEC Reports........................................................   10
  4.9  Property...........................................................   11
  4.10 Leases.............................................................   11
  4.11 Environmental Matters..............................................   11
  4.12 Certain Contracts..................................................   12
  4.13 Distributors and Suppliers.........................................   14
  4.14 Insurance..........................................................   14
  4.15 Legal Proceedings..................................................   14
  4.16 Compliance with Applicable Law.....................................   15
  4.17 Benefit Plans......................................................   15
  4.18 Taxes..............................................................   16
  4.19 Sprint Agreement Compliance........................................   17
  4.20 Intellectual Property..............................................   17
  4.21 Labor Matters......................................................   18
  4.22 Reorganization.....................................................   19
  4.23 Broker's Fees......................................................   19
  4.24 Related Party Transactions.........................................   19
  4.25 Company Information................................................   19
  4.26 Required Vote of the Company.......................................   20
  4.27 Takeover Statutes..................................................   20
  4.28 Amount of Indebtedness.............................................   20

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
 ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PUBLIC .......................  20

  5.1  Corporate Organization..............................................   20
  5.2  Capitalization......................................................   21
  5.3  Authority; No Violation.............................................   22
  5.4  Consents and Approvals..............................................   22
  5.5  Financial Statements................................................   23
  5.6  No Undisclosed Liabilities..........................................   23
  5.7  Absence of Certain Changes or Events................................   23
  5.8  SEC Reports.........................................................   24
  5.9  Property............................................................   24
  5.10 Leases..............................................................   24
  5.11 Environmental Matters...............................................   24
  5.12 Certain Contracts...................................................   25
  5.13 Distributors and Suppliers..........................................   27
  5.14 Insurance...........................................................   27
  5.15 Legal Proceedings...................................................   27
  5.16 Compliance with Applicable Law......................................   27
  5.17 Benefit Plans.......................................................   28
  5.18 Taxes...............................................................   29
  5.19 Sprint Agreement Compliance.........................................   29
  5.20 Intellectual Property...............................................   30
  5.21 Labor Matters.......................................................   30
  5.22 Reorganization......................................................   31
  5.23 Broker's Fees.......................................................   31
  5.24 Related Party Transactions..........................................   31
  5.25 Public Information..................................................   32
  5.26 Required Vote of Public.............................................   32
  5.27 Amount of Indebtedness..............................................   32

 ARTICLE VI  COVENANTS RELATING TO CONDUCT OF BUSINESS......................  32

  6.1  Covenants of the Company............................................   32
  6.2  Covenants of Public.................................................   35

 ARTICLE VII  ADDITIONAL AGREEMENTS.........................................  37

  7.1  Regulatory Matters..................................................   37
  7.2  Access to Information...............................................   39
  7.3  Stockholder Meeting.................................................   40
  7.4  Legal Conditions to Merger..........................................   41
  7.5  Affiliates..........................................................   41
  7.6  Nasdaq Listing......................................................   41
  7.7  Employee Benefit Plans; Existing Agreements.........................   41
  7.8  Additional Agreements...............................................   42
  7.9  Advice of Changes...................................................   42
  7.10 Current Information.................................................   42
  7.11 Accountants' Letter.................................................   42
  7.12 Additional Reports and Information..................................   42
  7.13 Section 16(b) Matters...............................................   42
  7.14 Nomination of Directors.............................................   42
  7.15 Supplemental Warrant Agreement; Warrant Notices.....................   43
  7.16 Expenses............................................................   43
  7.17 Indemnification.....................................................   43
  7.18 Takeover Statute....................................................   44

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
  7.19  Registration Rights Agreement....................................    44
  7.20  Plan of Reorganization...........................................    44
  7.21  Lock-Up Agreements...............................................    44
  7.22  Transfer of Company Records......................................    45
        Formation of Merger Sub and Execution and Delivery of Sub Joinder
  7.23  Agreement........................................................    45

 ARTICLE VIII  CONDITIONS PRECEDENT.......................................   46

  8.1   Conditions to Each Party's Obligation To Effect the Merger.......    46
  8.2   Conditions to Obligations of Public and Merger Sub...............    47
  8.3   Conditions to Obligations of the Company.........................    48
  8.4   Standards........................................................    49

 ARTICLE IX  TERMINATION AND AMENDMENT....................................   49

  9.1   Termination......................................................    49
  9.2   Effect of Termination............................................    50
  9.3   Amendment........................................................    50
  9.4   Extension; Waiver................................................    51

 ARTICLE X  GENERAL PROVISIONS............................................   51

  10.1  No Survival of Representations and Warranties....................    51
  10.2  Closing..........................................................    51
  10.3  Notices..........................................................    51
  10.4  Interpretation, Certain Definitions..............................    52
  10.5  Counterparts.....................................................    53
  10.6  Entire Agreement.................................................    53
  10.7  Governing Law and Venue..........................................    53
  10.8  Enforcement of Agreement.........................................    53
  10.9  Severability.....................................................    53
  10.10 Publicity, etc...................................................    53
  10.11 Assignment.......................................................    53
  10.12 No Third Party Beneficiaries.....................................    54

 Exhibit A--Form of Company Support Agreement.............................
 Exhibit B--Form of Registration Rights Agreement.........................

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
Affiliate...................................................................  68
Agreement...................................................................   2
Associate...................................................................  68
Balance Sheets..............................................................  13
Blackstone..................................................................  59
Blackstone Director.........................................................  56
Business Day................................................................  68
Certificate.................................................................   3
Certificate of Designations.................................................   3
Certificate of Merger.......................................................   3
ChaseMellon.................................................................   5
Closing.....................................................................  67
Closing Date................................................................  67
Code........................................................................   2
Company.....................................................................   2
Company Audited Financial Documents.........................................  13
Company Balance Sheet.......................................................  13
Company Benefit Plans.......................................................  21
Company Common Stock........................................................   3
Company Contract............................................................  19
Company Credit Facility.....................................................  45
Company Director............................................................  56
Company Disclosure Schedule.................................................   9
Company Employees...........................................................  54
Company ERISA Affiliate.....................................................  21
Company Financial Statements................................................  13
Company Indenture...........................................................  45
Company Lease...............................................................  15
Company Material Intellectual Property......................................  24
Company Nominated Directors.................................................  56
Company Option..............................................................   4
Company Option Plan.........................................................   4
Company Permitted Liens.....................................................  15
Company Preferred Stock.....................................................   3
Company Reports.............................................................  14
Company Sprint Agreements...................................................  23
Company Stockholders........................................................  57
Company Support Agreement...................................................   2
Company Tower Leases........................................................  15
Company Unaudited Financial Statements......................................  13
Company Warrants............................................................   5
Converted Company Option....................................................   4
Coverage Period.............................................................  58
Delaware Courts.............................................................  69
Dissenting Shares...........................................................   6
Effective Time..............................................................   3
ERISA.......................................................................  21
Exchange Act................................................................  13
Exchange Ratio..............................................................   3
FCC.........................................................................  20
GAAP........................................................................  14

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
Governmental Entity.........................................................  13
holders of Series A-1 Preferred Stock.......................................  62
HSR Act.....................................................................  50
Indemnified Parties.........................................................  57
Independent Director........................................................  56
Injunction..................................................................  60
Lease Agreement.............................................................  15
LLC.........................................................................   9
LLC Balance Sheet...........................................................  13
Merger......................................................................   2
Merger Consideration........................................................   7
Merger Sub..................................................................   2
Merger Sub Common Stock.....................................................   6
Nasdaq......................................................................   8
Permit......................................................................  20
Person......................................................................  69
Prospectus/Proxy Statement..................................................  26
Public......................................................................   2
Public Audited Financial Statements.........................................  31
Public Benefit Plans........................................................  38
Public Certificates.........................................................   7
Public Common Stock.........................................................   2
Public Credit Facility......................................................  49
Public Disclosure Schedule..................................................   9
Public ERISA Affiliate......................................................  37
Public Financial Statements.................................................  31
Public Indenture............................................................  49
Public Lease................................................................  32
Public Leased Premise.......................................................  32
Public Material Intellectual Property.......................................  40
Public Permit...............................................................  37
Public Permitted Liens......................................................  32
Public Plans................................................................  54
Public Preferred Stock......................................................  28
Public Reports..............................................................  32
Public Sprint Agreements....................................................  39
Public Tower Lease..........................................................  32
Public Unaudited Financial Statements.......................................  31
Resale Restriction..........................................................  59
Restraints..................................................................  60
S-3 Registration Statement..................................................  50
S-4 Registration Statement..................................................  26
Secretary...................................................................   3
Securities Act..............................................................   5
Series A-1 Preferred Stock..................................................   3
Series A-2 Preferred Stock..................................................   3
Sprint Licenses.............................................................  20
Sprint Spectrum.............................................................   5
Sprint Warrant..............................................................   5
Sub Joinder Agreement.......................................................   2
Subsidiary..................................................................  69

Surviving Corporation......................................................   3
TCW........................................................................  59
Termination Fee Shares.....................................................  66
Transfer...................................................................  59
Warrant Agreement..........................................................   5
Warrants...................................................................   5

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2001 (this "Agreement"), by and between AirGate PCS, Inc., a Delaware corporation ("Public"), and iPCS, Inc., a Delaware corporation (the "Company"). It is contemplated that upon its formation as contemplated herein, a newly formed Delaware corporation and wholly owned subsidiary of Public, or another wholly owned subsidiary of Public as the parties may agree ("Merger Sub"), shall enter into a joinder agreement (the "Sub Joinder Agreement") pursuant to which it will become a party to this Agreement.

   WHEREAS, the respective Boards of Directors of Public and the Company have approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the "Merger") and the other transactions contemplated hereby (including all approvals necessary under Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein;

   WHEREAS, the Board of Directors of Public has agreed to recommend that the holders of common stock, par value $.01 per share, of Public (the "Public Common Stock") approve the issuance of shares of Public Common Stock pursuant to the Merger and the other matters contemplated to be submitted to its stockholders in connection with this Agreement;

   WHEREAS, Public and the Company acknowledge and agree that as of the date hereof, Merger Sub has not been formed and has not executed this Agreement. The Company acknowledges that Public has agreed in this Agreement to form Merger Sub upon obtaining the requisite Public Bank Consent (as hereinafter defined) and to cause Merger Sub (or another wholly owned subsidiary of Public as the parties may agree) to execute the Sub Joinder Agreement upon its formation;

   WHEREAS, as an inducement to and a condition to Public entering into this Agreement, certain stockholders of the Company are simultaneously herewith entering into a Support Agreement, in the form of Exhibit A hereto (the "Company Support Agreement"), relating to the agreement of such stockholders to vote to approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

   WHEREAS, the parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be iPCS, Inc. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

   Section 1.2. Effective Time. No later than three Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary"), in such form as required by and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or, if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

   Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

   Section 1.4. Conversion of Company Common Stock.

   (a) At the Effective Time, subject to Section 1.8 and Section 2.1(e) hereof, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held (x) in the Company's treasury or (y) directly or indirectly by Public or the Company or any of their respective Subsidiaries (as defined below)) (including all shares of Series A-1 Convertible Participating Preferred Stock, par value $.01 per share, of the Company ("Series A-1 Preferred Stock") and Series A-2 Convertible Participating Preferred Stock, par value $.01 per share, of the Company ("Series A-2 Preferred Stock" and together with the Series A-1 Preferred Stock, the "Company Preferred Stock") which shall have been converted into Company Common Stock immediately prior to the Effective Time in accordance with
Section 5(b)(ii) of the respective Certificates of Designations (each, a "Certificate of Designations") with respect thereto) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into 0.1594 shares (the "Exchange Ratio") of Public Common Stock. All shares of Company Common Stock converted into Public Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) certificates evidencing the number of whole shares of Public Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.1(e). Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Public Common Stock and cash in lieu of fractional shares issued in consideration therefore upon the surrender of such Certificates in accordance with Section 2.1 hereof, without any interest thereon. The parties understand and agree that the Exchange Ratio has been calculated based upon the accuracy of the representations and warranties set forth in Section 4.2 and that, in the event the number of outstanding shares of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants or other stock equivalents of the Company is greater than or less than the amounts specifically set forth in Section 4.2 (including, without limitation, as a result of (i) any inaccuracy in the representations and warranties set forth in Section 4.2, (ii) the issuance or expiration after the date of this Agreement of options, warrants or other rights to purchase Company Common Stock or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of the Company, recapitalization, reclassification or other like change occurring after the date of this Agreement), the Exchange Ratio shall be appropriately adjusted. Notwithstanding anything to the contrary, in no event shall the aggregate number of shares of Public Common Stock issued (i) at the Effective Time pursuant to this Section 1.4(a) and (ii) upon the exercise of all options, warrants or other rights to purchase Company Common Stock assumed by Public pursuant to this Agreement, exceed 13,500,000.

   (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Public or the Company or any of their respective Subsidiaries shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and shall cease to exist and no stock of Public or other consideration shall be delivered in exchange therefore. All shares of Public Common Stock that are owned by the Company or any of its Subsidiaries shall become treasury stock of Public.

   Section 1.5. Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a fully vested option (a "Converted Company Option") to purchase shares of Public Common Stock in an amount and at any exercise price determined as provided below (and otherwise subject to the terms of the Company's Amended and Restated 2000 Long Term Incentive Plan, as amended (the "Company Option Plan"), the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options):

     (i) the number of shares of Public Common Stock to be subject to the Converted Company Option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option and the Exchange Ratio, provided that any fractional share of Public Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

     (ii) the exercise price per share of Public Common Stock under the Converted Company Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

   (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the Converted Company Options shall be the same as the original Company Options, except that all references to the Company shall be deemed to be references to Public. As soon as practicable after the Effective Time (but in no event later than ten Business Days), Public shall use its reasonable best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 or other appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof) shares of Public Common Stock issuable pursuant to all Company Options converted pursuant to this Section 1.5.

   Section 1.6. Assumption of Warrants. (a) At the Effective Time, Public shall assume and cause to be performed all obligations of the Company under:

     (1) the warrants (the "Warrants") issued pursuant to the Warrant Agreement, dated as of July 12, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), as Warrant Agent (the "Warrant Agreement") to purchase 2,982,699 shares of Company Common Stock; and

     (2) the warrant (the "Sprint Warrant" and together with the Warrants, the "Company Warrants") issued to Sprint Spectrum L.P. ("Sprint Spectrum") to purchase 1,151,938 shares of Company Common Stock.

   (b) Each Company Warrant so assumed by Public under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time, except that (i) each outstanding Company Warrant will be exercisable (or will become exercisable in accordance with its terms), for that number of whole shares of Public Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Public Common Stock and (ii) the per share exercise price for the Public Common Stock issuable upon exercise of such Company Warrant shall be equal to the exercise price per share of Company Common Stock of such Company Warrant divided by the Exchange Ratio, rounded to the nearest whole cent.

   (c) At the Effective Time, Public shall cause a shelf registration statement on Form S-3 under the Securities Act covering Public Common Stock issuable upon exercise of the Warrants to become effective and shall maintain the effectiveness thereof until the earlier of the expiration of the Warrants or the date on which all of the Warrants have been exercised by the holders thereof.

   Section 1.7. Public Common Stock; Merger Sub Common Stock. (a) Except for any shares of Public Common Stock owned by the Company or any of its Subsidiaries, which shall be converted into treasury stock of Public as contemplated by Section 1.4 hereof, the shares of Public Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

   (b) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Public.

   Section 1.8. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock and Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger or consent to the Merger in writing and has properly exercised appraisal rights (the "Dissenting Shares") under the DGCL shall not be converted into the right to receive the Merger Consideration (as defined below) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal, then as of the occurrence of such event, each share of Company Common Stock and Company Preferred Stock held by such holder shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Public (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or attempted withdrawals of such demands received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Public, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

   Section 1.9. Certificate of Incorporation and By-Laws. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time.

   Section 1.10. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

   Section 1.11. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE II

                               Exchange of Shares

   Section 2.1. Exchange of Shares, Distributions; Voting Rights. Subject to the terms and conditions of this Agreement, the parties hereto shall take, or cause to be taken, the following actions:

     (a) At the Effective Time, each record holder of shares of Company Common Stock whose shares were converted into the Merger Consideration shall receive from Public in exchange therefor, upon surrender of such holder's Certificates and delivery to Public of a property completed letter of transmittal (which letter of transmittal shall be executed and delivered to Public prior to the Closing and shall specify that, by surrendering such Certificates, subject only to such holder's receipt of the Merger Consideration and any dividends or other distributions to which such holder is entitled to receive pursuant to
  Section 2.1(b), the holder shall be deemed to have waived all rights and claims and to have released and discharged Public, Merger Sub, the Company and their affiliates from any and all claims and liabilities whatsoever, whether known or unknown, both at law and in equity, arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time, that such holder would otherwise be entitled to assert against such Persons solely by virtue of being or having been a stockholder of the Company ), (x) certificates ("Public Certificates") representing the number of whole shares of Public Common Stock which such record holder has the right to receive pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares of Public Common Stock, if any, which such holder has the right to receive pursuant to Section 2.1(e) (together with the Public Common Stock represented by the Public Certificates, the "Merger Consideration"), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Public Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to Public, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(b).

     (b) No dividends or other distributions declared or made after the Effective Time with respect to Public Common Stock with a record date after the Effective Time shall be paid to the holder of record of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. At the time of the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be issued or paid any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Public Common Stock represented by such Certificate. For purposes of dividends or other distributions in respect of shares of Public Common Stock, all shares of Public Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Public stockholders with a record date at or after the Effective Time the number of whole shares of Public Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (c) If any certificate representing shares of Public Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to Public in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Public Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of Public that such tax has been paid or is not payable.

     (d) Immediately upon and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to Public, they shall be cancelled and converted into the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.2(b) in the manner provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Public Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Public Common Stock or Surviving Corporation Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Public. In lieu of the issuance of any such fractional share, Public shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Public Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices per share of Public Common Stock on The Nasdaq Stock Market ("Nasdaq") as reported by The Wall Street Journal, New York City edition, for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Public Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, unless otherwise agreed, the posting by such Person of a bond, in such reasonable amount as Public may direct and in a form reasonably satisfactory to Public, as indemnity against any such claim that may be made against it with respect to such Certificate, Public will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which the holders thereof are entitled to receive pursuant to Section 2.1(b) in the manner provided in this Article II.

     (g) Public shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Public is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Public, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Public. With respect to any stockholder who is not a foreign person, Public shall receive a certificate of nonforeign status in a form reasonably acceptable to it at or prior to the time such stockholder surrenders its Certificates for exchange in accordance with this Article II. The Company shall deliver to Public on or prior to the Effective Time a certificate from the Company in a form reasonably acceptable to Public that the Company is not a "United States Real Property Holding Company" within the meaning of section 897(c)(2) of the Code.

                                  ARTICLE III

                              Disclosure Schedules

   Section 3.1. Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Public, and Public has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Public, the "Public Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Public, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined herein) with respect to either the Company or Public, respectively.

                                   ARTICLE IV

                 Representations and Warranties of the Company

   Except as set forth in the Company Disclosure Schedule (each reference contained herein to such Company Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the Company Disclosure Schedule), the Company hereby represents and warrants to Public and Merger Sub as follows (for purposes of this Article IV, references to the Company, where appropriate, shall also include Illinois PCS, L.L.C. ("LLC"), the Company's predecessor):

   Section 4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   (b) The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on the Company.

   (c) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Company. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Public, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

   (d) Each of the Company and its Subsidiaries is qualified, authorized, registered and licensed to do business as a foreign corporation in the jurisdictions identified in Section 4.1(d) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries are in good standing as a foreign corporation in each of the jurisdictions identified in Section 4.1(d) of the Company Disclosure Schedule.

   (e) The certificate of incorporation and by-laws of the Company and each of its Subsidiaries, copies of which have previously been made available to Public, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws.

   Section 4.2. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 75,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 44,869,643 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held in the Company's treasury, (ii) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, other than (A) 8,000,000 shares of Company Common Stock reserved for issuance pursuant to Company Options granted pursuant to the Company Option Plan and identified in Section 4.2(a) of the Company Disclosure Schedule, (B) 4,134,637 shares of Company Common Stock reserved for issuance upon exercise of the Company Warrants and (C) 25,000,000 shares of Company Common Stock, plus such additional shares of Company Common Stock as may be required by the terms of the Company Preferred Stock, reserved for issuance upon conversion of the shares of Company Preferred Stock, (iii) 35,000,000 shares of Company Preferred Stock are designated Series A-1 Preferred Stock, 9,090,909 of which shares are issued and outstanding (not including 4,046,963 additional shares required to be issued in respect of accrued but unpaid dividends, including as a result of the Merger) and (iv) 40,000,000 shares of Company Preferred Stock are designated Series A-2 Preferred Stock, 14,000,000 of which shares are issued and outstanding (not including 5,564,426 additional shares required to be issued in respect of accrued but unpaid dividends, including as a result of the Merger). Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock is convertible into one share of Company Common Stock as of the date hereof, and such conversion rate shall be the conversion rate as of the Effective Time. Each Warrant represents the right to purchase
9.94233 shares of Company Common Stock. Each Sprint Warrant represents the right to purchase one share of Company Common Stock. Immediately prior to the Effective Time, all issued and outstanding shares of Company Preferred Stock (including, without limitation, all of the shares of Company Preferred Stock issuable as a special dividend pursuant to Section 2(h) of the applicable Certificate of Designations and all of the shares of Company Preferred Stock to be issued in respect of accrued but unpaid dividends) will automatically convert into Company Common Stock pursuant to Section 5(b)(ii) of the applicable Certificate of Designations so that immediately prior to the Effective Time there will be no shares of Company Preferred Stock outstanding and all shares of Company Common Stock issued upon such automatic conversion shall be converted in the Merger pursuant to Section 1.4 of this Agreement. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are isssuable, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2(a) of the Company Disclosure Schedule, free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof (i) the name of each holder of Company Common Stock, Company Preferred Stock and Company Options and the number of shares of Company Common Stock, Company Preferred Stock and Company Options held by each such holder, respectively; (ii) the date of each Company Option granted, the number of shares subject to each Company Option, the expiration date of each Company Option, and the price at which each Company Option may be exercised under the Company Option Plan and (iii) the number of shares subject to Company Warrants and the price at which such Company Warrants may be exercised. All shares of Company Common Stock subject to issuance upon exercise of the Company Options and the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

   (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in
Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares (or other equity or ownership interests) are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Public with
Section 1.5 and Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries. Except as described in Section
4.2 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

   Section 4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company and, subject only to the approval and adoption of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, no other corporate proceedings on the part of the Company or its stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Public and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

   Section 4.4. Consents and Approvals. Except for (a) the filing of a notification under the HSR Act (as defined in Section 7.1(b)), (b) the approval and adoption of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL,
(d) the consent of Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. (collectively, "Sprint PCS") required pursuant to the terms of the Company Sprint Agreements and (e) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

   Section 4.5. Financial Statements. (a) The Company has previously made available to Public copies of the financial statements of LLC and the Company, consisting of (i) an audited consolidated statement of financial condition of LLC as of December 31, 1999 (the "LLC Balance Sheet") and the related statements of operations, members' equity, and cash flows for the period from January 22, 1999 (date of inception) through December 31, 1999 and an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000 (the "Company Balance Sheet" and together with the LLC Balance Sheet, the "Balance Sheets") and the related consolidated statements of operations, cash flows and redeemable preferred stock and equity for the year ended December 31, 2000 as reported in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, and including the notes thereto, the "Company Audited Financial Statements"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries and LLC as of June 30, 2000 and 2001 and the related unaudited consolidated statements of operations, cash flows and redeemable preferred stock and equity for the six-month periods ended

June 30, 2000 and 2001 as reported in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2001 filed with the SEC under the Exchange Act (the "Company Unaudited Financial Statements" and, together with the Company Audited Financial Statements, the "Company Financial Statements"). The Company Financial Statements (including the related notes, where applicable) fairly present, and the financial statements to be delivered by the Company to Public after the date of this Agreement pursuant to Section 7.12 hereof and to be filed by the Company with the SEC after the date of this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries, as the case may be, as of the respective dates thereof, and the results of the consolidated operations and consolidated financial position of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to recurring audit adjustments normal in amount and nature and to any other adjustments described therein) in conformity with GAAP (except in the case of the unaudited statements for the lack of complete notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

   (b) Each of the Company Financial Statements (including the related notes) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto at the date of their filing. Each of the Company Financial Statements (including, in each case, any notes thereto) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except (i) as may be indicated in the notes thereto, (ii) with respect to any unaudited financial statements, for normal period-end adjustments, and (iii) with respect to any monthly financial statements, for the absence of notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

   Section 4.6. No Undisclosed Liabilities. Except (a) as disclosed in the Company Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of the Company since the date of the Company Balance Sheet and (c) liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise.

   Section 4.7. Absence of Certain Changes or Events. Except as may be set forth in Section 4.7 of the Company Disclosure Schedule or as disclosed in any Company Report (as defined in Section 4.8) filed with the SEC prior to the date of this Agreement or in the Company Financial Statements, since December 31, 2000, (i) neither the Company nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business and consistent with their past practices, (ii) there has been no change or development or combination of changes or developments which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) other than with respect to the accrual of in-kind dividends on the Company Preferred Stock, there has been no declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its equity securities; (iv) there has been no material increase in the compensation payable or to become payable by the Company or any Subsidiary to its directors, officers or employees and no material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees and (v) there has been no material change in tax accounting or other accounting methods, principles or practices by the Company or any Subsidiary.

   Section 4.8. SEC Reports. The Company has previously made available to Public a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports"), (b) material written communication between the Company and the SEC, and (c) communication mailed by the Company to its stockholders and no such registration statement, prospectus, report, schedule, proxy statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company

Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto.

   Section 4.9. Property. (a) Each of the Company and its Subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, except (i) liens under the Company Credit Facility, (ii) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings,
(iii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iv) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (v) for dispositions of and encumbrances on such properties or assets in the ordinary course of business or
(vi) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i) (ii), (iii) (iv) and (vi) collectively, the "Company Permitted Liens").

   (b) Section 4.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by the Company or any of its Subsidiaries and all buildings and improvements thereon.

   Section 4.10. Leases. (a) Section 4.10(a) of the Company Disclosure Schedule contains an accurate and complete list of each lease pursuant to which the Company or any of its Subsidiaries leases any real property (excluding leases or licenses of tower space to which the Company or any of its Subsidiaries is a party ("Company Tower Leases") and leases of land containing towers) (each a "Company Lease")). A true and complete copy of each Company Lease has heretofore been made available to Public. As of June 30, 2001, the Company was making rental payments on 522 Company Tower Leases to which the Company or any of its Subsidiaries is a party.

   (b) To the knowledge of the Company, each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Company Lease of real property (a "Leased Premise")Lease Agreement is free and clear of all encumbrances other than Company Permitted Liens. There are no existing defaults by the Company or any of its Subsidiaries under any of the Company Leases, and to the knowledge of the Company no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Company Lease. The Company has received no notice, and has no other reason to believe, that any lessor under any Company Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 4.11. Environmental Matters. Except as set forth in Section 4.11 of the Company Disclosure Schedule:

     (a) The Company and each of its Subsidiaries (1) are in compliance in all material respects with all, and, to the knowledge of the Company, are not subject to any liability with respect to any, applicable Environmental Laws, (2) hold or have applied for all Environmental Permits necessary to conduct their current operations and (3) are in compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

     (b) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

     (c) Neither the Company nor any of its Subsidiaries (1) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (2) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

     (d) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

     (e) To the knowledge of the Company, there are no underground storage tanks or above-ground storage tanks located on any Real Property which are now, or in the past were, used to store Hazardous Materials. "Real Property" shall mean all real property that is owned or used by the Company or any of its Subsidiaries or that is reflected as an asset of the Company or any of its Subsidiaries on the Company Balance Sheet.

     (f) For purposes of this Agreement:

   "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

   "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment, stipulation, injunction, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, historic preservation, or health and safety as affected by the environment or natural resources, including, without limitation, the National Environmental Policy Act of 1969, as amended as of the date hereof, the National Historic Preservation Act, and those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

   "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

   "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

   Section 4.12. Certain Contracts. (a) Except for Contracts described in clauses (i), (iii), (iv), (v), (vii), (viii), (xiii), (xiv), (xvi), (xvii),
(xx), (xxi) and (xxii) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

     (i) Contracts of the Company or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

     (ii) Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any of its Subsidiaries;

     (iii) any letters of credit or similar arrangements relating to the Company or any of its Subsidiaries;

     (iv) any employment agreements with any employee of the Company or any of its Subsidiaries or other Person on a consulting basis;

     (v) any management, consulting or advisory agreements, or severance plans or arrangements for any present or former employee of the Company or any of its Subsidiaries;

     (vi) any non-disclosure agreements and non-compete agreements binding present and former employees of the Company or any of its Subsidiaries;

     (vii) any agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal;

     (viii) any agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

     (ix) any agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving the Company or any of its Subsidiaries or pursuant to which or the Company or any of its Subsidiaries has any liability, contingent or otherwise;

     (x) any powers of attorney granted by or on behalf of the Company or any of its Subsidiaries;

     (xi) any agreement, other than agreements entered into in the ordinary course of the Company's or any of its Subsidiaries' business consistent with past practice, which prevents the Company or any of its Subsidiaries from disclosing confidential information;

     (xii) any agreement which in any way purports to prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

     (xiii) any sales distribution agreements, franchise agreements and advertising agreements relating to the Company or any of its Subsidiaries;

     (xiv) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries;

     (xv) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person, other than Company Tower Leases;

     (xvi) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to settle any liability for Taxes;

     (xvii) any agreement pursuant to which the Company has agreed to shift or allocate the liability of the Company, any of its Subsidiaries or any other Person for Taxes;

     (xviii) any agreement pursuant to which the Company may be required to file a registration statement under the Securities Act with respect to any securities issued by the Company; and

     (xix) any joint venture agreement or partnership agreement;

     (xx) any requirements or output contracts;

     (xxi) any vendor agreements;

     (xxii) any construction contracts or construction management contracts;

     (xxiii) any agreement between the Company or any of its Subsidiaries and any of their respective stockholders; and

     (xxiv) any other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and which is material to the Company and its Subsidiaries taken as a whole.

   (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, with respect to each Company Contract (as defined below): (i) the Company Contract is in full force and effect and is valid and enforceable in accordance with its terms; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of the Company, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of the Company, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto has repudiated or acted in a manner inconsistent with any provision thereof. Neither the Company nor any of its Subsidiaries is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed on Section 4.12(a) of the Company Disclosure Schedule under the terms of this Section 4.12.

   (c) Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement or as disclosed in Section 4.12(c) of the Company Disclosure Schedule, no "Event of Default" (as defined in the Company Indenture and the Company Credit Facility, respectively) has occurred and is continuing under either of the Company Indenture or the Company Credit Facility and neither the Company nor any of its Subsidiaries has previously received a waiver of any Event of Default (as defined in the Company Indenture and the Company Credit Facility, respectively) under the Company Indenture or the Company Credit Facility.

   (d) Each contract, arrangement, commitment or understanding of any type or form required to be described in Section 4.12(a), whether or not set forth in
Section 4.12(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract"

   Section 4.13. Distributors and Suppliers. Except as set forth on Section
4.13 of the Company Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from December 31, 2000 to July 31, 2001, or with any supplier from whom the Company or any of its Subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2000 to July 31, 2001. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or 5% supplier of its business relationship with the Company or any modification or intended modification of its business relationship with the Company in a manner which is adverse in any material respect to the Company, and neither the Company nor any of its Subsidiaries has knowledge of any facts which could reasonably be expected to form an adequate basis for such termination or modification.

   Section 4.14. Insurance. Except as set forth in Section 4.14 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries. The insurance policies of the Company and of its Subsidiaries are valid and enforceable policies in all material respects.

   Section 4.15. Legal Proceedings. (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company to any of its Subsidiaries has agreed to indemnify, as such, or challenging the validity or propriety of the transactions contemplated by this Agreement and, to the knowledge of the Company, no event has occurred, and no state of facts exists, that could reasonably be expected to result in any such action, suit or proceeding.

   (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such.

   Section 4.16. Compliance with Applicable Law. (a) Except for the Sprint Licenses (as defined below), the Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations (each a "Company Permit") necessary for the lawful conduct of their respective businesses and the lawful ownership, use and operation of its assets under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

   (b) To the actual knowledge of the Company, there has been no investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the Federal Communications Commission (the "FCC") or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to the Company or any of its Subsidiaries or LLC or to any authorizations under which the Company conducts its business. No proceedings are pending or, to the actual knowledge of the Company, threatened to revoke or limit any of the Company Permits or the personal communications service licenses held by Sprint PCS or its Affiliates (the "Sprint Licenses"). For purposes of this Section 4.16(b) only, "actual knowledge of the Company" means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Technology Officer of the Company.

   (c) To the knowledge of the Company, no event has occurred which (i) results in, or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any of the Company Permits or the Sprint Licenses, or (ii) affects or could reasonably be expected in the future to affect any of the rights of the Company or its Subsidiaries under any material Company Permits or any of the rights of Sprint PCS or its Affiliates under the Sprint Licenses. No facts are known to the Company or the Company Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Company Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine imposed against the Company or any of the Company Subsidiaries, and neither the execution by the Company of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this Section 4.16(c).

   Section 4.17. Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code (a "Company ERISA Affiliate"), for the benefit of any current or former employee of the Company or any Company ERISA Affiliate (the "Company Benefit Plans").

   (b) The Company has heretofore made available to Public true and complete copies of each of the Company Benefit Plans and all related documents, including but not limited to (i) the most recent actuarial report for such Company Benefit Plan (if applicable), and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

   (c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) each of the Company Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including but not limited to the Exchange Act, the Securities Act, ERISA and the Code, (ii) to the knowledge of the Company, each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, either (1) has received a favorable determination letter from the IRS, or
(2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter,

(iii) no Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company or the Company ERISA Affiliates or (z) benefits which are fully insured or the full cost of which is borne by the current or former employee (or his beneficiary),
(iv) no Company Benefit Plan is subject to Title IV of ERISA, and no liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and neither the Company nor a Company ERISA Affiliate has any contingent liability under Title IV of ERISA,
(v) no Company Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by the Company or any Company ERISA Affiliates as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither the Company nor any Company ERISA Affiliate has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, and
(ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of the Company or any Company ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant.

   Section 4.18. Taxes. (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) due to be paid or accrued at or prior to the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, (A) the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (viii) neither the Company nor its Subsidiaries has any liability for Taxes of any

Person (other than a liability of the Company for Taxes of any of its Subsidiaries or a liability of any of the Company's Subsidiaries for Taxes of the Company) under Regulation 1.1502-6 or 1.1502-78(b)(2) under the Code (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (ix) neither the Company nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code.

   (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

   Section 4.19. Sprint Agreement Compliance. (a) Neither the Company nor any of its Subsidiaries has violated or failed to meet any deadline or requirement in the Company Sprint Agreements, except as has been remedied, waived or modified and previously disclosed to Public in writing. Section 4.19(a) of the Company Disclosure Schedule sets forth the extent of the Company's progress in the completion of its build-out and network launch as of the date of this Agreement.

   (b) Section 4.19(b) of the Company Disclosure Schedule sets forth a list of all agreements between the Company, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint PCS and any of its Affiliates, on the other hand (collectively, the "Company Sprint Agreements"). The Company has made available to Public a true and complete copy of each of the written instruments, plans, contracts and agreements, including the Company Sprint Agreements, and an accurate description of each of the oral arrangements, oral contracts and oral agreements, which are listed on Section 4.12(a) and Section 4.19(b) of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto. There are no unwritten amendments to, or waivers under, any Sprint Agreement.

   (c) The Company Sprint Agreements are valid, binding and enforceable against the Company or its Subsidiaries, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the Company Sprint Agreements. To the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary, or would permit termination or modification by Sprint PCS or any of its Affiliates, under any of the Company Sprint Agreements. Neither the Company nor any Subsidiary has knowledge of any cancellation or anticipated cancellation by Sprint PCS or any of its Affiliates of any of the Company Sprint Agreements. The Company has provided Public with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of the Company Sprint Agreements or (ii) alleging a material breach of the Company Sprint Agreements.

   Section 4.20. Intellectual Property. (a) "Intellectual Property' means all intellectual property or other proprietary rights of every kind, including all domestic or foreign patents, patent rights, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, inventions (whether or not patentable), and all documentation thereof.

   (b) The Company owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of the Company and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Company Material Intellectual Property"). Except as set forth in
Section 4.20 of the Company Disclosure Schedule: (1) no written claim of invalidity or conflicting ownership rights with respect to any Company Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding;
(2) no Person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (3) to the Company's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (4) to the Company's knowledge, there exists no prior act or current conduct or use by the Company, any of its Subsidiaries or any third party that would void or invalidate any Company Material Intellectual Property;
(5) to the Company's knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries; and (6) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the Company Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Material Intellectual Property. In addition, the matters disclosed on Section 4.20 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

   Section 4.21. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. No union representation question exists and, to the knowledge of the Company and its Subsidiaries, there has been no union organization effort respecting the employees of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of the Company are entitled to (i) receive current or future compensation from the Company or its Subsidiaries other than pursuant to the terms of any Company Benefit Plan or (ii) participate in any Company Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

   (b) (i) Each of the Company and its Subsidiaries is in compliance with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries; (iv) no grievance that might have an adverse effect upon the Company or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

   (c) Except for employees who are parties to employment agreements with the Company or any of its Subsidiaries, which agreements are set forth in Section
4.21 (c) of the Company Disclosure Schedule, and except as otherwise disclosed in Section 4.21(c) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are terminable at will, with or without cause, and without cost to the Company and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company or its Subsidiaries prior to the hiring of a person not previously employed by the Company or such Subsidiary.

   Section 4.22. Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, the Company knows of no reason why it will be unable to deliver to Mayer, Brown & Platt and to Winston & Strawn representation letters with respect to the Company in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(e) and 8.3(d).

   Section 4.23. Broker's Fees. Except as set forth on Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement. The terms of any such broker's fees, commissions or finder's fees are as set forth in Section 4.23 of the Company Disclosure Schedule.

   Section 4.24. Related Party Transactions. Except as set forth on Section
4.24 of the Company Disclosure Schedule, to the knowledge of the Company, no stockholder nor any officer or director of the Company or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. No stockholder, officer or director of the Company or any of its Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by the Company or any of its Subsidiaries, (b) to the knowledge of the Company has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of the Company or any of its Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

   Section 4.25. Company Information. None of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Public in connection with the issuance of shares of Public Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Public Special Meeting (as hereinafter defined), in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   Section 4.26. Required Vote of the Company. Except as set forth in Section
4.26 of the Company Disclosure Schedule, and except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock of the Company to adopt and approve this Agreement and the Merger, no vote of the stockholders of the Company, or any class thereof, or of the holders of any securities of the Company (equity or otherwise), is required by law, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Company or otherwise in order for the Company to consummate the Merger and the other transactions contemplated by this Agreement. The total number of shares of capital stock subject to Company Support Agreements constitutes in excess of 50% of the voting power of the issued and outstanding capital stock of the Company on a fully diluted basis.

   Section 4.27. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state and federal laws in the United States (each a "Takeover Statute") (with the exception of Section 203 of the DGCL) is applicable to the transactions contemplated by this Agreement (including the Merger). The action previously taken by the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on business combinations with interested stockholders set forth in
Section 203 of the DGCL.

   Section 4.28. Amount of Indebtedness. The aggregate principal amount of indebtedness for borrowed money (not including capital leases and amounts under the Company Indenture) of the Company and its Subsidiaries outstanding as of the date hereof is approximately $50,000,000. Except as set forth in Section
4.28 of the Company Disclosure Schedule, the Company and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness.

                                   ARTICLE V

                    Representations and Warranties of Public

   Except as set forth in the Public Disclosure Schedule (each reference contained herein to such Public Disclosure Schedule qualifies the referenced representation and warranty to the extent specified in the Public Disclosure Schedule), Public, on behalf of itself and Merger Sub, hereby represents and warrants to the Company as follows:

   Section 5.1. Corporate Organization. (a) Public is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   (b) Public has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on Public. Upon Merger Sub's execution of this Agreement, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   (c) Each of Public's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Public's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on Public. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of Public, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

   (d) Each of Public and its Subsidiaries is qualified, authorized, registered and licensed to do business as a foreign corporation in the jurisdictions identified in Section 5.1(d) of the Public Disclosure Schedule. Each of Public and its Subsidiaries are in good standing as a foreign corporation in each of the jurisdictions identified in Section 5.1(d) of the Public Disclosure Schedule.

   (e) The certificate of incorporation and by-laws of Public and each of its Subsidiaries, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Neither Public nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws.

   Section 5.2. Capitalization. (a) The authorized capital stock of Public consists of 150,000,000 shares of Public Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Public Preferred Stock"). As of the date of this Agreement, (i) 13,359,734 shares of Public Common Stock are issued and outstanding and no shares of Public Common Stock are held in Public's treasury, (ii) no shares of Public Preferred Stock were issued and outstanding and (iii) 2,000,000 shares of Public Common Stock are authorized for issuance under Public's 1999 Stock Option Plan, 200,000 shares of Public Common Stock are authorized for issuance under Public's 2001 Stock Option Plan and 150,000 shares of Public Common Stock are authorized for issuance under the Public Employee Stock Purchase Plan. All of the issued and outstanding shares of Common Stock are, and all shares authorized for issuance under Public's 1999 Stock Option Plan, 2001 Stock Option Plan and Public Employee Stock Purchase Plan will be, upon issuance in accordance with the terms specified in such plans and agreements, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 5.2(a) of the Public Disclosure Schedule, free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in
Section 5.2(a) of the Public Disclosure Schedule, Public does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Public Common Stock, Public Preferred Stock or any other equity security of Public or any securities representing the right to purchase or otherwise receive any shares of Public Common Stock, Public Preferred Stock or any other equity security of Public. The shares of Public Common Stock to be issued pursuant to the Merger (including the shares of Public Common Stock issuable upon exercise of the Converted Company Options) will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

   (b) Section 5.2(b) of the Public Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Public. Except as set forth in
Section 5.2(b) of the Public Disclosure Schedule, Public owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Public has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as described in Section 5.2 of the Public Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest, or has made any investment in, any partnership, joint venture, corporation, trust or other entity.

   (c) Upon Merger Sub's execution of this Agreement, the authorized capital stock of Merger Sub will consist of 1,000 shares of Merger Sub Common Stock and 100 shares of Merger Sub Common Stock will be issued and outstanding.

   Section 5.3. Authority; No Violation. (a) Public has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Public and, subject only to (ii) the approval of the issuance of Public Common Stock in connection with the Merger as required by the applicable rules of Nasdaq (the "Required Public Vote"), no other corporate proceedings on the part of Public or its respective stockholders are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Public and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Public, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (b) Upon Merger Sub's execution of this Agreement, Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Upon Merger Sub's execution of this Agreement, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will have been duly and validly approved by the Board of Directors of Merger Sub and the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub or its stockholders will be necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby. Upon Merger Sub's execution of this Agreement, this Agreement will have been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (c) Except as set forth in Section 5.3(c) of the Public Disclosure Schedule, neither the execution and delivery of this Agreement by Public (or Merger Sub upon its execution of this Agreement) nor the consummation by Public (or Merger Sub upon its execution of this Agreement) of the Merger or of any of the other transactions contemplated by this Agreement, nor compliance by Public (or Merger Sub upon its execution of this Agreement) with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Public or the articles of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Public or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Public or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan, guarantee of indebtedness, note, bond, mortgage, indenture, deed of trust, license, permit, concession, franchise, lease, agreement or other instrument or obligation to which Public or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

   Section 5.4. Consents and Approvals. Except for (a) the filing of a notification under the HSR Act (as defined in Section 8.1(b)), (b) the receipt of the Required Public Vote, (c) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Public Common Stock pursuant to this Agreement, and (e) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Public Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Public and Merger Sub of this Agreement or the consummation by Public and Merger Sub of the Merger and the other transactions contemplated thereby.

   Section 5.5. Financial Statements. (a) Public has previously made available to the Company copies of (i) the consolidated balance sheets of Public and its Subsidiaries as of September 30, 1999 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for such periods, as reported in the Annual Report on Form 10-K of Public for the fiscal years ended September 30, 2000, 1999 and 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Public (the "Public Audited Financial Statements"), and (ii) the unaudited consolidated balance sheets of Public and its Subsidiaries as of June 30, 2000 and 2001 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the nine-month periods ended as reported in Public's Quarterly Report on Form 10-Q for the period ended June 30, 2001 filed with the SEC under the Exchange Act (the "Public Unaudited Financial Statements" and, together with the Public Audited Financial Statements, the "Public Financial Statements". The Public Financial Statements (including the related notes, where applicable) fairly present, and the financial statements to be delivered by Public to the Company after the date of this Agreement pursuant to Section
7.12 hereof and to be filed by Public with the SEC after the date of this Agreement will fairly present, the consolidated financial positions of Public and its Subsidiaries as of the respective dates thereof and the results of the consolidated operations and consolidated financial position of the parties to which they relate for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to recurring audit adjustments normal in amount and nature and to any other adjustments described therein) in conformity with GAAP (except in the case of the unaudited statements for the lack of complete notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto. Since December 31, 2000, Public has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

   (b) Each of the Public Financial Statements (including the related notes) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto at the date of their filing. Each of such statements (including, in each case, any notes thereto) has been prepared in accordance with GAAP consistently applied during the periods involved, (i) except as indicated in the notes thereto, (ii) with respect to unaudited financial statements, as permitted by Form 10-Q and
(iii) with respect to monthly financial statements, for the absence of notes thereto. The books and records of Public and its Subsidiaries have been, and are being, maintained in accordance with GAAP and reflect only actual transactions.

   (c) For purposes of this Agreement, "Public Balance Sheet" shall mean the most recent audited balance sheet of Public included in the Public Financial Statements.

   Section 5.6. No Undisclosed Liabilities. Except (a) as disclosed in the Public Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Public Balance Sheet and (c) liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Public, neither Public nor any of its Subsidiaries has any liability or obligation of any nature, whether or not accrued, contingent or otherwise.

   Section 5.7. Absence of Certain Changes or Events. Except as may be set forth in Section 5.7 of the Public Disclosure Schedule or as disclosed in any Public Report (as defined in Section 5.8) filed with the SEC prior to the date of this Agreement or in the Public Financial Statements, since December 31, 2000, (i) neither Public nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business and consistent with their past practices and (ii) there has been no change or development or combination of changes or developments which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Public.

   Section 5.8. SEC Reports. Public has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by Public with the SEC pursuant to the Securities Act or the Exchange Act (the "Public Reports"), (b) material written communication between Public and the SEC, and
(c) communication mailed by Public to its stockholders and no such registration statement, prospectus, report, schedule, proxy statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Public has timely filed all Public Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Public Reports complied with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto.

   Section 5.9. Property. (a) Each of Public and its Subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Public Balance Sheet or acquired after the date of the Public Balance Sheet, except (i) liens under the Public Credit Facility, (ii) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (iii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iv) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (v) for dispositions of and encumbrances on such properties or assets in the ordinary course of business or (vi) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i), (ii), (iii), (iv) and (vi) are collectively referred to as the "Public Permitted Liens").

   (b) Section 5.9(b) of the Public Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by Public or any of its Subsidiaries and all buildings and improvements thereon.

   Section 5.10. Leases. (a) Section 5.10(a) of the Public Disclosure Schedule contains an accurate and complete list of each lease pursuant to which Public or any of its Subsidiaries leases any real property (excluding leases or licenses of tower space to which either Public or any of its Subsidiaries is a party ("Public Tower Leases") and leases of land containing towers)) (each a "Public Lease"). A true and complete copy of each Public Lease has heretofore been made available to the Company.

   (b) To the knowledge of Public, each Public Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Public Lease of real property (a "Public Leased Premise") is free and clear of all encumbrances other than Public Permitted Liens. There are no existing defaults by Public or any of its Subsidiaries under any of the Public Leases, and to the knowledge of Public no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Public Lease. Public has received no notice, and has no other reason to believe, that any lessor under any Public Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 5.11. Environmental Matters. Except as set forth in Section 5.11 of the Public Disclosure Schedule:

     (a) Public and each of its Subsidiaries (1) are in compliance in all material respects with all, and, to the knowledge of Public, are not subject to any liability with respect to any, applicable Environmental Laws, (2) hold or have applied for all Environmental Permits necessary to conduct their current operations and (3) are in compliance with their respective Environmental Permits and such Environmental Permits are in full force and effect.

     (b) Neither Public nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public or any of its Subsidiaries is in violation of any Environmental Law or liable for remediation, cost recovery or contribution under CERCLA.

     (c) Neither Public nor any of its Subsidiaries (1) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Public, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (2) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

     (d) None of the real property owned or leased by Public or any Public Subsidiary is listed or, to the knowledge of the Public, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

     (e) To the knowledge of Public, there are no underground storage tanks or above-ground storage tanks located on any Public Real Property which are now, or in the past were, used to store Hazardous Materials. "Public Real Property" shall mean all real property that is owned or used by Public or any of its Subsidiaries or that is reflected as an asset of Public or any of its Subsidiaries on the Public Balance Sheet.

   Section 5.12. Certain Contracts. (a) Except for Contracts described in clauses (i), (iii), (iv), (v), (vii), (viii), (xiii), (xiv), (xvi), (xvii),
(xx), (xxi) and (xxii) that provide for aggregate payments to any Person in any calendar year of less than $100,000, Section 5.12(a) of the Public Disclosure Schedule contains a complete and accurate list of each of the following
Contracts:

     (i) Contracts of Public or any of its Subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

     (ii) Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of Public or any of its Subsidiaries;

     (iii) any letters of credit or similar arrangements relating to Public or any of its Subsidiaries;

     (iv) any employment agreements with any employee of Public or any of its Subsidiaries or other Person on a consulting basis;

     (v) any management, consulting or advisory agreements, or severance plans or arrangements for any present or former employee of Public or any of its Subsidiaries;

     (vi) any non-disclosure agreements and non-compete agreements binding present and former employees of Public or any of its Subsidiaries;

     (vii) any agreement under which Public or any of its Subsidiaries is lessee of or holds or operates any property, real or personal;

     (viii) any agreement under which Public or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

     (ix) any agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving Public or any of its Subsidiaries or pursuant to which Public or any of its Subsidiaries has any liability, contingent or otherwise;

     (x) any powers of attorney granted by or on behalf of Public or any of its Subsidiaries;

     (xi) any agreement, other than agreements entered into in the ordinary course of Public's or any of its Subsidiaries' business consistent with past practice, which prevents Public or any of its Subsidiaries from disclosing confidential information;

     (xii) any agreement which in any way purports to prohibit Public or any of its Subsidiaries from freely engaging in business anywhere in the world or competing with any other Person;

     (xiii) any sales distribution agreements, franchise agreements and advertising agreements relating to Public or any of its Subsidiaries;

     (xiv) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by Public or any of its Subsidiaries;

     (xv) any agreement pursuant to which Public or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person, other than Public Tower Leases;

     (xvi) any agreement pursuant to which Public or any of its Subsidiaries has agreed to settle any liability for Taxes;

     (xvii) any agreement pursuant to which Public has agreed to shift or allocate the liability of Public, any of its Subsidiaries or any other Person for Taxes;

     (xviii) any agreement pursuant to which Public may be required to file a registration statement under the Securities Act with respect to any securities issued by Public;

     (xix) any joint venture agreement or partnership agreement

     (xx) any requirement or output contracts;

     (xxi) any vendor agreements

     (xxii) any construction contracts or construction management contracts;

     (xxiii) any agreement between Public or any of its Subsidiaries and any of their respective stockholders; and

     (xxiv) any other agreement to which Public or any of its Subsidiaries is a party or by which Public or any of its Subsidiaries is bound and which is material to Public and its Subsidiaries taken as a whole.

   (b) Except as set forth in Section 5.12(b) of the Public Disclosure Schedule, with respect to each Public Contract (as defined below): (i) the Public Contract is in full force and effect and is valid and enforceable in accordance with its terms; (ii) neither Public nor any of its Subsidiaries is in breach or default thereof, nor has Public or any of its Subsidiaries received notice that it is in breach of or default thereof; (iii) to the knowledge of Public, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by Public or any of its Subsidiaries or by any other party thereto; (iv) to the knowledge of Public, no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) neither Public nor any of its Subsidiaries nor to the knowledge of Public, any other party thereto has repudiated or acted in a manner inconsistent with any provision thereof. Neither Public nor any of its Subsidiaries is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed on Section 5.12(b) of the Public Disclosure Schedule under the terms of this Section 5.12.

   (c) Except as disclosed in the Public Reports filed with the SEC prior to the date of this Agreement or as disclosed in Section 5.12(c) of the Company Disclosure Schedule, no "Event of Default" (as defined in the Public Indenture and the Public Credit Facility, respectively) has occurred and is continuing under either of the Public Indenture or the Public Credit Facility and neither Public nor any of its Subsidiaries has previously received a waiver of any Event of Default (as defined in the Public Indenture and the Public Credit Facility, respectively) under the Public Indenture or the Public Credit Facility.

   (d) Each contract, arrangement, commitment or understanding of any type or form required to be described in Section 5.12(a), whether or not set forth in
Section 5.12(a) of the Public Disclosure Schedule, is referred to herein as a "Public Contract."

   Section 5.13. Distributors and Suppliers. Except as set forth on Section
5.13 of the Public Disclosure Schedule, since September 30, 2000, there has not been any material adverse change in the business relationship of Public or any of its Subsidiaries with any distributor who accounted for more than 2% of the Company's sales (on a consolidated basis) during the period from December 31, 2000 to the date of this Agreement, or with any supplier from whom Public or any of its Subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from September 30, 2000 to the date of this Agreement. Except as set forth in Section 5.13 of the Public Disclosure Schedule, neither Public nor any of its Subsidiaries has knowledge of any termination or intended termination by any such 2% distributor or 5% supplier of its business relationship with Public or any modification or intended modification of its business relationship with Public in a manner which is adverse in any material respect to Public, and neither Public nor any of its Subsidiaries has knowledge of any facts which would could reasonably be expected to form an adequate basis for such termination or modification.

   Section 5.14. Insurance. Except as set forth in Section 5.14 of the Public Disclosure Schedule, each of Public and its Subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Public and its Subsidiaries. Except as set forth in Section 5.14 of the Public Disclosure Schedule, neither Public nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Public or its Subsidiaries. The insurance policies of Public and of its Subsidiaries are valid and enforceable policies in all material respects.

   Section 5.15. Legal Proceedings. (a) Except as set forth in Section 5.15 of the Public Disclosure Schedule, neither Public nor any of its Subsidiaries is a party to any, and there are no pending or, to Public's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Public or any of its Subsidiaries or, to the knowledge of Public, any of Public's or its Subsidiaries' current or former directors or officers or any other person whom Public or any of its Subsidiaries has agreed to indemnify, as such, challenging the validity or propriety of the transactions contemplated by this Agreement and, to the knowledge of Public, no event has occurred, and no state of facts exists, that could reasonably be expected to result in any such action, suit or proceeding.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Public, any of its Subsidiaries or the assets of Public or any of its Subsidiaries or, to the knowledge of Public, any of Public's or its Subsidiaries' current or former directors or officers or any other person whom Public or any of its Subsidiaries has agreed to indemnify, as such.

   Section 5.16. Compliance with Applicable Law. (a) Except for the Sprint Licenses, Public and its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations (each, a "Public Permit") necessary for the lawful conduct of their respective businesses and the lawful ownership, use and operation of its assets under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Public or any of its Subsidiaries, and neither Public nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

   (b) Public has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC or any other Governmental Entity or of any other proceedings of or before the FCC or any other Governmental Entity relating to Public or any of its Subsidiaries or to any authorizations under which Public conducts its business. No proceedings are pending or, to the knowledge of Public, threatened to revoke or limit any of the Public Permits or the Sprint Licenses.

   (c) To the knowledge of Public, no event has occurred which (i) results in, or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture or substantial fine with respect to, any of the Public Permits or the Sprint Licenses, or (ii) affects or could reasonably be expected in the future to affect any of the rights of Public or its Subsidiaries under any material Public Permits or any of the rights of Sprint PCS or its Affiliates under the Sprint Licenses. No facts are known to Public or the Public Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Public Permit could be revoked, suspended, adversely modified, not renewed, impaired, restricted, terminated, forfeited or a substantial fine imposed against Public or any of the Public Subsidiaries, and neither the execution by Public or Merger Sub of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement is reasonably likely to result in the occurrence of any of the consequences set forth in this
Section 5.16(c).

   Section 5.17. Benefit Plans. (a) Section 5.17(a) of the Public Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA); each deferred compensation plan, incentive compensation plan, equity compensation plan, employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Public or by any trade or business, whether or not incorporated, that together with Public would be deemed a "single employer" within the meaning of Section 414 of the Code (a "Public ERISA Affiliate") for the benefit of any current or former employee of Public or any Public ERISA Affiliate (the "Public Benefit Plans").

   (b) Public has heretofore made available to the Company true and complete copies of each of the Public Benefit Plans and all related documents, including but not limited to (i) the most recent actuarial report for such Public Benefit Plan (if applicable), and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Public Benefit Plan.

   (c) Except as set forth in Section 5.17(c) of the Public Disclosure Schedule, (i) each of the Public Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including but not limited to the Exchange Act, the Securities Act, ERISA and the Code, (ii) to the knowledge of Public, each of the Public Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Public is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter,
(iii) no Public Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Public or any Public ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Public or the Public ERISA Affiliates or (z) benefits which are fully insured or the full cost of which is borne by the current or former employee (or his beneficiary),
(iv) no Public Benefit Plan is subject to Title IV of ERISA and no liability under Title IV of ERISA has been incurred by Public or any Public ERISA Affiliate that has not been satisfied in full, and neither Public nor a Public ERISA Affiliate has any contingent liability under Title IV of ERISA, (v) no Public Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by Public or any Public ERISA Affiliates as of the Effective Time with respect to each Public Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither Public nor any Public ERISA Affiliate has engaged in a transaction or has taken or failed to take any action in connection with which Public or any Public ERISA Affiliate reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code, (viii) there are no pending, or, to the best knowledge of Public, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Public Benefit Plans or any trusts related thereto, and (ix) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (y) entitle any current or former employee, officer, director or consultant of Public or any Public ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer, director or consultant.

   Section 5.18. Taxes. Except as set forth in Section 5.18 of the Public Disclosure Schedule, each of Public and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Public (in accordance with GAAP) for all Taxes due to be paid or accrued at or prior to the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of Public, threatened against or with respect to Public or any of its Subsidiaries. Except as set forth in Section 5.18 of the Public Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Public or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Public nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Public and its Subsidiaries, (A) the federal and state income Tax Returns of Public and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities, (B) the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, or (C) the time for assessing and collecting income Tax with respect to such taxable period has not closed, but no audit or review of such taxable period has yet been initiated or threatened, (iv) neither Public nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Public was the parent of the group filing such Tax Return, (v) neither Public nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code),
(vi) neither Public nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method),
(vii) neither Public nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (viii) neither Public nor its Subsidiaries has any liability for Taxes of any Person (other than a liability of Public for Taxes of any of its Subsidiaries or a liability of any of the Public's Subsidiaries for Taxes of Public) under Regulation 1.1502-6 or 1.1502-78(b)(2) under the Code (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (ix) neither Public nor any of its Subsidiaries has made any payment or may be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of
Section 280G or Section 162(m) of the Code.

   Section 5.19. Sprint Agreement Compliance. (a) Neither Public nor any of its Subsidiaries has violated or failed to meet any deadline or requirement in the Public Sprint Agreements, except as has been remedied, waived or modified prior to the date hereof and previously disclosed to the Company in writing. Section 5.19(a) of the Public Disclosure Schedule sets forth the extent of Public's progress in the completion of its build-out and network launch as of the date of this Agreement.

   (b) Section 5.19(b) of the Public Disclosure Schedule sets forth a list of all agreements between Public, its Subsidiaries or any of its Affiliates, on the one hand, and Sprint PCS and any of its Affiliates, on the other hand (collectively, the "Public Sprint Agreements"). Public has made available to the Company a true and complete copy of each of the written instruments, plans, contracts and agreements, including the Public Sprint Agreements, and an accurate description of each of the oral arrangements, oral contracts and oral agreements, which are listed on Section 5.12(a) and Section 5.19(b) of the Public Disclosure Schedule, together with all amendments, waivers or other changes thereto. There are no unwritten amendments to, or waivers under, any Sprint Agreement.

   (c) The Public Sprint Agreements are valid, binding and enforceable against Public or its Subsidiaries, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the Merger and the other transactions contemplated by this Agreement, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies. Public and its Subsidiaries have performed all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the Public Sprint Agreements. To the knowledge of Public, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Public or any Subsidiary, or would permit termination or modification by Sprint PCS or any of its Affiliates, under any of the Public Sprint Agreements. Neither Public nor any Subsidiary has knowledge of any cancellation or anticipated cancellation by Sprint PCS or any of its Affiliates of any of the Public Sprint Agreements. Public has provided the Company with copies of all written notices (excluding e-mail messages) received by it from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of Public Sprint Agreements or (ii) alleging a material breach of Public Sprint Agreements.

   Section 5.20. Intellectual Property. Public owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of Public and its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof ("Public Material Intellectual Property"). Except as set forth in Section 5.20 of the Public Disclosure Schedule: (1) no written claim of invalidity or conflicting ownership rights with respect to any Public Material Intellectual Property has been made by a third party and no such Intellectual Property is the subject of any pending or, to Public's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding;
(2) no Person or entity has given notice to Public or any of its Subsidiaries that the use of any Public Material Intellectual Property by Public, any Public Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Public, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (3) to Public's knowledge after due inquiry for such purpose, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Public Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (4) to Public's knowledge, there exists no prior act or current conduct or use by Public, any of its Subsidiaries or any third party that would void or invalidate any Public Material Intellectual Property; (5) to Public's knowledge, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of Public or any of its Subsidiaries; and (6) the execution, delivery and performance of this Agreement by Public and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Public Material Intellectual Property, will not cause the forfeiture or termination of or give rise to a right of forfeiture or termination of any of the Public Material Intellectual Property, or trigger additional fees or transfer costs payable by the Company or any of its Subsidiaries with respect to, or impair the right of Public to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Public Material Intellectual Property. In addition, the matters disclosed on Section 5.20 of the Public Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Public.

   Section 5.21. Labor Matters. (a) Neither Public nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by them. No union representation question exists and, to the knowledge of Public and its Subsidiaries, there has been no union organization effort respecting the employees of Public and its Subsidiaries. Neither Public nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. No retired employees of Public are entitled to (i) receive current or future compensation from Public or its Subsidiaries other than pursuant to the terms of any Public Benefit Plan or pursuant to a termination agreement previously entered into with Public or (ii) participate in any Public Benefit Plan (except as required by section 4980B of the Code or similar provisions of applicable state law).

   (b) (i) Each of Public and its Subsidiaries is in compliance with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against Public or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Public or any of its Subsidiaries; (iv) no grievance that might have an adverse effect upon Public or any of its Subsidiaries or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and
(v) no collective bargaining agreement is currently being negotiated by Public or any of its Subsidiaries.

   (c) Except for employees who are parties to employment agreements with Public or any of its Subsidiaries, which agreements are set forth in Section 5.21(c) of the Company Disclosure Schedule, and except as otherwise disclosed in Section 5.21(c) of Public Disclosure Schedule, all employees of Public and its Subsidiaries are terminable at will, with or without cause, and without cost to Public and its Subsidiaries for severance obligations, or any other liability, except for payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by Public or its Subsidiaries prior to the hiring of a person not previously employed by Public or such Subsidiary.

   Section 5.22. Reorganization. As of the date of this Agreement, Public has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. As of the date of this Agreement, Public knows of no reason why it will be unable to deliver to Mayer, Brown & Platt and to Winston & Strawn representation letters with respect to Public and Merger Sub in form and substance sufficient to enable such counsel to render the opinions required by Sections 8.2(e) and 8.3(d).

   Section 5.23. Broker's Fees. Except as set forth on Section 5.23 of the Public Disclosure Schedule, neither Public nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the other transactions contemplated by this Agreement. The terms of any such broker's fees, commissions or finder's fees are as set forth in Section 5.23 of the Public Disclosure Schedule.

   Section 5.24. Related Party Transactions. Except as set forth on Section
5.24 of the Public Disclosure Schedule, to the knowledge of Public, no stockholder, officer or director of Public or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of Public or which conducts a business similar to any business conducted by Public. No stockholder, officer or director of Public or any of its Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any Intellectual Property used by Public or any of its Subsidiaries, (b) to the knowledge of Public has any claim, charge, action or cause of action against Public or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of Public, has made, on behalf of Public or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, officer or director of Public or any of its Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to Public or any of its

Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Public or any of its Subsidiaries.

   Section 5.25. Public Information. None of the information relating to Public and its Subsidiaries to be contained in or incorporated by reference in (i) the S-4 Registration Statement (including the Prospectus/Proxy Statement constituting a part thereof) will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Public Special Meeting (as hereinafter defined), in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 Registration Statement and the Prospectus/Proxy Statement will comply with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder.

   Section 5.26. Required Vote of Public. Except for the Required Public Vote, no vote of the stockholders of Public, or any class thereof, or of the holders of any securities of Public (equity or otherwise), is required by law, the Certificate of Incorporation or Bylaws of Public or otherwise in order for Public to consummate the Merger and the other transactions contemplated by this Agreement.

   Section 5.27. Amount of Indebtedness. The aggregate principal amount of indebtedness for borrowed money (not including capital leases and amounts under the Public Indenture) of Public and its Subsidiaries outstanding as of the date hereof is approximately $75,300,000. Except as set forth in Section 5.27 of the Public Disclosure Schedule, Public and its Subsidiaries are not subject to any prepayment penalties with respect to any such indebtedness.

                                   ARTICLE VI

                   Covenants Relating to Conduct of Business

   Section 6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Public, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with the past practice of the Company and in compliance with applicable law (including all applicable Environmental Laws). The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in
Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Public, prior to the Effective Time or the date this Agreement terminates, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) other than dividends from one Subsidiary to another Subsidiary or to the Company, declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the distribution of additional shares of Company Preferred Stock to the holders of Company Preferred Stock prior to the Effective Time pursuant to Sections 2(a) or 2(h) of the applicable Certificate of Designations;

     (b) (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
  (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of this clause (iii), for (A) the issuance of Company Common Stock upon the exercise of options, warrants or other rights to purchase Company Common Stock outstanding and in existence on the date of this Agreement or issued as permitted by clauses (B) and (C) hereof, in each case in accordance with their terms, (B) the issuance of options to purchase shares of Company Common Stock in the ordinary course of the Company's business, including, without limitation, option grants to future employees of the Company consistent with past practice and (C) the issuance of Company Common Stock upon the conversion of Company Preferred Stock immediately prior to the Effective Time in accordance with Section 5(b) of the applicable Certificate of Designations with respect thereto;

     (c) amend its Amended and Restated Certificate of Incorporation, Amended and Restated By-laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder;

     (d) (i) acquire, be acquired or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, which would, individually or in the aggregate, exceed $2,500,000 or (ii) approve any transaction that would permit any Person or group to acquire shares of Company Common Stock if such acquisition would cause such Person or group to be deemed to own 15% or more of the shares of Company Common Stock for purposes of Section 203 of the DGCL;

     (e) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

     (f) change its methods of accounting in effect at December 31, 2000, except as required to comply with changes in GAAP as concurred with by the Company's independent auditors;

     (g) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, enter into, amend, renew or terminate any employee benefit plan (including, without limitation, any Company Benefit Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, (ii) except for normal increases to employees other than directors and officers of the Company that are made in the ordinary course of business consistent with past practice and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise; provided, however, that the Company shall be permitted to amend the Company's 401(k) Plan to provide for full vesting, as of the time of termination of employment, of the unvested portion of the Company match in the 401(k) account of any Company Employee whose employment with the Company is terminated by the Company other than for cause at the later of:
  (i) 90 days after the Effective Time or (ii) the date provided in a severance agreement;

     (h) take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under
  Section 368(a) of the Code;

     (i) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to Public, (ii) dispositions of inventory and excess or obsolete assets, (iii) the sale of towers and the leaseback of availability of towers that result in proceeds of at least $200,000 per tower and (iv) sales or dispositions not included in clauses (i), (ii) or (iii) above involving consideration not to exceed $5,000,000 in the aggregate;

     (j) create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) the accretion of indebtedness under the Indenture, dated as of July 12, 2000 (the "Company Indenture"), (ii) borrowings under the Senior Credit Facility, dated July 12, 2000, among the Company, its Subsidiaries, Toronto Dominion (Texas), Inc., GE Capital Corporation and the other lenders party thereto (the "Company Credit Facility") or any replacement facilities (iii) borrowings in connection with intercompany loans solely between and among the Company and its Subsidiaries, provided that the indebtedness under the Company Credit Facility shall not exceed $100,000,000 in the aggregate prior to the Effective Time;

     (k) (i) enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any Company Contract, agreement or lease to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business or (ii) enter into, renew, amend, waive or terminate, or give notice of a proposed renewal, amendment, waiver or termination of, any Company Sprint Agreement.

     (l) take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including without limitation, the consummation of the Merger and the filing and the effectiveness of the S-4 Registration Statement;

     (m) other than (i) elections made on the Company's and its Subsidiaries' initial corporation federal and state tax returns, and (ii) the election made by the Company and its Subsidiaries pursuant to Nebraska Regulation, Reg. 1-009.05, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any new accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

     (n) enter into or amend in any material manner any contract, agreement or arrangement with any officer, director, employee, consultant or stockholder of the Company or any of its Subsidiaries or with any Affiliate or Associate of any of the foregoing;

     (o) acquire additional territory or related assets from Sprint PCS except if Public has failed to object in writing in its sole discretion within ten business days after receipt of notification from the Company of a proposal from Sprint PCS as to such territory or assets;

     (p) authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumbrance or grant of any lien on, any shares of its capital stock or capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing;

     (q) pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof, involving payments by the Company in excess of $2,500,000, individually or in the aggregate;

     (r) make any loans, advances or capital contributions to, or investments in any other Person in excess of $1,000,000, individually or in the aggregate, other than (i) by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company or (ii) pursuant to and in accordance with the terms of any contract or other legal obligations of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth in
  Section 6.1(r) of the Company Disclosure Schedule;

     (s) enter into any new line of business;

     (t) enter into, implement, or otherwise become subject to or bound by any new employment agreement, arrangement, commitment or program which provides for severance payments or benefits, individually or in the aggregate, or amend any existing employment agreement, arrangement, commitment or program in a manner that increases any severance payments or benefits by more than $100,000, individually or in the aggregate;

     (u) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, enter into any agreement with respect to any takeover proposal or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Public with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(u). The Company will notify Public immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Public in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement;

     (v) make any capital expenditures other than those which are in an amount of no more than $75,000,000 in the aggregate;

     (w) voluntarily permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or

     (x) agree to do any of the foregoing.

   Section 6.2. Covenants of Public. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Public and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and in compliance with applicable law (including all applicable Environmental Laws). Public will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the employees of Public and its Subsidiaries and (z) preserve for itself the existing business relationships and the goodwill of the customers and distributors of Public and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the Public Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, prior to the Effective Time or the date this Agreement terminates, Public shall not, and shall not permit any of its Subsidiaries to:

     (a) other than dividends from one Subsidiary to another Subsidiary or to Public, declare, set aside, or pay any dividends on or make any other distributions in respect of any of its capital stock;

     (b) (i) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
  (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Public or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Public or any of its Subsidiaries; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except in the case of this clause (iii), for (A) the issuance of Public Common Stock upon the exercise of options, warrants or other rights to purchase Public Common Stock outstanding and in existence on the date of this Agreement or issued as permitted by clause
  (B) hereof, in each case in accordance with their terms and (B) the issuance of options to purchase up to 400,000 shares of Public Common Stock in the aggregate in the ordinary course of Public's business, including, without limitation, option grants to future employees of Public consistent with past practice;

     (c) amend its Certificate of Incorporation, By-Laws or other similar governing documents, other than immaterial amendments relating to corporate procedure and which do not adversely affect the ability of Public to consummate the transactions contemplated hereby or to perform its obligations hereunder;

     (d) (i) acquire, be acquired, or agree to acquire or be acquired, by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or sell any assets, which would, individually or in the aggregate, exceed $5,000,000; (ii) authorize or permit any of its officers, directors, employees or Agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a takeover proposal; (iii) approve any transaction that would permit any Person or group to acquire shares of Public Common Stock if such acquisition would cause such Person or group to be deemed to beneficially own 15% or more of the shares of Public Common Stock for purposes of
  Section 203 of the DGCL or (iv) participate in any discussions or negotiations or provide third parties with any nonpublic information relating to a takeover proposal unless the Public Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties not to participate in such discussions or negotiations or provide such information, after receipt of advice from its outside legal counsel to such effect;

     (e) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

     (f) change its methods of accounting in effect at December 31, 2000, except as required to comply with changes in GAAP as concurred with by Public's independent auditors;

     (g) take or cause to be taken any action that could reasonably be expected to disqualify the Merger as a tax free reorganization under
  Section 368(a) of the Code;

     (h) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, other than (i) dispositions required to be made pursuant to an agreement or contract to which Public or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has been disclosed to Public, (ii) dispositions of inventory and excess or obsolete assets, (iii) the sale of towers and the leaseback of availability of towers that result in proceeds of at least $200,000 per tower and (iv) sales or dispositions not included in clauses (i), (ii) or (iii) above involving consideration not to exceed $25,000,000 in the aggregate;

     (i) create, incur, assume, or suffer to exist any indebtedness or issuances of debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (i) the accretion of indebtedness under the Indenture, dated as of September 30, 1999, by and among Public, AGW Leasing Company, Inc. and Bankers Trust Company (the "Public Indenture"), (ii) borrowings under the Credit Agreement, dated as of August 16, 1999, among Public, State Street Bank and Trust Company (as Collateral Agent), certain Lenders thereto and Lucent Technologies Inc. (the "Public Credit Facility") or any replacement facilities and (iii) borrowings in connection with intercompany loans solely between and among Public and its Subsidiaries, provided, that the indebtedness under the Public Credit Facility shall not exceed $125,300,000 in the aggregate prior to the Effective Time;

     (j) (i) enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any Public Contract, agreement or lease to which Public or any of its Subsidiaries is a party or by which Public or any of its Subsidiaries or their respective properties is bound, other than in the ordinary course of business or (ii) enter into, renew, amend, waive or terminate, or give notice of a proposed renewal, amendment, waiver or termination of, any Public Sprint Agreement.

     (k) take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, including without limitation, the consummation of the Merger and the filing and the effectiveness of the S-4 Registration Statement;

     (l) acquire additional territory or related assets from Sprint PCS except if the Company has failed to object in writing in its sole discretion within ten business days after receipt of notification from Public of a proposal from Sprint PCS as to such territory or assets;

     (m) make any loans, advances or capital contributions to, or investments in any other Person in excess of $1,000,000, individually or in the aggregate, other than by Public or a Subsidiary of Public to or in Public or any direct or indirect wholly owned Subsidiary of Public;

     (n) enter into any new line of business;

     (o) make any capital expenditures other than those which are in an amount of no more than $65,000,000 in the aggregate; or

     (p) agree to do any of the foregoing.

                                  ARTICLE VII

                             Additional Agreements

   Section 7.1. Regulatory Matters. (a) Public shall prepare and file with the SEC, as promptly as practicable following the date hereof (but in no event later than September 30, 2001) the S-4 Registration Statement (including the Prospectus/Proxy Statement constituting a part thereof) in a form which contemplates the public reoffering of all of the Public Common Stock issued to the former stockholders of the Company. Public shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter shall mail the Prospectus/Proxy Statement to its stockholders. Public shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "Blue Sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto; provided, that Public shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified to do business, to file a general consent to service of process in any jurisdiction in which it is not now so qualified or to subject itself to taxation in any jurisdiction in which it is not now so qualified to do business. In addition to the foregoing, as promptly as is reasonably practicable following the date that the S-4 Registration statement is declared effective under the Securities Act, Public shall prepare and file with the SEC a registration statement on Form S-3 (the "S-3 Registration Statement") relating to the proposed "Underwritten Offering" (as defined in
Section 2 of the Registration Rights Agreement). The Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any of the foregoing actions. Prior to filing the S-4 Registration Statement and the S-3 Registration Statement with the SEC pursuant to this Section 7.1(a), Public shall provide the Company and its representatives a reasonable opportunity to review and comment on the S-4 Registration Statement and the S-3 Registration Statement.

   (b) The parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file following the date of this Agreement all necessary documentation (including, without limitation, assisting each party's stockholders with filing notifications required to be filed by any such stockholder under the HSR Act in connection with the Merger) to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, filing the notification provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) in connection with the Merger, and taking all necessary action to cause the expiration of the notice periods under the HSR Act with respect to the Merger as promptly as reasonably practicable after the date of this Agreement; provided, however, that nothing in this Section 7.1(b) shall require Public or Merger Sub to agree to the imposition of conditions or any requirement of divestiture as a result of antitrust concerns. The Company and Public shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Public, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Public's or the Company's negotiating objectives or strategies or purchase price expectations. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. In the event that either party shall fail to obtain any third party consent described above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the business of the Company, Public and any of their respective Subsidiaries after the Effective Time which results from, or could reasonably be expected to result from, the failure to obtain such consent.

   (c) Each of Public and the Company shall, upon request, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement, the Prospectus/Proxy Statement, the Public Shelf Registration Statement (as defined in Section 7.1(f)) or any other statement, filing, notice or application made by or on behalf of Public, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

   (d) If at any time prior to the Effective Time any information relating to Public or the Company, or any of their respective Affiliates, officers or directors is discovered by Public or the Company which should be set forth in an amendment or supplement to any of the S-4 Registration Statement, the Prospectus/Proxy Statement or any other statement, filing, notice or application made by or on behalf of Public, the Company or any of their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be filed as soon as practicable with the SEC or such Governmental Entity, as the case may be, and, to the extent required by law, disseminated to the stockholders of Public.

   (e) Each of Public and the Company shall promptly furnish each other with true and correct copies of written communications received by Public or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby (including, (i) in the case of Public, all written correspondence with the SEC in connection with the S-4 Registration Statement, the S-3 Registration Statement and the Prospectus/Proxy Statement and all other documents filed by Public with the SEC prior to the Effective Time and not available via EDGAR, and (ii) in the case of the Company, all written communication between the Company and the SEC prior to the Effective Time), except for documents filed pursuant to Item 4(c) of the Pre-Merger Notification and Report Form filed under the HSR Act or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal Public's or the Company's negotiating objectives or strategies or purchase price expectations.

   (f) Public shall file a reoffering prospectus (which shall include a description of the plan of distribution of the shares of Public Common Stock received pursuant to the Merger, including, without limitation, a description that contemplates all anticipated forms of sales into the market, including underwritten offerings, as well as block trades, and sales by in-kind distributees, which description shall be in the form reasonably requested by the former stockholders of the Company) as part of the S-4 Registration Statement or if not permitted by the SEC to be included in the S-4 Registration Statement then promptly after the Effective Time but in no event later than 15 days, Public shall file (i) pursuant to Rule 424 promulgated under the Securities Act or (ii) if not permitted under Rule 424, then a post-effective amendment to the S-4 Registration Statement (together with the prospectus included therein, in either case the "Public Shelf Registration Statement") pursuant to Rule 415 promulgated under the Securities Act in order to cover the resale from time to time of shares of Public Common Stock received pursuant to the Merger, and any securities issued or distributed in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, merger, consolidation, exchange or other similar reorganization or business combination (collectively, the "Merger Common Shares"). If required to be filed as a post-effective amendment, Public shall use its reasonable best efforts to cause such Public Shelf Registration Statement to be declared effective as soon thereafter as practicable. Public will use all reasonable efforts to keep such Public Shelf Registration Statement effective, including, without limitation, maintaining current disclosure required under the Exchange Act, until the earliest to occur of: (A) such date as all of the Merger Common Shares have been resold, (B) such time as all Merger Common Shares held by the former stockholders of the Company can be resold pursuant to Rule 144(k) under the Securities Act and (C) the third anniversary of the Effective Time. Public shall provide customary indemnification to all holders of Public Common Stock whose shares are included in the Public Shelf Registration Statement.

   Section 7.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Public, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Public all information concerning its business, properties and personnel as Public may reasonably request. Under no circumstance shall Public conduct any sampling of the air, land, surface, water, groundwater or building structures or materials without the prior written consent from the Company. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

   (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Public shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Public and its Subsidiaries as shall be reasonably necessary for the Company to confirm that the representations and warranties of Public contained herein are true and correct and that the covenants of Public contained herein have been performed in all material respects. Neither Public nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Public's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

   (c) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivering party and, if the Merger shall not occur, the receiving party and its representatives shall, if requested by the delivering party, return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use all reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to any information which (x) was already in the receiving party's possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality. It is further agreed that, if the receiving party, in the opinion of its counsel, is required by applicable law, regulation or legal process to disclose information concerning the delivering party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder, provided, however, that prior to any such disclosure, the receiving party shall promptly notify the delivering party so that the delivering party may seek a protective order or other appropriate remedy.

   (d) Each of Public and the Company agrees to provide the other with copies of any and all material correspondence between such party and Sprint PCS during the period prior to the Effective Time.

   (e) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

   Section 7.3. Stockholder Meeting. (a) Public shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable after the date on which the S-4 Registration Statement becomes effective for the purpose of obtaining Public stockholder approval of the Required Public Vote. Public, through its Board of Directors, shall (i) recommend to its stockholders approval of the Required Public Vote and (ii) use its best efforts (including the solicitation of proxies) to solicit such approval and shall take all other action necessary or advisable to secure the Required Public Vote.

   (b) The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held prior to the Effective Time for the purpose of voting to approve and adopt this Agreement and the Merger; provided, however, that the Company may obtain the approval and adoption of the Agreement and the Merger by its stockholders by written consents in lieu of having a stockholder meeting. The

Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the Merger.

   Section 7.4. Legal Conditions to Merger. Prior to the Effective Time, each of Public and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Public or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that nothing in this Section 7.4 shall require Public or Merger Sub to agree to the requirement of any divestiture in exchange for such consent.

   Section 7.5. Affiliates. Prior to the Closing, if requested by Public, the Company shall use its reasonable best efforts to cause each director, executive officer and other Person who may be deemed an "affiliate" (for purposes of Rule 145 under the Securities Act) of Public following consummation of the Merger to deliver to Public a written agreement in a form reasonably acceptable to Public and the Company with respect to such Person's shares of Public Common Stock to be acquired in connection with the Merger.

   Section 7.6. Nasdaq Listing. Public shall use its best efforts to cause the shares of Public Common Stock to be issued in the Merger and upon exercise of Company Options and Company Warrants assumed by Public pursuant to Section 1.5 and Section 1.6 hereof to be approved for listing on Nasdaq, subject only to official notice of issuance, prior to the Effective Time.

   Section 7.7. Employee Benefit Plans; Existing Agreements. (a) It is the present intention of Public that for one year following the Effective Time, employees and former employees of the Company and its Subsidiaries (the "Company Employees") shall either continue to participate in the Company Benefit Plans on the same terms and conditions as applied immediately prior to the Effective Time or shall participate in plans, policies, programs and arrangements ("Public Plans") with substantially similar benefits in which similarly-situated employees of Public and its Subsidiaries participate.

   (b) With respect to each Public Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Affiliates shall be treated as service with Public; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Public Plan.

   (c) Following the Effective Time, Public shall honor and shall cause the appropriate Subsidiaries of Public (including the Company) to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Public.

   (d) The Company agrees not to allow any cashless option exercises prior to the Effective Time, and agrees not to take any action prior to the Effective Time that would allow for cashless option exercises following the Effective Time.

   Section 7.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Public.

   Section 7.9. Advice of Changes. Prior to the Effective Time, each of Public and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes has had or could reasonably be expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or Public, as the case may be, with the respective covenants and agreements of such parties contained herein.

   Section 7.10. Current Information. During the period from the date of this Agreement to the Effective Time, each of the Company and Public will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other and to report the general status of its respective ongoing operations. Prior to the Effective Time, each of the Company and Public will promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it, its Subsidiaries, and will keep the other fully informed of such events.

   Section 7.11. Accountants' Letter. The Company shall use its reasonable efforts to cause to be delivered to Public a letter of its independent public accountants dated (i) the date on which the S-4 Registration Statement shall become effective (or if the Proxy Statement is not included in the S-4 Registration Statement, the date of the Proxy Statement) and (ii) the Closing Date, and in each case addressed to the Board of Directors of Public and in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the S-4 Registration Statement.

   Section 7.12. Additional Reports and Information. (a) The Company shall deliver to Public, concurrently with delivery to the members of the Company's Board of Directors, all financial statements of the Company and its Subsidiaries delivered to the Company's Board of Directors.

   (b) Public shall deliver to the Company, concurrently with delivery to the members of Public's Board of Directors, all financial statements of Public and its Subsidiaries delivered to Public's Board of Directors.

   Section 7.13. Section 16(b) Matters. Prior to the Effective Time, Public shall take all such steps as may be required to cause any acquisitions of Public Common Stock (including derivative securities with respect to Public Common Stock), resulting from the transactions contemplated by this Agreement, by each Person who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance of the SEC.

   Section 7.14. Nomination of Directors. (a) Public shall cause two of the eight members constituting its Board of Directors immediately prior to the Effective Time to resign from the Board of Directors, effective as of the Effective Time. Effective as of the Effective Time, the authorized number of members on the Board of Directors of Public shall be increased by one member such that the size of the Board of Directors of Public shall be fixed at nine members and Public shall cause its remaining directors to fill the vacancies created by such resignations so that Public's Board of Directors shall be comprised of (i) one member designated by the Company (the "Company Director"), (ii) one member designated by Blackstone (the "Blackstone Director") and (iii) one member designated by the Company with the approval of Public, which approval shall not be unreasonably withheld, provided that such member shall be an "independent director" (as defined for purposes of listing on Nasdaq) (the "Independent Director") and shall not be a Company Stockholder or an Affiliate or Associate of a Company Stockholder (the directors contemplated in clause (i), (ii) and (iii) above are collectively referred to as the "Company Nominated Directors").

   (b) Subject to the foregoing, as of the Effective Time (i) the class of directors whose term expires at Public's 2002 annual meeting of stockholders shall include the Company Director, (ii) the class of directors whose term expires at Public's 2003 annual meeting of stockholders shall include the Blackstone Director and (iii) the class of directors whose term expires at Public's 2004 annual meeting of stockholders shall include the Independent Director. Public shall nominate the Company Director for re-election to the Public Board of Directors at the 2002 annual meeting of stockholders for a term expiring at Public's 2005 annual meeting of stockholders. In the event that the Company Director ceases to serve on the Board of Directors of Public at any time prior to Public's 2005 annual meeting of stockholders, the Company Stockholders shall promptly designate a person to replace the Company Director and Public shall appoint such designated person to the Public Board of Directors. "Company Stockholders" shall mean the stockholders of the Company immediately prior to the Effective Time.

   (c) Effective as of the Effective Time, the Public Board of Directors shall appoint one of the Company Nominated Directors to all committees of the Public Board of Directors (including, without limitation, the Executive Committee); provided, however, that if any committee of the Public Board of Directors shall be comprised of more than four members, then the Public Board of Directors shall appoint two of the Company Nominated Directors to such committee.

   (d) Immediately upon any sales or in-kind distributions by Blackstone of a cumulative aggregate number of shares of Public Common Stock equal to or greater than 75% of the number of shares of Public Common Stock received by Blackstone pursuant to the Merger, the Blackstone Director shall deliver to Public his or her resignation as a member of the Public Board of Directors, such resignation to be effective as of the day of completion of such sale or in-kind distribution which satisfies or exceeds such cumulative aggregate threshold and thereafter the Public Board of Directors shall be reduced by one member.

   Section 7.15. Supplemental Warrant Agreement; Warrant Notices. On or prior to the Closing Date, (i) the Company and Public shall execute a supplemental warrant agreement with ChaseMellon, pursuant to Section 8(m) of the Warrant Agreement, and the Company shall provide ChaseMellon with a certificate from the appropriate officer of the Company in accordance with the terms of Section 16 of the Warrant Agreement and (ii) the Company and Public shall deliver the notice required by Section 2(d) of the Sprint Warrant. The Company shall also provide any and all notices required to be provided on or prior to the Closing Date pursuant to the Warrant Agreement (including without limitation pursuant to Sections 8(m) and 10 of the Warrant Agreement).

   Section 7.16. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expense. The expenses incurred in connection with filing the S-4 Registration Statement (including the filing fee), printing and mailing the Prospectus/Proxy Statement and the filing fees for all notifications required to be filed in connection with the Merger under the HSR Act shall be paid by Public. Nothing contained in this Section 7.16 shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful\l breach of any provision of this Agreement.

   Section 7.17. Indemnification. (a) From and after the Effective Time, Public shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify and to provide advancement of expenses to such Indemnified Party.

   (b) The provisions of this Section 7.17 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   (c) Public shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (the "Coverage Period") by the directors' and officers' liability insurance policy currently maintained by the Company with respect to acts and omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, that only in the event that such existing policy is not available Public may substitute for such policy, policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such policy; provided further, that Public shall not be required as to any such policy to pay premiums in excess of an amount equal to (i) 200% of the amount currently expended annually by the Company to obtain such insurance and (ii) the amount of any unearned premium under the policy currently maintained by the Company, and if such insurance cannot be obtained for such premium Public shall obtain for such persons the maximum coverage that may be obtained for such premiums.

   Section 7.18. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Public and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

   Section 7.19. Registration Rights Agreement. Prior to the Effective Time, Public shall enter into a Registration Rights Agreement, in the form of Exhibit B attached hereto (the "Registration Rights Agreement"). Prior to the Effective Time, Public hereby agrees not to grant registration rights to any party or to amend or modify any existing registration rights agreement or provisions or any lock-up agreement or provisions in a manner which benefits the other parties covered thereby or otherwise increases Public's obligations thereunder.

   Section 7.20. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

   Section 7.21. Lock-Up Agreements. (a) The Company shall obtain and deliver an agreement from each stockholder of the Company on the date of this Agreement owning more than 50,000 shares of Company Common Stock or Company Preferred Stock (the "Restricted Company Stockholders") that from and after the Effective Time and continuing until the date that is 301 days after the Effective Time, such stockholders will not sell, transfer, assign, pledge, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of any of its shares of Public Common Stock (collectively, "Transfer") without the prior written consent of Public unless such Transfer complies with the provisions hereof (the

"Resale Restriction"). Notwithstanding the foregoing and subject to a 90-day underwriters lock-up (if required) provided for in the Registration Rights Agreement in connection with any underwritten offering, (i) 20% of each Restricted Company Stockholder's shares of Public Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 120 days after the Effective Time; (ii) an additional 30% of each Restricted Company Stockholder's shares of Public Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 211 days after the Effective Time and (iii) the remaining 50% of each Restricted Company Stockholder's shares of Public Common immediately after the Effective Time shall be released from the Resale Restriction on the date 301 days after the Effective Time. Notwithstanding the foregoing, Blackstone and TCW (each as defined below) shall be free of the lock-up restrictions set forth in this Section 7.21 on the later of (i) the 121st day after the Effective Time and (ii) the 90th day after the closing date of the first underwritten offering of shares held by any Company Stockholder, if such offering is consummated within 120 days of the Effective Time. The provisions of the lock-up agreement referred to in this Section 7.21 shall not: (A) prohibit any Company Stockholder from participating in the Underwritten Offering (as defined in Section 2 of the Registration Rights Agreement); (B) restrict transfers solely among the eight TCW entities included in the definition of "TCW" set forth in Section 7.21(c); and (C) restrict transfers solely among the three Blackstone entities (not including the limited partners thereof) included in the definition of "Blackstone" set forth in Section 7.21(c); provided, however, that with respect to transfers contemplated by clauses (B) and (C) above, any such transferees shall remain subject to the provisions of the lock-up agreement referred to in this Section 7.21.

   (b) The restrictions set forth in Section 7.21(a) shall apply to each Company Stockholder proportionally, and the Company Stockholders shall have no ability to allocate released percentages disproportionately to any Company Stockholder or group of Company Stockholders.

   (c) In addition to the release schedule set forth in Section 7.21(a) above, Blackstone may, in its sole discretion upon written notice to Public, elect to distribute a portion or all of its shares of Public Common Stock to the Blackstone limited partners or other investors on the later of (i) the 121st day after the Effective Time and (ii) the 90th day after the closing date of the first underwritten offering of shares held by any Company Stockholder, if such offering is consummated within 120 days of the Effective Time. "Blackstone" means Blackstone/iPCS L.L.C., a Delaware limited liability company, Blackstone iPCS Capital Partners L.P., a Delaware limited partnership, and Blackstone Communications Partners I, L.P., a Delaware limited partnership, and the limited partners thereof collectively. "TCW" means, collectively, TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P.

   Section 7.22. Transfer of Company Records. Prior to the Closing, the Company shall cooperate with and assist Public in transferring after the Effective Time or causing to be transferred to Public after the Effective Time any files, books, records or other documents relating to the business of the Company or any of its Subsidiaries that are the property of the Company or any of its Subsidiaries, that are located on premises which will not be occupied by the Company or any of its Subsidiaries after the Closing and that are not otherwise in the possession of the Company or any of its Subsidiaries.

   Section 7.23. Formation of Merger Sub and Execution and Delivery of Sub Joinder Agreement. Prior to the Effective Time and promptly after obtaining the requisite consent under the Public Credit Facility, Public shall form Merger Sub and cause Merger Sub to execute the Sub Joinder Agreement, an executed counterpart of which shall be delivered to the Company; provided, however, that the parties may agree to utilize \another wholly owned subsidiary of Public as the Merger Sub referred to herein.

                                  ARTICLE VIII

                              Conditions Precedent

   Section 8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties, in whole or in part, to the extent permitted by applicable law:

     (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the stockholders of the Company in accordance with the DGCL, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and the issuance of the shares of Public Common Stock in connection with the Merger shall have been approved by the stockholders of Public in accordance with the applicable rules and requirements of Nasdaq.

     (b) HSR Act and Other Governmental Approvals. All waiting periods, if any, under the HSR Act with respect to the Merger (including without limitation the waiting periods under the HSR Act applicable to notifications filed by any stockholder of the Company) shall have expired or been terminated. All consents, permits, licenses and approvals required by any Governmental Entity for the Merger and the other transactions contemplated by this Agreement shall have been obtained, in each case, without the requirement of divestiture.

     (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect (collectively, the "Restraints"); provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     (d) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

     (e) Certificate of Merger. Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

     (f) No Downgrade Event. No event or circumstance that results in or causes any of the conditions set forth in clauses (i) through (iv) of the definition of "Change of Control" in the Company Indenture to fail to be satisfied shall have occurred and not subsequently have been removed.

     (g) Public Consents Under Agreements. The consent, approval or waiver of each Person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement (including the Public Credit Facility), note, mortgage, indenture, lease, license or other agreement or instrument set forth in Section 5.4 of the Public Disclosure Schedule shall have been obtained.

     (h) Company Consents Under Agreements. The consent, approval or waiver of each Person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement (including the Company Credit Facility), note, mortgage, indenture, lease, license or other agreement or instrument set forth in Schedule 8.1(h) of the Company Disclosure Schedule shall have been obtained.

   Section 8.2. Conditions to Obligations of Public and Merger Sub. The obligation of each of Public and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by each of Public and Merger Sub, at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except in each case where the failure of such representations and warranties to be true and correct in all material respects, considered in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. The Company shall have delivered to Public and Merger Sub a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

     (b) Performance of Obligations of the Company. The Company shall have performed all of its obligations in all material respects required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Public and Merger Sub a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Resignation of Directors. The Company shall have delivered to Public and Merger Sub a written resignation from each of the directors of the Company and its Subsidiaries effective as of the Effective Time.

     (e) Tax Opinion. Public shall have received a written opinion of Winston & Strawn, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Public, Merger Sub and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     (f) Termination of Listed Agreements. Each of the parties to (i) the Stockholders Agreement, dated as of July 12, 2000, by and among TCW (together with Blackstone, the "holders of Series A-1 Preferred Stock"), Blackstone, Geneseo Communications, Inc., an Illinois corporation, Cambridge Telcom, Inc., an Illinois corporation, and the Company, (ii) the Investment Agreement, dated as of July 12, 2000, among the holders of Series A-1 Preferred Stock and the Company and (iii) the Registration Rights Agreement, dated as of July 12, 2000 among the holders of Series A-1 Preferred Stock and the Company (collectively, the "Listed Agreements") shall have executed and delivered an agreement in form and substance reasonably satisfactory to Public, terminating and extinguishing, as of the Effective Time, all of such Persons' rights and obligations under such Listed Agreements.

     (g) Company Documents. The Company shall have delivered to Public and Merger Sub (a) a certificate, validly executed by the Secretary of the Company and dated as of the date of the Effective Time, certifying as to
  (i) the terms and effectiveness of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and (ii) the valid adoption of resolutions of the Board of Directors of the Company and the resolutions validly adopted by written consent of the stockholders of the Company approving and adopting this Agreement and the consummation of the transactions contemplated hereby and (b) certificates, issued not more than seven days prior to the date of the Closing, (i) from the Secretary of State of the State of Delaware, evidencing that the Company is validly existing under the laws of such state, (ii) from every jurisdiction where the Company is qualified, authorized, registered or licensed to do business as a foreign entity, as set forth in Section 4.1(b) of the

  Company Disclosure Schedule, evidencing that the Company is qualified, authorized, registered or licensed to do business as a foreign entity in such jurisdiction and (c) a bring down certificate or other reasonably reliable confirmation that the Company is validly existing under the laws of Delaware as of the Closing Date.

     (h) Subsidiary Documents. Each Subsidiary of the Company shall deliver to Public and Merger Sub (a) a certificate, validly executed by a duly authorized officer, general partner or managing member of such Subsidiary, and dated as of the date of the Effective Time, certifying as to the terms and effectiveness of such Subsidiary's Certificate of Incorporation and By-Laws and (b) certificates, issued not more than seven days prior to the date of the Closing, (i) from the Secretary of State of the State of Delaware, evidencing that each Subsidiary is validly existing under the laws of such state, (ii) from every jurisdiction where such Subsidiary is qualified, authorized, registered or licensed to do business as a foreign entity, as set forth in Section 4.1(b) of the Company Disclosure Schedule, evidencing that such Subsidiary is qualified, authorized, registered or licensed to do business as a foreign entity in such jurisdiction and (c) bring down certificates or other reasonably reliable confirmation that each Subsidiary of the Company incorporated under the laws of Delaware is validly existing under the laws of Delaware as of the Closing Date.

     (i) Accountant Letters. Public shall have received the "cold comfort" letter of the Company's independent public accountants dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and in each case addressed to the Board of Directors of Public, in form and substance reasonably satisfactory to Public, and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

     (j) Registration Rights Agreement. The stockholders of the Company identified in the Registration Rights Agreement shall have executed and delivered to Public the Registration Rights Agreement.

     (k) Company Indenture; Company Credit Facility. No "Event of Default" (as defined in the Company Indenture and the Company Credit Facility, respectively) shall have occurred and be continuing under either of the Company Indenture or the Company Credit Facility.

     (l) Company Sprint Agreements. No material default by the Company or any of its Subsidiaries shall have occurred and be continuing under the Company Sprint Agreements.

   Section 8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Public set forth in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except in each case where the failure of such representations and warranties to be true and correct in all material respects, considered in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Public. Public shall have delivered to the Company a certificate signed on behalf of Public by the Chief Executive Officer and the Chief Financial Officer of Public to the foregoing effect.

     (b) Performance of Obligations of Public and Merger Sub. Each of Public and Merger Sub shall have performed all of its obligations in all material respects required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Public and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of each of them to such effect.

     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

     (d) Tax Opinion. The Company shall have received a written opinion of Mayer, Brown & Platt, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Public, Merger Sub and the Company. The specific provisions of each representation letter shall be in a form and substance reasonably satisfactory to such tax counsel, and each representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     (e) Nasdaq Listing. The shares of Public Common Stock to be issued to the stockholders of the Company upon consummation of the Merger and upon exercise of Company Options and Company Warrants assumed by Public pursuant to Section 1.5 and Section 1.6 hereof shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

     (f) Registration Rights Agreement. Public shall have executed and delivered to the Company the Registration Rights Agreement.

     (g) Public Indenture; Public Credit Facility. No "Event of Default" (as defined in the Public Indenture and the Public Credit Facility, respectively) shall have occurred and be continuing under either of the Public Indenture or the Public Credit Facility.

     (h) Public Sprint Agreements. No material default by Public or any of its Subsidiaries shall have occurred and be continuing under the Public Sprint Agreements.

   Section 8.4. Standards. (a) Solely for purposes of Sections 8.2(a) and 8.3(a) of this Agreement, no representation or warranty of the Company contained in Article IV (other than the representations and warranties contained in Sections 4.1(a), 4.2, 4.3(a) 4.3(b)(i), 4.5, 4.23 and 4.26, which shall be true and correct in all material respects) or of Public contained in
Article V (other than the representations and warranties contained in Sections 5.1(a), 5.2, 5.3(a), 5.3(c)(i), 5.5 and 5.26, which shall be true and correct in all material respects) shall be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any other representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Public, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Public, respectively. For purposes of applying the standard set forth in the previous sentence pursuant to Section 8.2(a) and 8.3(a), no effect shall be given to any qualifications contained in any such representations or warranties concerning "materiality," "in all material respects" or "Material Adverse Effect."

                                   ARTICLE IX

                           Termination and Amendment

   Section 9.1. Termination. This Agreement may be terminated by action of the Board of Directors of the terminating party or parties and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company or the approval by the stockholders of Public of the respective matters referred to in Section 8.1(a):

     (a) by mutual written consent of the Company and Public;

     (b) by either Public or the Company if the Merger shall not have been consummated on or before March 1, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (c) by either Public or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations under Section 7.3 hereof) if any approval of the stockholders of either Public or the Company required for the consummation of the Merger or any of the other transactions contemplated by this Agreement (including, in the case of Public, the Required Public Vote) shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders thereof;

     (d) by either Public or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or sooner if such breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Public);

     (e) by either Public or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or sooner if such breach, by its nature, cannot be cured prior to the Closing;

     (f) by either Public or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable.

   Section 9.2. Effect of Termination. (a) In the event of termination of this Agreement by either Public or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.2(c), 7.16, 9.2 and 10.3 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

   (b) If this Agreement is terminated by the Company as a result of the failure to obtain the Required Public Vote pursuant to Section 9.1(c), (i) Public shall pay to the Company a termination fee which consists of 257,000 shares of Public Common Stock (the "Termination Fee Shares"), which shares shall be issued to the Company as soon as practicable but in no event later than two Business Days after the date of such termination and shall be exclusive of any expenses to be paid by Public pursuant to Section 7.16 and
(ii) as soon as practicable following the issuance of the Termination Fee Shares, Public shall file a shelf registration statement providing for the registration and reoffering of the Termination Fee Shares by the Company.

   (c) The payment of a termination fee by Public pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Company, its Subsidiaries and their respective stockholders, directors, officers, employees, agents, advisors or other representatives with respect to the occurrence giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Public.

   Section 9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, if applicable, at any time before or after the approval by the stockholders of the Company or the approval by the stockholders of Public of the respective matters referred to in Section 8.1(a); provided, however, that after any such approval by the stockholders of the Company or by the stockholders of Public, there may not be, without further approval of such stockholders, any amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange required further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.4. Extension; Waiver. At any time prior to the Effective Time, Public, on the one hand, and the Company, on the other hand, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, on the one hand, and Public or Merger Sub, on the other hand, (b) waive any inaccuracies in the representations and warranties of the Company, on one hand, and Public or Merger Sub, on the other hand, contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Company, on the one hand, and Public or Merger Sub, on the other hand, with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               General Provisions

   Section 10.1. No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms are to be performed in whole or in part after the Effective Time.

   Section 10.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article IX hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another time, date or place is agreed to in writing by the parties hereto.

   Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Public or Merger Sub, to:

       AirGate PCS, Inc.
       Harris Tower
       233 Peachtree Street NE, Suite 1700
       Atlanta, Georgia 30303
       Attention: Barbara L. Blackford

       with a copy to:

       Winston & Strawn
       35 West Wacker Drive
       Chicago, Illinois 60601
       Attn: Robert F. Wall
               R. Cabell Morris, Jr.

and

     (b) if to the Company, to:

       iPCS, Inc.
       1900 East Golf Road
       Suite 900
       Schaumburg, Illinois 60173
       Attn: Timothy M. Yager
               Stebbins B. Chandor, Jr.

       with a copy to:

       Mayer, Brown & Platt
       190 South LaSalle Street
       Chicago, Illinois 60603
       Attn: Paul W. Theiss
              Robert J. Wild

   Section 10.4. Interpretation, Certain Definitions. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 28, 2001.

   For purposes of this Agreement, except as otherwise expressly provided:

     (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     (b) "Associate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     (c) "Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

     (d) "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the business, assets, properties, liabilities, working capital, cash flows, results of operations or financial condition of such Person and its Subsidiaries taken as a whole, or (ii) the ability of such Person and its Subsidiaries to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (A) actions and omissions of such Person or any of its Subsidiaries taken with the prior written informed consent of the other Person in contemplation of the transactions contemplated hereby, (B) conditions or effects resulting from the announcement of the existence of this Agreement and the direct effects of compliance with Sections 6.1 or
  6.2 of this Agreement on the operating performance of such Person, including expenses incurred in consummating the transactions contemplated hereby; or (C) changes in program requirements implemented by Sprint PCS which are generally applicable to Sprint PCS Affiliates; or (D) changes in laws of general applicability or interpretations thereof by courts or governmental authorities or changes in GAAP, except to the extent any such change adversely affects the referenced Person to a materially greater degree than other companies engaged in the same industry or business are affected generally.

     (e) "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     (f) "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or
  (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such

  Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

   Section 10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   Section 10.6. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   Section 10.7. Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts"), and consent to service of process served in accordance with the notice provisions set forth in Section 10.3, for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   Section 10.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   Section 10.10. Publicity, etc. Except as otherwise required by law or by the rules of Nasdaq, so long as this Agreement is in effect, neither Public nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event that Public desires to effect an amendment to the Company Credit Facility prior to the Effective Time, the Company agrees to cooperate in any such effort, it being understood that any such amendment shall not be a condition to either party's obligations to consummate the Merger, and such effort shall not be undertaken in conjunction with obtaining a consent to the Merger under the Company Credit Facility.

   Section 10.11. Assignment. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 10.12. No Third Party Beneficiaries. Except as provided in Sections 1.4, 1.5, 1.6, 2.1, 7.1, 7.6, 7.13, 7.14, 7.17 and 7.21, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

   IN WITNESS WHEREOF, Public and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          Airgate PCS, Inc.

                                            /s/ Thomas M. Dougherty
                                          By: _________________________________
                                             Name: Thomas M. Dougherty
                                             Title: President and Chief
                                              Executive Officer

                                          iPCS, Inc.

                                            /s/ Timothy M. Yager
                                          By: _________________________________
                                             Name: Timothy M. Yager
                                             Title: President and Chief
                                              Executive Officer

                                                                         ANNEX B

                           FORM OF SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT (this "Agreement") is made and entered into as of August 28, 2001, by and between AirGate PCS, Inc., a Delaware corporation
("Public"), and                    , the undersigned stockholder (the
"Stockholder") of iPCS, Inc, a Delaware corporation (the "Company").

                                    RECITALS

   A. Concurrently with the execution of this Agreement Public and the Company have entered into an Agreement and Plan of Merger, dated as of August 28, 2001 (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly owned subsidiary of Public with and into the Company.

   B. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (including all shares of Series A-1 Convertible Participating Preferred Stock, par value $.01 per share, of the Company and Series A-2 Convertible Participating Preferred Stock, par value $.01 per share, of the Company which shall have been converted into Company Common Stock immediately prior to the Effective Time in accordance with Section 5(b)(ii) of the respective Certificates of Designations with respect thereto) will, upon the terms and subject to the conditions and limitations set forth in the Merger Agreement, be converted into shares of common stock, par value $0.01 per share, of Public (the "Public Common Stock") on and subject to the terms and conditions set forth in the Merger Agreement.

   C. Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the number of shares of Company Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, as set forth on the signature page of this Agreement (collectively, the "Shares").

   D. In consideration of the execution of the Merger Agreement by Public, Stockholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined herein), and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate the consummation of the Merger.

   NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

   1. Agreement to Retain Shares.

     (a) The Stockholder irrevocably agrees, during the period beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the date of termination of the Merger Agreement in accordance with Article IX thereof (such earlier date, the "Expiration Date"), not to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person), transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement or understanding with respect to the foregoing, any Shares or any New Shares (as defined below), or to discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Public, in each case without the prior written consent of Public or grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or New Shares.

     (b) The Stockholder agrees that any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of all securities held by the Stockholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company ("New Shares"), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

   2. Agreement to Vote Shares. Until the Expiration Date, at any meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote or cause to be voted its Shares and any New Shares (to the extent any such New Shares may be voted):

     (a) in favor of the adoption of the Merger Agreement and each of the transactions contemplated thereby;

     (b) against (i) any proposal made in opposition to or in competition with the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, or (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving the Company and any party other than Public.

     (c) against any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Merger or any of the other transactions contemplated by the Merger Agreement.

   The obligation of the Stockholder specified in this Section 2 shall apply regardless of whether the Company recommends to its stockholders the approval and adoption of the Merger Agreement and the Merger. Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this
Section 2. For purposes of this Agreement, the term "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other or organization.

   3. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Public as follows:

     (a) Stockholder is the sole beneficial and record owner, and has good and marketable title to, all the Shares, with sole and full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares with no limitations, qualifications or restrictions on such rights.

     (b) Except as set forth in the Stockholders Agreement, dated as of July 12, 2000, among the Company and certain of its stockholders, as of the date hereof the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances (including any restriction on the right to vote or otherwise dispose of the Shares).

     (c) Other than as set forth on the signature page hereof, Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company or Public, (b) securities of the Company or Public convertible into or exchangeable for shares of capital stock or voting securities of the Company or Public or (c) options or other rights to acquire from the Company or Public any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or Public other than the Shares and any New Shares.

     (d) Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

     (e) None of the Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting.

     (f) Stockholder agrees that it shall not enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, directly or indirectly, with respect to the Shares, in each case, that is inconsistent with this Agreement.

     (g) Stockholder shall not:

       (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Voting Securities (as defined below), or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities;

       (ii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(e) of the 1934 Act) with respect to any Voting Securities, other than a group which Stockholder is a member of as of the date hereof; or

       (iii) disclose any intention, plan or arrangement inconsistent with the foregoing.

   "Voting Securities" means securities of Public, including shares of Public Common Stock, with the power to vote with respect to the election of directors generally, including any securities that are convertible or exchangeable for Voting Securities, it being understood that the number of Voting Securities outstanding as of any time of determination shall be determined as though all such securities, whether or not in the money, had been converted or exchanged, in accordance with their terms, into or for Voting Securities immediately prior to the time of determination.

     (h) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any governing instrument of Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares, pursuant to, any notice, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected.

     (i) Stockholder shall not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interests representing any of the Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Public and the Company may notify the Company's transfer agent of the terms hereof.

     (j) Stockholder understands and acknowledges that Public is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

     (k) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

   4. Additional Documents. Upon request by the other party, Stockholder and Public hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

   5. Consents, Waivers and Approvals. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have, including, without limitation, any rights to appraisal the Stockholder may have under the DGCL as a result of the Merger.

   6. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date, provided, however, that notwithstanding the foregoing the provisions in Sections 6 and 7 hereof shall survive in full force and effect following the Expiration Date if the Merger is consummated.

   7. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     (d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     (e) Specific Performance; Injunctive Relief. The Stockholder acknowledges that Public will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Public upon any such violation, Public shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Public at law or in equity.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

     If to Public, to:

       AirGate PCS, Inc.
       Harris Tower
       233 Peachtree Street NE, Suite 1700
       Atlanta, Georgia 30303
       Attn: Barbara L. Blackford

     With a copy to:

       Winston & Strawn
       35 W. Wacker Drive, Suite 4200
       Chicago, Illinois 60601
       Attn: Robert F. Wall
       R. Cabell Morris, Jr.

     If to Stockholder:

        To the address for notice set forth on the signature page hereof.

     With a copy to:

       Mayer, Brown & Platt
       190 South LaSalle Street
       Chicago, Illinois 60603
       Attn: Paul W. Theiss
       Robert J. Wild

     (g) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such Delaware Courts), consents to service of process by notice as provided in Section 9(c) of this Agreement, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     (h) Attorneys' Fees and Expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party any may be entitled).

     (i) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (k) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (l) Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

   IN WITNESS WHEREOF, the undersigned have executed this Support Agreement on the date first above written.

                                          Airgate PCS, Inc.

                                          By: _________________________________
                                          Name:
                                          Title:

                                          STOCKHOLDER:

                                          -------------------------------------

                                          Print Name: _________________________

                                          Address: ____________________________

                                          -------------------------------------

                                          -------------------------------------

                                          Company Capital Stock:

                                          Common Stock:

                                          Series A-1 Preferred Stock:

                                          Series A-2 Preferred Stock:

                                          Options:

                                                                        ANNEX C

                     FORM OF REGISTRATION RIGHTS AGREEMENT

   This REGISTRATION RIGHTS AGREEMENT, dated as of            , 200   (this
"Agreement"), is by and among the following:

     (i) AirGate PCS, Inc., a Delaware corporation ("Public");

     (ii) Blackstone/iPCS L.L.C., a Delaware limited liability company, Blackstone iPCS Capital Partners L.P., a Delaware limited partnership, and Blackstone Communications Partners I L.P., a Delaware limited partnership (collectively and including successors, assigns and Transferees thereof, "Blackstone");

     (iii) TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust IV, TCW Shared Opportunity Fund II, Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P. (collectively and including successors, assigns and Transferees, "TCW");

     (iv) Geneseo Communications, Inc., an Illinois corporation ("Geneseo");

     (v) Cambridge Telcom, Inc., an Illinois corporation ("Cambridge");

     (vi) Cass Communications, Inc., an Illinois corporation ("Cass");

     (vii) Technology Group, LLC, an Illinois limited liability company ("Technology");

     (viii) Montrose Mutual PCS, Inc., an Illinois corporation ("Montrose");

     (ix) Gridley Enterprises, Inc., an Illinois corporation ("Gridley"); and

     (x) Timothy M. Yager, an individual, and Kelly M. Yager, an individual (collectively, the "Yagers").

   Blackstone, TCW, Geneseo, Cambridge, Cass, Technology, Montrose, Gridley and the Yagers are referred to herein collectively as the "Holders."

   WHEREAS, Public is a party to an Agreement and Plan of Merger, dated as of August 28, 2001 (the "Merger Agreement"), by and between Public and iPCS, Inc., a Delaware corporation (the "Company"), which provides for the merger of Merger Sub with and into the Company (the "Merger");

   WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company being the surviving corporation (the "Merger"), and the beneficial owners of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will receive shares of Public Common Stock (as defined below) at the effective time of the Merger in accordance with the terms of the Merger Agreement;

   WHEREAS, as a result of the Merger, the Holders will be beneficial owners of Public Common Stock;

   WHEREAS, Public has agreed to provide certain registration rights to the Holders with respect to their shares of Public Common Stock upon the terms and subject to the conditions set forth herein.

   NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

   1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

     "Governmental Entity" shall mean any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality.

     "Person" shall mean an individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof or any other entity of any nature whatsoever.

     "Public Common Stock" shall mean the common shares, par value $0.01 per share, of Public and any securities issued or distributed in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

     "Public Common Stock Equivalents" shall mean any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Public Common Stock.

     "Public Shelf Registration Statement" shall have the meaning set forth in the Merger Agreement.

     "Registrable Securities" shall mean any shares of Public Common Stock and any shares of Public Common Stock owned or to be acquired upon conversion, exercise or exchange of Public Common Stock Equivalents, in each case now or hereafter owned by the Holders (exclusive of any shares acquired in the open market or in a bi-lateral transaction involving such Holder and a third-party (other than another Holder)). As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the applicable Holder of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) with respect to any Holder, all such Registrable Securities held by such Holder can be resold pursuant to Rule 144(k) (or any successor provision) under the Securities Act, (iv) such securities have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer have been delivered by Public and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities or blue sky law then in force, or
  (v) such securities have ceased to be outstanding.

     "Registration Expenses" shall mean all expenses incident to Public's performance of or compliance with this Agreement, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or national market system, fees and disbursements of counsel for Public and all independent certified public accountants (including the expenses of any annual audit, special audit and "cold comfort" letters required by or incident to such performance and compliance), securities laws liability insurance (if Public so desires), the fees and disbursements of underwriters (including, without limitation, all fees and expenses of any "qualified independent underwriter" required by the rules of the NASD) customarily paid by issuers or sellers of securities in public equity offerings (excluding, for the sake of clarity, the fees and expenses of counsel), the expenses customarily borne by the issuers of securities in a "road show" presentation to potential investors, the reasonable fees and expenses of any special experts retained by Public in connection with such registration, fees and expenses of other persons retained by Public (but not including any underwriting discounts or commissions (which shall be paid or borne by the selling Holder) or transfer taxes, if any, attributable to the sale of Registrable Securities) and other reasonable out-of-pocket expenses of the Holder.

     "S-4 Registration Statement" shall have the meaning set forth in the Merger Agreement.

     "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

     "Sprint Warrant" shall mean the warrant to purchase 1,151,938 shares of Company Common Stock issued to Sprint Spectrum L.P. and assumed by Public pursuant to Section 1.6 of the Merger Agreement.

     "Transferee" shall mean any Person to whom any Holder or any Transferee thereof transfers Registrable Securities.

   2. Demand Registration.

   (a) Underwritten Offering. Prior to the date that is 120 days after the Effective Time (as defined in the Merger Agreement), at a time during such period designated by Blackstone, Public will use its best efforts to effect an underwritten offering of the Registrable Securities (the "Underwritten Offering") (which offering may also include, in the sole discretion of the Holders in consultation with the underwriter of such offering, the number of equity securities of Public which Public proposes to sell for its own account, but shall not include any other equity securities of Public held by persons other than the Holders). Blackstone, the other selling Holders and Public shall consult with one another prior to, and throughout, the registration and offering process to coordinate the timing of the proposed offering taking into consideration, among other things, the existence of any material business combination discussions that may be ongoing. Public shall have no obligation to price the Underwritten Offering at any time after the date that is 120 days after the Effective Time. Adequate procedures shall be used to ensure that all Holders shall have an opportunity to elect to have shares included in the Underwritten Offering.

   (b) Request for Registration. In addition to the Underwritten Offering, at any time on or after the first anniversary of the Effective Time (as defined in the Merger Agreement), upon the written demand of Blackstone or, at any time after Blackstone has sold 75% of the Registrable Securities held by it immediately after the Effective Time without exercising such right, then upon the written demand of Geneseo (in either case, the "Requesting Party"), demanding that Public effect the registration under the Securities Act of all or part of the Registrable Securities and specifying the intended method of disposition thereof, Public will use its best efforts to effect the registration under the Securities Act of such Registrable Securities (which registration shall also include any Registrable Securities requested by the other Holders to be included in such registration request made by the Requesting Party). Prior to making such request, the Requesting Party shall notify the other Holders of its intent to make such request and afford such other Holders the opportunity to include Registrable Securities in such request. The Requesting Party, any other selling Holder and Public shall consult with one another prior to, and throughout, the registration process to coordinate the timing of the proposed offering, among other things with respect to the existence of any material business combination discussions that may be ongoing. Notwithstanding the foregoing, in no event shall Public have any obligation to effect an underwritten public offering under this Section 2(b) unless the amount of the Registrable Securities requested to be included in such offering would result in initial aggregate proceeds (determined at the time of the time of the initial filing of the registration statement relating thereto) in excess of $40,000,000.

   (c) Registration Statement Form. If any registration requested pursuant to this Section 2 which is proposed by Public to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise Public in writing that, in its opinion, the use of the type of disclosure required by another form of registration statement is of material importance to the success of such proposed offering, then Public shall cooperate with the managing underwriters to provide such disclosure as would be required by such other form. Public agrees to include in any registration statement all information which, in the reasonable opinion of counsel to the underwriters (if any) or the Requesting Holder, is required to be included.

   (d) Effective Registration Statement. A registration requested pursuant to this Section 2 shall not be deemed to have been effected:

     (i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such registration statement, other than primarily as a result of acts or omissions of any selling Holder or any authorized agent thereof;

     (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason not attributable to any selling Holder or any of their Affiliates; or

     (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived.

   (e) Priority in Requested Registrations. If a requested registration pursuant to this Section 2 involves an underwritten offering (including the Underwritten Offering) and the managing underwriter (in consultation with the underwriter appointed by the Requesting Holder pursuant to Section 2(h) below) advises Public and the Holders in writing that, in its opinion, the number of equity securities requested to be included in such registration by the Holders exceeds the largest number of equity securities which can be sold without reasonably expecting to have an adverse effect on such offering, including the price at which such equity securities can be sold, the number of such equity securities to be included in such registration shall be reduced to such extent, and Public shall include in such registration the number of equity securities as follows: (i) no less than 75% of the equity securities included in such registration shall be comprised of Registrable Securities requested to be included in such registration by Blackstone and TCW and (ii) the Registrable Securities of each Holder (other than Blackstone and TCW) to be included in such registration shall equal the lesser of (A) 25% of such Holder's pro rata portion of the shares owned by all of the Company Stockholders (as defined in the Merger Agreement) (other than Blackstone and TCW) immediately after the Effective Time, and (B) the number of Registrable Securities requested to be included in such registration by such Holder. To the extent that the number of Registrable Securities which Blackstone, TCW and the other Holders have requested to include is, in the aggregate, less than the number of equity securities which Public has been advised can be sold in such offering without having the adverse effect referred to above, then Public shall be entitled to include that number of equity securities which result in the underwritten offering not exceeding the maximum amount of equity securities that would cause the effect referred to above. After giving effect to the foregoing, any remaining capacity will be allocated first to Blackstone and TCW and thereafter to the other Holders. If any Holder advises the managing underwriter of any underwritten offering that the Registrable Securities and other equity securities covered by the registration statement cannot be sold in such offering within a price range acceptable to such Holder, then such Holder shall have the right to exclude its Registrable Securities from registration. The parties hereto acknowledge that the holders of any equity securities of Public issued upon exercise of the Sprint Warrant do not have the right to include equity securities in any such registration made pursuant to this Section 2.

   (f) Limitations on Registration on Request. Notwithstanding anything in this
Section 2 to the contrary, the Holders shall be entitled to the Underwritten Offering pursuant to Section 2(a) and only one requested registration pursuant to Section 2(b), unless either (i) a registration so requested is not deemed to have been effected pursuant to Section 2(d) or (ii) the number of Registrable Securities included by Blackstone in such registration and sold pursuant thereto is less than 75% of the number of shares of Registrable Securities sought to be included by Blackstone in such registration.

   (g) Expenses. Public will pay all Registration Expenses in connection with the registrations requested pursuant to this Section 2(e).

   (h) Selection of Underwriters. In the Underwritten Offering, and in any requested registration pursuant to Section 2(b) if the Requesting Holder requests that such registration shall be in the form of an underwritten offering, Public, in consultation with the Requesting Holder, shall have the right to select any investment banker and book-running manager to administer the offering and the Requesting Holder, in consultation with Public, shall have the right to select a co- manager (in each case, subject to the approval of the other party (such approval not to be unreasonably withheld)). Public and all participating Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, as well as all other documents customary in similar offerings, including, without limitation, underwriting agreements, custody agreements, powers of attorney, and indemnification agreements.

   3. Incidental Registration.

   (a) Rights to Include Registrable Securities. If Public proposes to register (other than pursuant to Section 2 hereof) any of its equity securities under the Securities Act (other than a registration on Form S-8, S-4 or any successor or similar forms), whether or not for sale for its own account, then Public will each such time, subject to the provisions of Section 3(b) hereof, give prompt written notice to the Holders of its intention to do so and of Holders' rights under this Section 3, at least 15 business days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer the Holders the opportunity to include in such registration statement such number of Registrable Securities as each Holder may request. Upon the written request of any Holder made within 10 business days after the receipt of Public's notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder), Public shall use its best efforts to effect the proposed registration under the Securities Act of all Registrable Securities which Public has been so requested to register by such Holder to the extent requisite to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten offering, any such Holder must sell its Registrable Securities to the underwriters selected by Public on the same terms and conditions as apply to Public (except that indemnification obligations of any such Holder shall be limited to those obligations set forth in Section 7 hereof) and (ii) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 3(a) and prior to the effective date of the registration statement filed in connection with such registration, Public shall determine for any reason not to register such securities, Public shall give written notice to each such Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If a registration pursuant to this Section 3(a) involves an underwritten public offering, any such Holder may elect, in writing no less than three days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration. No registration effected under this Section 3 shall relieve Public of its obligations to effect registrations upon request under Section 2 hereof. Public will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.

   (b) Priority in Incidental Registrations.

     (i) If a registration pursuant to this Section 3 involves an underwritten offering (other than as set forth in Section 3(b)(ii) below) and the managing underwriter advises Public in writing that, in its opinion, the number of equity securities (including all Registrable Securities) which Public, the Holders and any other persons intend to include in such registration exceeds the largest number of equity securities which can be sold without having an adverse effect on such offering, including the price at which such equity securities can be sold, the number of such equity securities to be included in such registration shall be reduced to such extent, and Public will include in such registration such maximum number of equity securities as follows: (A) first, all the equity securities Public proposes to sell for its own account in such registration and (B) second, to the extent that the number of equity securities which Public proposes to sell for its own account pursuant to Section 3(a) hereof is less than the number of equity securities which

  Public has been advised can be sold in such offering without having the adverse effect referred to above, Public shall include in such registration the number of equity securities determined as follows: (i) no less than 75% of the equity securities included in such registration shall be comprised of Registrable Securities requested to be included in such registration by Blackstone and TCW and (ii) the Registrable Securities of each Holder (other than Blackstone and TCW) to be included in such registration shall equal the lesser of (A) 25% of such Holder's pro rata portion of the shares owned by all of the Company Stockholders (other than Blackstone and TCW) immediately after the Effective Time, and (B) the number of Registrable Securities requested to be included in such registration by such Holder. To the extent that the number of Registrable Securities which Blackstone, TCW and the other Holders have requested to include is, in the aggregate, less than the number of equity securities which Public has been advised can be sold in such offering without having the adverse effect referred to above, then the number of such equity securities requested to be included in such registration by the holders thereof shall be limited to such extent and, subject to any rights of such holders, shall be allocated pro rata among all such holders on the basis of the relative number of such equity securities then held by each such holder; provided, that any such amount thereby allocated to any such holder that exceeds such holder's request shall be reallocated among the remaining requesting holders in like manner. After giving effect to the foregoing, any remaining capacity will be allocated first to Blackstone and TCW and thereafter to the other Holders.

     (ii) If any holder of Public Common Stock, Public Common Stock Equivalents or other equity securities of the Company other than Blackstone or Geneseo makes a requested or demand registration (the "Requesting Holder") and such requested or demand registration involves an underwritten offering and the managing underwriter advises Public in writing that, in its opinion, the number of equity securities requested to be included in such registration (including Registrable Securities) exceeds the largest number of equity securities which can be sold without reasonably expecting to have an adverse effect on such offering, including the price at which such equity securities can be sold, the number of such equity securities to be included in such registration shall be reduced to such extent, and Public shall include in such registration such maximum number of equity securities as follows: (A) first, the number of such equity securities requested to be included in such registration by the Requesting Holder and
  (B) second, to the extent that the number of equity securities which the Requesting Holder has requested to be included in such registration is less than the number of equity securities which Public has been advised can be sold in such offering without having the adverse effect referred to above, Public shall include in such registration the number of equity securities as follows: (i) no less than 75% of the equity securities included in such registration shall be comprised of Registrable Securities requested to be included in such registration by Blackstone and TCW and (ii) the Registrable Securities of each Holder (other than Blackstone and TCW) to be included in such registration shall equal the lesser of (A) 25% of such Holder's pro rata portion of the shares owned by all of the Company Stockholders (other than Blackstone and TCW) immediately after the Effective Time, and (B) the number of Registrable Securities requested to be included in such registration by such Holder. To the extent that the number of Registrable Securities which the Requesting Holder, Blackstone, TCW and the other Holders have requested to include is, in the aggregate, less than the number of equity securities which Public has been advised can be sold in such offering without having the adverse effect referred to above, then the number of such equity securities requested to be included in such registration by the holders thereof shall be limited to such extent and, subject to any rights of such holders, shall be allocated pro rata among all such holders on the basis of the relative number of such equity securities then held by each such holder; provided, that any such amount thereby allocated to any such holder that exceeds such holder's request shall be reallocated among the remaining requesting holders in like manner. After giving effect to the foregoing, any remaining capacity will be allocated first to Blackstone and TCW and thereafter to the other Holders.

   4. Holdback Agreements.

   (a) Restrictions on Public Sale by the Holders. If any registration of Public Common Stock shall be in connection with an underwritten public offering to which each Holder has a right to include shares pursuant to Section 2 or 3 hereof, each Holder agrees not to effect any sale or distribution, including any sale pursuant to

Rule 144 under the Securities Act, of any Registrable Securities, and not to effect any such sale or distribution of other equity securities of Public or of any securities convertible into or exchangeable or exercisable for any other equity securities of Public (in each case, other than as part of such underwritten public offering) during the 15 days prior to, and during such period as the managing underwriter may request (not to exceed 90 days) beginning on, the closing date of the sale of the Public Common Stock pursuant to an effective registration statement, except as part of such registration.

   (b) Restrictions on Public Sale by Public and Others. If any registration of Registrable Securities shall be made in connection with an underwritten public offering, Public agrees (i) not to effect any public sale or distribution of any Public Common Stock, Public Common Stock Equivalents or other equity securities or of any security convertible into or exchangeable or exercisable for any Public Common Stock, Public Common Stock Equivalents or other equity securities of Public (other than in connection with an employee stock option or other benefit plan) during the 15 days prior to, and during the 90-day period beginning on, the closing date of the sale of the Registrable Securities pursuant to an effective registration statement (except as part of such registration) and (ii) that any agreement entered into after the date of this Agreement pursuant to which Public issues or agrees to issue any privately placed Public Common Stock, Public Common Stock Equivalents or other equity securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the period referred to in the foregoing clause (i), including any sale pursuant to Rule 144 under the Securities Act (except as part of such registration, if permitted).

   (c) In the event Blackstone distributes a portion or all of its shares of Public Common Stock pursuant to Section 7.21(c) of the Merger Agreement, the distributees of such shares shall not be subject to the restrictions set forth in this Section 4, nor shall such distributees be entitled to any further registration rights under this Agreement.

   5. Registration Procedures. If and whenever Public is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, and in connection with the filing of the Public Shelf Registration Statement as provided in the Merger Agreement, Public will, as expeditiously as possible:

   (a) In the case of a registration as provided in this Agreement, use its best efforts to prepare and file with the SEC within 30 days after receipt of a request for registration with respect to such Registrable Securities, a registration statement on any form for which Public then qualifies or which counsel for Public shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become and remain effective as promptly as practicable, subject to the right of Blackstone to defer Public's request for the acceleration of effectiveness of any such registration statement as may be necessary to accommodate the anticipated timetable for such offering; provided that before filing with the SEC a registration statement or prospectus or any amendments or supplements thereto, Public will (i) furnish to the selling Holders copies of the form of preliminary prospectus proposed to be filed and furnish to counsel of the selling Holders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel and shall not be filed without the approval of such counsel (which approval shall not be unreasonably withheld) and (ii) notify the selling Holders of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; and, in the case of the Public Shelf Registration Statement, in the event that Public was not permitted by the SEC to include in the S-4 Registration Statement a re-offering prospectus (which shall include a description of the plan of distribution for the Registrable Securities) covering the resale from time to time of the Registrable Securities, then Public shall file such re-offering prospectus as a post-effective amendment to the S-4 Registration Statement promptly after the Effective Time (as defined in the Merger Agreement), but in no event later than 15 days after the Effective Time, and use all reasonable efforts to keep the Public Shelf Registration Statement (as defined in the Merger Agreement) effective until the earliest to occur of: (i) such date as all of the Registrable Securities have been resold, (ii) such time as all of the Registrable Securities can be resold pursuant to Rule 144(k) under the Securities Act and (iii) the third anniversary of the Effective Time.

   (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

   (c) promptly furnish to each Holder and each underwriter, if any, of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all financial statements, schedules and exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, copies of any correspondence with the SEC or its staff relating to the registration statement and such other documents as any Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities;

   (d) use its best efforts to register or qualify such Registrable Securities under the securities or blue sky laws of such jurisdictions as any Holder or each underwriter, if any, reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities; provided that Public will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

   (e) immediately notify the selling Holders (the facts prompting which notification the selling Holders shall keep confidential) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to Public's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and Public will promptly prepare and furnish to the selling Holders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

   (f) use its best efforts to prevent the issuance of and obtain the withdrawal of any stop order suspending the effectiveness of a registration statement relating to the Registrable Securities or of any order preventing or suspending the use of any preliminary or final prospectus at the earliest practicable moment;

   (g) if requested by the managing underwriter or underwriters or any Holder, immediately incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and each applicable selling Holder agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

   (h) cooperate with the Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of the Registrable Securities to the underwriters;

   (i) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange or quotation system, and on each securities exchange or quotation system on which similar securities issued by Public are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, provided that the applicable listing requirements are satisfied, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

   (j) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as a selling Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification and supporting Holders' efforts to execute block trades with institutional buyers, including without limitation, making appropriate members of senior management of Public available (subject to consulting with them in advance as to schedule) for customary participation in telephonic, in-person conferences or "road show" presentations to potential investors;

   (k) make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Public and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Public's and its subsidiaries' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement;

   (l) use its best efforts to obtain (i) an opinion or opinions of counsel to Public and (ii) a "cold comfort" letter or letters from Public's independent public accountants in customary form and covering such matters of the type customarily covered by opinions and "cold comfort" letters as the selling Holders or the underwriter requests;

   (m) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, within the required time periods, an earnings statement covering a period of at least twelve months, beginning with the first month after the effective date of the registration statement (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

   (n) promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after initial filing of the registration statement), provide copies of such document to counsel to the selling Holders and to the managing underwriters, if any, make Public's representatives available for discussion of such document and give due consideration to changes in such document prior to the filing thereof as counsel for the selling Holders may propose;

   (o) promptly notify the selling Holders, counsel for the selling Holders and the managing underwriter or agent, (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

   (p) cooperate with the selling Holders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with or any other securities exchange and/or the NASD;

   (q) in the case of a Public Shelf Registration Statement, upon the occurrence or any event contemplated by clause (e) above, prepare and file with the SEC a post-effective amendment to the Public Shelf Registration Statement or a supplement to the prospectus or any other required document so that, as thereafter delivered to the purchasers of the securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

   (r) in the case of a Public Shelf Registration Statement, promptly notify the selling Holders, counsel for the selling Holders and any managing underwriter or agent and confirm the notice in writing, (i) when the Public Shelf Registration Statement, or any post-effective amendment to the Public Shelf Registration Statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the Public Shelf Registration Statement or amend or supplement the prospectus or for additional information, (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Public Shelf Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Public Shelf Registration Statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes and (v) of Public's reasonable determination that a post-effective amendment to the Public Shelf Registration Statement would be appropriate.

   It shall be a condition precedent to the obligation of Public to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any Holder that such Holder shall furnish to Public such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as Public shall reasonably request in connection with such registration.

   Each Holder agrees that, upon receipt of any notice from Public of the happening of any event of the kind described in Section 5(e) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder receives the copies of the prospectus supplement or amendment contemplated by Section 5(e) hereof, and, if so directed by Public, such Holder will deliver to Public (at Public's expense) all copies, other than permanent file copies, then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Public shall give any such notice, the period mentioned in Section 5(b) hereof shall be extended by the greater of (i) three months or (ii) the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(e) hereof to and including the date when such Holder shall have received the copies of the prospectus supplement or amendment contemplated by Section 5(e) hereof.

   6. Indemnification.

   (a) Indemnification by Public. In the event of any registration of any Registrable Securities under the Securities Act pursuant to Section 2 or 3 hereof, and in connection with the registration of Registrable Securities under the Public Shelf Registration Statement pursuant to the terms of the Merger Agreement, Public will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, each Holder, their directors and officers, employees, stockholders, general partners, limited partners, members, advisory directors, managing directors (and directors, officers, stockholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof), each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with any Holder or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Public's consent) to which such Holder, any such director, or officer, employee, stockholder, general or limited partner, member, or advisory or managing director or any such underwriter or controlling person may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus, in light of the circumstances under which they are made), and Public will reimburse each Holder and each such director, officer, employee, general partner, limited partner, advisory director, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that Public shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Public through an instrument duly executed by such Holder or any such director, officer, employee, general or limited partner, managing director or underwriter specifically stating that it is for use in the preparation thereof; provided, further, however, that Public shall not be required to indemnify any such indemnified Person if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the final prospectus or any amendment or supplement thereto and the final prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by such indemnified Person resulted from any action, claim or suit by any Person who purchased Registrable Securities which are the subject thereof from such indemnified Person and it is established in the related proceeding that such indemnified Person failed to deliver or provide a copy of the final prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person if required by applicable law, unless such failure to deliver or provide a copy of the final prospectus (as amended or supplemented) was a result of noncompliance by Public with this Section 6 or as a result of the failure of Public to provide such final prospectus.

   (b) Indemnification by Holders and Underwriters. Each Holder and any underwriter will, and they hereby do, indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section
6) Public and its directors, officers, employees, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the consent of the applicable Holder and any underwriter) to which Public and its directors, officers, employees, controlling persons or any other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon
(i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus, in light of the circumstances under which they are made), and the applicable Holder and any underwriter will reimburse Public and its directors, officers, employees, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that any Holder and any underwriter shall only be liable in any such case if any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Public through an instrument duly executed by such Holder or any such underwriter specifically stating that it is for use in the preparation thereof; provided, further, however, that such Holder or underwriter shall not be required to indemnify Public if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the final prospectus or any amendment or supplement thereto and the final prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by Public resulted from any action, claim or suit by any Person who purchased Registrable Securities which are the subject thereof from Public and it is established in the related proceeding that Public failed to deliver or provide a copy of the final prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person if required by applicable law, unless such failure to deliver or provide a copy of the final prospectus (as amended or supplemented) was a result of noncompliance by the Holder or any underwriter with this Section 6 or as a result of the failure of the Holder or any underwriter to provide such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Public or any such director, officer, employee or controlling person. No Holder shall be liable under this Section 6 for any amounts exceeding the product of the purchase price per Registrable Security and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by such Holder.

   (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this
Section 6, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this
Section 6, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgement a conflict of interest between such indemnified and indemnifying parties exists or the indemnifying party is not adequately defending such action or proceeding. An indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement of any pending or threatened proceeding which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to all indemnified parties of a release from all liability in respect to such claim or litigation, (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on such indemnified party or (iii) does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder. Notwithstanding anything to the contrary contained herein, an indemnifying party will not be obligated to pay the fees and expenses of more than one counsel (together with appropriate local counsel) for all parties indemnified by such indemnifying party with respect to such claim.

   (d) Contribution. If the indemnification provided for in this Section 6 is unavailable to an indemnified party under Section 6(a) or Section 6(b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, and the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(a) and 6(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

   Public and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(d), no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Holder and distributed to the public were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   (e) Other Indemnification. Indemnification similar to that specified in Sections 6(a) and 6(b) (with appropriate modifications) shall be given by Public and each Holder with respect to any required registration or other qualification of securities under any law or with any governmental authority other than as required by the Securities Act.

   (f) Non-Exclusivity. The obligations of the parties under this Section 6 shall be in addition to any liability which any party may otherwise have to any other party.

   (g) Indemnification Payments. The indemnification and contribution required by Sections 6(a), 6(b) and 6(d) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

   7. Information to be Furnished by the Holders. Each Holder shall furnish to Public such information as Public may reasonably request and as shall be required in connection with the registration and related proceedings referred to herein.

   8. Miscellaneous.

   (a) Remedies. Public and each Holder acknowledge and agree that in the event of any breach of this Agreement by any of them, the Holders and Public would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

   (b) Entire Agreement. This Agreement and the Stockholders Agreement, dated as of the date hereof, among Public and the Holders (the "Stockholders Agreement") constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof (other than the Stockholders Agreement).

   (c) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other delivery service, to the address of the party set forth below or to such other address as the party to whom notice is to be given may provide in a written notice to Public, a copy of which written notice shall be maintained on file with the Secretary of Public.

     (i) If to Public, to:

       AirGate PCS, Inc.
       Harris Tower
       233 Peachtree Street, Suite 1700
       Atlanta, Georgia 30303
       Facsimile: (404) 832-2237
       Attention: Barbara L. Blackford

     With a copy to:

       Winston & Strawn
       35 West Wacker Drive
       Chicago, Illinois 60601
       Phone: (312) 558-5699
       Facsimile: (312) 558-5700
       Attention: Robert F. Wall
            R. Cabell Morris, Jr.

     (ii) If to Blackstone, to:

       c/o The Blackstone Group
       345 Park Avenue, 31st Floor
       New York, NY 10154
       Facsimile: (212) 583-5722
       Attention: Michael S. Chae

     With a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Facsimile: (212) 455-2502
       Attention: Wilson S. Neely

     and

       TCW/Crescent Mezzanine, LLC
       11100 Santa Monica Boulevard, Suite 2000
       Los Angeles, CA 90025
       Facsimile: (310) 235-5967
       Attention: John C. Rocchio

     With a copy to:

       O'Melveny & Myers LLP
       400 South Hope Street
       Los Angeles, CA 90072-2899
       Facsimile: (213) 430-6407
       Attention: Kathryn Sanders

     If to any of the Holders, to:

       c/o Alan Anderson
       111 E. First Street
       Geneseo, Illinois 61254
       Facsimile: (309) 944-4406

     With a copy to:

       Mayer Brown & Platt
       190 South LaSalle Street
       Chicago, Illinois 60603
       Facsimile: (312) 701-7711
       Attention: Paul Theiss
            Robert J. Wild

   (d) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such Delaware Courts), consents to service of process by notice as provided in Section 9(c) of this Agreement, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (e) MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

   (f) Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

   (g) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of Public imposed by, any other agreement.

   (h) Successors; Assigns; Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the Holders shall also be for the benefit of and enforceable by any Transferee or subsequent holder of Registrable Securities, subject to the provisions contained herein.

   (i) Amendments, Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by Public and each of the Holders.

   (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

   (k) Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, general partners, limited partners or managing directors, or any directors or officers of any members, general or limited partner, advisory director, nor any future members, general partners, limited partners, advisory director, or managing directors, if any, of any such Holder shall have any personal liability for performance of any obligation of such Holder under this Agreement in excess of the respective capital contributions of such members, general partners, limited partners or managing directors to such Holder.

   (l) Adjustments Affecting Registrable Securities. Public will not take any action, or permit any change to occur, with respect to the Registrable Securities which would (i) adversely affect the ability of any Holder to include such Registrable Securities in a registration undertaken pursuant to this Agreement or (ii) adversely affect the marketability of such Registrable Securities in any such registration.

   (m) Rule 144. If Public is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, Public covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if Public is not required to file such reports, it will, upon the request of Blackstone, make publicly available such information) and it will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, Public will deliver to such Holder a written statement as to whether it has complied with such requirements.

   (n) Other Registration Rights.

     (i) Public covenants that it will not grant any right of registration under the Securities Act relating to any of its shares of Public Common Stock or Public Common Stock Equivalents or other equity securities to any person unless the Holders shall be entitled to have included in any registration effected (A) pursuant to Section 2 hereof, all Registrable Securities requested by it to be so included prior to the inclusion of any securities requested to be registered by the persons entitled to any such other registration rights pursuant to any provision providing registration rights comparable to those contained in Section 3 hereof and (B) pursuant to Section 3 hereof, all Registrable Securities requested by such Holder to be so included (I) prior to the inclusion of any securities requested to be registered by the persons entitled to any such other registration rights pursuant to any provision providing incidental registration rights comparable to those contained in Section 3 hereof and (II) with respect to any Requesting Holder, pro rata with the inclusion of any securities requested to be registered by such Requesting Holder as provided for in
  Section 3(b)(ii).

     (ii) If Public at any time grants to any other holders of Public Common Stock, Public Common Stock Equivalents or other equity securities of Public any rights to request Public to effect the registration (whether requested or incidental) under the Securities Act of any such securities on any terms more favorable to such holders than the terms set forth in this Agreement, the terms of this Agreement shall, at the request of any Holder, be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits.

     (iii) Public covenants that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders in this Agreement.

     (iv) Public covenants that it will not grant any right of registration under the Securities Act relating to any of its shares of Public Common Stock or Public Common Stock Equivalents or other equity securities to any Person pursuant to any provision providing registration rights comparable to those contained in Section 2 hereof without providing that the exercise of such rights will only be permitted following the consummation of an underwritten public offering by Blackstone.

     (v) Each Holder acknowledges that, in connection with Public's issuance of warrants to Lucent Technologies, Inc. ("Lucent"), Public and Lucent entered into the Warrant Registration Rights Agreement, dated as of August 16, 1999, which provides for, among other things, the right of Lucent to register up to 90,578 shares issued to it upon exercise of the Warrant. The Holders acknowledge that such registration rights may, among other things, entitle Lucent to participate in an offering requested hereby and affect the priority of registration as set forth herein.

   (o) Headings. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

   IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

                                          AIRGATE PCS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          GENESEO COMMUNICATIONS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          CAMBRIDGE TELCOM, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          CASS COMMUNICATIONS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TECHNOLOGY GROUP, LLC

                                          By: _________________________________
                                            Name:
                                            Title:

                                          MONTROSE MUTUAL PCS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          GRIDLEY ENTERPRISES, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          -------------------------------------
                                          Timothy M. Yager

                                          -------------------------------------
                                          Kelly M. Yager

                                          BLACKSTONE ices CAPITAL PARTNERS
                                          L.P.

                                          By: Blackstone Media Management
                                             Associates III, L.L.C., as its
                                             General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          BLACKSTONE/iPCS L.L.C.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          BLACKSTONE COMMUNICATIONS PARTNERS I
                                          L.P.

                                          By: Blackstone Communications
                                             Management Associates I L.L.C.,
                                             as its General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW/CRESCENT MEZZANINE PARTNERS II,
                                          L.P., TCW/CRESCENT MEZZANINE
                                          TRUST II

                                          By: TCW/Crescent Mezzanine II L.P.,
                                             as its General Partner or
                                             Managing Owner

                                          By: TCW/Crescent Mezzanine L.L.C.,
                                             as its General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW SHARED OPPORTUNITY FUND II, L.P.

                                          By: TCW Investment Management
                                             Company, as its Investment
                                             Manager

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: _________________________________
                                            Name:
                                            Title:

                                          SHARED OPPORTUNITY ILB, L.L.C.

                                          By: TCW Asset Management Company, as
                                             its Investment Adviser

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW SHARED OPPORTUNITY FUND III,
                                          L.P.

                                          By: TCW Asset Management Company, as
                                             its Investment Adviser

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW LEVERAGED INCOME TRUST, L.P.

                                          By: TCW Advisers (Bermuda), Ltd., as
                                             its General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: TCW Investment Management
                                             Company, as its Investment
                                             Adviser

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW LEVERAGED INCOME TRUST II, L.P.

                                          By: TCW (LINC II), L.P. as its
                                             General Partner

                                          By: TCW Advisers (Bermuda), Ltd., as
                                             its General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: TCW Investment Management
                                             Company, as its Investment
                                             Adviser

                                          By: _________________________________
                                            Name:
                                            Title:

                                          TCW LEVERAGED INCOME TRUST IV, L.P.

                                          By: TCW Asset Management Company, as
                                             its Investment Adviser

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: TCW (LINC IV), L.L.C., as its
                                             General Partner

                                          By: TCW Asset Management Company, as
                                             its Managing Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                         ANNEX D

                           OPINION OF UBS WARBURG LLC

                                               STRICTLY PRIVATE AND CONFIDENTIAL

                                                                 August 28, 2001

The Board of Directors
AirGate PCS Inc.
Harris Tower
233 Peachtree Street NE, Ste. 1700
Atlanta, GA 30303

Dear Members of the Board:

   We understand that AirGate PCS Inc., a Delaware corporation ("Airgate" or the "Company"), is considering a transaction whereby the Company will acquire iPCS, Inc., a Delaware corporation ("iPCS" or the "Target"). Pursuant to the terms of the Agreement and Plan of Merger to be dated August 28, 2001 (the "Purchase Agreement"), the Company will undertake a series of transactions whereby Target will become a wholly owned subsidiary of the Company (the "Transaction").

   Pursuant to the terms of the Purchase Agreement, (a) immediately prior to the closing, each outstanding share of Series A-1 Preferred Stock and Series A-2 Preferred Stock will be converted into shares of the common stock of Target, par value of $.01 per share ("iPCS Common Stock") and (b) at the closing, (i) each issued and outstanding share of iPCS Common Stock, will be converted into the right to receive 0.1594 shares of common stock, par value of $.01 per share ("Company Common Stock"), of the Company (the "Exchange Ratio") and (ii) all outstanding options and warrants to purchase iPCS Common Stock will be converted into the right to receive options and warrants to purchase Company Common Stock at the Exchange Ratio with the exercise prices adjusted in accordance with the Exchange Ratio; provided, that, in no event shall the aggregate number of shares of Company Common Stock issued in accordance with the Purchase Agreement exceed 13,500,000 shares of Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

   You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the holders of Company Common Stock.

   UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBSW will also receive a fee upon delivery of this opinion. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of the Company or iPCS for their own accounts and the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement or the form of the Transaction. We express no opinion as to what the value of Company Common Stock will be when issued pursuant to the Transaction or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that the Company and the Target will comply with all the material terms of the Purchase Agreement. In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Target, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Target, including estimates and financial forecasts prepared by the managements of the Company and the Target and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and the Target concerning the businesses and financial prospects of the Company and the Target, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered the financial impact of certain pro forma effects of the Transaction on the Company's financial statements and on the financial forecasts referred to above, (viii) reviewed a draft of the Purchase Agreement dated August 26, 2001, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

   In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Target and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          UBS Warburg LLC

                                                     /s/ Stanley Holtz
                                          By: _________________________________
                                                       Stanley Holtz
                                                     Managing Director

                                                     /s/ James Neissa
                                          By: _________________________________
                                                       James Neissa
                                                     Managing Director

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

   In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the registrant's Certificate of Incorporation provides as follows:

   The registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the registrant The registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The registrant's Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by bringing suit against the registrant to recover any unpaid amount of a claim.

   The right to indemnification includes the right of the indemnitee to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

   The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation is not exclusive of any other right to which the indemnitee may have or hereinafter acquire. Moreover, the registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

   In addition to indemnification provided to the registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the registrant has entered into indemnification agreements with certain officers and directors to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the registrant and its stockholders. The registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnitees are required to give notice in writing to the registrant of any claim for which indemnification may be sought under such agreement.

   The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the registrant

   Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

   Under the indemnification agreement, an indemnitee is entitled to contribution from the registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the registrant will be in proportion, as appropriate, to reflect the relative benefits received by the registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of AirGate PCS, Inc.'s securities, the relative benefits received by the registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the registrant and the indemnified person. The relative fault of the registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

   Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the registrant securities, an indemnified person will not be required to contribute any amount in excess of the lesser of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

   In the event that the registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee's approval, the registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits


 Exhibit
 Number                                Description
 -------                               -----------
    2.1  Agreement and Plan of Merger, dated as of August 28, 2001, by and between the registrant and iPCS, Inc. (included as Annex A to the proxy statement/prospectus contained as part of this registration statement).

    3.1  Amended and Restated Certificate of Incorporation of AirGate PCS, Inc.
         (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the registrant with the SEC on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No. 000-27455)).

    3.2 Amended and Restated Bylaws of AirGate PCS, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on June 15, 1999 (SEC File Nos.
         333-79189-02 and 333-79189-01)).

    4.1  Specimen of common stock certificate of AirGate PCS, Inc.
         (incorporated by reference to Exhibit 4.1 to the Registration
         Statement on Form S-1/A filed by the registrant with the SEC on June
         15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

    4.2 Form of warrant issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-
         79189-02 and 333-79189-01)).

  4.3.1 Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-
         79189-01)).

  4.3.2 Form of Indenture for senior subordinated discount notes (including form of pledge agreement) (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-
         79189-01)).

    4.4 Form of unit (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-
         01)).

    5.1 Opinion of Winston & Strawn regarding the validity of the common stock issued in the merger.

    8.1 Opinion of Winston & Strawn regarding the federal income tax consequences of the merger.

    8.2 Opinion of Mayer, Brown & Platt regarding the federal income tax consequences of the merger.

   10.1 Form of Support Agreement, dated as of August 28, 2001, by and among the registrant and each of Blackstone/iPCS L.L.C., Blackstone iPCS
         Capital Partners L.P., Blackstone Communications Partners I, L.P.,
         TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust
         II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II,
         L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund
         II, L.P., Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity
         Fund III, L.P., Geneseo Communications, Inc., Cambridge Telcom, Inc.
         and Gridley Enterprises, Inc. (included as Annex B to the proxy statement/prospectus contained as part of this registration statement).

   10.2 Form of Registration Rights Agreement to be entered into by and among the registrant and Blackstone/iPCS, L.L.C., Blackstone iPCS Capital
         Partners L.P., Blackstone Communications Partners I L.P. TCW/Crescent
         Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW
         Leveraged Income Trust., L.P., TCW Leveraged Income Trust II, L.P.,
         TWC Leveraged Income Trust IV, TCW Shared Opportunity Fund II, Shared
         Opportunity Fund IIB, L.L.C., TCW Shared

 Exhibit
 Number                                Description
 -------                               -----------
         Opportunity Fund III, L.P., Geneseo Communications, Inc., Cambridge
         Telcom, Inc., Cass Communications, Inc., Technology Group, LLC,
         Montrose Mutual PCS, Inc., Gridley Enterprises, Inc., Timothy M. Yager
         and Kelly M. Yager. (included as Annex C to the proxy
         statement/prospectus contained as part of this registration statement).

  21.1 Subsidiaries of registrant (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-
         79189-01)).

  23.1   Consent of KPMG LLP.

  23.2   Consent of Winston & Strawn (included in Exhibit 5.1).

  23.3   Consent of Deloitte & Touche LLP.

  23.4   Consent of Winston & Strawn (included in Exhibit 8.1).

  23.5   Consent of Mayer, Brown & Platt (included in Exhibit 8.2).

  23.6   Consent of UBS Warburg LLC.

  24.1   Power of Attorney.*

  99.1   Form of Proxy Card.

  99.2 Opinion of UBS Warburg LLC (included as Annex D to the proxy statement/prospectus contained as part of this registration statement).

--------

*Previously filed.


   (b) Financial Statement Schedules

   No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings

   The registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. (a) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (b) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     8. The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of October, 2001.


                                          Airgate PCS, Inc.

                                               /s/ Barbara L. Blackford

                                          By: _________________________________

                                                 Barbara L. Blackford


                                              Vice President, General Counsel
                                                and Corporate Secretary




   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    President, Chief Executive  October 16, 2001
______________________________________  Officer and Director
         Thomas M. Dougherty            (Principal Executive
                                        Officer)

                  *                    Chief Financial Officer     October 16, 2001
______________________________________  (Principal Financial and
          Alan B. Catherall             Accounting Officer)

                  *                    Director                    October 16, 2001
______________________________________
         Bernard A. Bianchino

                  *                    Director                    October 16, 2001
______________________________________
            John R. Dillon

                  *                    Director                    October 16, 2001
______________________________________
          Robert A. Ferchat

                  *                    Director                    October 16, 2001
______________________________________
           Sidney E. Harris

                  *                    Chairman                    October 16, 2001
______________________________________
          Barry J. Schiffman




  /s/ Barbara L. Blackford


*By: _______________________


    Barbara L. Blackford


      Attorney-in-fact

                               INDEX TO EXHIBITS


 Exhibit
 Number                                Description
 -------                               -----------
    2.1  Agreement and Plan of Merger, dated as of August 28, 2001, by and between the registrant and iPCS, Inc. (included as Annex A to the proxy statement/prospectus contained as part of this registration statement).

    3.1  Amended and Restated Certificate of Incorporation of AirGate PCS, Inc.
         (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the registrant with the SEC on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No. 000-27455)).

    3.2 Amended and Restated Bylaws of AirGate PCS, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on June 15, 1999 (SEC File Nos.
         333-79189-02 and 333-79189-01)).

    4.1  Specimen of common stock certificate of AirGate PCS, Inc.
         (incorporated by reference to Exhibit 4.1 to the Registration
         Statement on Form S-1/A filed by the registrant with the SEC on June
         15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

    4.2 Form of warrant issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-
         79189-02 and 333-79189-01)).

  4.3.1 Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-
         79189-01)).

  4.3.2 Form of Indenture for senior subordinated discount notes (including form of pledge agreement) (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-
         79189-01)).

    4.4 Form of unit (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 23, 1999 (SEC File Nos. 333-79189-02 and 333-79189-
         01)).

    5.1 Opinion of Winston & Strawn regarding the validity of the common stock issued in the merger.

    8.1 Opinion of Winston & Strawn regarding the federal income tax consequences of the merger.

    8.2 Opinion of Mayer, Brown & Platt regarding the federal income tax consequences of the merger.

   10.1 Form of Support Agreement, dated as of August 28, 2001, by and among the registrant and each of Blackstone/iPCS L.L.C., Blackstone iPCS
         Capital Partners L.P., Blackstone Communications Partners I, L.P.,
         TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust
         II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II,
         L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund
         II, L.P., Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity
         Fund III, L.P., Geneseo Communications, Inc., Cambridge Telcom, Inc.
         and Gridley Enterprises, Inc. (included as Annex B to the proxy statement/prospectus contained as part of this registration statement).

   10.2 Form of Registration Rights Agreement to be entered into by and among the registrant and Blackstone/iPCS, L.L.C., Blackstone iPCS Capital
         Partners L.P., Blackstone Communications Partners I L.P. TCW/Crescent
         Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW
         Leveraged Income Trust., L.P., TCW Leveraged Income Trust II, L.P.,
         TWC Leveraged Income Trust IV, TCW Shared Opportunity Fund II, Shared
         Opportunity Fund IIB, L.L.C., TCW Shared Opportunity Fund III, L.P.,
         Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass

 Exhibit
 Number                               Description
 -------                              -----------
         Communications, Inc., Technology Group, LLC, Montrose Mutual PCS,
         Inc., Gridley Enterprises, Inc., Timothy M. Yager and Kelly M. Yager.
         (included as Annex C to the proxy statement/prospectus contained as part of this registration statement).

  21.1 Subsidiaries of registrant (incorporated by reference to Exhibit 21.1 to the Registration Statement Form S-1/A filed by the registrant with the SEC on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-
         01)).

  23.1   Consent of KPMG LLP.

  23.2   Consent of Winston & Strawn (included in Exhibit 5.1).

  23.3   Consent of Deloitte & Touche LLP.

  23.4   Consent of Winston & Strawn (included in Exhibit 8.1).

  23.5   Consent of Mayer, Brown & Platt (included in Exhibit 8.2).

  23.6   Consent of UBS Warburg LLC.

  24.1   Power of Attorney.*

  99.1   Form of Proxy Card.

  99.2 Opinion of UBS Warburg LLC (included as Annex D to the proxy statement/prospectus contained as part of this registration statement).

--------

*Previously filed.